YOUR ANZ
YOUR WORLD

ANNUAL REPORT 2010

We live in your world

ANZ

Cover: James Riley, Relationship Manager and Jenny Fan,

Assistant Manager, Business Banking, Melbourne, Australia

BUILDING A BANK OF GLOBAL QUALITY

WITH A REGIONAL FOCUS

Almost three years ago ANZ took a decision to change. We set an aspiration to become a super regional bank – a bank of global quality with clear strategy to focus on growth in Asia Pacific, one of the world’s fastest growing regions.

We had strong franchise in retail, commercial and institutional banking in our home markets of Australia and New Zealand and an existing but under developed presence in Asia dating back more than 30 years.

Our aspiration and the foundation we had to build on played perfectly into the growing economic, trade, educational and cultural linkages between Australia, New Zealand and Asia Pacific.

With our roadmap for change, ANZ remained well capitalised and profitable through a time of great turmoil in global markets. This has enabled us to take advantage of opportunities to grow and to make tangible progress toward becoming a leading bank in the region.

During that time, we have also made significant changes to enable ANZ to deliver against the aspiration we have set.

•	We have built a new leadership team of international bankers with the breadth of experience and the range of capability to grow in our developed home markets and to grow in new and emerging markets.

•	We have created a new business structure focused on our customers and our core geographies supported by stronger governance and risk controls suited to our aspiration.

•	We have established clear propositions for our customers supported by a new unified brand to help drive organic growth.

•

We have completed a number of strategic acquisitions in Asia, Australia and New Zealand providing us with an enhanced network, broader product capabilities and more customer relationships across our three core geographies.

Together, our franchise, our clear strategy and the actions we have taken to change have uniquely positioned us to ride the wave of growth in the region and to create value for our customers and for our shareholders.

Today, ANZ is the only Australian bank with a clearly articulated strategy to take advantage of Australia and New Zealand’s geographic, business and cultural linkages with Asia, the fastest growing region in the world.

Our growth agenda is based on building 4 core capabilities:

We invite you to read more about our strategy and our business by visiting www.shareholder. anz.com

2 ANZ Annual Report 2010

ANZ Annual Report 2010 3

SECTION 1

Financial Highlights	5
Chairman’s Report	6
Chief Executive Officer’s Report	8
Directors’ Report	10
Remuneration Report	15
Corporate Governance Statement	46

4 ANZ Annual Report 2010

Financial Highlights

	Full	Full
	year	year
	Sep 10	Sep 09
Profitability

Profit attributable to shareholders of the Company ($M)	4,501	2,943
Underlying profit[1] (M)	5,025	3,772

Return on:
Average ordinary shareholders’ equity[2]	13.9%	10.3%
Average ordinary shareholders’ equity (underlying profit basis)[1,2]	15.5%	13.3%
Average assets	0.86%	0.58%
Average assets (underlying profit basis)[1]	0.96%	0.75%
Total income	14.3%	9.7%
Net interest margin	2.47%	2.31%
Net interest margin (excluding Global Markets)	2.75%	2.47%
Underlying profit per average FTE ($)	117,486	100,821

Efficiency ratios

Operating expenses to operating income	46.5%	45.7%
Operating expenses to average assets	1.39%	1.23%
Operating expenses to operating income (underlying)[1]	44.2%	42.2%
Operating expenses to average assets (underlying)[1]	1.33%	1.20%

Credit impairment provisioning

Collective provision charge ($M)	(4)	235
Individual provision charge ($M)	1,791	2,770
Total provision charge ($M)	1,787	3,005
Individual provision charge as a % of average net advances[3]	0.50%	0.78%
Total provision charge as a % of average net advances[3]	0.50%	0.85%

Ordinary share dividends (cents)

Interim – 100% franked (Mar 2009: 100% franked)	52	46
Final – 100% franked (Sep 2009: 100% franked)	74	56
Total dividend	126	102
Ordinary share dividend payout ratio[4]	71.6%	82.3%
Underlying ordinary share dividend payout ratio[4]	64.1%	64.1%

Preference share dividend ($M)

Dividend paid[5]	11	33

1	Adjusted for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, non continuing businesses, timing differences on economic hedges and acquisition related costs. Refer page 65.
2	Average ordinary shareholders’ equity excludes non-controlling interests, preference shares and includes INGA treasury shares.
3	For the purposes of this ratio the individual provision charge excludes impairment expense on available-for-sale assets.
4	Dividend payout ratio is calculated using the 31 March 2009 interim, 30 September 2009 final and the 31 March 2010 interim dividends and the proposed 30 September 2010 final dividend.
5	Represents dividends paid on Euro Trust Securities issued on 13 December 2004.

Financial Highlights 5

Chairman’s Report

A MESSAGE FROM JOHN MORSCHEL

ANZ delivered a strong outcome for shareholders in 2010 while also performing for our customers and the community.

Our Performance

ANZ’s statutory profit after tax for the year ended 30 September 2010 was $4.5 billion, up 53% reflecting a strong performance across the bank and lower provisions. The final dividend of 74 cents per share is 32% higher than 2009 and will bring the total dividend for the year to 126 cents per share fully franked, an annual increase of 24%.

Taking into account one-off items such as acquisition costs and subsequent fair value adjustments, and hedging timing differences our underlying profit for 2010 was $5.0 billion, up 33%.

Revenue growth of 15% was solid while costs increased by 17% reflecting the integration of acquisitions and continued investment in growth. Provisions reduced by 41% to $1.8 billion reflecting the improved economic environment in Australia and New Zealand.

ANZ remains strongly capitalised with Tier 1 capital as at 30 September 2010 at 10.1% and Core Tier 1 of 8.0%. The Group is well placed to meet new capital standards being developed by the Basel Committee on Banking Supervision and the Australian Prudential Regulation Authority.

Expansion and Growth

During 2010, we continued to advance our super regional strategy through organic growth and acquisitions.

In December 2009, we acquired the Landmark financial services loan and deposit books from AWB bringing with it around $300 million in deposits and around $2.4 billion in lending. It has taken our Regional Commercial business in Australia to the number two market share position in agri-business.

We also completed the acquisition of the remaining 51% of the ANZ-ING wealth management and life insurance joint ventures in Australia and New Zealand that we did not already own. It was pleasing to see the business performed strongly during the year.

In Asia, we completed the acquisition of businesses from the Royal Bank of Scotland in six countries in Asia. A number of key strategic milestones were also reached including the establishment of a locally incorporated subsidiary in China, obtaining a qualifying full bank licence in Singapore and in principle approval for a foreign bank licence in India.

Customers and the Community

During 2010, ANZ continued to deliver good outcomes for our customers and the community. This is significant given the expectations that shareholders and society have of successful banks.

In Australia, we were ranked number one for retail customer satisfaction while in Institutional we were rated number one for ‘lead domestic bank relationships’ in Australia and in New Zealand we were named Bank of the Year by the Institute of Finance Professionals. We were also assessed as the leading sustainable bank globally by the Dow Jones Sustainability Index for the fourth consecutive year.

Together with our financial performance, the good outcomes we have achieved for our customers and the community reflects the significant efforts of our management and staff and I thank them for their contribution.

This year we have provided an integrated view of how ANZ is managing financial and non-financial issues. This reflects how we think about our business and our commitment to growing responsibly.

By combining the Annual Shareholder Review and our Corporate Responsibility Review we have simplified our reporting and provided a more complete and balanced picture of our performance and results.

Board Changes

Charles Goode retired in March 2010 after 18 years of distinguished service on the ANZ Board including 15 as our Chairman. Charles successfully oversaw an extraordinary period of change at ANZ and made an outstanding contribution to business and the community, not only in Australia, but in the Asia Pacific region.

6 ANZ Annual Report 2010

CHAIRMAN’S REPORT (continued)

Outlook

In 2011, we expect Asia ex-Japan to grow at around 8% compared to less than 3% in the US and Europe. Australia is expected to continue to perform well and in New Zealand the recovery is gathering momentum for 2011.

Nevertheless, there is continuing uncertainty in the global economic environment, particularly in the US and Europe where the recovery remains fragile. At the same time, all banks are facing higher funding costs and there are regulatory uncertainties associated with new capital and liquidity requirements.

Our super regional strategy positions us well but with global economic growth likely to continue to be soft over the medium term, the environment remains challenging to navigate.

2010 has marked the 175th anniversary of ANZ’s establishment and we continue to grow and to strengthen the bank. We have a clear direction and our results this year highlight the momentum we have established. I believe we will continue to deliver value and performance for our shareholders, our customers and the community in 2011.

JOHN MORSCHEL

CHAIRMAN

Chairman’s Report 7

Chief Executive Officer’s Report

A MESSAGE FROM MICHAEL SMITH

ANZ is now a more predictable organisation for shareholders and a better place for our customers to do business.

Three years after setting out our super regional ambition, our 2010 results have demonstrated that ANZ is now consistently delivering on the promises we made to our shareholders as well as to our customers and the community.

While our statutory profit for the full year was $4.5 billion, up 53% our underlying business has performed strongly across the board. We reported an underlying net profit after tax1 of $5 billion which was up 33%.

Our performance was assisted by the improved economic environment in Australia and New Zealand, and by Asia’s continued growth. The improved credit environment saw provisions for bad and doubtful debts fall by 41% to $1.8 billion. Importantly though, we had good growth in underlying profit before provisions1 which was up 6%.

Our balance sheet management remains a strength. We have a strong capital position and increasing diversity in our sources of funding including continued growth in deposits in Australia and in Asia.

Regional Performance

Our 2010 results show that ANZ has momentum in every area of our business.

In Australia underlying profit grew 42%. Market share growth was a feature, Retail lending was up 12% driven by a strong performance in mortgages and household customer deposits was up 11%. We have achieved this while continuing to improve our number one ranking on overall customer satisfaction in our Retail business. Commercial Banking also made a strong contribution with profit up 34%.

In Asia Pacific Europe and America, although 2010 was a year of consolidation following the acquisition of businesses from the Royal Bank of Scotland and the six business integrations we’ve completed in Asia during the year, earnings from our partnership investments and Institutional resulted in a 21%2 lift in underlying profit1 to US$620 million.

During the year we also achieved a number of milestones in our regional expansion plans including regulatory approval for new or expanded banking licences in China, Singapore, the Philippines and India.

Our Institutional business is now performing well with underlying profit1 up 23% to $1.8 billion. Institutional’s strategy is totally aligned to our super regional ambition and it is providing a compelling and differentiated proposition for our clients. We are investing strongly in the business’s future and the results are showing through with inter-region client flows up 10% in 2010 and flows into Asia from elsewhere in the network up 20%.

In New Zealand, the economy began to stabilise during the year, and a 48%2 decline in the provision charge was the main driver of a 40%2 rise in underlying profit1 off a low base in 2009 to NZ$882 million. I’m optimistic about what our business can do in New Zealand in 2011.

Distinctive Growth Strategy

We are also now making significant progress with our strategic ambition to become a leading super regional bank in Asia Pacific.

In addition to our strong financial performance, we completed the acquisitions in Australia, New Zealand and Asia which strengthened our activities in banking and wealth management, and we continued to grow our existing business.

By remaining strong through the financial crisis, we have been able to continue supporting our customers and to look at further opportunities for growth.

Our strategy is clear and differentiated and it now makes even more sense in the post-Global Financial Crisis world where Asia, excluding Japan, is growing at around 8% while economic growth in developed markets such as the United States and Europe is around 2.5%.

ANZ is the only Australian bank to give shareholders a material exposure to Asia’s growth combined with significant domestic businesses in Australia and New Zealand

It’s pleasing that we are now increasingly recognised for our geographic diversification which focuses on the world’s best performing economies and the linkages that our corporate and personal customers have with the Asia Pacific region.

To support this, we’ve continued to build a world-class team of experienced bankers throughout the company to take advantage of growth opportunities and to deliver on our strategy.

1	Adjusted for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, non continuing businesses, timing differences on economic hedges and acquisition related costs.
2	Represents growth in local currency.

8 ANZ Annual Report 2010

CHIEF EXECUTIVE OFFICER’S REPORT (continued)

Growing Sustainably

While performance often tends to focus on financial results, over the long-term it is a reflection of how effectively we are serving our customers and contributing to the communities where we operate. Our commitment to growing our business responsibly is fundamental to our aspiration to become a super regional bank.

In practice, this means understanding and responding to the issues that matter to our customers and communities; committing to the highest standards of corporate behaviour in order to build trust with governments and regulators seeking responsible businesses to operate in their countries; and prioritising those investors targeting well-managed companies with superior prospects for medium to long-term growth.

And, of course, increasingly the best employees want to work for companies that are both financially successful and making a sustainable contribution to society.

A commitment to growing responsibly, however, isn’t without its challenges and at times can raise unrealistic expectations about our ability alone to solve significant issues facing society. During the year we responded to concerns raised by stakeholders, including shareholders, regarding some of our financing decisions.

These issues bring into focus the complexity of what it means to be a banker in today’s rapidly evolving world. It involves managing the financial risks and opportunities and carefully balancing the economic, social and environmental aspects of our decisions, giving due consideration to the short, medium and long-term impacts.

I am proud of our work to support customers facing financial difficulty; assist communities affected by natural disasters; improve financial capability amongst people on low incomes; together with the progress we have made in further developing a culture of respect in our relationships with our customers, employees, suppliers and communities in every region where we operate.

Our operating environment

Looking ahead, there is continuing uncertainty in the global environment, particularly for the US and European economies. At the same time, higher funding costs are here to stay and there are regulatory uncertainties associated with new capital and liquidity requirements. All in all, this remains a challenging environment to navigate.

The result is we will have to continue to think differently about our business. Lower credit growth and higher costs of doing business mean we’ll need to drive productivity and innovation to stay ahead of the game. We need to streamline our structures and do things in new and different ways.

At the same time, our 8 million customers want simpler processes, convenience and more innovation from us and this also helps drive medium and long-term value for shareholders.

Our performance in 2010 shows that after having weathered the global financial crisis in 2008 and 2009 we are now putting runs on the board and we are well placed to meet these challenges – and indeed to take advantage of them – and to continue delivering on the commitments we have made to all our stakeholders.

MICHAEL SMITH

CHIEF EXECUTIVE OFFICER

Chief Executive Officer’s Report 9

Directors’ Report

The directors present their report together with the Financial Report of the consolidated entity (the Group), being Australia and New Zealand Banking Group Limited (the Company) and its controlled entities, for the year ended 30 September 2010 and the Independent Auditor’s Report thereon. The information is provided in conformity with the Corporations Act 2001.

Principal Activities

The Group provides a broad range of banking and financial products and services to retail, small business, corporate and institutional clients.

The Group conducts its operations primarily in Australia and New Zealand and the Asia Pacific region. It also operates in a number of other countries including the United Kingdom and the United States.

At 30 September 2010, the Group had 1,394 branches and other points of representation worldwide excluding Automatic Teller Machines (ATMs).

Results

Consolidated profit after income tax attributable to shareholders of the Company was $4,501 million, an increase of 53% over the prior year.

Strong growth in profit before credit impairment and income tax of $1,003 million or 14% and a reduction in the credit provision of $1,218 million reflected an improvement in economic conditions in each of the regions.

Balance sheet growth was strong with total assets increasing by $54.8 billion (11%) and total liabilities increasing by $53.0 billion (12%). Movements within the major components include:

•

Net loans and advances including acceptances increased $15 billion (4%) primarily in Mortgages Australia with housing loans increasing by $17.4 billion (12%). Growth of $7.7 billion across Asia, primarily in Singapore, Hong Kong and Taiwan were offset by reduced lending in Institutional.

•

Customer deposits in Australia increased $11.3 billion driven by large growth in Institutional and Retail deposits, as customers respond to attractive rates offered in line with six rate increases to the official cash rate. Asia Pacific, Europe and America (APEA) increased by $17.2 billion (56%) through successful initiatives to raise customer deposit levels.

Further details are contained on pages 65 to73 of this Annual Report.

State of Affairs

In the director’s opinion there have been no significant changes in the state of affairs of the Group during the financial year, other than in respect of the following key acquisitions:

•	On 30 November 2009, the Group acquired the remaining 51% shareholding in the ANZ-ING joint ventures in Australia and New Zealand, taking its ownership interest to 100%.

•	On 1 March 2010, the Group completed its acquisition of the Landmark financial services business from the AWB Group.

•

During 2009, ANZ announced the acquisition of selected RBS businesses in Asia. The acquisitions were completed in the Philippines on 21 November 2009, Vietnam on the 5 December 2009, Hong Kong on 20 March 2010, Taiwan on 17 April 2010, Singapore on 15 May 2010 and Indonesia on 12 June 2010. The financial impacts of these acquisitions are included from these respective dates.

Further review of matters affecting the Group’s state of affairs is also contained in the Review of Operations on page 65 to 73 of this Annual Report.

Dividends

The directors propose that a fully franked final dividend of 74 cents per fully paid ordinary share will be paid on 17 December 2010. The proposed payment amounts to approximately $1,895 million.

During the financial year, the following fully franked dividends were paid on fully paid ordinary shares:

		Amount before bonus
	Cents	option plan adjustment	Date of
Type	per share	$m	payment
Final 2009	56	1,403	18 December 2009
Interim 2010	52	1,318	1 July 2010

The proposed final dividend of 74 cents together with the interim dividend of 52 cents brings total dividends in relation to the year ended 30 September 2010 to 126 cents fully franked.

Review of Operations

Review of the Group during the financial year and the results of those operations, including an assessment of the financial position and business strategies of the Group, is contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Review of Operations on pages 65 to 73 of this Annual Report.

10 ANZ Annual Report 2010

DIRECTORS’ REPORT (continued)

Events Since the End of the Financial Year

On 27 October 2010 the Company announced the investment of an additional RMB 1.65 billion ($250m) in Shanghai Rural Commercial Bank (SRCB) as part of a major capital raising by SRCB.

Future Developments

Details of likely developments in the operations of the Group and its prospects in future financial years are contained in this Annual Report under the Chairman’s Report. In the opinion of the directors, disclosure of any further information would be likely to result in unreasonable prejudice to the Group.

Environmental Regulation

ANZ recognises its obligations to its stakeholders – customers, shareholders, staff and the community – to operate in a way that advances sustainability and mitigates ANZ’s environmental impact. ANZ’s commitment to improving its environmental performance is integral to successfully navigating responsible growth.

ANZ acknowledges that it has an impact on the environment: directly through the conduct of its business operations; and indirectly through the products and services that it procures and the loans that it provides to customers and clients. ANZ may, however, become subject to environmental regulation as a result of its lending activities in the ordinary course of business.

As such, ANZ has established strategies, policies, governance procedures and processes supported by internal responsibilities for reducing the impact of our operations and business activities on the environment.

The operations of the Group become subject to environmental regulation when enforcing securities over land. ANZ has developed policies to manage such environmental risks.

Having made due enquiry, to the best of ANZ’s knowledge, no member of the Group has incurred any material environmental liability during the year.

ANZ sets public targets regarding its environmental performance and has historically made data available on its direct and indirect environmental impacts on an annual basis through the Corporate Responsibility Report (which this year is produced as an integrated report – see the 2010 Shareholder and Corporate Responsibility Review) as well as through other avenues such as the Carbon Disclosure Project.

ANZ is also subject to two key pieces of legislation. ANZ’s operations in Australia are categorised as a ‘high energy user’ under the Energy Efficiency Opportunities Act 2006 (Cth) (EEO). ANZ has a mandatory obligation to identify energy efficiency opportunities and report to the Australian Federal Government progress with the implementation of the opportunities identified. As required under the legislation, ANZ submitted a five year energy efficiency assessment plan in 2006 and will report to the Government annually, every December, until the end of the five year reporting cycle in 2011. ANZ complies with its obligations under the EEO.

The National Greenhouse Energy Reporting Act 2007 (Cth) has been designed to create a national framework for energy reporting including creating a baseline for emissions trading. The Act makes registration and reporting mandatory for corporations whose energy production, energy use, or greenhouse gas emissions trigger the specified corporate or facility threshold. ANZ is over the corporate threshold for this legislation and as a result was required under the legislation to submit its first report on 31 October 2009. A subsequent report was submitted on 31 October 2010.

ANZ’s operations are not subject to any other particular and significant environmental regulation under any law of the Commonwealth of Australia or of any state or territory of Australia. Further details on ANZ’s environmental performance, including progress against its targets and details of its emissions profile are available on www.anz.com > About us > Corporate Responsibility.

Directors’ Qualifications, Experience and Special Responsibilities

At the date of this report, the Board comprises seven non-executive Directors who have a diversity of business and community experience and one executive director, the Chief Executive Officer, who has extensive banking experience. The names of Directors and details of their skills, qualifications, experience and when they were appointed to the Board are contained on pages 47 to 49 of this Annual Report.

Details of the number of Board and Board Committee meetings held during the year, Directors’ attendance at those meetings, details of Directors’ special responsibilities, and details of Directors who retired during the 2009/10 financial year are shown on pages 46 to 59 of this Annual Report.

Details of directorships of other listed companies held by each current director in the three years prior to the end of the 2010 financial year are listed on pages 47 to 49.

Directors’ Report 11

DIRECTORS’ REPORT (continued)

Company Secretaries’ Qualifications and Experience

Currently there are three people appointed as Company Secretaries of the Company. Details of their roles are contained on page 54. Their qualifications are as follows:

•	Bob Santamaria, BCom, LLB (Hons),

Group General Counsel and Company Secretary.

Mr Santamaria joined ANZ in 2007. He had previously been a Partner at the law firm Allens Arthur Robinson since 1987. He was Executive Partner Corporate, responsible for client liaison with some of Allens Arthur Robinson’s largest corporate clients.

Mr Santamaria brings to ANZ a strong background in leadership of a major law firm, together with significant experience in securities, mergers and acquisitions. He holds a Bachelor of Commerce and Bachelor of Laws (Honours) from the University of Melbourne. He is also an Affiliate of Chartered Secretaries Australia.

•	Peter Marriott, BEc (Hons), FCA

Chief Financial Officer and Company Secretary.

Mr Marriott has been involved in the finance industry for more than 25 years. Mr Marriott joined ANZ in 1993. Prior to his career at ANZ, Mr Marriott was a Partner in the Melbourne office of the then KPMG Peat Marwick. He is a Fellow of the Institute of Chartered Accountants in Australia and the Australian Institute of Banking and Finance and a Member of the Australian Institute of Company Directors. Mr Marriott is also a director of ASX Limited.

•	John Priestley, BEc, LLB, FCIS,

Company Secretary.

Mr Priestley, a qualified lawyer, joined ANZ in 2004. Prior to ANZ, he had a long career with Mayne Group and held positions which included responsibility for the legal, company secretarial, compliance and insurance functions. He is a Fellow of Chartered Secretaries Australia and also a member of Chartered Secretaries Australia’s National Legislation Review Committee.

Non-audit Services

The Company’s Relationship with External Auditor Policy (which incorporates requirements of the Corporations Act 2001) states that the external auditor may not provide services that are perceived to be in conflict with the role of the auditor. These include consulting advice and sub-contracting of operational activities normally undertaken by management, and engagements where the auditor may ultimately be required to express an opinion on their own work.

Specifically the policy:

•	limits the non-audit services that may be provided;

•

requires that audit and permitted non-audit services must be pre-approved by the Audit Committee, or pre-approved by the Chairman of the Audit Committee (or up to a specified amount by the Chief Financial Officer, the Deputy Chief Financial Officer) or the Head of Governance and Policy and notified to the Audit Committee; and

•	requires the external auditor to not commence an audit engagement (or permitted non-audit service) for the Group, until the Group has confirmed that the engagement has been pre-approved.

Further details about the policy can be found in the Corporate Governance Statement on page 46.

The Audit Committee has reviewed a summary of non-audit services provided by the external auditor for 2010, and has confirmed that the provision of non-audit services for 2010 is consistent with the Company’s Relationship with External Auditor Policy and compatible with the general standard of independence for auditors imposed by the Corporations Act 2001. This has been formally advised to the Board of Directors.

The external auditor has confirmed to the Audit Committee that they have:

•	implemented policies and processes to ensure they comply with independence rules both in Australia and the United States; and

•	complied with domestic policies and regulations, together with the regulatory requirements of the SEC, and ANZ’s policy regarding the provision of non-audit services by the external auditor.

The non-audit services supplied to the Group by the Group’s external auditor, KPMG, and the amount paid or payable by the Group by type of non-audit service during the year ended 30 September 2010 are as follows:

	Amount paid/payable
	$’000’s
Non-audit service	2010	2009
Market Risk benchmarking review	50	75
Market Risk system capability review	30	41
Overseas branch registration regulatory assistance	2	—
Review of foreign exchange process in overseas branch	8	—
Training courses	—	35
Accounting Advice	82	17

Total	172	168

For the reasons set out above, the directors are satisfied that the provision of non-audit services by the external auditor during the year ended 30 September 2010 is compatible with the general standard of independence for auditors imposed by the Corporations Act 2001.

12 ANZ Annual Report 2010

DIRECTORS’ REPORT (continued)

Directors and Officers who were Previously Partners of the Auditor

Peter Marriott, ANZ’s Chief Financial Officer, was a partner of KPMG at a time when KPMG was the auditor of Australia and New Zealand Banking Group Limited. In particular, Peter Marriott was a partner in the Melbourne office of the then KPMG Peat Marwick prior to joining ANZ in 1993.

Chief Executive Officer/Chief Financial Officer Declaration

The Chief Executive Officer and the Chief Financial Officer have given the declarations to the Board concerning the Group’s financial statements required under section 295A (2) of the Corporations Act 2001 and Recommendation 7.3 of the ASX Corporate Governance Principles and Recommendations.

Directors’ and Officers’ Indemnity

The Company’s Constitution (Rule 11.1) permits the Company to indemnify each officer or employee of the Company against liabilities (so far as may be permitted under applicable law) incurred in the execution and discharge of the officer’s or employee’s duties. It is the Company’s policy that its employees should not incur any liability for acting in the course of their employment legally, within the policies of the Company and provided they act in good faith.

Under the policy, the Company will indemnify employees against any liability they incur in carrying out their role. The indemnity protects employees and former employees who incur a liability when acting as an employee, trustee or officer of the Company, another corporation or other body at the request of the Company or a related body corporate.

The indemnity is subject to applicable law and will not apply in respect of any liability arising from:

•	a claim by the Company;

•	a claim by a related body corporate;

•	serious misconduct, gross negligence, or a lack of good faith;

•	illegal, dishonest or fraudulent conduct; or

•	material non-compliance with the Company’s policies or discretions.

The Company has entered into Indemnity Deeds with each of its Directors, with certain secretaries and former Directors of the Company, and with certain employees and other individuals who act as directors or officers of related body corporates or of another company. To the extent permitted by law, the Company indemnifies the individual for all liabilities, including costs, damages and expenses incurred in their capacity as an officer of the company to which they have been appointed.

The Company has indemnified the trustees and former trustees of certain of the Company’s superannuation funds and directors, former directors, officers and former officers of trustees of various Company sponsored superannuation schemes in Australia. Under the relevant Deeds of Indemnity, the Company must indemnify each indemnified person if the assets of the relevant fund are insufficient to cover any loss, damage, liability or cost incurred by the indemnified person in connection with the fund, being loss, damage, liability or costs for which the indemnified person would have been entitled to be indemnified out of the assets of the fund in accordance with the trust deed and the Superannuation Industry (Supervision) Act 1993. This indemnity survives the termination of the fund. Some of the indemnified persons are or were directors or executive officers of the Company.

The Company has also indemnified certain employees of the Company, being trustees and administrators of a trust, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature arising out of or in connection with the creation, operation or dissolution of the trust or any act or omission performed or omitted by them in good faith and in a manner that they reasonably believed to be within the scope of the authority conferred by the trust.

Except for the above, neither the Company nor any related body corporate of the Company has indemnified or made an agreement to indemnify any person who is or has been an officer or auditor of the Company or of a related body corporate.

During the financial year, and again since the end of the financial year, the Company has paid a premium for an insurance policy for the benefit of the directors and employees of the Company and related bodies corporate of the Company. In accordance with common commercial practice, the insurance policy prohibits disclosure of the nature of the liability insured against and the amount of the premium.

Rounding of Amounts

The Company is a company of the kind referred to in Australian Securities and Investments Commission class order 98/100 (as amended) pursuant to section 341(1) of the Corporations Act 2001.

As a result, amounts in this Directors’ Report and the accompanying financial statements have been rounded to the nearest million dollars except where otherwise indicated.

Directors’ Report 13

DIRECTORS’ REPORT (continued)

Executive Officers’ and Employee Share Options

Details of share options issued over shares granted to the Chief Executive Officer and disclosed executives, and on issue as at the date of this report are detailed in the Remuneration Report.

Details of share options issued over shares granted to employees and on issue as at the date of this report are detailed in note 46 of the 2010 Financial Report.

Details of shares issued as a result of the exercise of options granted to employees as at the date of this report are detailed in note 46 of the 2010 Financial Report.

No person entitled to exercise any option has or had, by virtue of an option, a right to participate in any share issue of any other body corporate. The names of all persons who currently hold options are entered in the register kept by the Company pursuant to section 170 of the Corporations Act 2001. This register may be inspected free of charge.

Lead Auditor’s Independence Declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act 2001 is set out below and forms part of this Directors’ Report for the year ended 30 September 2010.

THE AUDITORS INDEPENDENCE DECLARATION

Lead Auditor’s Independence Declaration under Section 307C of the Corporations Act 2001

To: the directors of Australia and New Zealand Banking Group Limited

I declare that, to the best of my knowledge and belief, in relation to the audit for the financial year ended 30 September 2010 there have been:

(i)	no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and

(ii)	no contraventions of any applicable code of professional conduct in relation to the audit.

Michelle Hinchliffe
KPMG	Partner Melbourne

4 November 2010

14 ANZ Annual Report 2010

REMUNERATION REPORT

Remuneration Report 15

REMUNERATION REPORT – SUMMARY (Unaudited)

Remuneration Report – Summary (Unaudited)

This overview has been written to provide you with a clear and simple summary of ANZ’s remuneration structure and the actual value derived from the various remuneration components by executives in 2009/10. Detailed data is provided in the Directors’ Remuneration Report on pages 21 to 45.

Remuneration Structure

NON-EXECUTIVE DIRECTORS

Full details of the fees paid to Non-Executive Directors (NEDs) in 2009/10 are provided on page 26 of the Remuneration Report. In summary, the Chairman receives a base fee which covers all responsibilities including all Board committees. NEDs receive a base fee for being a director of the Board and additional fees for either chairing or being a member of a committee, working on special committees and/or for serving on a subsidiary board. They do not receive any performance/incentive payments and are not eligible to participate in any of the Group’s incentive arrangements.

CHIEF EXECUTIVE OFFICER AND EXECUTIVES

ANZ’s remuneration framework is designed to create and enhance value for all ANZ stakeholders and to ensure there is strong alignment between the short and long-term interests of shareholders and executives. A key feature of ANZ’s reward structure is the role it plays in helping drive ANZ’s strategy to build a culture of out-performance with integrity, by ensuring differentiation of rewards and recognition of key contributors. To achieve this, remuneration for the Chief Executive Officer (CEO) and Executives is comprised of:

Fixed pay: This is the only ‘guaranteed’ part of the remuneration package. ANZ positions fixed pay for Executives against the median of the relevant financial services market.

Short Term Incentive (STI): The STI provides an annual opportunity for an incentive award if certain company and individual objectives are met and there have been no inappropriate behaviour or risk/compliance/audit breaches.

Long Term Incentive (LTI): The LTI provides an annual opportunity for an equity award that aligns a significant portion of overall remuneration to shareholder value over the longer term.

2010 Actual Remuneration Outcomes

NON-EXECUTIVE DIRECTORS

In 2009 the Board again agreed not to increase the NED fees for 2009/10 apart from a small increase in the Committee fees paid to members of the Audit Committee. As a result, the fee structure has basically been maintained at 2008 levels again for the current year.

CEO

Fixed Pay: The level of fixed annual pay for the CEO was set for three years at $3 million on his commencement in October 2007. This was reviewed in October 2010.

Short Term Incentive (STI): The CEO has an annual opportunity to receive a bonus payment equivalent to the value of his fixed remuneration, i.e. $3 million if targets are met. The actual amount paid can increase or decrease from this target dependent on Group and individual performance. The CEO’s STI payment for 2009/10 has been determined having regard to both the company’s underlying profit for the current year as well as the significant progress achieved in relation to ANZ’s long-term strategic goals. The STI payment for 2009/10 will be $4.75 million with $2.5 million paid in cash and the balance awarded as deferred shares. Half the deferred shares will be restricted for 1 year and half for 2 years.

ANZ uses a Balanced Scorecard to measure performance in relation to STI. A balanced scorecard is used as it provides a framework where a combination of metrics can be applied to ensure a broad strategic focus on performance rather than just having a focus on short-term activities.

There were five categories which contained around 20 metrics; these were agreed at the beginning of the year and were not changed.

The following table provides examples of some of the key metrics, targets and outcomes that were used in 2009/10 for assessing performance for the purpose of determining bonus pools and also individual performance outcomes. The list is not comprehensive but provides examples of the metrics under each of the balanced scorecard categories.

Category	Objective	Outcome vs Target
Finance	Meet Underlying Earnings Per Share growth target	Exceeded
	Meet Price Earnings relative to peers’ target	Met
	Meet Underlying Economic Profit target	Did not meet
	Meet Tier 1 Capital target	Exceeded
	Ensure full compliance with Liquidity stress testing policies	Met

Customer	Business specific Customer Satisfaction targets based on improvements on prior year	Met in majority
	and relative to peers (external survey outcomes)	of Businesses
	Business specific Market Share targets based on improvements on prior year and relative	Met in majority
	to peers (external survey outcomes)	of Businesses

People	Increase on prior year Employee Engagement result	Did not meet
	Increase on prior year in the percentage of Women in Management	Met
	Increase on prior year Corporate Social Responsibility result and achievement of goals	Exceeded

Process/Risk	Meet target for reduction in underlying losses	Exceeded
	Reduction in number of outstanding internal audit items	Exceeded

Strategic Goals	Effective Integration of business acquisitions	Met
	Progress towards longer term strategic goals	Exceeded

16 ANZ Annual Report 2010

REMUNERATION REPORT – SUMMARY (Unaudited) (continued)

Special Equity Allocation: At the 2008 Annual General Meeting, shareholders approved an additional grant of 700,000 options to the CEO at an exercise price of $14.18 and with a vesting date of 18 December 2011. At grant the options were valued at $2.27 each, i.e. a total value of $1.589 million. These options will only have any value if, at the vesting date or during the subsequent exercise period (i.e. 2 years after vesting), the share price exceeds $14.18. This value will be the difference between the exercise price ($14.18) and the price on the vesting date (as long as it is greater than $14.18) multiplied by the total number of options. No options have been granted subsequently.

Long Term Incentive (LTI): Three tranches of performance rights were provided to the CEO in December 2007, covering his first three years in the role. The first of these tranches will be tested against a relative Total Shareholder Return (TSR) hurdle after 3 years, i.e. December 2010 and the other two will be tested in December 2011 and December 2012 respectively. Therefore, since joining ANZ as CEO on 1 October 2007 the CEO has received no benefit from these LTI grants and will only do so from December 2010 onwards and only if the performance hurdles have been met. There is no retesting of these grants.

Other: In addition to his standard remuneration arrangements, the CEO was provided with additional equity as part of his original sign-on arrangements to recognise remuneration forgone from his previous employer in order to join ANZ. The CEO was offered $9 million on his commencement which could have been taken in cash but which he elected to take as shares, with one third vesting at his 1st, 2nd and 3rd anniversaries respectively. This equated to a total of 330,033 ANZ shares at the time of grant when the share price was $27.27. On 2 October 2008, 110,011 shares became available to the CEO, however, the value had declined from the original grant value of $3 million to $2.097 million (based on the one day value weighted average price (VWAP) of $19.061 per share on 2 October 2008). The second grant vested on 2 October 2009. At that time, the value was $2.592 million (based on the one day VWAP of $23.560 per share on 2 October 2009) and the third grant will vest on 2 October 2010.

The following tables, relating to the CEO, show:

•	The actual amounts or grants made in respect of the years 2008/09 and 2009/10;

•	Any amounts which had to be deferred in respect of the years 2008/09 and 2009/10; and

•	The actual amounts received in respect of the years 2008/09 and 2009/10.

				Other grants
Chief Executive Officer	Fixed Pay	STI	LTI[2]	/benefits		TOTAL
(M Smith)[1]	($)	($)	($)	($)		($)
2009/10
Amounts paid or granted in respect of 2009/10 year	3,000,000	4,750,000	—	5,500	[3]	7,755,500

less amounts which must be deferred in respect of 2009/10 year	—	2,250,000	—	—		2,250,000

Amounts received in respect of 2009/10 year	3,000,000	2,500,000	—	5,500	[3]	5,505,500

2008/09
Amounts paid or granted in respect of 2008/09 year	3,000,000	4,500,000	—	1,594,000	[3,4]	9,094,000

less amounts which must be deferred in respect of 2008/09 year	—	2,100,000	—	1,589,000	[4]	3,689,000

Amounts received in respect of 2008/09 year	3,000,000	2,400,000	—	5,000	[3]	5,405,000

1	On commencement with ANZ, M Smith was granted three tranches of equity valued at $3 million each. The first of these tranches of deferred shares became available on 2 Oct 08 – price at vesting $19.0610 (based on 1 day VWAP as at 2 Oct 08). Therefore the value of this tranche at date of vesting was $2,096,920. The second tranche became available on 2 Oct 09 – price at vesting $23.5600 (based on 1 day VWAP as at 2 Oct 09). Therefore the value of this tranche at date of vesting was $2,591,859. These amounts are not reflected in the table above as they relate to a specific equity arrangement associated with his commencement and are not a part of his standard remuneration arrangements.
2	LTI grants covering the CEO’s first three years in the role were granted on his commencement and, therefore, no further grants were made in 2009/10 or 2008/09. A LTI grant is proposed for 2010/11, subject to approval by shareholders at the 2010 AGM. No value was received from previous LTI grants in either the current or previous years.
3	Provision of Australian taxation return services by PwC.
4	Special equity grant – Dec 08 – 700,000 options valued @ $2.27 per option.

Remuneration Report 17

REMUNERATION REPORT – SUMMARY (Unaudited) (continued)

2010/11 Remuneration: The CEO’s TEC will increase to $3.15 million for the year commencing 1 October 2010. (This is the first adjustment since his commencement in 2007).

The STI Target is 100% of TEC, therefore, for the 2010/11 year the STI Target will also be $3.15 million. The actual payment will be determined having regard to performance against relevant objectives and targets for the 2010/11 year.

The CEO was only granted LTI for his first three years with ANZ (i.e. 2007 to 2009). For 2010, it is proposed to allocate $3 million LTI to be delivered as Performance Rights with a relative TSR hurdle, subject to shareholder approval at the 2010 Annual General Meeting.

EXECUTIVES

Fixed pay: A review identified that ANZ’s current fixed remuneration levels for senior executives were competitively positioned within the market. As a result of this review and also being cognisant of the need for restraint in the prevailing climate, a decision was made that a salary freeze would be effected for the 2009 remuneration review.

Short Term Incentive (STI): Executives have an opportunity to receive an on-target STI payment equivalent to 120% of their fixed pay, with top performers able to receive incentive payments well above the target level whereas poorer performers will receive a significantly reduced or no incentive payment at all. All incentives paid this year (approved in October 2009 but relating to 2008/09 performance) were impacted by the company’s performance with reductions applied to the STI payments for each executive. The STI pool for the 2009/10 year increased from the prior year, reflecting the link between increased performance and variable reward outcomes.

A Balanced Scorecard is also used to measure performance in relation to STI for Executives – the metrics and targets for Executives are consistent with those detailed in the section above relating to the CEO’s STI.

If the STI payment exceeds the deferral threshold, Executives are required to take half of the payment in excess of the threshold in ANZ equity. The equity is subject to mandatory deferral, with half of the deferred equity unavailable for a 1 year period and the other half of the deferred equity unavailable for a 2 year period. This is designed to strengthen the link between the STI award and longer term alignment with shareholder interests. This results in Executives receiving significantly less of their STI in cash with more deferred into equity than had been the case in the past. If an executive resigns or is terminated on notice from ANZ during the deferral period, the equity is forfeited.

Long Term Incentive (LTI): The target LTI for Executives is 50% of their fixed pay. This dollar value is converted into an actual number of performance rights using an independent and audited external valuation. These rights are subject to a relative TSR performance hurdle that compares ANZ’s performance with a selection of other comparable financial institutions over the three year period following the grant. ANZ’s performance ranking must be above the median for any rights to vest and exceed the 75th percentile to fully vest. If the hurdle is achieved, the shares are released and if not, they are forfeited. In 2009/10, the LTI grants made in 2006 were tested against the TSR performance of the comparator group.

ANZ’s TSR performance was ranked just above the midpoint of the range between the median and 75th percentiles of the comparator group. Accordingly, 77.54% of the Performance Rights vested in October 2009. There was only one performance test, so the balance of the Performance Rights lapsed at that time.

GOVERNMENT/REGULATORY INFLUENCES

Following the global financial crisis, there has been stronger focus on executive remuneration by regulators, shareholders and the public. The Government has also initiated a number of reviews and subsequent legislative changes that have impacted remuneration approaches. ANZ has carefully scrutinised its remuneration practices and a number of key changes have been introduced over the past year. The following changes specifically impact the remuneration of disclosed executives:

•

ANZ has formalised the Board’s discretion to reduce or eliminate variable remuneration payments, including deferred amounts which have not yet vested, following consideration of any adverse outcomes that have arisen during the deferral period that impact the original assessment of performance, to meet unexpected or unknown regulatory requirements, or to protect the financial soundness of ANZ;

•

Economic Profit, which is a risk adjusted metric, was introduced as one of the financial measures for assessment of company performance for the purpose of determining STI bonus payments. It was also included in the balanced scorecard of measures for Management Board members which determines individual performance;

•

The remuneration approach for Risk and Financial Control personnel has been carefully reviewed to ensure they remain independent from the businesses they support. To further strengthen the level of independence of the Chief Risk Officer, changes to his remuneration mix were introduced for 2009/10 which resulted in an increase in fixed remuneration and a significant lowering of the leverage available to him through variable remuneration. The STI bonus opportunity will no longer be adjusted for Group performance outcomes and the leverage percentage applied for individual performance outcomes has reduced overall from previously available levels. LTI will now be granted as deferred shares which further reduces the leverage available compared to the grants of rights previously available.

The following tables cover those disclosed Executives who were employed at the Executive level for 2009/10 and for comparison include tables for 2008/09 from last years report. The tables detail:

•	The actual amounts or grants made in respect of the years 2008/09 and 2009/10;

•	Any amounts which had to be deferred in respect of the years 2008/09 and 2009/10; and

•	The actual amounts received in respect of the years 2008/09 and 2009/10.

18 ANZ Annual Report 2010

REMUNERATION REPORT – SUMMARY (Unaudited) (continued)

				Other grants
Chief Executive Officer, Australia	Fixed Pay	STI	LTI	/benefits	TOTAL
(P Chronican)[1]	($)	($)	($)	($)	($)
2009/10
Amounts paid or granted in respect of 2009/10 year	1,079,000	1,400,000	650,000	296,974	3,425,974

less amounts which must be deferred in respect of 2009/10 year	—	600,000	650,000	—	1,250,000

Amounts received in respect of 2009/10 year	1,079,000	800,000	—	296,974	2,175,974

Chief Executive Officer, Institutional (S Elliott)[2]
2009/10
Amounts paid or granted in respect of 2009/10 year	1,000,000	2,500,000	550,000	12,334	4,062,334

less amounts which must be deferred in respect of 2009/10 year	—	1,150,000	550,000	—	1,700,000

Amounts received in respect of 2009/10 year	1,000,000	1,350,000	—	12,334	2,362,334

Deputy Chief Executive Officer (G Hodges)[3]
2009/10
Amounts paid or granted in respect of 2009/10 year	1,000,000	1,140,000	500,000	17,309	2,657,309

less amounts which must be deferred in respect of 2009/10 year	—	470,000	500,000	—	970,000

Amounts received in respect of 2009/10 year	1,000,000	670,000	—	17,309	1,687,309

2008/09
Amounts paid or granted in respect of 2008/09 year	1,000,000	860,000	500,000	145,940	2,505,940

less amounts which must be deferred in respect of 2008/09 year	—	330,000	500,000	—	830,000

Amounts received in respect of 2008/09 year	1,000,000	530,000	—	145,940	1,675,940

Chief Financial Officer (P Marriott)[4]
2009/10
Amounts paid or granted in respect of 2009/10 year	1,000,000	1,140,000	500,000	2,595	2,642,595

less amounts which must be deferred in respect of 2009/10 year	—	470,000	500,000	—	970,000

Amounts received in respect of 2009/10 year	1,000,000	670,000	—	2,595	1,672,595

2008/09
Amounts paid or granted in respect of 2008/09 year	1,000,000	850,000	500,000	—	2,350,000

less amounts which must be deferred in respect of 2008/09 year	—	325,000	500,000	—	825,000

Amounts received in respect of 2008/09 year	1,000,000	525,000	—	—	1,525,000

Chief Risk Officer (C Page)[5]
2009/10
Amounts paid or granted in respect of 2009/10 year	1,100,000	1,320,000	425,000	60,565	2,905,565

less amounts which must be deferred in respect of 2009/10 year	—	560,000	425,000	—	985,000

Amounts received in respect of 2009/10 year	1,100,000	760,000	—	60,565	1,920,565

2008/09
Amounts paid or granted in respect of 2008/09 year	850,000	1,600,000	425,000	301,988	3,176,988

less amounts which must be deferred in respect of 2008/09 year	—	700,000	425,000	—	1,125,000

Amounts received in respect of 2008/09 year	850,000	900,000	—	301,988	2,051,988

Remuneration Report 19

REMUNERATION REPORT – SUMMARY (Unaudited) (continued)

				Other grants
Chief Executive Officer, Asia Pacific, Europe & America (A Thursby)[6]	Fixed Pay	STI	LTI	/benefits	TOTAL
	($)	($)	($)	($)	($)
2009/10
Amounts paid or granted in respect of 2009/10 year	1,000,000	2,500,000	550,000	23,570	4,073,570

less amounts which must be deferred in respect of 2009/10 year	—	1,150,000	550,000	—	1,700,000

Amounts received in respect of 2009/10 year	1,000,000	1,350,000	—	23,570	2,373,570

2008/09
Amounts paid or granted in respect of 2008/09 year	1,000,000	2,600,000	550,000	88,351	4,238,351

less amounts which must be deferred in respect of 2008/09 year	—	1,200,000	550,000	—	1,750,000

Amounts received in respect of 2008/09 year	1,000,000	1,400,000	—	88,351	2,488,351

Former Executives
Former Chief Executive Officer, New Zealand (J Fagg)[7]
2009/10
Amounts paid or granted in respect of 2009/10 year	782,000	892,400	391,000	105,359	2,170,759

less amounts which must be deferred in respect of 2009/10 year	—	354,200	391,000	—	745,200

Amounts received in respect of 2009/10 year	782,000	538,200	—	105,359	1,425,559

1	Chronican – Chronican commenced on 30 November 2009 so payments reflect amounts received for the partial service for the 2009/10 year. Other grants/benefits includes relocation expenses and car parking. In addition to the remuneration shown above, Chronican received a LTI equity grant in December 2009. As Chronican joined ANZ in November 2009 he was not included in the LTI grants made to other Management Board members in early November. Accordingly, this grant was made in December on similar terms and conditions as those provided to Management Board for 2009, apart from the allocation value which varied to reflect the different values at the respective grant dates.
2	Elliott – Other grants/benefits includes relocation expenses and taxation services provided by Ernst & Young. No equity from prior years first vested in 2009/10. In addition to remuneration shown above, Elliott received an equity grant in 2008/09 in accordance with his employment arrangements on joining ANZ. ANZ agreed to provide Elliott with shares to the value of $125,000 deferred for 1 year and shares to the value of $125,000 deferred for 2 years. The shares were granted on 11 June 2009. The 1 year deferred shares became available on 11 June 2010, valued at $172,589 at vesting.
3	Hodges – Other grants/benefits for 2009/10 includes taxation services provided by PwC and for 2008/09 includes relocation expenses including an annual leave payment on change of contracts on transfer from New Zealand to Australia. Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2009/10 included STI Deferred Options and Rights granted 31 October 2008 and LTI Performance Rights granted 24 October 2006. At the respective vesting dates the total value of the equity was $1,698,143.
4	Marriott – Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2009/10 included STI Deferred Shares and Options granted 31 October 2008 and LTI Performance Rights granted 24 October 2006. At the respective vesting dates the total value of the equity was $1,600,774. Other grants/benefits includes car parking.
5	Page – Other grants/benefits for 2009/10 includes relocation expenses and taxation services provided by PwC and for 2008/09 includes relocation expenses. No equity from prior years first vested in 2009/10.
6	Thursby – Other grants/benefits includes relocation expenses. Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2009/10 included STI Deferred Shares and Options granted 31 October 2008. At the vesting date the total value of the equity was $778,843. In addition to remuneration shown above, Thursby received an equity grant in 2008/09 in accordance with his employment arrangements on joining ANZ. ANZ agreed to provide Thursby with 3 separate tranches of deferred shares to the value of $1 million per annum. The first grant was made on 3 September 2007, the second on 28 August 2008 and the final tranche was granted on 22 September 2009. The shares are restricted and held in trust for three years from the date of allocation. The first tranche became available on 3 September 2010, valued at $804,989 at vesting.
7	Fagg – Fagg stepped down on 1 September 2010 so actual payments have been prorated based on time as a Key Management Personnel in the 2009/10 year. Other grants/benefits includes relocation expenses and taxation services provided by PwC. Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2009/10 included LTI Performance Rights granted 24 October 2006. At the vesting date the total value of the equity was $804,743. In addition to remuneration shown above, Fagg received a special equity grant in 2006/07 for retention purposes. ANZ agreed to provide Fagg with an allocation of 3 year deferred shares to the maximum value of $300,000, granted on 3 September 2007. The deferred shares became available on 3 September 2010, valued at $241,483 at vesting.

20 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited)

Remuneration Report – Full (Audited)

The Directors’ Remuneration Report is designed to provide shareholders with an understanding of ANZ’s remuneration policies which relate to Key Management Personnel (KMP) as defined under the Corporations Act and the link between remuneration and ANZ’s performance, along with individual outcomes for ANZ’s Directors and Executives.

This Remuneration Report has been prepared in accordance with section 300A of the Corporations Act for the Company and the consolidated entity for 2009/10. The information provided in this Remuneration Report has been audited as required by section 308(3C) of the Corporations Act. This Remuneration Report forms part of the Directors’ Report.

Board Oversight of Remuneration

The Board Human Resources (HR) Committee has responsibility for reviewing and making recommendations to the Board in relation to director and executive remuneration and executive succession (excluding the role of Group General Manager Internal Audit which is addressed separately by the Board Audit Committee) . The Board HR Committee specifically makes recommendations to the Board on remuneration and succession matters related to the CEO and individual remuneration arrangements for other key executives covered by the Group’s Remuneration Policy, the design of significant Incentive Plans such as ANZERS and Institutional and remuneration structures for senior executives and others specifically covered by the Remuneration Policy (refer to page 57 of the Corporate Governance Report for more details about the Committee’s role, and anz.com > about ANZ > Corporate Governance > ANZ Human Resources Committee Charter, which details the terms of reference under which the Committee operates) .

On a number of occasions throughout the year, both the Board HR Committee and management received advice from external providers. (The following advisors were used: Ernst & Young, Hay Group, Freehills and PwC.) The Board’s decisions were made independently using the advice provided and having careful regard to ANZ’s position, strategic objectives and current requirements.

Non-Executive Directors

Throughout this report specific disclosures are provided in relation to the remuneration of the Non-Executive Directors (NEDs) set out in Table 1, who fall within the definition of KMP of the Company and of the Group.

TABLE 1: NON-EXECUTIVE DIRECTORS

Current Non-Executive Directors

J Morschel	Chairman, Independent Non-Executive Director – Appointed Director October 2004;
Appointed Chairman 1 March 2010
G Clark	Independent Non-Executive Director – Appointed February 2004
P Hay	Independent Non-Executive Director – Commenced 12 November 2008
H Lee	Independent Non-Executive Director – Commenced 1 February 2009
I Macfarlane	Independent Non-Executive Director – Appointed February 2007
D Meiklejohn	Independent Non-Executive Director – Appointed October 2004
A Watkins	Independent Non-Executive Director – Commenced 12 November 2008

Former Non-Executive Directors

C Goode	Chairman, Independent Non-Executive Director – Appointed Director July 1991;
Appointed Chairman August 1995; Retired 28 February 2010
J Ellis	Independent Non-Executive Director – Appointed October 1995; Retired 18 December 2009
M Jackson	Independent Non-Executive Director – Appointed March 1994; Retired 21 March 2009

Non-Executives Directors – Summary

Details	Summary	Discussion in Report
Fees	The Chairman receives a fixed base fee which covers all responsibilities of the Chairman including all committees. NEDs receive a fixed base fee for being a director of the Board and additional fixed fees for either chairing or being a member of a committee, working on special committees and/or for serving on a subsidiary board. Superannuation contributions are also made at a rate of 9% (but only up to the Government’s prescribed maximum contributions cap). It was agreed that fees would not be increased again for 2009/10 apart from a small increase to Audit Committee fees. NEDs do not earn separate retirement benefits.[1]	Page 24

Remuneration Outcomes	Details of NED remuneration for 2009/10 can be found in Table 6.	Page 26

1	The NED retirement scheme was closed effective 30 September 2005. Accrued entitlements were fixed at that time and will be carried forward until the retirement of the relevant NEDs.

Remuneration Report 21

REMUNERATION REPORT – FULL (Audited) (continued)

Executives

Throughout this report specific disclosures are provided in relation to the remuneration of both the Chief Executive Officer (CEO) and other executives (i.e. those direct reports of the CEO with key responsibility for the strategic direction and management of a major revenue generating division or who control material revenue and expenses) who fall within the definition of KMP of the Company and of the Group as defined by Section 300A (1AAA) of the Corporations Act and AASB 124.

Also included are executives who are within the group of the five highest paid executives in the Company and the Group. This has been defined as the five highest paid, relevant group and company executives who participate in making decisions that affect the whole, or a substantial part, of the business of the company or who have the capacity to significantly affect the company’s financial standing.

Throughout this report the term “Executives” has been used to refer to these disclosed individuals. Details of these individuals are provided in Table 2.

ANZ operates a matrix structure with three geographic Divisions (Australia, New Zealand and Asia Pacific Europe & America) and three business segments (Retail, Wealth and Commercial) as well as the global Institutional client business. All of these are supported by enablement functions (e.g. Finance, Risk).

TABLE 2: EXECUTIVES

Executive Director
M Smith	Chief Executive Officer

Current Executives
P Chronican	Chief Executive Officer, Australia – Appointed 30 November 2009
S Elliott	Chief Executive Officer, Institutional
G Hodges	Deputy Chief Executive Officer (previously Deputy Chief Executive Officer and Acting Chief Executive Officer, Australia)
P Marriott	Chief Financial Officer
C Page	Chief Risk Officer
A Thursby	Chief Executive Officer, Asia Pacific, Europe & America

Former Executives
D Cartwright	Chief Operating Officer
R Edgar	Former Deputy Chief Executive Officer – Retired 8 May 2009
J Fagg	Former Chief Executive Officer, New Zealand – Stepped down from role due to illness 1 September 2010
B Hartzer	Former Chief Executive Officer, Australia – Ceased employment 31 July 2009

Executives – Summary

Details	Summary	Discussion in Report
CEO	The CEO is the only executive director at ANZ. The CEO’s remuneration arrangements are detailed separately in section 2.5.	Page 30

Fixed Remuneration	This is the only ‘guaranteed’ part of the remuneration package. ANZ seeks to position its fixed remuneration for Executives against the median of the relevant financial services market in Australia.	Page 30

It was agreed that there were no increases to fixed remuneration in 2009 for Executives as part of the annual remuneration review. (An adjustment to the remuneration mix for the Chief Risk Officer was introduced in 2009/10 to further strengthen the independence of this role and the risk function. This resulted in an increase to fixed remuneration and a reduction in leverage available for variable remuneration components.)

Short Term Incentives (STI)

The STI plan is designed to drive out-performance by providing rewards that significantly differentiate individual achievement against targets. The STI provides an annual opportunity for an incentive award if certain company and individual objectives are met and there have been no inappropriate behaviour or risk/compliance/audit breaches.

Half of the STI payment above a threshold level (currently $200,000) is subject to mandatory deferral into equity. 50% of the deferred portion vests after 1 year and 50% vests after 2 years.

22 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

Executives – Summary (continued)

Details	Summary	Discussion in Report
Long Term Incentives (LTI)	The LTI provides alignment of a significant portion of remuneration to sustained growth in shareholder value over the longer term. Executives are granted Performance Rights which only vest if ANZ’s Total Shareholder Return (TSR) hurdle relative to a peer group of comparator companies is achieved over the three year period from the date of grant. Performance equal to the median of the comparator group will result in half of the Performance Rights vesting. Achieving TSR above the median will result in further Performance Rights vesting, increasing on a straight line basis until ANZ’s TSR equals or exceeds the 75th percentile of the comparator group at which time all the Performance Rights vest. Where ANZ’s performance falls between two of the comparator companies, TSR is measured on a pro rata basis.	Page 31

The only exception is the Chief Risk Officer who, under the new remuneration mix introduced this year, will be granted unhurdled deferred shares with lower leverage opportunity to strengthen independence.

Other	To ensure the interests of Executives continue to be aligned with those of shareholders, Executives are subject to a shareholding guideline which requires them to accumulate and maintain ANZ equity over a 5 year period equivalent to 200% of their fixed remuneration.	Page 35

To ensure equity remains at risk until vested, Executives are prohibited from hedging any unvested equity. ANZ also extended its policy last year to prohibit Executives from providing ANZ securities in connection with a margin loan or similar financing arrangement.

Contract Terms	The contract terms for the CEO and other Executives are provided in Section 3.	Page 44

1. Non-Executive Director Remuneration

1.1. BOARD POLICY ON REMUNERATION

Table 3 sets out the key principles that underpin the Board’s policy on NED remuneration.

TABLE 3: PRINCIPLES UNDERPINNING THE REMUNERATION POLICY FOR NEDS

Principle	Comment
Aggregate Board and Committee fees are within the maximum annual aggregate limit approved by shareholders	The current aggregate fee pool for NEDs of $3.5 million was approved by shareholders at the 2008 Annual General Meeting. The annual total of NEDs’ fees, including superannuation contributions, are within this agreed limit. NEDs are also eligible for other payments outside the limit such as reimbursement for business related expenses, including travel, and retirement benefits accrued as at September 2005.

Fees are set by reference to key considerations

Board and Committee fees are set by reference to a number of relevant considerations including:

•      general industry practice and best principles of corporate governance;

•      the responsibilities and risks attaching to the role of NED;

•      the time commitment expected of the NEDs on Group matters;

•      reference to fees paid to other NEDs of comparable companies; and

•      advice from external advisors.

The remuneration structure preserves independence whilst aligning interests of NEDs and Shareholders	So that independence and impartiality is maintained, fees are not linked to the performance of the Company and NEDs are not eligible to participate in any of the Group’s incentive arrangements. NEDS also have adopted Shareholding Guidelines (refer section 1.3).

No Retirement Benefits	NEDs do not accrue separate retirement benefits in addition to statutory superannuation entitlements. (Refer to Table 4 for details of preserved benefits for NEDs who participated in the ANZ Directors’ Retirement Scheme prior to its closure in 2005).

Remuneration Report 23

REMUNERATION REPORT – FULL (Audited) (continued)

1.2. COMPONENTS OF NON-EXECUTIVE DIRECTOR REMUNERATION

NEDs receive a fee for being a director of the Board, and additional fees for either chairing or being a member of a committee. The Chairman of the Board does not receive additional fees for service on Board Committees.

For the 2009/10 year, the Board again agreed not to increase fees from those applied in 2008, apart from a small increase to fees paid in relation to the Audit Committee. The fee for the Chairman is slightly below that of his predecessor. For details of remuneration paid to directors for the 2009/10 year, refer to Table 6 in this Remuneration Report.

TABLE 4: COMPONENTS OF REMUNERATION FOR NEDS

Included in
Elements	Details	Fee Limit
Board/Committee Fees	For 2009/10	Yes

Fees per annum are:	Chairman	NED
Board	$745,000	$200,000
Audit Committee	$60,000	$30,000
Risk Committee	$52,000	$25,000
HR Committee	$48,000	$21,000
Governance & Technology Committees $30,000		$10,000

Other fees/benefits	Work on special committees may attract additional fees of an amount considered appropriate in the circumstances.	Yes

Post-employment Benefits	Superannuation contributions are made at a rate of 9% (but only up to the Government’s prescribed maximum contributions limit) which satisfies the company’s statutory superannuation contributions.	Yes

	The ANZ Directors’ Retirement Scheme was closed effective 30 September 2005. Accrued entitlements relating to the ANZ Directors’ Retirement Scheme were fixed at 30 September 2005 and NEDs had the option to convert these entitlements into ANZ shares. Such entitlements, either in ANZ shares or cash, will be carried forward and transferred to the NED when they retire (including interest accrued at the 30 day bank bill rate for cash entitlements).	No
The accrued entitlements for current NEDs fixed under the ANZ Directors’ Retirement Scheme as at 30 September 2005 are as follows:

G Clark	$83,197
D Meiklejohn	$64,781
J Morschel	$60,459

The accrued entitlements for C Goode and J Ellis at that time were $1,312,539 and $523,039 respectively. On their retirement, Retirement Benefit Shares were transferred to C Goode valued at $1,398,845 (based on 1 day VWAP of $22.9507 as at 26 February 2010) and Retirement Benefit Shares were transferred to J Ellis valued at $478,333 (based on 1 day VWAP of $21.3694 as at 18 December 2009).

Directors’ Share Plan	As a result of taxation changes which came into effect from 1 July 2009, ANZ ceased all new purchases under the Directors’ Share Plan (the Plan) with effect from 1 October 2009, although existing shares will continue to be held in trust. As shares were purchased from remuneration forgone, they were not subject to performance conditions. Participation in the plan was voluntary. Shares acquired under the plan were purchased on market and were subject to a minimum 1 year restriction, during which the shares could not be traded. In the event of serious misconduct, all shares held in trust will be forfeited. All costs associated with the plan are met by the Company.	Yes

The Plan is not a performance-based share plan and is not intended as an incentive component of NED remuneration.

24 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

1.3. SHAREHOLDINGS OF NON-EXECUTIVE DIRECTORS

In recognising that ownership of Company shares aligns Directors’ interests with those of shareholders, Directors adopted shareholding guidelines in 2005. These guidelines provide for Directors to accumulate shares, over a five year period, to the value of 100% (200% for the Chairman) of the base annual NED Fee and to maintain this shareholding while a director of ANZ. Directors have agreed that where their holding is below this guideline they will direct a minimum of 25% of their fees each year toward achieving this shareholding.

The movement during the reporting period in shareholdings of NEDs (held directly, nominally and by related parties) is provided below:

TABLE 5: NED SHAREHOLDINGS

Name	Balance as at 1 Oct 2009	Shares from changes during the year[1]	Balance as at 30 Sep 2010[2]	Balance as at 30 Sep 2010 as a % of base fee[3]	Balance as at report sign-off date
Current Non-Executive Directors
J Morschel	12,902	3,000	15,902	188%	15,902
G Clark	13,521	1,958	15,479	183%	15,479
P Hay	7,006	2,037	9,043	107%	9,043
H Lee	1,575	8,079	9,654	114%	9,654
I Macfarlane	12,616	1,500	14,116	167%	14,116
D Meiklejohn	16,198	—	16,198	192%	16,198
A Watkins	19,461	—	19,461	230%	19,461
Former Non-Executive Directors
C Goode	773,251	18,473	791,724	n/a	n/a	[4]
J Ellis	154,343	75	154,418	n/a	n/a	[4]

1	Shares from changes during the year include the net result of any shares purchased/sold or acquired under the Dividend Reinvestment Plan.
2	The following shares were nominally held as at 30 September 2010: J Morschel – 8,860; G Clark – 15,479; P Hay – 8,785; H Lee – 1,654; I Macfarlane – 2,574; D Meiklejohn – 13,698; A Watkins – 18,419.
3	The value of shares has been calculated using the closing price on 30 September 2010 of $23.68. The percentage of base fee has been determined by comparing the share value against the current base annual NED fee of $200,000.
4	Current shareholdings for C Goode and J Ellis are not provided as they are no longer NEDs as at the report sign-off date.

Remuneration Report 25

REMUNERATION REPORT – FULL (Audited) (continued)

1.4. REMUNERATION PAID TO NON-EXECUTIVE DIRECTORS

Remuneration details of NEDs for 2009/10 and 2008/09 are set out below in Table 6.

There is an increase in overall 2010 Total Remuneration for NEDs compared with 2009. This variation is primarily attributable to the termination benefits paid to C Goode and J Ellis on their retirement from the Board, comprised of the benefit accrued under the retirement scheme which existed prior to September 2005.

There was no major increase in actual fee levels so any individual changes can be primarily attributed to changes in representation on different committees. Refer to Section 1.2 for fee structure details.

TABLE 6: NED REMUNERATION FOR 2010 AND 2009

	Short-Term
	Employee Benefits
	Financial Year	Board fees $	Value of shares acquired in lieu of fees[1] $	Committee fees $	Short term incentive $
Current Non-Executive Directors
J Morschel (Appointed Director October 2004; appointed Chairman March 2010)	2010	517,917	—	48,333	n/a
Independent Non Executive Director, Chairman	2009	180,000	19,987	73,000	n/a

G Clark (Appointed February 2004)	2010	200,000	—	61,000	n/a
Independent Non-Executive Director	2009	200,000	—	51,083	n/a

P Hay (Appointed November 2008)	2010	200,000	—	76,000	n/a
Independent Non-Executive Director	2009	139,500	37,498	30,975	n/a

H Lee (Appointed February 2009)	2010	200,000	—	35,000	n/a
Independent Non-Executive Director	2009	107,778	24,995	6,639	n/a

I Macfarlane (Appointed February 2007)	2010	200,000	—	72,000	n/a
Independent Non-Executive Director	2009	200,000	—	65,000	n/a

D Meiklejohn (Appointed October 2004)	2010	200,000	—	106,000	n/a
Independent Non-Executive Director	2009	200,000	—	87,000	n/a

A Watkins (Appointed November 2008)	2010	200,000	—	103,000	n/a
Independent Non-Executive Director	2009	127,313	49,670	54,960	n/a

Former Non-Executive Directors
C Goode (Appointed Director July 1991; appointed Chairman August 1995; retired 28 February 2010)	2010	326,250	—	—	n/a
Independent Non-Executive Director, Chairman	2009	783,000	—	—	n/a

J Ellis (Appointed October 1995; retired 18 December 2009)	2010	43,000	—	—	n/a
Independent Non-Executive Director	2009	17,500	182,429	35,000	n/a

M Jackson (Appointed March 1994; retired March 2009)
Independent Non-Executive Director	2009	94,444	—	34,472	n/a

Total of all Non-Executive Directors[5]	2010	2,087,167	—	501,333	n/a
	2009	2,049,535	314,579	438,129	n/a

1	Shares acquired through participation in Directors’ Share Plan. The value reflects the fees forgone to purchase shares on market (amortisation is not applicable).
2	The termination benefits paid to M Jackson (in 2008/09) and C Goode and J Ellis (in 2009/10) on their respective retirements from the Board relate to the benefits accrued under the retirement scheme which existed prior to September 2005 and interest on that benefit. For C Goode, Retirement Benefit Shares were transferred on retirement. The price on retirement was $22.9507 (based on 1 day VWAP as at 26 February 2010). For J Ellis, Retirement Benefit Shares were transferred on retirement. The price on retirement was $21.3694 (based on 1 day VWAP as at 18 December 2009).
3	Amounts disclosed for remuneration of directors exclude insurance premiums paid by the consolidated entity in respect of directors’ and officers’ liability insurance contracts. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the directors believe that no reasonable basis for such allocation exists.
4	For C Goode, Other relates to gifts on retirement. For J Ellis, Other relates to car parking, office space and gifts on retirement.
5	Due to consistency of remuneration structure, the Remuneration details of the CEO (who is the only Executive Director) are included in Table 17 with other Executives.

26 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

Short-Term Employee Benefits			Post- Employment	Long-Term Employee Benefits	Termination Benefits[2]	Share-Based Payments
				Long service
			Super	leave accrued		Total amortisation	Total
Other[4]		Total	contributions	during the year		value of equity	Remuneration[3]
$		$	$	$	$	$	$

—		566,250	14,646	n/a	—	n/a	580,896
—		272,987	13,924	n/a	—	n/a	286,911

—		261,000	14,646	n/a	—	n/a	275,646
—		251,083	13,924	n/a	—	n/a	265,007

—		276,000	14,646	n/a	—	n/a	290,646
—		207,973	13,343	n/a	—	n/a	221,316

—		235,000	14,646	n/a	—	n/a	249,646
—		139,412	10,149	n/a	—	n/a	149,561

—		272,000	14,646	na	—	n/a	286,646
—		265,000	13,924	n/a	—	n/a	278,924

—		306,000	14,646	n/a	—	n/a	320,646
—		287,000	13,924	n/a	—	n/a	300,924

—		303,000	14,646	na	—	n/a	317,646
—		231,943	13,477	n/a	—	n/a	245,420

8,233	[4]	334,483	7,231	na	1,398,845	n/a	1,740,559
—		783,000	13,924	n/a	—	n/a	796,924

8,546	[4]	51,546	3,615	na	478,333	n/a	533,494
18,085	[4]	253,014	13,924	n/a	—	n/a	266,938

—		128,916	6,872	n/a	604,392	n/a	740,180

16,779		2,605,279	113,368	na	1,877,178	n/a	4,595,825
18,085		2,820,328	127,385	n/a	604,392	n/a	3,552,105

Remuneration Report 27

REMUNERATION REPORT – FULL (Audited) (continued)

2. Executive Remuneration

2.1. REMUNERATION GUIDING PRINCIPLES

ANZ’s Remuneration Policy, approved by the Board, shapes the Group’s remuneration strategies and initiatives.

The following principles underpin ANZ’s Remuneration Policy for Executives:

•	Focus on creating and enhancing value for all ANZ stakeholders;

•

Emphasis on “at risk” components of total rewards which are designed to encourage behaviour that supports both the long-term financial soundness and the risk management framework of ANZ and delivers superior long-term total shareholder returns;

•	Differentiation of individual rewards in line with ANZ’s culture of rewarding for out-performance, adherence to standards of behaviour and to risk and compliance policies and processes; and

•	The provision of a competitive reward proposition to successfully attract, motivate and retain the highest quality individuals required to deliver ANZ’s business and growth strategies.

2.2. PERFORMANCE OF ANZ

Sustained company performance over the long-term is a key focus for ANZ. The success of ANZ’s remuneration policy in aligning shareholder and executive rewards is demonstrated by the close correlation that exists between Company performance and the benefits derived by Executives from the ‘at-risk’ components of their remuneration over the past 5 years.

Table 7 shows ANZ’s annual performance over the five-year period spanning 1 October 2005 to 30 September 2010. The table illustrates the impact of ANZ’s performance on shareholder wealth, taking into account dividend payments, share price changes and other capital adjustments during the financial year.

TABLE 7: ANZ’S PERFORMANCE 2006 – 2010

	2009/10	2008/09	2007/08	2006/07	2005/06
Basic Earnings Per Share (EPS)	178.9	131.0	170.4	224.1	200.0
NPAT ($m)	4,501	2,943	3,319	4,180	3,688
Total Dividend (cps)	126	102	136	136	125
Share price at 30 September ($)	23.68	24.39	18.75	29.70	26.86
Total Shareholder Return (12 month %)	1.9	40.3	-33.5	15.6	17.1
Underlying profit[1]	5,025	3,772	3,426	3,924	3,587

1	Underlying profit represents the directors’ assessment of the profit for the ongoing business activities of the Group, and is based on guidelines published by the Australian Institute of Company Directors and the Financial Services Institute of Australasia. ANZ applies this guidance by adjusting statutory profit for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer to page 65 for details of adjustments.

Figure 1 compares ANZ’s TSR performance against the median TSR of the LTI comparator group and the S&P/ASX 200 Banks Accumulation Index over the 2005/06 to 2009/10 measurement period.

FIGURE 1: ANZ 5-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE

28 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

FIGURE 2: ANZ – UNDERLYING PROFIT1 & AVERAGE STI PAYMENTS

Figure 2 illustrates the relationship between the average actual STI payments against target and the Group’s performance measured using underlying profit over the last 5 years. The average STI payments for each year are based on those executives (including the CEO) disclosed in each relevant reporting period. As illustrated in the chart, the average STI payments are generally in alignment with the underlying profit trend, with both the underlying profit and the STI payments (as a percentage of target STI) again trending upwards in 2010.

1	Underlying profit represents the directors’ assessment of the profit for the ongoing business activities of the Group, and is based on guidelines published by the Australian Institute of Company Directors and the Financial Services Institute of Australasia. ANZ applies this guidance by adjusting statutory profit for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer to page 65 for details of adjustments.

2.3. REMUNERATION STRUCTURE OVERVIEW

The key aspects of ANZ’s remuneration strategy for Executives (including the CEO) is set out below:

REMUNERATION OBJECTIVES

Remuneration Report 29

REMUNERATION REPORT – FULL (Audited) (continued)

2.4. REMUNERATION COMPONENTS

The Board aims to achieve a balance between fixed and at-risk components of remuneration that reflects market conditions for each seniority level.

The relative proportion of fixed and at-risk remuneration is as set out below:

TABLE 8: ANNUAL TOTAL REWARD MIX PERCENTAGE (% BASED ON AT TARGET LEVELS OF PERFORMANCE)

	Fixed	At Risk
	Fixed remuneration	STI	LTI
CEO	33%	33%	33%
Executives	37%	45%[1]	18%

1	The STI for all Executives is subject to mandatory deferral (refer to section 2.6.3 for details).

The levels of reward within the remuneration structure are benchmarked against the financial services market median. However, the application of the structure allows for the opportunity to earn upper quartile variable pay for significant out-performance, and significantly reduced or nil payment for underperformance. In this way the remuneration structure reflects “reward for performance”.

2.5. CEO REMUNERATION

The components of the CEO’s remuneration package are substantially the same as other Executives. However, there are some differences in the quantum, delivery and timing of the CEO’s arrangements. In the interests of clarity and in order to ensure a thorough understanding of the arrangements that are in place for the CEO, the following table provides a summary of these arrangements as well as cross references to other sections of the report where these arrangements are outlined in further detail.

Discussion
Details	Summary	in Report
Fixed Remuneration	The level of fixed pay for the CEO was set at $3 million on his commencement in 2007. It was agreed this would be held constant for the first three years until October 2010 and will be subject to annual review from that time.

Short-Term Incentives (STI)	The CEO has an annual opportunity to receive an incentive payment equivalent to the value of his fixed remuneration, i.e. $3 million if targets are met. The actual amount paid can increase or decrease from this number dependent on performance. The actual incentive payment paid in November 2009, but which related to the 2008/09 year, was $4.5 million of which $2.1 million was deferred (half deferred for one year and the other half deferred for two years).	STI – Refer Page 32

The Board approved the CEO’s 2009/10 balanced scorecard at the start of the year and then assessed his performance against these objectives at the end of the 2009/10 year to determine the appropriate incentive (relative to target). As per the Board HR Committee Charter, robust performance measures and targets for the CEO that encourage superior long-term performance and ethical behaviour are recommended by the Board HR Committee to the full Board.

The key objectives for 2009/10 included a number of quantitative and qualitative measures aligned with ANZ’s strategy, which included (but were not limited to) financial goals, risk management, progress towards long-term strategic goals, strengthening the management bench, and people/culture measures. A key focus of these objectives was on the strategic acquisition and disposal of assets in order to position the company for the future.

Based on the Board’s assessment, the STI payment for the CEO for the 2009/10 year will be $4.75 million with $2.5 million paid in cash and the balance awarded as deferred shares. Half the deferred shares will be restricted for 1 year and half for 2 years.

30 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

2.5. CEO REMUNERATION (CONTINUED)

Discussion
Details	Summary	in Report
Special Equity Allocation	In 2008 the Board reviewed the contract and retention arrangements of the CEO to ensure that they continued to be market competitive. Following this review, the Board considered it reasonable and appropriate to grant the CEO 700,000 options. This resolution was approved by shareholders at the 2008 AGM and the options were granted on 18 December 2008.

The rationale for the grant of options to the CEO was:

•        As options only reward for uplift in the share price above the option exercise price, the award helps drive a longer term focus on sustained share price growth while strengthening the alignment of the CEO’s interests with shareholders;

•        The grant recognised the CEO’s performance in establishing a solid foundation to enable ANZ to achieve its longer term vision, as well as acknowledging his very strong internal and external leadership during the significant challenges the organisation faced during that year;

•        The grant took into consideration the fact that the CEO’s STI payment was reduced by 20% in 2008 as a result of ANZ’s performance, however, this result was largely attributable to decisions made prior to his appointment;

• Using Performance Rights as part of the long-term incentive program and Options for retention purposes provides a strong motivation and retention element in both flat and growth economic cycles.

These options will be available for exercise from the date of vesting, December 2011, with the option exercise price being equal to the market value of ANZ shares at the date they were granted i.e. $14.18 per share. Upon exercise, each option entitles the CEO to one ordinary ANZ share. At grant the options were independently valued at $2.27 each i.e. a total value of $1.589 million. However, these options will only have any value if, at the vesting date or during the subsequent exercise period (i.e. 2 years after vesting), the share price exceeds $14.18. This value will be based on the amount by which the market price exceeds the exercise price multiplied by the total number of options.

Long-Term Incentives (LTI) – Grants covering first 3 years	Three tranches of performance rights were provided to the CEO in December 2007, each to a maximum value of $3 million, covering his first three years in the role. The first of these tranches will be tested after three years (i.e. December 2010) based on ANZ’s relative TSR against a comparator group, consistent with the Executives comparator group (refer section 2.6.4). Performance equal to the median of the comparator group will result in half of the Performance Rights vesting. Achieving TSR above the median will result in further performance rights vesting, increasing on a straight line basis until ANZ’s TSR equals or exceeds the 75th percentile of the comparator group at which time all the performance rights vest. The other two tranches will be tested in December 2011 and December 2012 respectively. No retesting is available. Therefore, since joining ANZ as CEO on 1 October 2007 the CEO will only receive a benefit from December 2010 onwards and only if the performance hurdles have been met.

Sign-On Award	In addition to his standard remuneration arrangements, the CEO was provided with additional equity as part of his original sign-on arrangements to recognise remuneration forgone from his previous employer in order to join ANZ. The CEO was offered $9 million on his commencement which he elected to take as deferred shares, with one third of the award vesting in each of October 2008, 2009 and 2010 respectively. The sign-on award equated to a total of 330,033 ANZ shares at the time of grant when the share price was $27.27.

Given the purpose of the sign-on award for the CEO was to compensate him for remuneration forgone, the ANZ Deferred Shares were not subject to any performance hurdles. The allocation of Deferred Shares will, however, strengthen the alignment of the CEO’s interests with shareholders.

On 2 October 2008, 110,011 of those shares became available to the CEO. However, the nominal value of the shares had declined from the original grant value of $3 million to $2.097 million on 2 October 2008 (based on the one day VWAP of $19.0610 per share). The second grant vested on 2 October 2009 and, based on the one day VWAP of $23.560 per share, the value at vesting was $2.592 million. The final grant will vest on 2 October 2010.

Remuneration Report 31

REMUNERATION REPORT – FULL (Audited) (continued)

2.6. EXECUTIVE REMUNERATION

2.6.1. FIXED REMUNERATION

The fixed remuneration amount is expressed as a total dollar amount which can be taken as cash salary, 9% superannuation contributions, and other nominated benefits (e.g. novated car leases, superannuation contributions, car parking and contributions towards the Employee Share Save Scheme).

Fixed Remuneration at ANZ is reviewed annually. ANZ sets remuneration ranges with a midpoint targeted to the local market median being paid in the financial services industry in the relevant global markets in which ANZ operates.

2.6.2. VARIABLE REMUNERATION

Variable remuneration forms a significant part of Executives’ potential remuneration, providing at risk components that are designed to drive performance in the short, medium and long-term. The term “variable remuneration” within ANZ covers both the STI and LTI arrangements.

During the 2009/10 year, ANZ formalised the Board’s discretion to reduce or eliminate variable remuneration payments, including deferred amounts which have not yet vested, following consideration of any adverse outcomes that have arisen during the deferral period that impact the original assessment of performance, to meet unexpected or unknown regulatory requirements, or to protect the financial soundness of ANZ. The Board also considers all these factors when initially determining and approving bonus pools, payments and any significant individual bonus amounts.

2.6.3. SHORT TERM INCENTIVES (STI)

Details of the STI arrangements for Executives are provided in Table 9 below:

TABLE 9: SUMMARY OF STI ARRANGEMENTS

Purpose

The STI arrangements support ANZ’s strategic objectives by providing rewards that are significantly differentiated on the basis of achievement against annual performance targets.

The introduction in 2008 of mandatory deferral of a portion of the STI places an increased emphasis on having a variable structure that is flexible, continues to be performance linked, has significant retention elements and motivates executives to drive continued performance over the longer term.

Determining STI Pools	ANZ’s Employee Reward Scheme (ANZERS) structure is reviewed by the Board HR Committee and approved by the Board. The size of the overall pool is determined by the Board and is based on an assessment of the balanced scorecard of measures of the Group, with this pool then distributed between the different Divisions based on their relative performance against a balanced scorecard of financial and qualitative measures.

Performance Targets	The STI targets are set to ensure appropriate focus on achievement of ANZ Group, Division and individual performance aligned with ANZ’s overall strategy.

Individual performance objectives for Executives are based on a number of qualitative and quantitative measures which may include:

• Financial Measures including economic profit, revenue growth, EPS growth, capital, liquidity and operating costs;

• Customer Measures including customer satisfaction and Market Share;

• Process Measures including process improvements and cost benefits; and risk management, audit and compliance measures/standards;

• People Measures including employee engagement, diversity targets, corporate responsibility and performance management behaviour.

• Strategic goals including integration of business acquisitions.

The specific targets and features relating to all these qualitative and quantitative measures have not been provided in detail due to their commercial sensitivity.

The performance of relevant executives against these objectives is reviewed at the end of the year by the Board HR Committee and approved by the Board.

Determining Individual Incentive Targets	Each Executive has a target STI percentage which is determined according to market relativities. The 2009/10 target STI award level for Executives (excluding the CEO) is 120% of Fixed Remuneration.

32 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

TABLE 9: SUMMARY OF STI ARRANGEMENTS (CONTINUED)

Rewarding Performance

The STI program and the targets that are set have been designed to motivate and reward superior performance. The size of the actual STI payment made at the end of each financial year to individuals will be determined based on performance as detailed above.

Within the overall incentive pool approved by the Board, Executives who out-perform relative to their peers and significantly exceed targets may be rewarded with a maximum STI award which is significantly higher than their target STI. Conversely, the poorest performers relative to their peers will not be eligible to receive any STI award.

Mandatory Deferral	Since 2008, the following tiered STI deferral approach applies to Executives (excluding the CEO):

• STI up to the threshold (currently $200,000) paid in cash[1]

• 25% of STI amounts above the threshold deferred in ANZ equity for 1 year

• 25% of STI amounts above the threshold deferred in ANZ equity for 2 years

• The balance (i.e. 50%) of STI amounts above the threshold to be paid as cash[1].

In 2009/10, Executives could again elect to receive the deferral value as 100% shares or 50% shares/50% options[2]. Allowing a mix of options and shares for the mandatory STI deferral provides a strong retention element in both flat and growth economic cycles. Options contain an in-built price hurdle given that they are designed to reward for share price growth. That is, options can provide benefits to the extent the ANZ share price increases above the option exercise price. Options deliver no value where the ANZ share price is equal to or below the option exercise price during the exercise period. (As part of the changed remuneration arrangements introduced this year for C Page (Chief Risk Officer) to strengthen his independence from the business, all mandatory deferral is granted as shares only, i.e. the higher leverage of options is not available.)

As the incentive amount has already been earned, there are no further performance measures attached to the shares and options. However, prior to releasing deferred equity, the Board considers whether to reduce or eliminate the deferred portion having regard to any adverse outcomes that may have arisen during the deferral period that impact the original assessment of performance, to meet unexpected or unknown regulatory requirements, or to protect the financial soundness of ANZ. Unless the Board determines otherwise, all unvested deferred amounts are forfeited on resignation or termination on notice. In the case of retrenchment, retirement, death or total and permanent disablement, the unvested deferred amounts will vest unless the Board determines otherwise.

1	Executives are able to elect to take any cash bonus amounts they may be awarded as cash or superannuation.
2	J Fagg received share rights rather than shares due to taxation implications in New Zealand. A share right effectively provides a right in the future to acquire a share in ANZ at nil cost to the employee. The value of the right at grant date is discounted (relative to the value of an ANZ share at grant), due to the fact that dividends will not be received during the deferral period.

Remuneration Report 33

REMUNERATION REPORT – FULL (Audited) (continued)

2.6.4. LONG TERM INCENTIVES (LTI)

Details of the LTI arrangements for Executives are provided in Table 10 below:

TABLE 10: SUMMARY OF LTI ARRANGEMENTS

Purpose	The LTI arrangements are designed to link a significant portion of Executives’ remuneration to shareholder interests.

Type of Equity Awarded	LTI is delivered to Executives (apart from the Chief Risk Officer who receives unhurdled deferred shares) as 100% Performance Rights. A Performance Right is a right to acquire a share at nil cost, subject to meeting time and performance hurdles. Upon exercise, each Performance Right entitles the executive to one ordinary share.

Time Restrictions

The Performance Rights awarded to Executives will be tested once only against the performance hurdle at the end of three years. If they do not achieve the required performance hurdle they are forfeited at that time.

Subject to the performance hurdle being met, Executives then have a two-year exercise period.

Performance Hurdle

The Performance Rights granted to Executives in November 2009 have a single long-term performance measure (refer to section 2.11 for details of legacy LTI programs).

The Performance Rights are designed to reward Executives if the Company’s TSR is at or above the median TSR of a group of peer companies over a three year period. TSR represents the change in the value of a share plus the value of reinvested dividends paid. TSR was chosen as the most appropriate comparative measure as it focuses on the delivery of shareholder value and is a well understood and tested mechanism to measure performance.

Vesting Schedule

The proportion of Performance Rights that become exercisable will depend upon the TSR achieved by ANZ relative to the companies in the comparator group (shown below) at the end of the three-year period.

An averaging calculation is used for TSR over a 90 day period for start and end values in order to reduce the impact of share price volatility. To ensure an independent TSR measurement, ANZ engages the services of an external organisation (Mercer) to calculate ANZ’s performance against the TSR hurdle. Performance equal to the median of the comparator group will result in half of the performance rights vesting. Achieving TSR above the median will result in further performance rights vesting, increasing on a straight line basis until ANZ’s TSR equals or exceeds the 75th percentile of the comparator group at which time all the performance rights vest. Where ANZ’s performance falls between two of the comparators, TSR is measured on a pro-rata basis.

Comparator Group	The peer group of companies against which ANZ’s TSR performance is measured, comprises the following nine companies:

	AMP Limited	AXA Asia Pacific Holdings Limited
	Commonwealth Bank of Australia	Insurance Australia Group Limited
	Macquarie Bank Limited	National Australia Bank Limited
	QBE Insurance Group Limited	Suncorp-Metway Limited
Westpac Banking Corporation

Size of LTI Grants

The size of individual LTI grants for Executives is determined by an individual’s level of responsibility, their performance and the assessed potential of the executive. The target LTI for disclosed Executives is around 18% of the individual’s target reward mix and around 50% of Fixed Remuneration. Executives are advised of the dollar value of their LTI Grant, which is then converted into a number of Performance Rights based on an independent valuation. Refer to section 2.8 for further details on the valuation approach and inputs.

LTI allocations are made annually after the annual review which occurs in October. The following example uses the November 2009 allocation value.

Example:        Executive granted LTI value of $500,000

                       Approved Allocation Valuation is $12.17 per Performance Right

                        $500,000 / $12.17 = 41,084 Performance Rights

34 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

TABLE 10: SUMMARY OF LTI ARRANGEMENTS (CONTINUED)

Cessation of Employment Provisions

The following provisions apply in the case of cessation of employment:

•        In case of dismissal for misconduct, Performance Rights are forfeited;

•        In case of resignation all unvested or vested but unexercised Performance Rights are forfeited at the time notice is given:

•        In case of termination on notice, unless the Board determines otherwise, only Performance Rights that are vested may be exercised and all unvested Performance Rights will be forfeited; and

•        In case of death or total & permanent disablement, the performance hurdle is waived and a grace period is provided in which to exercise all Performance Rights.

Conditions of Grant	The conditions under which Performance Rights are granted are approved by the Board in accordance with the rules of the ANZ Share Option Plan.

Hedging and Margin Lending Prohibitions

As specified in the ANZ Securities Trading Policy, equity allocated under ANZ incentive schemes must remain at risk until fully vested (in the case of Deferred Shares) or exercisable (in the case of Options or Performance Rights). As such, it is a condition of grant that no schemes are entered into that specifically protect the unvested value of Shares, Options and Performance Rights allocated. Doing so would constitute a breach of the grant conditions and would result in the forfeiture of the relevant Shares, Options or Performance Rights.

The Policy was also extended in 2009 to incorporate a prohibition on Executives providing ANZ securities in connection with a margin loan or similar financing arrangements under which they may be subject to a call.

To monitor adherence to this policy, ANZ’s Executives are required to sign an annual declaration stating that they have not entered into (and are not currently involved in) any schemes to protect the value of their interests in any unvested ANZ securities. Based on the 2009/10 declarations, ANZ can advise that Executives are fully compliant with this policy.

Shareholding Guidelines

Executives are expected to accumulate ANZ shares over a five year period, to the value of 200% of their Fixed Remuneration and to maintain this shareholding while an executive of ANZ. This guideline was introduced in June 2005. New Executives are expected to accumulate the required holdings within five years of appointment.

Shareholdings for this purpose include all vested and allocated but unvested equity which is not subject to performance hurdles.

Remuneration Report 35

REMUNERATION REPORT – FULL (Audited) (continued)

2.7. EQUITY GRANTED AS REMUNERATION

Details of Deferred Shares, Options and Performance Rights granted to Executives during the 2009/10 year are set out in Table 11 below.

TABLE 11: DEFERRED SHARES, OPTIONS AND PERFORMANCE RIGHTS GRANTED AS REMUNERATION DURING 2009/10

						Option	Equity
		Number			Date of	exercise price	Fair Value[3]
Name	Type of Equity	granted	Grant date	Vesting date	option expiry	$	$
Current Executives
M Smith	STI Deferred Shares[1]	46,053	13-Nov-09	13-Nov-10	—	—	22.54
	STI Deferred Shares[1]	46,052	13-Nov-09	13-Nov-11	—	—	22.54

P Chronican	LTI Performance Rights[2]	57,726	24-Dec-09	24-Dec-12	23-Dec-14	0.00	11.26

S Elliott	STI Deferred Shares[1]	1,096	13-Nov-09	13-Nov-10	—	—	22.54
	STI Deferred Shares[1]	1,096	13-Nov-09	13-Nov-11	—	—	22.54
	STI Deferred Options[1]	5,307	13-Nov-09	13-Nov-10	12-Nov-14	22.80	4.83
	STI Deferred Options[1]	5,307	13-Nov-09	13-Nov-11	12-Nov-14	22.80	5.09
	LTI Performance Rights[2]	41,084	13-Nov-09	13-Nov-12	12-Nov-14	0.00	12.17

G Hodges	STI Deferred Shares[1]	7,237	13-Nov-09	13-Nov-10	—	—	22.54
	STI Deferred Shares[1]	7,236	13-Nov-09	13-Nov-11	—	—	22.54
	LTI Performance Rights[2]	41,084	13-Nov-09	13-Nov-12	12-Nov-14	0.00	12.17

P Marriott	STI Deferred Shares[1]	7,127	13-Nov-09	13-Nov-10	—	—	22.54
	STI Deferred Shares[1]	7,127	13-Nov-09	13-Nov-11	—	—	22.54
	LTI Performance Rights[2]	41,084	13-Nov-09	13-Nov-12	12-Nov-14	0.00	12.17

C Page	STI Deferred Shares[1]	15,351	13-Nov-09	13-Nov-10	—	—	22.54
	STI Deferred Shares[1]	15,350	13-Nov-09	13-Nov-11	—	—	22.54
	LTI Performance Rights[2]	34,921	13-Nov-09	13-Nov-12	12-Nov-14	0.00	12.17

A Thursby	STI Deferred Shares[1]	26,316	13-Nov-09	13-Nov-10	—	—	22.54
	STI Deferred Shares[1]	26,315	13-Nov-09	13-Nov-11	—	—	22.54
	LTI Performance Rights[2]	45,193	13-Nov-09	13-Nov-12	12-Nov-14	0.00	12.17

Former Executives
J Fagg	STI Deferred Share Rights[1]	4,086	13-Nov-09	13-Nov-10	12-Nov-14	0.00	21.41
	STI Deferred Share Rights[1]	4,291	13-Nov-09	13-Nov-11	12-Nov-14	0.00	20.39
	LTI Performance Rights[2]	41,084	13-Nov-09	13-Nov-12	12-Nov-14	0.00	12.17

1	Executives are required to take half of all STI amounts above the threshold as equity. Refer to Table 9 for further details of the Mandatory Deferral arrangements and Table 12 for details of the valuation methodology, inputs and fair value.
2	The 2009 LTI grants for Executives were delivered as Performance Rights. Refer to Table 10 for further details of the LTI grant and Table 12 for details of the valuation, inputs and fair value.
3	The estimated maximum value of the grant can be determined by multiplying the number granted by the fair value of the equity instruments. The minimum value of the grants, if the applicable conditions are not met, is nil.

2.8. EQUITY VALUATIONS

ANZ engages two external experts (Mercer and PwC) to independently value any required Options, Rights and Shares, taking into account factors including the performance conditions, share price volatility, life of instrument, dividend yield and share price at grant date. These are then audited by internal audit and KPMG and the higher of the two values passing audit is then approved by the Board HR Committee as the allocation and/or expensing/disclosure value. The following table provides details of the valuations of the various equity instruments issued during the year:

TABLE 12: EQUITY VALUATION INPUTS

			Equity	Share	ANZ				Expected
			fair	closing price	expected	Equity	Vesting	Expected	dividend	Risk free
			value	at grant	volatility	term	period	life	yield	interest rate
Recipients	Type of Equity	Grant date	($)	($)	(%)	(years)	(years)	(years)	(%)	(%)
Executives	STI Deferred Options	13-Nov-09	4.83	22.48	39	5	1	3	5.50	5.04
Executives	STI Deferred Options	13-Nov-09	5.09	22.48	39	5	2	3.5	5.50	5.13
Executives	STI Deferred Share Rights	13-Nov-09	21.41	22.48	35	5	1	1	5.00	4.26
Executives	STI Deferred Share Rights	13-Nov-09	20.39	22.48	35	5	2	2	5.00	4.67
Executives	LTI Performance Rights	13-Nov-09	12.17	22.48	35	5	3	3	5.00	5.01
Executives	LTI Performance Rights	24-Dec-09	11.26	22.39	40	5	3	3	4.60	4.71

36 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

2.9. EQUITY VESTED/EXERCISED/LAPSED DURING 2009/10

Details of the number and value of Deferred Shares, Options and Performance Rights granted to Executives in prior years which vested, were exercised or which lapsed during the 2009/10 year are set out in the table below.

TABLE 13: EQUITY VESTED/EXERCISED/LAPSED DURING 2009/10

																Unexer-
															Vested and	cisable
						Vested			Lapsed			Exercised			exercisable	as at
		Number	Grant	First date	Date			Value[1]			Value[1]			Value[1]	as at 30 Sep	30 Sep
NameType of Equity		granted	date	exercisable	of expiry	Number	%	$	Number	%	$	Number	%		$2010	2010
Current Executives
M Smith	Sign-on Shares[2]	110,011	19-Dec-07	02-Oct-09	—	110,011	100	2,591,859	—	—	—	—	—	—	110,011	—

P Chronican		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

S Elliott	Other Deferred Shares	7,530	11-Jun-09	11-Jun-10	—	7,530	100	172,589	—	—	—	—	—	—	7,530	—

G Hodges	STI Deferred Options	33,870	31-Oct-08	31-Oct-09	30-Oct-13	33,870	100	202,719	—	—	—	(33,870)	100	192,338	—	—
	Hurdled Options	49,181	11-May-04	11-May-07	10-May-11	24,591	50	172,498	—	—	—	(24,590)	50	114,066	24,591	—
	Hurdled Options	60,000	05-Nov-04	05-Nov-07	04-Nov-11	51,600	86	141,296	—	—	—	(32,400)	54	70,590	19,200	8,400
	Index-Linked Options	63,000	23-Oct-02	23-Oct-05	22-Oct-09	—	—	—	(63,000)	100	(398,714)	—	—	—	—	—
	Index-Linked Options	113,000	20-May-03	20-May-06	19-May-10	—	—	—	(113,000)	100	(427,598)	—	—	—	—	—
	STI Deferred Share Rights	5,341	31-Oct-08	31-Oct-09	30-Oct-13	5,341	100	123,725	—	—	—	(5,341)	100	122,088	—	—
	Performance Rights	57,340	24-Oct-06	25-Oct-09	24-Oct-11	57,340	100	1,371,699	(12,879)	22	(305,351)	(44,461)	78	1,016,321	—	—

P Marriott	STI Deferred Shares	3,638	31-Oct-08	31-Oct-09	—	3,638	100	84,275	—	—	—	—	—	—	3,638	—
	STI Deferred Options	24,193	31-Oct-08	31-Oct-09	30-Oct-13	24,193	100	144,800	—	—	—	—	—	—	24,193	—
	Hurdled Options	69,263	11-May-04	11-May-07	10-May-11	34,632	50	242,933	—	—	—	—	—	—	69,263	—
	Hurdled Options	67,600	05-Nov-04	05-Nov-07	04-Nov-11	58,136	86	159,194	—	—	—	—	—	—	58,136	9,464
	Index-Linked Options	153,000	23-Oct-02	23-Oct-05	22-Oct-09	—	—	—	(153,000)	100	(968,306)	—	—	—	—	—
	Index-Linked Options	158,000	20-May-03	20-May-06	19-May-10	—	—	—	(158,000)	100	(597,881)	—	—	—	—	—
	Performance Rights	57,340	24-Oct-06	25-Oct-09	24-Oct-11	57,340	100	1,371,699	(12,879)	22	(305,351)	(44,461)	78	979,169	—	—

C Page		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

A Thursby	Other Deferred Shares	34,602	03-Sep-07	03-Sep-10	—	34,602	100	804,989	—	—	—	—	—	—	34,602	—
	STI Deferred Shares	12,369	31-Oct-08	31-Oct-09	—	12,369	100	286,530	—	—	—	—	—	—	12,369	—
	STI Deferred Options	82,255	31-Oct-08	31-Oct-09	30-Oct-13	82,255	100	492,313	—	—	—	—	—	—	82,255	—

Former Executives
J Fagg	Other Deferred Shares	10,380	03-Sep-07	03-Sep-10	—	10,380	100	241,483	—	—	—	—	—	—	10,380	—
	Hurdled Options	11,217	05-Nov-03	05-Nov-06	04-Nov-10	—	—	—	—	—	—	(11,217)	100	62,268	—	—
	Hurdled Options	10,759	11-May-04	11-May-07	10-May-11	5,380	50	37,739	—	—	—	(5,379)	50	25,342	5,380	—
	Hurdled Options	11,340	05-Nov-04	05-Nov-07	04-Nov-11	9,752	86	26,704	—	—	—	(6,350)	56	14,295	3,402	1,588
	Index-Linked Options	12,955	23-Oct-02	23-Oct-05	22-Oct-09	—	—	—	(12,955)	100	(81,990)	—	—	—	—	—
	Index-Linked Options	21,200	20-May-03	20-May-06	19-May-10	—	—	—	(21,200)	100	(80,222)	—	—	—	—	—
	Performance Rights	33,640	24-Oct-06	25-Oct-09	24-Oct-11	33,640	100	804,743	(7,556)	22	(179,147)	(26,084)	78	598,137	—	—

1	The value of shares and/or performance rights is based on the 1-day VWAP of the Company’s shares traded on the ASX on the date of vesting, lapsing or exercising, multiplied by the number of shares and/or performance rights. The value of options is based on the difference between the 1-day VWAP and the exercise price, multiplied by the number of options.
2	The second tranche of 110,011 deferred shares granted to the CEO on his commencement vested on 2 October 2009 - refer to section 2.5 for further details. The value has been determined based on the 1-day VWAP on 2 October 2009 of $23.56 per share.

Remuneration Report 37

REMUNERATION REPORT – FULL (Audited) (continued)

2.10. SHAREHOLDINGS OF EXECUTIVES

The movement during the reporting period in shareholdings of Executives (held directly, nominally and by related parties) is provided below.

TABLE 14: EXECUTIVES’ SHAREHOLDINGS (INCLUDING MOVEMENTS DURING THE 2009/10 YEAR)

Name	Balance of shares as at 1 Oct 2009[1]	Shares granted during the year as remuneration[2]	Shares from other changes during the year[3]	Balance as at 30 Sep 2010[4]	Balance as at date of report sign-off[5]
Current Executives
M Smith	375,025	92,105	2,246	469,376	469,376
P Chronican[6]	1,499	—	3,000	4,499	4,499
S Elliott	15,060	2,192	817	18,069	18,069
G Hodges	282,054	14,473	(49,647)	246,880	324,540
P Marriott	534,350	14,254	5,210	553,814	553,814
C Page	—	30,701	748	31,449	31,449
A Thursby	167,824	52,631	2,648	223,103	223,103

Former Executives
J Fagg	47,144	—	37,821	84,965	n/a

1	Balance of shares held at 1 October 2009 include beneficially held shares (both direct and indirect) and shares held by related parties.
2	Details of shares granted as remuneration during 2009/10 are provided in Table 11.
3	Shares resulting from any other changes during the year include the net result of any shares purchased, or sold or any acquired under the Dividend Reinvestment Plan.
4	The following shares were held on behalf of Executives (i.e. indirect beneficially held shares) as at 30 September 2010: M Smith – 204,362; P Chronican – 0; S Elliott – 18,069; G Hodges – 141,573; P Marriott – 134,218; C Page – 31,449; A Thursby – 223,103.
5	Current holdings for J Fagg are not provided as she is no longer a KMP as at the report sign off date.
6	Commencing balance is based on holdings as at the date of commencement as a Key Management Personnel.

38 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

The movement during the reporting period in options and performance rights of Executives (held directly, nominally and by related parties) is provided below.

TABLE 15: EXECUTIVES’ OPTION AND PERFORMANCE RIGHT HOLDINGS (INCLUDING MOVEMENTS DURING THE 2009/10 YEAR)

			Granted during	Exercised	Number changed,		Vested and	Balance as at
		Balance as at	the year as	during	forfeited or lapsed	Balance as at	exercisable as at	date of report
Name	Type of options/rights	1 Oct 2009[1]	remuneration[2]	the year	during the year	30 Sep 2010	30 Sep 2010	sign-off[4]
Current Executives
M Smith	Special Options	700,000	—	—	—	700,000	—	700,000
	LTI Performance Rights	779,002	—	—	—	779,002	—	779,002

P Chronican[3]	LTI Performance Rights	—	57,726	—	—	57,726	—	57,726

S Elliott	STI Deferred Options	—	10,614	—	—	10,614	—	10,614
	LTI Performance Rights	—	41,084	—	—	41,084	—	41,084

G Hodges	Hurdled Options	109,181	—	(56,990)	—	52,191	43,791	8,400
	Index-Linked Options	176,000	—	—	(176,000)	—	—	—
	STI Deferred Options	67,739	—	(33,870)	—	33,869	—	—
	LTI Performance Rights	165,260	41,084	(44,461)	(12,879)	149,004	—	149,004
	STI Deferred Share Rights	11,004	—	(5,341)	—	5,663	—	5,663

P Marriott	Hurdled Options	136,863	—	—	—	136,863	127,399	136,863
	Index-Linked Options	311,000	—	—	(311,000)	—	—	—
	STI Deferred Options	48,385	—	—	—	48,385	24,193	48,385
	LTI Performance Rights	165,260	41,084	(44,461)	(12,879)	149,004	—	149,004

C Page	Performance Rights	38,038	34,921	—	—	72,959	—	72,959

A Thursby	STI Deferred Options	164,509	—	—	—	164,509	82,255	164,509
	LTI Performance Rights	101,351	45,193	—	—	146,544	—	146,544

Former Executives
J Fagg	Hurdled Options	33,316	—	(22,946)	—	10,370	8,782	n/a
	Index-Linked Options	34,155	—	—	(34,155)	—	—	n/a
	LTI Performance Rights	83,794	41,084	(26,084)	(7,556)	91,238	—	n/a
	STI Deferred Share Rights	37,722	8,377	—	—	46,099	—	n/a

1	Balance of options/rights held at 1 October 2009 include beneficially held options/rights (both direct and indirect) and options/rights held by related parties.
2	Details of options/rights granted as remuneration during 2009/10 are provided in Table 11.
3	P Chronican’s commencing balance is based on holdings as at the date of commencement.
4	Current holdings for J Fagg are not provided as she is no longer a KMP as at the report sign off date.

Remuneration Report 39

REMUNERATION REPORT – FULL (Audited) (continued)

2.11. LEGACY LTI PROGRAMS

There are a number of legacy LTI programs which are no longer offered to new entrants but which have existing participants. Details of these are shown in Table 16 below.

Option plans described below have the following features:

•

An exercise price that is set equal to the weighted average sale price of all fully paid ordinary shares in the Company sold on the Australian Securities Exchange (ASX) during the 1 week prior to and including the date of grant;

•

A maximum life of 7 years and an exercise period that commences 3 years after the date of grant, subject to performance hurdles being met. Options are re-tested monthly (if required) after the commencement of the exercise period;

•	Upon exercise, each option entitles the option-holder to one ordinary share;

•	In case of resignation or termination on notice or dismissal for misconduct: options are forfeited;

•	In case of redundancy: options are pro-rated and a grace period is provided in which to exercise the remaining options (with hurdles waived, if applicable);

•	In case of retirement, death or total & permanent disablement: A grace period is provided in which to exercise all options (with hurdles waived, if applicable); and

•	Performance hurdles, which are explained below for each type of option.

TABLE 16: LEGACY LTI PLANS

Type of Equity	Details
Deferred Shares (Granted from February 2000)

Deferred Shares granted under the LTI arrangements were designed to reward executives for superior growth whilst also encouraging executive retention and an increase in the Company’s share price.

• Shares are subject to a time-based vesting hurdle of 3 years, during which time they are held in trust;

• During the deferral period, the employee is entitled to any dividends paid on the shares; Shares issued under this plan may be held in trust for up to 10 years;

•        The value used to determine the number of LTI deferred shares to be allocated has been based on the volume weighted average price of the shares traded on the ASX in the week leading up to and including the date of issue;

•        In case of resignation or termination on notice or dismissal for misconduct: LTI shares are forfeited;

•        In case of redundancy: the number of shares that are released is pro rated according to the time held as a proportion of the vesting period (for all grants made after February 2010, the pro-rated shares are only released at the original vesting date, not the cessation date); and

•        In case of retirement, death or total & permanent disablement: LTI shares are released to executives. Deferred Shares no longer form part of ANZ’s Executive LTI program, however there may be circumstances (such as retention) where this type of equity (including Deferred Share Rights) will be issued.

Hurdled Options (Hurdled A) (Granted to Executives from November 2003 until May 2004)

Until May 2004, hurdled options were granted to executives with the following performance hurdles attached.

•        Half the options may only be exercised once ANZ’s TSR exceeds the percentage change in the S&P/ASX 200 Banks (Industry Group) Accumulation Index, measured over the same period (since issue) and calculated as at the last trading day of any month (once the exercise period has commenced); and

•        The other half of hurdled options may only be exercised once the ANZ TSR exceeds the percentage change in the S&P/ASX 100 Accumulation Index, measured over the same period (since issue) and calculated as at the last trading day of any month (once the exercise period has commenced).

Hurdled Options (Hurdled B) (Granted November 2004)

In November 2004 hurdled options were granted with a relative TSR performance hurdle attached.

The proportion of options that become exercisable will depend upon the TSR achieved by ANZ relative to the companies in the comparator group shown below. Performance equal to the median TSR of the comparator group will result in half the options becoming exercisable. Performance above median will result in further options becoming exercisable, increasing on a straight-line basis until all of the options become exercisable where ANZ’s TSR is at or above the 75th percentile in the comparator group. Where ANZ’s performance falls between two of the comparators, TSR is measured on a pro rata basis.

Comparator Group
	AMP Limited	Insurance Australia Group Limited	QBE Insurance Group Limited
	AXA Asia Pacific Holdings Limited	Macquarie Bank Limited	Suncorp-Metway Limited
	Commonwealth Bank of Australia	National Australia Bank Limited	Westpac Banking Corporation

40 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

2.12. REMUNERATION PAID TO EXECUTIVES

Remuneration details of Executives for 2009/10 and 2008/09 are set out below in Table 17.

Overall the year-on-year total is higher. This is partly attributable to higher variable remuneration payments for the current year but also having full year remuneration data for nearly all Executives.

LTI equity grants awarded in 2010 are broadly unchanged from 2009. The overall actual STI payments are higher than last year but this is consistent with the improvement in ANZ’s performance.

For those Executives who were disclosed in both 2008/09 and 2009/10, the following are noted:

S Elliott – 2008/09 remuneration only reflected a partial year as Elliott joined ANZ in that year. Accordingly, year-on-year comparisons are not appropriate.

G Hodges – Overall remuneration is fairly consistent. Fixed remuneration is basically unchanged, with a decrease in some non-monetary benefits relating to relocation. The STI is higher and LTI amortisation is relatively unchanged.

P Marriott – Fixed remuneration and LTI amortisation are virtually unchanged but the STI is higher than last year.

C Page – As detailed earlier, the overall remuneration mix for Page has been changed with an increase in fixed remuneration but the STI is below last year’s level. The largest contributing factor to the year-on-year change is the amortisation of equity relating to prior year grants.

A Thursby – Fixed remuneration is unchanged and the STI is slightly lower than 2009. There is a significant increase in the equity amortisation relating to deferral of prior year variable payments and expensing of grants made to Thursby in relation to his commencement with ANZ.

J Fagg – 2009 remuneration only reflected a partial year as Fagg was appointed as a KMP during that year. The 2010 disclosure also reflects a partial year as Fagg stood down from her role as a KMP in late 2010 due to illness. Accordingly, year-on-year comparisons are not appropriate.

Remuneration Report 41

REMUNERATION REPORT – FULL (Audited) (continued)

TABLE 17: EXECUTIVE REMUNERATION FOR 2009/10 AND 2008/09

		Short-Term Employee Benefits				Post- Employment
	Financial Year	Cash salary $	Non monetary benefits[1] $	Total cash incentive[2,3] $	Total $	Super contributions[4] $
Current Executives
M Smith[11]	2010	3,000,000	5,500	2,500,000	5,505,500	—
Chief Executive Officer	2009	3,000,000	5,000	2,400,000	5,405,000	—

P Chronican[12]	2010	985,758	301,124	800,000	2,086,882	89,092
Chief Executive Officer, Australia
S Elliott	2010	917,431	12,334	1,350,000	2,279,765	82,569
Chief Executive Officer, Institutional	2009	302,752	8,905	300,000	611,657	27,248

G Hodges[13]	2010	917,431	17,309	670,000	1,604,740	82,569
Deputy Chief Executive Officer	2009	1,012,631	98,630	530,000	1,641,261	34,679

P Marriott	2010	912,431	7,595	670,000	1,590,026	82,569
Chief Financial Officer	2009	912,431	9,426	525,000	1,446,857	82,569

C Page	2010	1,009,174	60,565	760,000	1,829,739	90,826
Chief Risk Officer	2009	779,817	301,988	900,000	1,981,805	70,183

A Thursby	2010	1,000,000	23,570	1,350,000	2,373,570	—
Chief Executive Officer, Asia Pacific, Europe & America	2009	1,000,000	88,351	1,400,000	2,488,351	—

Former Executives
D Cartwright
Chief Operating Officer	2009	850,000	128,977	465,000	1,443,977	—

R Edgar
Deputy Chief Executive Officer	2009	547,459	5,656	700,000	1,253,115	49,541

J Fagg[12]	2010	782,000	105,359	538,200	1,425,559	—
Chief Executive Officer, New Zealand	2009	357,000	63,814	214,000	634,814	—

B Hartzer[14]
Chief Executive Officer, Australia	2009	1,138,052	32,574	—	1,170,626	102,798

Total of all Executive KMPs[15]	2010	9,524,225	533,356	8,638,200	18,695,781	427,625
	2009	9,050,142	614,344	6,969,000	16,633,486	367,018

Total of all Disclosed Executives	2010	9,524,225	533,356	8,638,200	18,695,781	427,625
	2009	9,900,142	743,321	7,434,000	18,077,463	367,018

1	Non-monetary benefits generally consists of salary packaged items such as car parking as well as company-funded benefits including preparation of Australian taxation returns by PwC. This item also includes costs met by the company in relation to relocation, such as airfares and housing assistance. The fringe benefits tax payable on any benefits is also included in this item.

2	The total cash incentive relates to the cash component only, with the deferred equity component to be amortised from the grant date. The relevant amortisation of the 2009 STI deferred components are included in share-based payments above. The 2010 STI deferred components will be amortised from the grant date in the 2011 Remuneration Report. The cash incentive component was approved by the Board on 25 October 2010 and will be paid in December 2010. 100% of the cash incentive awarded for the 2009 and 2010 years vested to the Executive in the applicable financial year.
3	The possible range of STI payments is between 0 and 2.5 times target STI. The actual STI received is dependent on ANZ Group, Division and individual performance (refer to Section 2.6.3 for more details). The 2010 STI awarded (cash and equity component) as a percentage of target STI was: M Smith 158% (2009: 150%); P Chronican 108%; S Elliott 208% (2009: 100%); G Hodges 95% (2009: 72%); P Marriott 95% (2009: 71%); C Page 100% (2009: 157%); A Thursby 208% (2009: 217%); D Cartwright (2009: 72%); R Edgar (2009: 100% pro-rated to cessation date); J Fagg 95% (2009: 71%); B Hartzer (2009: 0%). Anyone who received less than 100% forfeited the rest of their STI entitlement. The minimum value is nil and the maximum value is what was actually paid.
4	As M Smith, A Thursby and D Cartwright are holders of long stay visas, their Fixed Remuneration does not include the 9% Superannuation Guarantee contribution, however they are able to elect voluntary superannuation contributions. For all other Australian based Executives, the superannuation contribution reflects the 9% Superannuation Guarantee contribution – individuals may elect to take this contribution as superannuation or a combination of superannuation and cash.
5	Accrual relates to Retirement Allowance. As a result of being employed with ANZ prior to November 1992, G Hodges is eligible to receive a Retirement Allowance on retirement, retrenchment, death, or resignation for illness, incapacity or domestic reasons. The Retirement Allowance is calculated as follows: 3 months of preserved notional salary (which is 65% of Fixed Remuneration) plus an additional 3% of notional salary for each year of fulltime service above 10 years, less the total accrual value of long service leave (including taken and untaken). R Edgar was also entitled to a Retirement Allowance, which was paid to him on retirement and is included in the Termination Benefits amount.
6	In accordance with the requirements of AASB 2, the amortisation value includes a proportion of the fair value (taking into account market-related vesting conditions) of all equity that had not yet fully vested as at the commencement of the financial year. It is assumed that deferred shares will vest after 3 years. Assumptions for rights/options are detailed in Table 12. The fair value is determined at grant date and is allocated on a straight-line basis over the relevant vesting period. The amount included as remuneration is not related to nor indicative of the benefit (if any) that may ultimately be realised should the options/performance rights become exercisable. For deferred shares, the fair value is the volume weighted average price of the Company’s shares traded on the ASX on the day the shares were granted.

42 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

Long-Term Employee Benefits		Share-Based Payments[6]
	Long service	Total amortisation value of
Retirement	leave accrued						Other		Total excluding
benefit accrued	during					Performance	equity	Termination	termination	Grand Total
during year[5]	the year	STI shares	LTI shares	STI options	LTI options	rights	allocations[7]	benefits[8]	benefits	Remuneration[9,10]
$	$	$	$	$	$	$	$	$	$	$

—	45,668	1,369,343	—	—	—	2,341,479	1,594,087	—	10,856,077	10,856,077
—	45,663	—	—	—	—	2,341,479	3,143,461	—	10,935,603	10,935,603

—	16,535	—	—	—	—	166,057	—	—	2,358,566	2,358,566

—	18,630	32,589	—	34,421	—	146,439	151,034	—	2,745,447	2,745,447
—	1,679	—	—	—	—	—	57,810	—	698,394	698,394

4,278	15,222	215,177	—	57,446	—	616,061	—	—	2,595,493	2,595,493
28,588	(9,088)	—	—	132,340	—	790,098	—	—	2,617,878	2,617,878

—	15,222	244,833	—	41,033	—	565,243	—	—	2,538,926	2,538,926
—	15,222	80,239	—	94,529	—	670,933	—	—	2,390,349	2,390,349

—	23,197	456,441	—	—	—	250,792	—	—	2,650,995	2,650,995
—	14,527	—	—	—	—	115,909	—	—	2,182,424	2,182,424

—	15,222	894,418	—	139,512	—	532,865	982,185	—	4,937,772	4,937,772
—	17,275	272,832	—	321,397	—	356,711	678,029	—	4,134,595	4,134,595

—	13,933	160,485	—	189,057	—	310,957	82,736	—	2,201,145	2,201,145

—	—	115,782	—	138,865	—	233,660	—	421,902	1,790,963	2,212,865

—	12,975	—	—	—	—	606,276	85,300	—	2,130,110	2,130,110
—	14,268	—	—	—	—	222,457	42,061	—	913,600	913,600

—	—	—	—	—	—	(762,604)	—	212,967	510,820	723,787

4,278	162,671	3,212,801	—	272,412	—	5,225,212	2,812,606	—	30,813,386	30,813,386
28,588	99,546	468,853	—	687,131	—	3,968,643	3,921,361	634,869	26,174,626	26,809,495

4,278	162,671	3,212,801	—	272,412	—	5,225,212	2,812,606	—	30,813,386	30,813,386
28,588	113,479	629,338	—	876,188	—	4,279,600	4,004,097	634,869	28,375,771	29,010,640

7	Amortisation of other equity allocations for M Smith relates to the sign-on award and the special equity allocations which were approved by shareholders at the 2007 and 2008 Annual General Meetings respectively. Amortisation for S Elliott and A Thursby relates to equity granted on commencement – refer to Table 19 for more details; 2009 amortisation for J Fagg relates to equity granted prior to commencement as a KMP but amortised and reflected since her commencement and inclusion as a KMP.
8	Termination benefits for R Edgar include retirement allowance and annual and long service leave entitlements payable on his retirement. Termination benefits for B Hartzer include annual and long service leave entitlements only which were payable on his cessation.
9	Remuneration amounts disclosed exclude insurance premiums paid by the consolidated entity in respect of directors’ and officers’ liability insurance contracts which cover current and former KMP of the controlled entities. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the directors believe that no reasonable basis for such allocation exists.
10	The value of rights/options for each KMP as a percentage of Grand Total Remuneration is: M Smith 26%; P Chronican 7%; S Elliott 7%; G Hodges 26%; P Marriott 24%; C Page 9%; A Thursby 14%; J Fagg 28%.
11	While the CEO is an Executive Director he has been included in this table with other Executives.
12	Chronican commenced on 30 November 2009 so payments reflect amounts received for the partial service for the 2009/10 year. J. Fagg stepped down on 1 September 2010 so actual payments have been prorated based on time as a KMP in the 2009/10 year.
13	G Hodges’ 2009 cash salary includes an annual leave payment of $47,310, paid on change of contracts on transfer from New Zealand to Australia.
14	B Hartzer’s 2009 share-based payments amortisation reflects the reversal of previously amortised values due to the forfeiture of equity on cessation of his employment.
15	Total of KMPs for 2009 excludes D Cartwright who was included in the 2009 disclosures by virtue of being in the top 5 highest remunerated executives and was not included under the definition of KMP.

Remuneration Report 43

REMUNERATION REPORT – FULL (Audited) (continued)

3. Contract Terms

3.1. CEO’S CONTRACT TERMS

The following table sets out details of the contract terms relating to the CEO. The contract terms are in line with industry practice (based on external advice on Australian and international peer company benchmarks) and ASX Corporate Governance Principles.

TABLE 18: CONTRACT TERMS – CEO (M SMITH)

Length of Contract	Smith commenced as CEO and Executive Director of ANZ on 1 October 2007 on a rolling twelve month contract with a minimum term of three years.

Notice Periods	Smith or ANZ may terminate the employment agreement by providing 12 months’ written notice.

Resignation	Smith may resign by providing 12 months’ written notice. On resignation, all unexercised Performance Rights (or cash equivalent) and unvested sign-on award will be forfeited.

Termination on Notice by ANZ

If ANZ terminates Smith’s employment, ANZ will give Smith 12 months’ written notice. ANZ may elect to pay in lieu all or part of the notice period based on Smith’s Fixed Remuneration.

On termination on notice by ANZ: All Performance Rights (or cash equivalent) which have vested or vest during the notice period will be retained and become exercisable; all Performance Rights (or cash equivalent) which have not yet vested will be retained and will vest and become exercisable subject to the relevant time and performance hurdles being satisfied. Sign-on award will vest in full.

Death or Total and Permanent Disablement	All Performance Rights (or cash equivalent) and sign-on award will vest.

Termination for serious misconduct	ANZ may immediately terminate Smith’s employment at any time in the case of serious misconduct, and Smith will only be entitled to payment of Fixed Remuneration up to the date of termination. Payment of statutory entitlements of long service leave and annual leave applies in all events of separation. On Termination without notice by ANZ in the event of serious misconduct: All Performance Rights (or cash equivalent) and sign-on award will be forfeited.

3.2. EXECUTIVES’ CONTRACT TERMS

The following table sets out details of the contract terms relating to the Executives. The contract terms for all Executives are similar, but do, on occasion, vary to suit different needs.

TABLE 19: CONTRACT TERMS – EXECUTIVES

Length of Contract	Rolling.

Notice Periods	In order to terminate the employment arrangements, Executives are required to provide the company with 6 months’ written notice, ANZ must provide Executives with 12 months’ written notice.

Resignation	Employment may be terminated by the Executive giving 6 months’ written notice. On resignation any options, performance rights and unvested deferred shares will be forfeited.

Termination on Notice by ANZ	ANZ may terminate the executive’s employment by providing 12 months’ written notice or payment in lieu of the notice period based on Fixed Remuneration.

There is discretion to pay STI on a pro-rata basis (depending on termination date, reason for termination and subject to business performance).

On termination on notice by ANZ any options, performance rights or LTI deferred shares that have vested, or will vest during the notice period will be released, in accordance with the ANZ Share Option Plan Rules. Options, performance rights or LTI shares that have not yet vested will generally be forfeited. (Although in relation to P Marriott there is a contractual requirement that equity granted prior to 1 October 2008 will vest in full.) Under the new mandatory deferral provisions of the STI program (effective from 2008), Executives must be in employment with ANZ and not in receipt of notice (given or received), to exercise vested STI deferred options or for vested STI deferred shares to be released in full.

44 ANZ Annual Report 2010

REMUNERATION REPORT – FULL (Audited) (continued)

TABLE 19: CONTRACT TERMS – EXECUTIVES (CONTINUED)

Redundancy	If ANZ terminates employment for reasons of bona fide redundancy, a severance payment will be made that is equal to 12 months’ Fixed Remuneration.

All STI Deferred Shares are released. Options, Performance Rights and LTI Deferred Shares are either released in full or on a pro-rata basis, at the discretion of the Board with regard to the circumstances.

There is discretion to pay short-term incentives on a pro-rata basis (depending on termination date and subject to business performance).

Death or Total and Permanent Disablement	On death or total and permanent disablement, Options, Performance Rights and Shares are released.

Termination for serious misconduct	ANZ may immediately terminate the Executive’s employment at any time in the case of serious misconduct, and the employee will only be entitled to payment of Fixed Remuneration up to the date of termination. Payment of statutory entitlements of long service leave and annual leave applies in all events of separation. On Termination without notice by ANZ in the event of serious misconduct any Options, Performance Rights and Deferred Shares still held in trust will be forfeited.

Other arrangements	P Chronican

As Chronican joined ANZ in November 2009 he was not included in the LTI grants made to other Management Board members in early November. Accordingly, a separate LTI grant was made in December providing Performance Rights on the same terms and conditions as those provided to Management Board for 2009, apart from the allocation value which varied to reflect the different values at the respective grant dates.

S Elliott

As part of Elliott’s employment arrangement, he was granted Deferred Shares to a total value of $250,000. The grant was made in June 2009 with one-half vesting after 1 year and the other half vesting after 2 years. The Shares are restricted and held in trust for the beneficial interest of Elliott, during which period they will be forfeited if employment ceases for any reason other than retrenchment, death or total and permanent disablement, and that for the whole period that the Shares remain in trust (including any further period) they will be forfeited for any serious misconduct.

A Thursby

As part of Thursby’s employment arrangement, he was granted 3 separate tranches of Deferred Shares to the value of $1 million per annum, subject to Board approval. The first grant was to be made around the time of commencement with the subsequent two grants being awarded around his 1st and 2nd anniversaries with ANZ. The first tranche was approved by the Board on 3 September 2007, the second on 28 August 2008, and the third on 22 September 2009.

The Shares are restricted and held in trust for three years from the date of allocation for the beneficial interest of Thursby, during which period they will be forfeited if employment ceases for any reason other than retrenchment, death or total and permanent disablement, and that for the whole period that the Shares remain in trust (including any further period) they will be forfeited for any serious misconduct.

Signed in accordance with a resolution of the Directors

John Morschel Chairman

Michael R P Smith Director

4 November 2010

Remuneration Report 45

Corporate Governance

The following statement sets out the governance framework the Board has adopted at ANZ as well as highlights of the substantive work undertaken by the Board and its Committees during the financial year.

2010 Key Areas of Focus and Achievements

•	Supervision of the management of ANZ’s businesses in the aftermath of the global financial crisis and economic downturn, including in particular ANZ’s capital and funding requirements.

•	Succession planning for the role of the Chairman of the Board, and Director retirements. John Morschel was appointed to succeed Charles Goode as Chairman upon Charles’ retirement at the end of February 2010 following his service as a Director for close to 19 years and as Chairman for approximately 15 years. In addition, Jerry Ellis retired from the Board at the 2009 AGM after 15 years service as a Director.

•	Completion of the acquisition of selected businesses in Taiwan, Singapore, Indonesia, Hong Kong, Philippines and Vietnam from the Royal Bank of Scotland, and the acquisition of ING Groep’s 51% shareholding in the ANZ-ING wealth management and life insurance joint ventures in Australia and New Zealand.
•	Strengthening the link between remuneration and risk. Steps taken during the year include the adoption of the ANZ Remuneration Policy which addresses new APRA requirements relating to risk management practices and the amendment of the Human Resources Committee Charter to require some overlap between the memberships of the Human Resources and Risk Committees. The intention of these steps is to ensure appropriate focus is given to alignment in remuneration policies, processes and incentives in order to avoid inappropriate risk taking.

•	Recognition of ANZ as the leading bank globally on the Dow Jones Sustainability Index (DJSI) for the fourth consecutive year. ANZ received a rating of 92/100 for Corporate Governance as part of this assessment.

Approach to Governance

In relation to corporate governance, the Board seeks to:

•	embrace principles and practices it considers to be best practice internationally;

•	be an ‘early adopter’, where appropriate, by complying before a published law or recommendation takes effect; and

•	take an active role in discussions of corporate governance best practice and associated regulation in Australia and overseas.

Compliance with Corporate Governance Codes

ANZ has equity securities listed on the Australian Securities Exchange (ASX) and the New Zealand Stock Exchange (NZX), and debt securities listed on these and other overseas Securities Exchanges. ANZ must therefore comply with a range of listing and corporate governance requirements from Australia and overseas.

AUSTRALIA

As a company listed on the ASX, ANZ is required to disclose how it has applied the Recommendations contained within the ASX Corporate Governance Council’s Corporate Governance Principles and Recommendations (ASX Governance Principles) during the financial year, explaining any departures from them.

Full details of the location of the references in this statement (and elsewhere in this Annual Report) which specifically set out how ANZ applies each Recommendation of the ASX Governance Principles are contained on www.anz.com >About us > Our company > Corporate governance.

Changes to the ASX Governance Principles were announced in June 2010, and will come into effect for ANZ’s financial year beginning on 1 October 2011. In many cases ANZ is already in compliance with the revised ASX Governance Principles, and in other cases ANZ will seek to be an early adopter of the changes, where possible and appropriate.

NEW ZEALAND

As an overseas listed issuer on the NZX, ANZ is deemed to comply with the NZX Listing Rules provided that it remains listed on the ASX, complies with the ASX Listing Rules and provides the NZX with all the information and notices that it provides to the ASX.

The ASX Governance Principles may materially differ from the NZX’s corporate governance rules and the principles of the NZX’s Corporate Governance Best Practice Code. More information about the corporate governance rules and principles of the ASX can be found at asx.com.au and, in respect of the NZX, at nzx.com.

ANZ has complied with all applicable governance principles both in Australia and New Zealand throughout the financial year.

46 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

OTHER JURISDICTIONS

ANZ also monitors best practice developments in corporate governance across other relevant jurisdictions.

ANZ deregistered from the US Securities and Exchange Commission (SEC) with effect from October 2007. Despite no longer being required to comply with US corporate governance rules, ANZ has decided to continue with certain governance practices required under US regulations as being best practice, including practices in relation to the independence of Directors, the independence of the external auditor and the financial expertise of the Audit Committee, as described in this statement.

Website

Full details of ANZ’s governance framework are set out at www.anz.com > About us > Our company > Corporate governance.

This section of ANZ’s website also contains copies of all the charters and summaries of many of the documents and policies mentioned in this statement, as well as summaries of other ANZ policies of interest to shareholders and stakeholders. The website is regularly updated to ensure it reflects ANZ’s most recent corporate governance information.

Directors

The information below relates to the Directors in office, and sets out their Board Committee memberships and other details, as at 30 September 2010.

Mr J P Morschel Chairman, Independent Non-Executive Director, Chair of the Governance Committee

DIPQS, FAICD

Non-executive director since October 2004. Ex officio member of all Board committees.

Skills, experience and expertise

Mr Morschel has a strong background in banking, financial services and property and brings the experience of being a Chairman and Director of major Australian and international companies.

Current Directorships

Director: CapitaLand Limited (from 2010), Tenix Group Pty Limited (from 1998) and Gifford Communications Pty Limited (from 2000).

Former Directorships include

Former Chairman: Rinker Group Limited (Chairman and Director 2003–2007), Leighton Holdings Limited (Chairman and Director 2001–2004) and CSR Limited (Director 1996–2003, Chairman 2001–2003).

Former Director: Singapore Telecommunications Limited (2001–2010), Rio Tinto Plc (1998–2005), Rio Tinto Limited (1998–2005), Westpac Banking Corporation (1993–2001) and Lend Lease Corporation Limited (1983–1995).

Age: 67. Residence: Sydney.

Mr M R P Smith OBE Chief Executive Officer, Executive Director

BSC (HONS)

Chief Executive Officer since 1 October 2007.

Skills, experience and expertise

Mr Smith is an international banker with over 30 years experience in banking operations in Asia, Australia and internationally. Until June 2007, he was President and Chief Executive Officer, The Hong Kong and Shanghai Banking Corporation Limited, Chairman, Hang Seng Bank Limited, Global Head of Commercial Banking for the HSBC Group and Chairman, HSBC Bank Malaysia Berhad. Previously, Mr Smith was Chief Executive Officer of HSBC Argentina Holdings SA.

Mr Smith joined the HSBC Group in 1978 and during his international career he has held a wide variety of roles in Commercial, Institutional and Investment Banking, Planning and Strategy, Operations and General Management.

Current Directorships

Director: ANZ National Bank Limited (from 2007) and the Financial Markets Foundation for Children (from 2008).

Member: Chongqing Mayor’s International Economic Advisory Council (from 2006), Australian Bankers’ Association Incorporated (from 2007), Business Council of Australia (from 2007), Asia Business Council (from 2008), Financial Literacy Advisory Board (from 2008), Visa International Senior Client Council (from 2009) and Shanghai International Financial Advisory Council (from 2009).

Fellow: The Hong Kong Management Association (from 2005).

Former Directorships include

Former Chairman: HSBC Bank Malaysia Berhad (2004–2007) and Hang Seng Bank Limited (2005–2007).

Former CEO and Director: The Hong Kong and Shanghai Banking Corporation Limited (2004–2007).

Former Director: HSBC Australia Limited (2004–2007), HSBC Finance Corporation (2006–2007) and HSBC Bank (China) Company Limited (2007).

Former Board Member: Visa International (Asia Pacific) Limited (2005–2007).

Age 54. Residence: Melbourne.

Corporate Governance 47

CORPORATE GOVERNANCE (continued)

Dr G J Clark Independent Non-Executive Director, Chair of the Technology Committee

BSC (HONS), PHD, FAPS, FTSE

Non-executive director since February 2004. Member of the Governance Committee and Human Resources Committee.

Skills, experience and expertise

Dr Clark is Principal of Clark Capital Partners, a US based firm that advises internationally on technology and the technology market place. Previously he held senior executive positions in IBM, News Corporation, and Loral Space and Communications. He brings to the Board international business experience and a distinguished career in micro-electronics, computing and communications.

Current Directorships

Chairman: KaComm Communications Pty Ltd (Director from 2006).

Former Directorships include

Former Chairman: GPM Classified Directories (2007–2008).

Former Director: Eircom Holdings Ltd (formerly Babcock & Brown Capital Limited) (2006–2009).

Age: 67. Residence: Based in New York, United States of America and also resides in Sydney.

Mr P A F Hay Independent Non-Executive Director

LLB (MELB), FAICD

Non-executive director since November 2008. Member of the Risk Committee, Audit Committee and Human Resources Committee.

Skills, experience and expertise

Mr Hay has a strong background in company law and investment banking advisory work, with a particular expertise in relation to mergers and acquisitions. He has also had significant involvement in advising governments and government-owned enterprises.

Current Directorships

Chairman: Lazard Pty Ltd Advisory Board (from 2009).

Director: Alumina Limited (from 2002), Landcare Australia Limited (from 2008), GUD Holdings Limited (from 2009), NBN Co Limited (from 2009) and Myer Holdings Limited (from 2010).

Member: Takeovers Panel (from 2009).

Former Directorships include

Former Chief Executive Officer: Freehills (2000–2005).

Former Director: Pacifica Group Limited (1989–2008) and Lazard Pty Ltd (2007–2009).

Age: 60. Residence: Melbourne.

Mr Lee Hsien Yang Independent Non-Executive Director

MSC, BA

Non-executive director since February 2009.

Member of the Technology Committee and Risk Committee.

Skills, experience and expertise

Mr Lee is one of Asia’s most respected business leaders and has considerable knowledge of the region. He has a background in engineering and brings to the Board his international business and management experience across a wide range of sectors including food and beverages, properties, publishing and printing, telecommunications, financial services, education, civil aviation and land transport.

Current Directorships

Chairman: Fraser & Neave, Limited (from 2007), and Civil Aviation Authority of Singapore (from 2009).

Director: Singapore Exchange Limited (from 2004), The Islamic Bank of Asia Limited (from 2007) and Kwa Geok Choo Pte Ltd (from 1979).

Member: Governing Board of Lee Kuan Yew School of Public Policy (from 2005) and Rolls Royce International Advisory Council (from 2007).

Consultant: Capital International Inc Advisory Board (from 2007).

Former Directorships include

Former Chairman: Republic Polytechnic (2002–2009).

Former Director: SingTel Optus Pty Limited (2002–2007), Singapore Post Limited (1995–2007), L & L Services Pte Ltd (2004–2008) and Board of INSEAD (1999–2007).

Former Member: Textron International Advisory Council (1999–2008) and Merrill Lynch PacRim Advisory Council (2007–2010).

Former Chief Executive Officer: Singapore Telecommunications Limited (1995–2007).

Age: 53. Residence: Singapore.

48 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

Mr I J Macfarlane, AC Independent Non-Executive Director, Chair of the Risk Committee

BEC (HONS), MEC, HON DSC (SYD), HON DSC (UNSW), HON DCOM (MELB), HON DLITT (MACQ), HON LLD (MONASH)

Non-executive director since February 2007. Member of the Governance Committee and Technology Committee.

Skills, experience and expertise

During his 28 year career at the Reserve Bank of Australia including a 10 year term as Governor, Mr Macfarlane made a significant contribution to economic policy in Australia and internationally. He has a deep understanding of financial markets as well as a long involvement with Asia.

Current Directorships

Director: Woolworths Limited (from 2007), Leighton Holdings Limited (from 2007) and the Lowy Institute for International Policy (from 2004).

Member: Council of International Advisors to the China Banking Regulatory Commission (from 2009), International Advisory Board of Goldman Sachs JB Were (from 2007) and International Advisory Board of CHAMP Private Equity (from 2007).

Former Directorships include

Former Chairman: Payments System Board (1998–2006), Australian Council of Financial Regulators (1998–2006) and Financial Markets Foundation for Children (1996–2006).

Former Governor: Reserve Bank of Australia (Member 1992–2006, Chairman 1996–2006).

Age: 64. Residence: Sydney.

Mr D E Meiklejohn, AM Independent Non-Executive Director, Chair of the Audit Committee

BCOM, DIPED, FCPA, FAICD, FAIM

Non-executive director since October 2004. Member of the Human Resources Committee and Risk Committee.

Skills, experience and expertise

Mr Meiklejohn has a strong background in finance and accounting. He also brings to the Board his experience across a number of directorships of major Australian companies spanning a range of industries.

Current Directorships

Chairman: PaperlinX Limited (from 1999).

Director: Coca Cola Amatil Limited (from 2005) and Mirrabooka Investments Limited (from 2006).

President: Melbourne Cricket Club (Committee member from 1987).

Former Directorships include

Former Director and Chief Financial Officer: Amcor Limited (1985–2000).

Age: 68. Residence: Melbourne.

Ms A M Watkins Independent Non-Executive Director, Chair of the Human Resources Committee

BCOM, FCA, F FIN, FAICD

Non-executive director since November 2008. Member of the Audit Committee and Risk Committee.

Skills, experience and expertise

Ms Watkins is an experienced CEO and established director with a grounding in finance and accounting. Her experience includes retailing, agriculture, food manufacturing and financial services, and covers small to medium companies as well as large organisations. Ms Watkins held senior executive roles with ANZ from 1999 to 2002.

Current Directorships

Chief Executive Officer: GrainCorp Limited (from 2010). Director: AICD Victorian Council (from 2007) and The Nature Conservancy Australian Advisory Board (from 2007). Member: Takeovers Panel (from 2010).

Former Directorships include

Former Chairman: Mrs Crocket’s Kitchen (2006–2007).

Former CEO: Bennelong Group (2008–2010).

Former Director: Just Group Limited (2004–2008), Woolworths Limited (2007–2010) and Yarra Capital Partners Pty Ltd (2008–2010).

Former Partner: McKinsey & Company (1996–1999).

Age: 47. Residence: Melbourne.

Corporate Governance 49

CORPORATE GOVERNANCE (continued)

Corporate Governance Framework

50 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

Board Responsibility and Delegation of Authority

The Board is chaired by an independent non-executive Director. The roles of the Chairman and Chief Executive Officer are separate, and the Chief Executive Officer is the only executive Director on the Board.

Role of the Chairman

The Chairman plays an important leadership role and is involved in:

•	chairing meetings of the Board and providing effective leadership to it;

•	monitoring the performance of the Board and the mix of skills and effectiveness of individual contributions;

•	being a member of all principal Board Committees;

•	maintaining ongoing dialogue with the Chief Executive Officer and providing appropriate mentoring and guidance; and

•	being a respected ambassador for ANZ, including chairing meetings of shareholders and dealing with key customer, political and regulatory parties.

Board Charter

The Board Charter sets out the Board’s purpose, powers, and specific responsibilities.

The Board is responsible for:

•	charting the direction, strategies and financial objectives for ANZ and monitoring progress in relation to such matters;

•	monitoring compliance with regulatory requirements, ethical standards and external commitments, and the implementation of related policies;

•	appointing and reviewing the performance of the Chief Executive Officer; and

•	reporting to shareholders on ANZ’s performance.

In addition to the above and any matters expressly required by law to be approved by the Board, powers specifically reserved for the Board include:

•	approval of ANZ’s Remuneration Policy, including various remuneration matters as detailed in the Charter;

•	any matters in excess of any discretions delegated to Board Committees or the Chief Executive Officer;

•	annual approval of the budget and strategic plan;

•	significant changes to organisational structure; and

•	the acquisition, establishment, disposal or cessation of any significant business.

Under ANZ’s Constitution, the Board may delegate any of its powers and responsibilities to Committees of the Board. The roles of the principal Board Committees are set out on pages 55 to 59.

Board Meetings

The Board normally meets at least eight times each year, including an offsite meeting to review in detail the Group’s strategy.

Typically at Board meetings the agenda will include:

•	minutes of the previous meeting, and outstanding issues raised by Directors at previous meetings;

•	the Chief Executive Officer’s report;

•	the Chief Financial Officer’s report;

•	reports on major projects and current business issues;

•	specific business proposals;

•	reports from Chairs of Committees which have met shortly prior to the Board meeting on matters considered at those meetings; and

•	for review, the minutes of previous Committee meetings.

There are two private sessions held at the end of each Board meeting which are each chaired by the Chairman of the Board.

The first involves all Directors including the CEO, and the second involves only the non-executive Directors.

The Chief Financial Officer, Group General Counsel and Company Secretary are also present at all Board meetings. Members of senior management attend Board meetings when an issue under their area of responsibility is being considered or as otherwise requested by the Board.

CEO and Delegation to Management

The Board has delegated to the Chief Executive Officer, and through the Chief Executive Officer to other senior management, the authority and responsibility for managing the everyday affairs of ANZ. The Board monitors management and their performance on behalf of shareholders.

The Group Discretions Policy details the comprehensive discretions framework that applies within ANZ and to employees appointed to operational roles or directorships of related entities.

The Group Discretions Policy is maintained by the Chief Financial Officer and reviewed annually by the Audit Committee with the outcome of this review reported to the Board.

Corporate Governance 51

CORPORATE GOVERNANCE (continued)

At a senior management level, ANZ has a Management Board which comprises the Chief Executive Officer and ANZ’s most senior executives.

As at 30 September 2010, the following senior executives, in addition to the Chief Executive Officer, were members of Management Board: Graham Hodges – Deputy Chief Executive Officer; Peter Marriott – Chief Financial Officer; Phil Chronican – Chief Executive Officer, Australia; David Hisco – Chief Executive Officer, New Zealand; Shayne Elliott – Chief Executive Officer, Institutional; Alex Thursby – Chief Executive Officer, Asia Pacific, Europe and America; David Cartwright – Chief Operating Officer; Susie Babani – Group Managing Director, Human Resources; Chris Page – Chief Risk Officer; Joyce Phillips – Group Managing Director, Strategy, M&A, Marketing and Innovation; and Anne Weatherston – Chief Information Officer.

Typically, the Management Board meets every week and has a full day meeting each month to discuss business performance, review shared initiatives and build collaboration and synergy across the Group.

Board Composition, Selection and Appointment

The Board strives to achieve a balance of skills, tenure, experience, diversity, and perspective among its Directors. Details regarding each Director in office at the date of this Annual Report can be found on pages 47 to 49.

The Governance Committee (see page 56) has been delegated responsibility to review and make recommendations to the Board regarding Board composition, and to assist in relation to the director nomination process.

The Governance Committee conducts an annual review of the size and composition of the Board, to assess whether there is a need for any new non-executive Director appointments. This review takes the following factors into account:

•	relevant guidelines/legislative requirements in relation to Board composition;

•	Board membership requirements as articulated in the Board Charter; and

•	other considerations including ANZ’s strategic goals and the importance of having appropriate Board balance and diversity.

In relation to balance and diversity, the guiding principle is that the Board’s composition should reflect balance in such matters as:

•

specialist skill representation relating to both functions (such as accounting/finance, law and technology) and industry background (such as banking/ financial services, retail, professional services);

•	tenure;

•

Board experience (amongst the members of the Board, there should be a significant level of familiarity with formal board and governance processes and a considerable period of time previously spent working at senior level within one or more organisations of significant size);

•	age spread;

•	diversity in general (including gender diversity); and

•	geographic experience.

Other matters for explicit consideration by the Committee are personal qualities, communication capabilities, ability and commitment to devote appropriate time to the task, the complementary nature of the distinctive contribution each director might make, professional reputation and community standing.

Potential candidates for new directors may be provided at any time by a Board member to the Chair of the Governance Committee. The Chair of the Governance Committee maintains a list of nominees to assist the Board in the succession planning process.

Where there is a need for any new appointments, a formal assessment of nominees will be conducted by the Governance Committee. In assessing nominees, the Governance Committee has regard to the principles set out above.

Professional intermediaries may be used from time to time where deemed necessary and appropriate to assist in the process of identifying and considering potential candidates for Board membership.

If found suitable, potential candidates are recommended to the Board. The Chairman of the Board is responsible for approaching potential candidates.

The Committee also reviews and recommends the process for the election of the Chairman of the Board and reviews succession planning for the Chairman of the Board, making recommendations to the Board as appropriate.

APPOINTMENT DOCUMENTATION

Each new non-executive Director receives an appointment letter accompanied by a:

•	Directors’ handbook – The handbook includes information on a broad range of matters relating to the role of a Director, including details of all applicable policies; and

•

Directors’ Deed – Each Director signs a Deed in a form approved by shareholders at the 2005 Annual General Meeting which covers a number of issues including indemnity, directors’ and officers’ liability insurance, the right to obtain independent advice and requirements concerning confidential information.

UNDERTAKING INDUCTION TRAINING

Every new Director takes part in a formal induction program which involves the provision of information regarding ANZ’s values and culture, the Group’s governance framework, the non-executive Directors Code of Conduct and Ethics, Director related policies, Board and Committee policies, processes and key issues, financial management and business operations. A briefing is also provided by senior management about matters concerning their areas of responsibility.

MEETING SHARE QUALIFICATION

Non-executive Directors are required to accumulate within 5 years of appointment, and thereafter maintain, a holding in ANZ shares that is equivalent to at least 100% of a non-executive Director’s base fee (and 200% of this fee in the case of the Chairman).

52 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

ELECTION AT NEXT ANNUAL GENERAL MEETING

Subject to the provisions of ANZ’s Constitution and the Corporations Act 2001, the Board may appoint a person as a non-executive Director of ANZ at any time but that person must retire and, if they wish to continue in that role, must seek election by shareholders at the next Annual General Meeting.

FIT AND PROPER

ANZ has a robust framework in place to ensure that individuals appointed to relevant senior positions within the Group have the appropriate fitness and propriety to properly discharge their prudential responsibilities on appointment and during the course of their appointment.

The framework, set out in ANZ’s Fit and Proper Policy, addresses the requirements of APRA’s Fit and Proper Prudential Standard. It involves assessments being carried out for each Director, relevant senior executives and the lead partner of ANZ’s external auditor prior to a new appointment being made. These assessments are carried out against a benchmark of documented competencies which have been prepared for each role, and also involve attestations being completed by each individual, as well as the obtaining of evidence of material qualifications and the carrying out of checks such as criminal record, bankruptcy and regulatory disqualification checks.

These assessments are reviewed thereafter on an annual basis. The Governance Committee and the Board have responsibility for assessing the fitness and propriety of non-executive Directors. The Human Resources Committee is responsible for assessing the fitness and propriety of the Chief Executive Officer and key senior executives. The Audit Committee is responsible for assessing the fitness and propriety of the external auditor.

Fit and Proper assessments were successfully carried out in respect of each non-executive Director, the Chief Executive Officer, key senior executives and the external auditor during the 2010 financial year.

INDEPENDENCE AND MATERIALITY

Under ANZ’s Board Charter, the Board must contain a majority of non-executive Directors who satisfy ANZ’s criteria for independence.

The Board Charter sets out independence criteria in order to establish whether a non-executive Director has a relationship with ANZ which could (or could be perceived to) impede their decision-making.

All non-executive Directors are required to notify the Chairman of a potential change in their outside Board appointments. The Chairman reviews the proposed appointments and will consult with other Directors as the Chairman deems appropriate.

In the 2010 financial year, the Governance Committee conducted its annual review of the criteria for independence against the ASX Governance Principles and APRA Prudential Standards, as well as US director independence requirements.

ANZ’s criteria are more comprehensive than those set in many jurisdictions including in particular criteria stipulated specifically for Audit Committee members. The criteria and review process are both set out in the Corporate Governance section of ANZ’s website.

In summary, a relationship with ANZ is regarded as material if a reasonable person in the position of a non-executive director of ANZ would expect there to be a real and sensible possibility that it would influence a Director’s mind in:

•	making decisions on matters likely to come regularly before the Board or its Committees;

•	objectively assessing information and advice given by management;

•	setting policy for general application across ANZ; and

•	generally carrying out the performance of his or her role as a Director.

During 2010, the Board reviewed each non-executive Director’s independence and concluded that the independence criteria were met by each non-executive Director.

Directors’ biographies on pages 47 to 49 and on anz.com highlight their major associations outside of ANZ.

CONFLICTS OF INTEREST

Over and above the issue of independence, each Director has a continuing responsibility to determine whether he or she has a potential or actual conflict of interest in relation to any material matter which comes before the Board. Such a situation may arise from external associations, interests or personal relationships.

Under the Directors Disclosure of Interest Policy and Policy for handling Conflicts of Interest, a Director may not exercise any influence over the Board if a potential conflict of interest exists.

In such circumstances, the Director may not receive relevant Board papers and, unless the other Directors have resolved to the contrary, may not be present for Board deliberations on the subject, and may not vote on any related Board resolutions. These matters, should they occur, are recorded in the Board minutes.

INDEPENDENT ADVICE

In order to assist Directors in fulfilling their responsibilities, each Director has the right (with the prior approval of the Chairman) to seek independent professional advice regarding his/her responsibilities at the expense of ANZ. In addition, the Board and each Committee, at the expense of ANZ, may obtain whatever professional advice it requires to assist in its work.

TENURE AND RETIREMENT

ANZ’s Constitution, consistent with the ASX Listing Rules, provides that a non-executive Director must seek re-election by shareholders every 3 years if they wish to continue in their role as a non-executive Director.

In addition, ANZ’s Board Renewal and Performance Evaluation Policy confirms that non-executive Directors will retire once they have served a maximum of three 3-year terms after first being elected by shareholders unless invited by the Board to extend their tenure due to special circumstances.

Corporate Governance 53

CORPORATE GOVERNANCE (continued)

CONTINUING EDUCATION

ANZ Directors take part in a range of training and continuing education programs. In addition to a formal induction program (see page 52), Directors also receive regular bulletins designed to keep them abreast of matters relating to their duties and responsibilities as Directors.

Each Committee also conducts its own continuing education sessions from time to time as appropriate. Internal and/or external experts are engaged to conduct all education sessions. Directors also receive regular business briefings at Board meetings. These briefings are intended to provide Directors with information on each area of ANZ’s business, in particular regarding performance, key issues, risks and strategies for growth. In addition, Directors have the opportunity to participate in site visits from time to time.

ACCESS TO DIRECTORS

Management is able to consult Directors as required. Employees have access to the Directors directly or through the Company Secretary. Shareholders who wish to communicate with the Directors may direct correspondence to a particular Director, or to the non-executive Directors as a whole.

Role of Company Secretary

The Board is responsible for the appointment of ANZ’s Company Secretaries. The Board has appointed three Company Secretaries. The Group General Counsel provides legal advice to the Board as and when required. He works closely with the Chair of the Governance Committee to develop and maintain ANZ’s corporate governance principles, and is responsible to the Board for the Company Secretary’s Office function.

The Company Secretary is responsible for the day-to-day operations of the Company Secretary’s Office including lodgements with relevant Securities Exchanges and other regulators, the administration of Board and Board Committee meetings (including preparation of meeting minutes), the management of dividend payments and associated share plans, the administration of the Group’s Australian subsidiaries and oversight of the relationship with ANZ’s Share Registrar.

The Chief Financial Officer is also appointed as a Company Secretary. Profiles of ANZ’s Company Secretaries can be found in the Directors’ Report on page 12.

Performance Evaluations

OVERVIEW

The framework used to assess the performance of Directors is based on the expectation that they are performing their duties:

•	in the interests of shareholders;

•	in a manner that recognises the great importance that ANZ places on the values of honesty, integrity, quality and trust;

•	in accordance with the duties and obligations imposed upon them by ANZ’s Constitution, Non-Executive Directors’ Code of Conduct and Ethics, and the law; and

•	having due regard to ANZ’s corporate responsibility objectives, and the importance of ANZ’s relationships with all its stakeholders and the communities and environments in which ANZ operates.

The performance criteria also take into account the Director’s contribution to:

•	charting the direction, strategy and financial objectives of ANZ;

•	monitoring compliance with regulatory requirements and ethical standards;

•	monitoring and assessing management’s performance in achieving strategies and budgets approved by the Board;

•	setting criteria for and evaluating the Chief Executive Officer’s performance; and

•	the regular and continuing review of executive succession planning and executive development activities.

The performance evaluation process is set out in ANZ’s Board Renewal and Performance Evaluation Policy.

NON-EXECUTIVE DIRECTORS

Non-executive Director performance evaluations are conducted in two ways:

•

Annual review – On an annual basis, or more frequently if appropriate, the Chairman has a one-on-one meeting with each non-executive Director specifically addressing the performance criteria including compliance with the Non-Executive Directors ‘ Code of Conduct and Ethics. To assist the effectiveness of these meetings, the Chairman is provided with objective information about each Director (e.g. number of meetings attended, Committee memberships, other current directorships etc) and a guide for discussion to ensure consistency. A report on the outcome of these meetings is provided to the Governance Committee and to the Board.

•

Re-election statement – Non-executive Directors when nominating for re-election are given the opportunity to submit a written or oral statement to the Board setting out the reasons why they seek re-election. In the non-executive Director’s absence, the Board evaluates this statement and has regard to the performance criteria when it considers whether to endorse the relevant Director’s re-election.

54 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

CHAIRMAN OF THE BOARD

An annual review of the performance of the Chairman of the Board is undertaken based on input from each Director individually on the performance of the Chairman of the Board against the competencies for the Chairman’s role approved by the Board.

The input from each Director is collated and an overview report is provided to the Governance Committee, as well as feedback to the Chairman of the Board.

THE BOARD

It is expected that externally facilitated reviews of the Board will occur approximately every three years. During 2008/2009 the performance of the Board in respect of the previous year was assessed using an independent external facilitator, who sought input from each Director and certain members of senior management when carrying out the assessment.

The review process in the intervening years is conducted internally, and considers progress against any recommendations implemented arising from the most recent externally facilitated review, together with any new issues that may have arisen.

BOARD COMMITTEES

Each of the principal Board Committees conducts an annual Committee performance self-assessment to review performance using Guidelines approved by the Governance Committee. The Guidelines set out that at a minimum, the self-assessments should review and consider the following:

•	the scope of the Committee’s responsibilities and duties as enshrined in its Charter;

•	the Committee’s performance against its Charter and annual calendar of business;

•	the Committee’s performance against any goals or objectives it set itself for the year under review;

•	major issues considered by the Committee during the year; and

•	the identification of future topics for training/education of the Committee.

The outcomes of the performance self-assessments, along with plans and objectives for the new financial year, are submitted to the Governance Committee (and, in the case of the Governance Committee, to the Board) for discussion and noting.

SENIOR MANAGEMENT

Details of how the performance evaluation process is undertaken by the Board in respect of the Chief Executive Officer and other key senior executives, including how financial, customer, operational and qualitative measures are assessed, are set out in the Remuneration Report on pages 16 and 18.

REVIEW PROCESSES UNDERTAKEN

Board, Director, Board Committee and relevant senior management evaluations in accordance with the above processes have been undertaken in respect of the 2009/10 reporting period, with one exception. It was believed not necessary or appropriate to carry out a performance review of the Chairman of the Board given the recent change of Chairman.

Board Committees

As set out on page 51 of this statement, the Board has the ability under its Constitution to delegate its powers and responsibilities to Committees of the Board. This allows the Board to spend additional and more focused time on specific issues. ANZ’s Board has five principal Board Committees: Audit Committee, Governance Committee, Human Resources Committee, Risk Committee and Technology Committee.

MEMBERSHIP AND ATTENDANCE

Each of the principal Board Committees is comprised solely of independent non-executive Directors, has its own Charter and has the power to initiate any special investigations it deems necessary.

Membership criteria are based on each Director’s skills and experience, as well as his/her ability to add value and commit time to the Committee. Composition is reviewed annually by the Board.

The Chairman is an ex-officio member of each principal Board Committee. The Chief Executive Officer is invited to attend Board Committee meetings as appropriate. His presence is not automatic, however, and he does not attend any meeting where his remuneration is considered or discussed, nor does he attend the non-executive Director private sessions of Committees. Non-executive Directors may attend any meeting of any Committee.

Each Board Committee may, within the scope of its responsibilities, have unrestricted access to management, employees and information it considers relevant to the carrying out of its responsibilities under its Charter.

Each Board Committee may require the attendance of any ANZ officer or employee, or request the attendance of any external party, at meetings as appropriate.

MEETINGS

The principal Board Committees plan their annual agendas following a process approved by the Board. The offices of the executives who are appointed to assist the Chair of each Board Committee liaise in order to review the calendars of business prepared by each Committee and identify any potential gaps and unnecessary overlaps between the Committees. Any issues arising from this are reported to, and resolved by, the relevant Committee Chairs. The results of this process are then reported to the Governance Committee to assist the Board in fulfilling its oversight responsibilities in respect of the delegations it has made to the various Board Committees.

Committees report at the next Board meeting through the Committee Chairs. When there is a cross-Committee item, the Committees will communicate with each other through their Chairs. Throughout the year, each Committee Chair also conducts agenda planning meetings involving relevant stakeholders to take account of emerging issues.

Corporate Governance 55

CORPORATE GOVERNANCE (continued)

ANZ BOARD COMMITTEE MEMBERSHIPS – as at 30 September 2010

Audit	Governance	Human Resources	Risk	Technology

Mr D E Meiklejohn FE, C	Mr J P Morschel C	Ms A M Watkins C	Mr I J Macfarlane C	Dr G J Clark C

Mr P A F Hay	Dr G J Clark	Dr G J Clark	Mr P A F Hay	Mr I J Macfarlane

Ms A M Watkins FE	Mr I J Macfarlane	Mr P A F Hay	Mr Lee Hsien Yang	Mr Lee Hsien Yang

Mr J P Morschel (ex officio)		Mr D E Meiklejohn	Mr D E Meiklejohn	Mr J P Morschel (ex officio)

		Mr J P Morschel (ex officio)	Ms A M Watkins

Mr J P Morschel (ex officio)

C – Chair FE – Financial Expert

Mr C B Goode was an ex offico member of all Board Committees prior to his retirement from the Board on 28 February 2010.

Mr J P Morschel was a member of all Board Committees from 1 October 2009 until he succeeded Mr C B Goode as Chairman of the Board, when he continued to act as a member of each Committee on an ex officio basis, other than the Governance Committee which he has chaired.

Mr J K Ellis was a Director prior to his retirement from the Board on 18 December 2009, but did not serve as a Board Committee member during the 2009/10 financial year.

AUDIT COMMITTEE

The Audit Committee is responsible for the oversight and monitoring of:

•	ANZ’s financial reporting principles and policies, controls and procedures;

•	the effectiveness of ANZ’s internal control and risk management framework in connection with financial governance;

•	the work of Internal Audit which reports directly to the Chair of the Audit Committee (refer to Internal Audit on page 59 for more information);

•	the Audit Committees of significant subsidiary companies;

•	prudential supervision procedures required by regulatory bodies relating to financial reporting; and

•	the integrity of ANZ’s financial statements, compliance with related regulatory requirements and the independent audit thereof.

The Audit Committee is also responsible for:

•	the appointment, annual evaluation and oversight of the external auditor, including reviewing their independence and fitness and propriety;

•	compensation of the external auditor;

•	where appropriate, replacement of the external auditor; and

•	reviewing the performance and remuneration of the Group General Manager Internal Audit.

Under the Committee Charter, all members of the Audit Committee must be appropriately financially literate. Both Mr Meiklejohn (Chair) and Ms Watkins were determined to be a ‘financial expert’ during the 2010 financial year under the definition set out in the Audit Committee Charter. While the Board has determined that Mr Meiklejohn and Ms Watkins each have the necessary attributes to be a ‘financial expert’ in accordance with the relevant requirements, it is important to note that this does not give rise to Mr Meiklejohn or Ms Watkins having responsibilities additional to those of other members of the Audit Committee.

The Audit Committee meets with the external auditor and internal auditor without management being present. The Chair of the Audit Committee meets separately and regularly with the Group General Manager Internal Audit, the external auditor and management.

The Deputy Chief Financial Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2010 financial year included:

•

Internal and External Audit – the Committee approved the annual plans for internal and external audit and kept progress against those plans under regular review. Adjustments to the internal audit plan were made during the year to accommodate changes arising from businesses acquired and high focus items arising from the integration of these businesses;

•	Regulatory developments – reports on accounting developments were provided to the Committee outlining relevant changes and implications for ANZ;

•

Financial Reporting Governance Program – the Committee continued to monitor the progress of the 2010 Financial Reporting Governance Program and received regular updates on key themes, areas of focus, and Program status; and

•	Whistleblowing – the Committee received reports on disclosures made under ANZ’s Global Whistleblower Protection Policy.

GOVERNANCE COMMITTEE

The Governance Committee is responsible for:

•	identifying and recommending prospective Board members and ensuring appropriate succession planning for the position of Chairman (see page 52);

•	ensuring there is a robust and effective process for evaluating the performance of the Board, Board Committees and non-executive Directors (see pages 54 to 55);

•	ensuring an appropriate Board and Board Committee structure is in place;

•	reviewing and approving the Charters for each Board Committee except its own, which is reviewed and approved by the Board; and

•	reviewing the development of and approving corporate governance policies and principles applicable to ANZ.

The Group General Counsel is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

56 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

Substantive areas of focus in the 2010 financial year included:

•

Succession Planning – two long serving Directors retired during the financial year, and a new Chairman was appointed. Mr Morschel was appointed to succeed Mr Goode as Chairman upon Mr Goode’s retirement in February 2010 following 19 years service as a Director and 15 years service as Chairman. In addition, Mr Ellis retired at the 2009 AGM after 15 years service as a Director. All current non-executive Directors are subject to the Director tenure policy which limits the period of service to a maximum of three 3 year terms after election by shareholders;

•

Board governance framework – the Committee conducted its annual review of the Board’s governance framework and principles including in relation to Board composition and size, Director tenure, outside commitments, Board and Committee education, nomination procedures and Director independence criteria;

•

Board and Committee performance evaluations – the Committee reviewed the major themes arising from the annual Board performance review process, and considered whether any aspects of the Board’s oversight framework could be strengthened. The Committee also received annual performance self-assessment reports from each of the other principal Board Committees; and

•

Review and approval of Group policies – the Committee reviewed and, where appropriate, approved amendments to existing Group policies including the Continuous Disclosure Policy, Global Employee Securities Trading and Conflict of Interest Policy, Board Renewal and Performance Evaluation Policy, Fit & Proper Policy, Director independence criteria and assessment process, Shareholder Charter, Employee Code of Conduct and Ethics, and Policy on Provision of Banking Facilities to Directors and Senior Officers.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee assists the Board in relation to remuneration matters and senior executive succession, including for the Chief Executive Officer. The Committee also assists the Board by reviewing and approving policies, as well as monitoring performance, with respect to Health and Safety issues and Diversity.

The Committee’s Charter was reviewed and amended during the year to address new regulatory requirements issued by APRA. The Committee is responsible for reviewing and making recommendations to the Board on:

•	all remuneration matters relating to the Chief Executive Officer (details in the Remuneration Report on pages 15 to 45);

•	performance and remuneration, including incentive arrangements, for other Board Appointees and key senior executives who may be able to affect ANZ’s financial soundness;

•	the design of remuneration structures and significant incentive plans; and

•	the Group’s Remuneration Policy and remuneration strategy.

In addition, the Committee considers and approves the appointment of Board Appointees and senior executive succession plans.

The Group Managing Director, Human Resources is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2010 financial year included:

•

Management roles and performance – the Committee reviewed the performance of the CEO, the CEO’s direct reports and other key roles and ensured that succession plans were in place for Management Board and business critical roles;

•

Regulatory changes – the Committee considered the impacts of APRA Prudential Standards on remuneration, the changes to taxation on employee equity plans, the Productivity Commission Review and the termination payments cap legislation. As a result, a number of changes to remuneration practices were made during the year to further strengthen the alignment of rewards with prudent risk taking. The Committee continues to closely monitor regulatory developments and implications for ANZ;

•	Fitness and Propriety – the Committee completed fit and proper assessments for all existing and new Board Appointees; and

•

Remuneration – the Committee approved the grant of up to $1000 of shares to each eligible employee under the Employee Share Acquisition Plan, and reviewed and approved amendments to the bonus framework for the Institutional Division. The Committee conducted an annual review of remuneration for non-executive Directors and decided to maintain the existing freeze on director fees for the 2009/10 financial year (apart from a reduction in the Chairman’s fees and an increase in the fees payable to the Chair and Members of the Audit Committee), and also reviewed the compensation structure for senior executives and agreed not to increase their fixed remuneration for the 2009/10 financial year (other than in respect of the Chief Risk Officer whose remuneration mix was adjusted).

For more details on the activities of the Human Resources Committee, please refer to the Remuneration Report on pages 15 to 45.

RISK COMMITTEE

The Board is principally responsible for approving the Group’s risk tolerance, related strategies and policies, for the oversight of policy compliance, and for the effectiveness of the risk and compliance management framework that is in place.

The Risk Committee is delegated responsibility for overseeing, monitoring and reviewing the Group’s risk management principles and policies, strategies, processes and controls including credit, market, liquidity, balance sheet, operational, compliance and other reputational risk control frameworks, as well as the culture of the organisation in connection with such matters.

The Committee is also authorised to approve credit transactions and other related matters beyond the approval discretion of executive management.

The Chief Risk Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Corporate Governance 57

CORPORATE GOVERNANCE (continued)

Substantive areas of focus in the 2010 financial year included:

•

Economic Environment – the Committee received updates on the global economic environment and closely monitored the volatility in markets as aftershocks continued to work through the system following the global financial crisis;

•	Regulatory Change – the Committee monitored proposed new financial regulations, both local and global, aimed at promoting the resilience of the banking systems in various jurisdictions;

•

Acquisitions – updates were received and reviewed regarding the integration of businesses acquired from the Royal Bank of Scotland Group plc and Landmark Financial Services, and the acquisition of ING Groep’s 51% shareholding in the ANZ-ING wealth management and life insurance joint ventures;

•	Provisioning – the Committee regularly monitored provisioning levels; and

•	Risk Control Frameworks – the Committee approved an updated Operational Risk Management Framework and revised Credit Approval Discretions.

In addition, Management reported to the Risk Committee during the year as to the effectiveness of ANZ’s risk and compliance management framework and the management of ANZ’s material business risks.

In August 2008, ANZ released the findings of the Review Committee which examined ANZ’s involvement in Securities Lending and its relationship with Broker clients including the Opes Prime group. ANZ pursued a remediation program to address the 13 recommendations arising from the Review. While ANZ will continue to report its progress on some longer-term aspects of the program to APRA, in January 2010 APRA advised ANZ that it was comfortable to formally close its oversight of the remediation program.

ANZ introduced a new training program (‘Understanding Risk in our World’) during the year as part of its commitment to embedding the principle that risk is every employee’s responsibility. The program, which is to be undertaken by all ANZ employees, focuses on increasing understanding of risk management to improve each employee’s ability to make more effective decisions on behalf of ANZ.

For further information on how ANZ manages its material financial risks, please see the disclosures in relation to AASB 7 ‘Financial Instruments: Disclosure’ in the notes to the financial statements.

For further information on risk management governance and related ANZ policies, please see the Corporate Governance section of anz.com.

TECHNOLOGY COMMITTEE

The Technology Committee assists the Board in the effective discharge of its responsibilities in relation to technology and operations related matters. The Committee is responsible for the oversight and evaluation of major technology and operations projects above $100 million, security issues relevant to ANZ’s technology, long-term technology and operations planning, and the approval of policies, strategies and control frameworks for the management of technology risk.

The Chief Information Officer and Chief Operating Officer are the executives responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2010 financial year included:

•	Review of new and existing major projects – the Committee reviewed proposed new major projects and monitored progress of existing major projects;

•	Strategy – the Committee received reports on major strategic initiatives, including expected future technology and operations investments;

•	Security – updates were received on key information security issues, and various tactical and strategic activities planned to remediate or control them; and

•	Service and Systems Stability and Performance – the Committee received regular reports on operational performance, and actions undertaken to maintain or improve service stability.

58 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

DIRECTORS’ MEETINGS

The number of Board meetings and meetings of Committees during the year that each Director was eligible to attend, and the number of meetings attended by each Director were:

							Human
			Audit		Governance		Resources		Risk		Technology		Executive		Shares		Committee
	Board		Committee		Committee		Committee		Committee		Committee		Committee*		Committee*		of the Board*
	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B
G J Clark	12	12			4	4	5	4			5	5
J K Ellis	4	3
C B Goode	6	6	5	4	2	2	3	3	2	2	3	3			1	1	4	4
P A F Hay	12	12	9	8			5	5	6	6							1	1
Lee Hsien Yang	12	12							6	6	5	5
I J Macfarlane	12	12			4	4			6	6	5	5
D E Meiklejohn	12	12	9	9			5	4	6	6			1	1			3	3
J P Morschel	12	12	9	9	4	4	5	5	6	6	5	5	1	1	2	2	6	6
M R P Smith	12	12											1	1	2	2	6	6
A M Watkins	12	12	9	7			5	5	6	5					2	2	1	1

Column A – Indicates the number of meetings the Director was eligible to attend.

Column B – Indicates the number of meetings attended.

*	The meetings of the Executive Committee, Shares Committee and Committee of the Board as referred to in the table above include those conducted by written resolution.

ADDITIONAL COMMITTEES

In addition to the five principal Board Committees, the Board has constituted an Executive Committee and a Shares Committee, each consisting solely of Directors, to assist in carrying out specific tasks.

The Executive Committee has the full power of the Board and is convened as necessary between regularly scheduled Board meetings to deal with urgent matters. The Shares Committee has the power to manage on behalf of the Board the issue of shares and options (including under ANZ’s Employee Share Plan and Share Option Plan). The Board also forms and delegates authority to ad-hoc Committees of the Board as and when needed to carry out specific tasks.

Audit and Financial Governance

INTERNAL AUDIT

Internal Audit is a function independent of management whose role is to provide the Board of Directors and Management with an effective and independent appraisal of the Company’s internal controls. Operating under a Board approved Charter, the Group General Manager Internal Audit reports directly and solely to the Chair of the Audit Committee, with a direct communication line to the Chief Executive Officer and the external auditors.

The Global audit plan is developed utilising a risk based approach and is refreshed on a quarterly basis. The Audit Committee approves the plan, the associated budget and any changes thereto quarterly.

All audit activities are conducted in accordance with ANZ policies and values, as well as local and international auditing standards, and the results are reported to the Audit Committee, Risk Committee and Management. These results influence the performance assessment of business heads.

Internal Audit also monitors the remediation of audit issues and highlights the current status of any outstanding audits.

EXTERNAL AUDIT

The external auditor’s role is to provide an independent opinion that ANZ’s financial reports are true and fair and comply with applicable regulations. The external auditor performs an independent audit in accordance with Australian Auditing Standards. The Audit Committee oversees ANZ’s Policy on Relationship with the External Auditor. Under the Policy, the Audit Committee is responsible for the appointment (subject to ratification by shareholders) and also the compensation, retention and oversight of the external auditor.

The Policy also stipulates that the Audit Committee:

•	pre-approves all audit and non-audit services on an engagement by engagement basis or pursuant to specific pre-approval policies adopted by the Committee;

•	regularly reviews the independence of the external auditor; and

•	evaluates the effectiveness of the external auditor.

The Policy also requires that all services provided by the external auditor, including the non-audit services that may be provided by the external auditor, must be in accordance with the following principles:

•	the external auditor should not have a mutual or conflicting interest with ANZ;

•	the external auditor should not audit its own work;

•	the external auditor should not function as part of management or as an employee; and

•	the external auditor should not act as an advocate of ANZ.

The Policy, which sets out in detail the types of services the external auditor may and may not provide, can be found on the Corporate Governance section of anz.com.

Details of the non-audit services provided by the external auditor, KPMG, during the 2010 financial year, including their dollar value, together with the statement from the Board as to their satisfaction with KPMG’s compliance with the related independence requirements of the Corporations Act 2001, are set out in the Directors’ Report on page 12.

Corporate Governance 59

CORPORATE GOVERNANCE (continued)

In addition, ANZ requires a two year period before any former partner or employee of the external auditor is appointed as a Director or senior executive of ANZ. The lead partner of the external auditor is required to rotate off the audit after 5 years and cannot return for a further 5 years. Certain other senior audit staff are required to rotate off after a maximum of seven years. Any appointments of ex-partners or ex-employees of the external auditor as ANZ finance staff, at senior manager level or higher, must be pre-approved by the Chair of the Audit Committee.

As disclosed in previous Annual Reports, in 2004 the US SEC commenced an inquiry into non-audit services provided by ANZ’s auditor, KPMG. ANZ has provided the information requested by the SEC. This inquiry has not concluded. Should the SEC determine that services provided by KPMG did not comply with the US auditor independence rules, the SEC may seek sanctions, the nature and amount of which are not known. Whilst ANZ cannot predict the outcome of the inquiry, based on information currently available, ANZ does not believe it will have a material adverse effect on ANZ.

FINANCIAL CONTROLS

The Audit Committee of the Board oversees ANZ’s financial reporting policies and controls, the integrity of ANZ’s financial statements, the relationship with the external auditor, the work of Internal Audit, and the Audit Committees of various significant subsidiary companies.

ANZ maintains a Financial Reporting Governance (FRG) Program which evaluates the design and tests the operation of key financial reporting controls. In addition half-yearly certifications are completed by senior management, including senior finance executives. These certifications comprise representations and questions about financial results, disclosures, processes and controls and are aligned with ANZ’s external obligations. This process is independently evaluated by Internal Audit and tested by the FRG Program.

Any issues arising from the evaluation and testing are reported to the Audit Committee. This process assists the Chief Executive Officer and Chief Financial Officer in making the certifications to the Board under the Corporations Act and ASX Governance Principles as set out in the Directors’ Report on page 13.

Ethical and Responsible Decision-making

CODES OF CONDUCT AND ETHICS

ANZ has two main Codes of Conduct and Ethics, the Employee Code and the Non-Executive Directors Code. These Codes provide employees and Directors with a practical set of guiding principles to help them make decisions in their day to day work. Having two Codes recognises the different responsibilities that Directors have under law but enshrines the same values and principles.

The Codes embody honesty, integrity, quality and trust, and employees and Directors are required to demonstrate these behaviours and comply with the Codes whenever they are identified as representatives of ANZ.

The principles underlying ANZ’s Codes of Conduct and Ethics are:

•	We act in ANZ’s best interests and value ANZ’s reputation;

•	We act with honesty and integrity;

•	We treat others with respect, value difference and maintain a safe working environment;
•	We identify conflicts of interest and manage them responsibly;

•	We respect and maintain privacy and confidentiality;

•	We do not make or receive improper payments, benefits or gains;

•	We comply with the Codes, the law and ANZ’s policies and procedures; and

•	We immediately report any breaches of the Codes, the law or ANZ policies and procedures.

The Codes are supported by the following detailed policies that together form ANZ’s Conduct and Ethics Policy Framework:

•	ANZ Anti-Money Laundering and Counter-Terrorism Financing Program;

•	ANZ Use of Systems, Equipment and Information Policy;

•	ANZ Global Fraud and Corruption Policy;

•	ANZ Group Expense Policy;

•	ANZ Equal Employment Opportunity, Bullying and Harassment Policy;

•	ANZ Health and Safety Policy;

•	ANZ Global Employee Securities Trading and Conflict of Interest Policy;

•	ANZ Global Anti-Bribery Policy; and

•	ANZ Global Whistleblower Protection Policy.

ANZ has implemented Values and Ethics training sessions to be run by ANZ leaders with their direct reports at manager level or above. The sessions are designed to build line manager capability, equipping ANZ leaders and their teams with tools and knowledge to make values-based, conscious and ethical business decisions and create team behaviour standards that are in line with the ANZ Values.

Within two months of starting work with ANZ, and thereafter on an annual basis, all employees are required to complete a training course that takes each employee through the eight Code principles and a summary of their obligations under each of the policies in the Conduct and Ethics Policy Framework. Employees are required to declare that they have read and understand the principles of the Employee Code, including key relevant extracts of the policies set out above.

To support the Employee Code of Conduct and Ethics, ANZ’s Global Performance Improvement and Unacceptable Behaviour Policy sets out the process to be followed to determine whether the Code has been breached and the consequences that should be applied to employees who are found to have breached the Code. Under the ANZ Global Performance Management Framework, any breach of the Code that leads to a consequence (such as a warning) will result in an unacceptable risk/compliance/behaviour flag being given at the time of the performance assessment. A flag must be taken into account when determining an employee’s performance and remuneration outcome and will almost always negatively impact those outcomes for the financial year in question.

Directors’ compliance with the non-executive Directors Code continues to form part of their annual performance review.

60 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

SECURITIES TRADING

ANZ’s Global Employee Securities Trading and Conflict of Interest Policy prohibits trading in ANZ securities or the securities of other companies by all employees and Directors who are aware of unpublished price-sensitive information.

The Policy specifically prohibits restricted employees and their associates trading in ANZ securities during ‘blackout periods’ leading up to the day following the half-yearly and annual results announcements.

Non-executive Directors are required to seek approval from the Chairman in advance of any trading in ANZ securities. The Chairman of the Board is required to seek approval from the Chairman of the Audit Committee. Senior Executives and other restricted employees are also required to seek approval before they, or their associates, trade in ANZ securities.

It is a condition of the grant of employee deferred shares, share options and rights that no schemes are entered into by any employee that specifically protect the value of such shares, options and rights before the shares have vested or the options or rights have entered their exercisable period. Any breach of this prohibition would constitute a breach of the grant conditions and would result in the forfeiture of the relevant shares, options or rights.

Directors and Management Board members are also prohibited from providing ANZ securities as security in connection with any margin loan or similar financing arrangement under which they may be subject to a margin call or loan to value ratio obligations.

WHISTLEBLOWER PROTECTION

The ANZ Global Whistleblower Policy provides a mechanism by which ANZ employees, contractors and consultants may report or escalate serious issues on a confidential basis, without fear of reprisal, dismissal or discriminatory treatment.

Complaints may be made under the Policy to designated Whistleblower Protection Officers, or via an independently managed Whistleblower Protection hotline.

Commitment to Shareholders

Shareholders are the owners of ANZ and our approaches described below are enshrined in ANZ’s Shareholder Charter, a copy of which can be found on the Corporate Governance section of anz.com.

COMMUNICATION

In order to make informed decisions about ANZ, and to communicate views to ANZ, it is important for shareholders to have an understanding of ANZ’s business operations and performance.

ANZ encourages shareholders to take an active interest in ANZ, and seeks to provide shareholders with quality information in a timely fashion through ANZ’s reporting of results, ANZ’s Annual Report and 2010 Shareholder and Corporate Responsibility Review, announcements and briefings to the market, half yearly newsletters and via its dedicated shareholder site on anz.com. ANZ strives for transparency in all its business practices, and recognises the impact of quality disclosure on the trust and confidence of shareholders, the wider market and the community. To this end, ANZ, outside of its scheduled result announcements, issued additional Trading Updates to the market during the financial year.

Should shareholders require any information, contact details for ANZ and its Share Registrar are set out in the 2010 Shareholder and Corporate Responsibility Review, ANZ’s half yearly shareholder newsletter, and the Investor Centre section of anz.com.

MEETINGS

To allow as many shareholders as possible to have an opportunity to attend shareholder meetings, ANZ rotates meetings around capital cities and makes them available to be viewed online using webcast technology.

Further details on meetings and presentations held throughout this financial year are available on anz.com > About us > Investor Centre > Presentations and Webcasts. Prior to the Annual General Meeting, shareholders are provided the opportunity to submit any questions they have for the Chairman or Chief Executive Officer to enable key common themes to be considered.

The external auditor is present at ANZ Annual General Meetings and available to answer shareholder questions on any matter that concerns them in their capacity as auditor.

The letter of appointment, which has been agreed to and signed by all non-executive Directors, states that Directors are also expected to attend and be available to meet shareholders at the Annual General Meeting each year.

Shareholders have the right to vote on various resolutions related to company matters. If shareholders are unable to attend a meeting they can submit their proxies via post or electronically. Where votes are taken on a poll, which is usual ANZ practice, shareholders are able to cast their votes on a confidential basis. ANZ appoints an independent party to verify the results, normally KPMG, which are reported as soon as possible to the ASX and posted on anz.com.

Continuous Disclosure

ANZ’s practice is to release all price-sensitive information to the ASX in a timely manner and as required under the ASX Listing Rules and then to all relevant overseas Securities Exchanges on which ANZ’s securities are listed, and to the market and community generally through ANZ’s media releases, website and other appropriate channels.

Through ANZ’s Continuous Disclosure Policy, ANZ demonstrates its commitment to continuous disclosure. The Policy reflects relevant obligations under applicable securities exchange listing rules and legislation. For disclosure purposes, price-sensitive information is information that a reasonable person would expect to have a material effect on the price or value of ANZ’s securities.

Designated Disclosure Officers have responsibility for reviewing proposed disclosures and making decisions in relation to what information can be or should be disclosed to the market. Each ANZ employee is required to inform a Disclosure Officer regarding any potentially price-sensitive information concerning ANZ as soon as they become aware of it.

In carrying out their role, the Disclosure Officers recognise ANZ’s commitment to achieving best practice in terms of disclosure by acting in accordance with the spirit, intention and purposes of the applicable regulatory requirements and by looking beyond form to substance.

A committee of senior executives (the Continuous Disclosure Review Sub-Committee) also meets on a regular basis each quarter to overview the effectiveness of ANZ’s systems and procedures for achieving compliance with applicable regulatory requirements in relation to the disclosure of price-sensitive information. This Sub-Committee reports to the Governance Committee of the Board on an annual basis.

Corporate Governance 61

CORPORATE GOVERNANCE (continued)

Corporate Responsibility

ANZ aims to be a role model for responsible business growth and business behaviour as it pursues its goal to become a super regional bank.

ANZ’s corporate responsibility framework responds to the priorities of customers, shareholders, employees, community groups, regulators and governments across ANZ’s business. It emphasises the role ANZ plays in society – helping to create prosperity and build thriving communities while growing ANZ’s business responsibly.

The following 5 priority areas guide ANZ’s corporate responsibility investments, initiatives and decisions globally:

•	education and employment opportunities;

•	bridging urban and rural social and economic divides;

•	financial capability;

•	responsible practices; and

•	urban sustainability.

The Corporate Responsibility Committee is chaired by ANZ’s Chief Executive Officer. The Committee provides strategic leadership on the corporate responsibility agenda and monitors progress and results.

Each year, ANZ sets public targets and a business-wide program of work to respond to the most material issues and opportunities for its industry. This year ANZ achieved or made strong progress on over 90% of its public targets.

ANZ keeps interested stakeholders abreast of developments through a monthly e-bulletin and annual and interim corporate responsibility reporting. Detailed information on ANZ’s approach and results is available on www.anz.com> About us> Corporate Responsibility.

Diversity at ANZ

Workplace diversity is a strategic asset, helping ANZ to outperform its competitors and position ANZ as a super regional bank in all the geographies in which it operates.

It is not just about doing the right thing; it’s about valuing and using people’s unique attributes and creating a level playing field so every employee can fully contribute and help ANZ achieve superior business performance and deliver value to its customers and shareholders.

ANZ’s goal is to have a workforce that reflects the diversity of the communities in which it operates. It supports an inclusive workplace where employee differences in areas like gender, age, culture, disability and lifestyle choice are valued.

The unique perspectives, experiences and contributions of ANZ’s people are the source of ANZ’s creativity, innovation and business success. That’s why diversity in the workforce is so important.

ANZ established a Diversity Council in 2004 to introduce strategies and sponsor initiatives to create a more inclusive culture at ANZ. The Diversity Council is chaired by the Chief Executive Officer and is responsible for setting the strategic direction and identifying focus areas across ANZ in relation to diversity. It is also a decision-making forum of senior executive members across the Group, who are working together to build a diverse workforce and inclusive culture to enhance ANZ’s business performance.

DIVERSITY ACHIEVEMENTS FOR THE YEAR ENDING 30 SEPTEMBER 2010

ANZ set an objective to increase the proportion of women in management from 36.8% to 38.0% during the year ended 30 September 2010. ANZ exceeded this target, with the proportion of women in management increasing to 38.4%.

In addition, other diversity objectives set for the year ended 30 September 2010 and the outcomes achieved include the following:

•	215 Indigenous trainees were recruited against a target of 180; and

•	38 new employees with a declared disability were recruited against a full year target of 35.

As at 30 September 2010, the proportion of women employed globally at different levels of ANZ was as follows:

•	Senior Executive level: 23.9% (including two new female appointees to ANZ’s Management Board)

•	Senior Manager level: 27.6%

•	Management level: 40.6%

•	Across the organisation: 56.9%

ANZ’S PARTICIPATION IN BROADER SOCIETAL ACTIVITIES

As one of the largest corporations operating in many of its markets, ANZ also recognises the role it can play as a responsible corporate citizen in creating a more inclusive society for people from diverse and disadvantaged backgrounds. This year, for example, ANZ supported the Equal Opportunity for Women in Workplace Agency (EOWA) Women in Leadership Census; sponsored the Sydney Mardi Gras and participated in leadership forums aimed at encouraging more employment opportunities for Indigenous Australian people, people with a disability and refugees.

62 ANZ Annual Report 2010

CORPORATE GOVERNANCE (continued)

DIVERSITY OBJECTIVES FOR THE YEAR ENDING 30 SEPTEMBER 2011

For the year ending 30 September 2011, ANZ has set the following measurable gender diversity objectives:

	Baseline
Group	(30th September 2010)	Year end target
Senior Executives	23.9%	25.8%
Senior Manager	27.6%	29.3%
Manager	40.6%	42.2%
Total Women in Management	38.4%	40.0%
Total across the organisation	56.9%	Maintain

In addition, ANZ has set the following objectives:

•	provide 100 additional traineeships to Indigenous Australians and convert at least 65% of those who complete the program to permanent ANZ employees;

•

support the advancement of people with a disability through a business mentoring program, which involves employing an additional 35 people with a declared disability across ANZ’s global businesses and achieving at least a 75% retention rate over the three year period from 2009–11;

•	achieve a 100% completion rate for the 15 participants in ANZ’s refugee employment pathway program via ANZ’s Given the Chance program; and

•	achieve a 2% increase in the number of Maori graduates on ANZ’s New Zealand internship program.

GENDER DIVERSITY ON THE BOARD

Specific targets have not previously been set in relation to the representation of women on ANZ’s Board.

In November 2008, Ms Alison Watkins was appointed to the Board, taking the number of female directors on the Board to two, including long-serving director Ms Margaret Jackson. Ms Jackson subsequently retired from the Board in March 2009 and there have been no new Board appointments since that time. As a result, the Board currently comprises eight Directors, including one Director who is a woman.

The Board has a tenure policy which limits the period of service of a non-executive Director to three 3-year terms after first being elected by shareholders. In accordance with this policy, the next scheduled Board retirements will occur at the 2013 Annual General Meeting when Messrs Morschel and Meiklejohn and Dr Clark are due to retire as Directors.

The Board’s objective is that the new Director appointments who will replace the three retiring Directors will include at least one woman, and it is expected these new appointments will be made in the period leading up to the 2013 Annual General Meeting in order to provide an appropriate transition.

It is not the Board’s current intention to make any new Board appointments in the interim.

Donations and Community Investment

During the year ended 30 September 2010, ANZ contributed around $16 million in cash, time and in-kind services to communities in the regions where ANZ does business.

More than $4 million of this contribution was invested in financial literacy and inclusion programs such as MoneyMinded (and its cultural adaptations in Australia, New Zealand and the Pacific), Saver Plus and Progress Loans (Australia).

This year the Saver Plus program was expanded from 20 to 60 communities in Australia and is currently delivered by ANZ’s community partners the Brotherhood of St Laurence, Berry Street, The Benevolent Society, The Smith Family and other community agencies. Funding of $13.5 million was provided by the Australian Government to support this expansion over 2009–2011 with the goal of reaching 7,600 participants. Building financial capability is a key element of ANZ’s Corporate Responsibility framework, targeting especially those in disadvantaged communities who are most at risk of financial exclusion.

ANZ also contributed more than $1.5 million to support the recovery and rebuilding of communities in regions affected by disaster, including earthquakes in New Zealand, Indonesia and China; Typhoon Ketsana, which swept across Vietnam, the Philippines, Laos and Cambodia; flooding in Queensland and India; and the tornado which devastated the Chongqing region in China. Further details can be accessed at www.anz.com> About us> Corporate Responsibility.

In addition, for the year to 30 September 2010, ANZ donated $100,000 to the Liberal Party of Australia and $100,000 to the Australian Labor Party.

Corporate Governance 63

SECTION 2

Review of Operations	65
Principal Risks and Uncertainties	74
Five Year Summary	82

64 ANZ Annual Report 2010

Review of Operations

A MESSAGE FROM PETER MARRIOTT

ANZ reported a profit after tax of $4,501 million for the year ended 30 September 2010.

Income Statement ($m)	2010	2009	Movt
Net interest income	10,869	9,888	10%
Other operating income	4,823	3,722	30%

Operating income	15,692	13,610	15%
Operating expenses	(7,304)	(6,225)	17%

Profit before credit impairment and income tax	8,388	7,385	14%
Provision for credit impairment	(1,787)	(3,005)	-41%

Profit before income tax	6,601	4,380	51%
Income tax expense	(2,096)	(1,435)	46%
Non-controlling interests	(4)	(2)	100%

Profit attributable to shareholders of the Company	4,501	2,943	53%

Underlying profit

Profit has been adjusted to exclude non-core items to arrive at underlying profit, the result for the ongoing business activities of the Group. The principles set out in the Australian Institute of Company Directors’ (AICD’s) and the Financial Services Institute of Australasia’s (Finsia’s) joint recommendations “Principles for reporting of non-statutory profit information” have been adopted in determining underlying profit.

Income Statement ($m)	2010	2009	Movt
Statutory profit attributable to shareholders of the Company	4,501	2,943	53%

Adjust for the following gains/(losses) included in statutory profit (net of tax)

Acquisition costs and valuation adjustments	(480)	—	n/a
Treasury shares adjustment	(32)	—	n/a
Tax on New Zealand conduits	38	(196)	large
Impact of changes in New Zealand tax legislation	(36)	—	n/a
Economic hedging – fair value gains/(losses)	(146)	(248)	-41%
Revenue and net investment hedges	24	21	14%
Organisational transformation costs (incl. One ANZ restructuring)	—	(100)	-100%
ANZ share of ING NZ investor settlement	34	(121)	large
Non continuing businesses
Credit intermediation trades	54	(69)	large
Other	20	(116)	large

Underlying profit	5,025	3,772	33%

Review of Operations 65

REVIEW OF OPERATIONS (continued)

Pro Forma

The underlying results have also been prepared on a pro forma basis which assumes the increase in ownership in Funds Management and Insurance (OnePath (formerly ING Australia) and ING New Zealand) from 49% to 100% and the Landmark and Royal Bank of Scotland (RBS) Asia acquisitions took effect from 1 October 2008, effectively restating the Group’s underlying profit for both periods. The pro forma results have also been adjusted for exchange rate movements which have impacted the results. This analysis enables readers to understand the estimated growth rates of the ongoing underlying business performance of the Group, including the financial impact of the recent acquisitions. Refer to ANZ’s Results Announcement and Appendix 4E for more details.

	Pro Forma Underlying			Underlying
Pro Forma/Underlying profit by key line item	2010	2009	Movt	2010	2009	Movt
Net interest income	11,051	10,096	9%	10,862	9,890	10%
Other operating income[1,2]	5,171	5,032	3%	4,920	4,477	10%

Operating income	16,222	15,128	7%	15,782	14,367	10%
Operating expenses	(7,298)	(6,783)	8%	(6,971)	(6,068)	15%

Profit before credit impairment and income tax	8,924	8,345	7%	8,811	8,299	6%
Provision for credit impairment[1]	(1,875)	(3,065)	-39%	(1,820)	(3,056)	-40%

Profit before income tax	7,049	5,280	34%	6,991	5,243	33%
Income tax expense[2]	(1,977)	(1,512)	31%	(1,960)	(1,469)	33%
Non-controlling interests	(6)	(2)	large	(6)	(2)	large

Profit attributable to shareholders of the Company	5,066	3,766	35%	5,025	3,772	33%

1	Credit valuation adjustments on defaulted or impaired exposures of $32 million are reclassified as provision for credit impairment (2009: $82 million).
2	Policyholder tax of $215 million (2009: nil) is netted off against the change in policyholder liabilities for underlying profit.

66 ANZ Annual Report 2010

REVIEW OF OPERATIONS (continued)

ANZ reported a profit attributable to shareholders of the Company of $4,501 million for the year ended 30 September 2010, up $1,558 million or 53% from $2,943 million for the year ended 30 September 2009. Underlying profit was up 33% to $5,025 million.

Analysis of the business performance on a pro forma underlying basis excluding exchange rates by major income and expense categories follows:

Net Interest Income

Net interest income increased 9% with higher margins and growth in average interest earning assets and an increase in customer deposits.

Growth in balance sheet volumes1 was suppressed by the appreciation of the Australian dollar against other currencies. Numbers below are excluding the affects of foreign exchange.

Growth in average interest earning assets1, was $22.6 billion (5%).

•

Net advances increased $5.8 billion (2%) with an increase of $3.9 billion in Australia driven by an increase in Mortgages partially offset by reductions in Institutional, reflecting the system trend of slowing business growth. New Zealand decreased $1.5 billion (2%) primarily in Institutional also due to slowing business growth. Asia Pacific, Europe & America region increased $3.4 billion (19%), reflecting our business expansion in Asia.

•	Other interest earning assets[1] increased by $16.8 billion (24%) due primarily to increased trading activity and investments in government securities.

Average deposits and other borrowings1 increased $24.1 billion (9%). Customer deposits grew by $27.9 billion (13%), with good growth in Australia ($9.0 billion and 6%) and Asia Pacific, Europe & America ($18.9 billion and 77%).

Net interest margin2 increased by 16 basis points to 2.47%. Excluding the impact of the Global Markets business, the Group margin2 increased by 28 basis points. The main drivers of improved margin performance excluding Global Markets were:

•

Improved asset margin (+37 basis points) flowing from repricing activities, particularly in New Zealand and Institutional; and improved fee returns in Institutional due to higher commitment fees and line fees.

•

Funding and Asset mix changes (+14 basis points) driven by increased capital from the full year impact of the share purchase and share placement plans in 2009 (+6 basis points), reduced reliance on wholesale funding due to higher customer deposits as a source of funding (+5 basis points), other net funding impacts (+1 basis point) and favourable asset mix impact from decline in low margin Institutional assets (+2 basis points).

•

This was partly offset by a higher cost of deposits (-16 basis points) and higher funding costs (-11 basis points). Deposit costs were higher due to competitive pressures (-8 basis points), continued customer migration to lower margin deposit products (-4 basis points) and lower returns from the replicating portfolio (-4 basis points).

1	Balance sheet growth and associated commentary is on a statutory (not pro forma) basis and is adjusted for the changes in exchange rates.
2	Net interest margin and associated commentaries are on a statutory (not pro forma) basis. The acquisitions did not have a significant impact on net interest margin.
•	Higher funding costs (-11 basis points) were mainly due to an increase in wholesale funding costs and lower returns on capital.

•

Other Items (+4 basis points) includes the favourable impact (+2 basis points) from the acquisition of higher margin assets (RBS and Landmark), favourable movement in brokerage costs (+1 basis point) following a write down of Esanda capitalized brokerage costs in the prior year and other net impacts (+1 basis point).

Global Markets had a-12 basis points impact on the total Group margin. Net interest movements (-3 basis points) due to the impact of funding costs associated with unrealised trading gains on derivatives (-8 basis points), mismatch outcome (+3 basis point) and other net impacts (+2 basis points). The dilution impact of the Global Markets balance sheet on the Group (-9 basis points) was driven by strong growth in trading and investment assets.

Other Operating Income

Other operating income increased 3% for the year ended 30 September 2010. Major movements include:

•

Fee income decreased $76 million (3%). Lending fee income decreased $36 million (5%): Australia decreased $35 million due to the reduction in exception fees and Global Markets fees partly offset by increased fees in other parts of Institutional. New Zealand decreased $14 million also due to the reduction in exception fees. Asia Pacific, Europe & America increased $13 million due mainly to business expansion in China, Philippines and Indonesia.

•

Non-lending fee income decreased $40 million (2%): Australia region decreased $50 million with lower exception fees partly offset by higher fees in Institutional and other Retail fees. New Zealand decreased $35 million which includes the reductions to exception fees. Asia Pacific, Europe and America increased $45 million mainly to increased volumes in Singapore and Hong Kong.

•	Foreign exchange earnings decreased $176 million with lower Global Markets income (refer page 68), partly offset by increased volumes and pricing initiatives in Transaction Banking.

•	Profit on trading instruments increased $15 million. Refer page 68 for an explanation of total Global Markets income.

•	Net income from wealth management increased $223 million in our Funds Management and Insurance businesses in both Australia and New Zealand as a result of improved investment markets.

Review of Operations 67

REVIEW OF OPERATIONS (continued)

•

Other income increased $153 million largely in Asia Pacific, Europe & America (up $158 million) as a result of higher profit from our Partnerships business. The 2010 year included the reversal of a $25 million write down of the investment in Saigon Securities Incorporation (SSI) booked in the 2009 year, non-recurrence of a $14 million mark-to-market loss on Panin warrants booked in 2009 and higher equity accounted earnings (up $39 million) in Panin and AMMB Holdings Berhad (AMMB). These were partly offset by lower earnings in Shanghai Rural Commercial Bank (SRCB) and Bank of Tianjin (BoT). Higher other income of $69 million included an increase in Europe of $11 million, a $16 million increase in Singapore due mainly to the sale of available-for-sale securities. Australia increased $13 million largely from increased insurance premiums in Mortgages. New Zealand decreased $18 million with 2009 including income on the sale of 16 bank branches.

Global Markets income revenue reduced 12% in total across the various income categories with reduced market volatility leading to lower customer hedging activity and reduced trading opportunities. In addition, margins have tightened as conditions have stabilised.

Operating Expenses

Operating expenses grew 8% with cost growth primarily in Asia Pacific, Europe & America and Institutional as a result of ongoing investment in key strategic markets and infrastructure and system enhancements to support future growth.

Institutional cost growth was up 14% driven by higher personnel costs as staff numbers increased 22% with investment in the Asian franchise, frontline staff in Australia as well as building capability in infrastructure and system enhancements for future growth across the region. The Australian division was up 5% due to volume related costs to support strong Mortgage and Deposit growth and project spend on revenue growth and productivity enhancements. Costs were flat in New Zealand.

•

Personnel expenses increased $381 million (10%) as a result of annual salary increases and a 10% increase in staff numbers. Increases in staff numbers were in Asia Pacific, Europe & America up 23% (excluding the RBS acquisition) due to continued growth in the business.

•

Premises costs increased $46 million (7%) reflecting higher staff numbers and an investment in upgrading our premises. This includes a $26 million increase in utilities and other outgoings including repairs and maintenance, security and in power costs driven by an increased space requirement from increasing staff numbers. Depreciation was $21 million higher due to the ANZ Centre.

•	Computer costs increased $45 million (5%) due to a $53 million increase in depreciation and amortisation from our significant investment in technology.

•	Other expenses increased $43 million (3%). Professional fees increased $53 million with increases across Technology, Institutional and Group Centre.

Provision for Credit Impairment

Total credit impairment charge relating to lending assets, commitments and debt securities classified as available-for-sale assets decreased by $1,218 million from September 2009 to $1,787 million. The pro forma underlying credit impairment charge decreased by $1,190 million, driven by lower individual and collective provision charges. This reflected a slowing in single name large provisions, a stabilising loan portfolio and growth in low risk assets.

The pro forma underlying individual provision charge decreased $976 million, due to reductions in Australia and New Zealand. The decrease in Australia of $887 million mainly reflected the reduction in the number of large single name provisions raised within the Australian Institutional portfolio. The decrease in New Zealand of $126 million was mainly due to writebacks and recoveries. These reductions were partially offset by an increase of $37 million in Asia, Pacific and America.

The collective provision charge decreased $239 million during the year to a release of $4 million, with decreases in New Zealand and Asia Pacific, Europe and America offset by an increase in Australia. The charge for Australia increased $127 million reflecting releases for migrations to impaired status in 2009. The New Zealand charge decreased $215 million following the high charge in 2009 and recognising some stabilisation in credit conditions. The charge for Asia Pacific, Europe & America decreased by $127 million as releases from large customer upgrades offset growth in the corporate business compared to the high charge for risk in 2009 which recognised the stress in global credit markets.

68 ANZ Annual Report 2010

REVIEW OF OPERATIONS (continued)

Balance Sheet Summary

	2010 $m	2009 $m	Movt
Assets
Liquid assets	21,521	25,317	-15%
Due from other financial institutions	5,481	4,985	10%
Trading and available-for-sale assets	54,257	47,566	14%
Derivative financial instruments	37,821	37,404	1%
Net loans and advances including acceptances	360,816	345,769	4%
Investments relating to insurance business	32,171	—	n/a
Other	19,672	15,946	23%

Total Assets	531,739	476,987	11%

Liabilities
Due to other financial institutions	20,521	19,924	3%
Customer deposits	257,964	233,141	11%
Other deposits and other borrowings	53,508	61,229	-13%

Deposits and other borrowings	311,472	294,370	6%
Derivative financial instruments	37,217	36,516	2%
Liability for acceptances	11,495	13,762	-16%
Bonds and notes	59,714	57,260	4%
Insurance policy liabilities/external unitholder liabilities	34,429	—
Other	22,736	22,726	n/a

Total liabilities	497,584	444,558	12%

Total equity	34,155	32,429	5%

Asset growth of $54.8 billion (11%) includes $40.4 billion due to the acquisitions of OnePath (formerly ING Australia), Landmark and Royal Bank of Scotland assets. Growth in the existing business has been negatively impacted by movements in exchange rates which has subdued growth by $11.4 billion. Excluding exchange rates, growth in the existing business was 6%, principally driven by:

•

Net loans and advances including acceptances increased $17.8 billion (5%) primarily in Mortgages Australia with housing loans increasing by $18 billion (12%). Growth of $7.7 billion across Asia, primarily in Singapore, Hong Kong and Taiwan was offset by reduced lending in Institutional.

•

Trading and available-for-sale assets increased $6.7 billion (17%) due primarily to local regulatory requirements to hold increased government securities in part due to business growth in Singapore of $2.9 billion and increased trading securities in Institutional Australia and New Zealand of $4.5 billion.

Growth in Liabilities of $53.0 billion (12%) includes $39.9 billion due to the acquisitions of OnePath (formerly ING Australia), Landmark and Royal Bank of Scotland assets. Growth in the existing business of $23.4 billion (5%) excluding exchange rate impacts was driven by an increase in customer deposits ($30.9 billion), partially offset by a decrease in wholesale funding ($6.2 billion).

•

Customer deposits in Australia increased $8.4 billion driven by large growth in Institutional and Retail deposits, as customers respond to attractive rates offered in line with six rate increases to the official cash rate. Asia Pacific, Europe and America (APEA) increased by $10.3 billion (27%) through successful initiatives to raise customer deposit levels.

Review of Operations 69

REVIEW OF OPERATIONS (continued)

Australia Region

	Pro Forma[2]			Underlying
Income Statement ($m)	2010	2009	Movt	2010	2009	Movt
Net interest income	8,004	7,248	10%	7,966	7,085	12%
Other external operating income	3,379	3,168	7%	3,249	2,677	21%

Operating income	11,383	10,416	9%	11,215	9,762	15%
Operating expenses	(4,774)	(4,477)	7%	(4,667)	(4,034)	16%

Profit before credit impairment and income tax	6,609	5,939	11%	6,548	5,728	14%
Provision for credit impairment	(1,315)	(2,075)	-37%	(1,300)	(2,053)	-37%

Profit before income tax	5,294	3,864	37%	5,248	3,675	43%
Income tax expense	(1,630)	(1,193)	37%	(1,613)	(1,113)	45%
Non-controlling interests	—	(2)	-100%	—	(2)	-100%

Profit	3,664	2,669	37%	3,635	2,560	42%

Adjustments between statutory profit and underlying profit[1]				(331)	(476)	-30%

Profit				3,304	2,084	59%

Number of Employees in Region				23,713	20,231	17%

1	Adjusted for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer page 65.
2	These results have been presented on a pro forma, foreign exchange adjusted basis. For more information on the presentation of this information on this basis, refer to page 66.

Profit for Australia region increased 59%. Underlying profit increased 42%, with profit before credit impairment and income tax up 14% in an environment punctuated by the rising cost of funding, intense competition for deposits and subdued business credit growth.

Analysis of the Australia region’s business performance on a pro forma basis excluding exchange rate impacts follows:

Net interest income increased 10% due to an increase in net interest margin2 of 23 basis points, while average deposits1 grew by 4% and average net loans and advances1 increased 2%. Key contributors were:

•

Australia division net interest income increased 10% due to a 7 basis point improvement in net interest margin2 combined with an 8% increase in average net loans and advances1 and 7% increase in average customer deposits1. Margin improvement reflected the impact of asset repricing to recoup higher funding costs and continued competition in deposit products. Growth in average net loans and advances for Australia division was driven by above system growth in Mortgages, whilst Deposits growth predominantly came through term deposits.

•	Institutional (excluding Markets) grew net interest income 7% with improved lending margins offsetting lower lending volumes, while higher deposit volumes and margins were achieved.

•	Group centre increased significantly resulting from higher capital as a result of equity raisings in 2H09.

1	Balance sheet growth and associated commentary is on a statutory (not pro forma) basis and is adjusted for the changes in exchange rates.
2	Net interest margin and associated commentaries are on a statutory (not pro forma) basis. The acquisitions did not have a significant impact on net interest margin.

Other external operating income increased 7%. Australia division increased by 6% driven by a strong year on year performance in Wealth, partly offset by the reduction in exception related fees in Retail. Institutional (excluding Markets) increased 26% with higher fee income in Specialised Lending and Loan Products.

Markets income was lower after the strong earnings in 2009.

Operating expenses increased 7%. Australia division increased by 5% due to volume related costs to support the strong Mortgage and Deposit growth, projects and telecommunication costs. Project spend for the year was focused on revenue growth and productivity enhancements. Expenses in Institutional increased 10% with investment directed at key initiatives to grow the business.

The individual provision charge was significantly lower in 2010 mainly reflecting the reduction in the number of large single name provisions raised within the Australian Institutional portfolio while within Retail, improvements to both delinquency trends and bankruptcies continue to improve and commercial losses, whilst mixed, are down. The collective provision release of $4 million reflects lending growth concentrated in lower risk assets and otherwise relatively stable portfolios.

70 ANZ Annual Report 2010

REVIEW OF OPERATIONS (continued)

Asia Pacific, Europe and America Region

	Pro Forma[2]			Underlying
Income Statement ($m)	2010	2009	Movt	2010	2009	Movt
Net interest income	1,072	942	14%	921	846	9%
Other external operating income	1,207	1,132	7%	1,099	1,121	-2%

Operating income	2,279	2,074	10%	2,020	1,967	3%
Operating expenses	(1,300)	(1,082)	20%	(1,094)	(852)	28%

Profit before credit impairment and income tax	979	992	-1%	926	1,115	-17%
Provision for credit impairment	(194)	(283)	-31%	(154)	(276)	-44%

Profit before income tax	785	709	11%	772	839	-8%
Income tax expense	(80)	(120)	-33%	(76)	(140)	-46%
Non-controlling interests	(6)	—	large	(7)	—	large

Profit	699	589	19%	689	699	-1%
Adjustments between statutory profit and underlying profit[1]				(180)	1	large

Profit				509	700	-27%

Number of Employees in Region				13,542	8,555	58%

1	Adjusted for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer page 65.
2	These results have been presented on a pro forma basis. For more information on the presentation of this information on this basis, refer to page 66.

Profit after tax decreased by 27%. Underlying profit decreased by 1%. On a pro forma, foreign exchange adjusted basis, underlying profit grew 19% with strong profit growth recorded in Asia Partnerships and a solid result in Institutional dampened by spending to build the platform for the future. The Institutional business result follows the exceptional additional earnings in 2009 arising from increased market volatility due to the global financial crisis. We completed the acquisitions of the RBS businesses in the Philippines, Vietnam and Hong Kong during the March 2010 half and in Taiwan, Singapore and Indonesia during the September 2010 half.

Key factors affecting the pro forma result were:

•	Strong balance sheet growth contributed to net interest income increasing 14%.

•

Other external operating income increased 7%, driven primarily by higher earnings from Asia Partnerships and the positive impact of the reversal in 2010 of the impairment charge taken in 2009 relating to the carrying value of our investment in Saigon Securities Incorporation (SSI) in Vietnam. This was offset by a 5% decrease in Institutional due to the exceptional level of earnings in 2009 which was unable to be repeated as market volatility and credit spreads returned to more normal levels.

•

Operating expenses were 20% higher as a result of ongoing investments in the key strategic markets of Indonesia, Vietnam and China, and building regional operating and support capabilities. Employees increased by 4,987 principally throughout Asia, including 2,786 from the RBS acquisition. We continued to invest in systems and build core front line capability in the region and increase our operations and technology support staff in Bangalore.

1	Balance sheet growth and associated commentary is on a statutory (not pro forma) basis and is adjusted for the changes in exchange rates.
2	Net interest margin and associated commentaries are on a statutory (not pro forma) basis. The acquisitions did not have a significant impact on net interest margin.
•

Provisions for credit impairment were 31% lower year on year, in line with an improving outlook. Lower collective provision charges were mainly due to the write-backs associated with a few large Institutional customers and de-risking of the loan portfolio in Europe and America compared to the higher charge in 2009.

•	The reduced tax rate for 2010 was positively impacted by the resolution of an outstanding tax matter in the US and the higher proportion of earnings being derived from Asia Partnerships.

Net loans and advances1 registered 45% growth year on year as a result of the acquisitions of the RBS businesses and growth in Transaction Banking and Specialised and Relationship Lending. The growth momentum in customer deposits1 continued, resulting in an increase of 72% year on year. Our deposits to loans ratio improved from 161% to 191%. Margins2 were 16 basis points lower due to narrowing credit spreads and a higher proportion of lower yielding assets arising from increased liquidity from strong growth in customer deposits.

Review of Operations 71

REVIEW OF OPERATIONS (continued)

New Zealand Region

Income Statement ($m)	2010	Pro Forma[2] 2009	Movt	2010	Underlying 2009	Movt
Net interest income	1,975	1,909	3%	1,977	1,879	5%
Other external operating income	585	732	-20%	572	759	-25%

Operating income	2,560	2,641	-3%	2,549	2,638	-3%
Operating expenses	(1,224)	(1,224)	0%	(1,212)	(1,182)	3%

Profit before credit impairment and income tax	1,336	1,417	-6%	1,337	1,456	-8%
Provision for credit impairment	(366)	(706)	-48%	(366)	(727)	-50%

Profit before income tax	970	711	36%	971	729	33%
Income tax expense	(267)	(200)	34%	(270)	(216)	25%

Profit	703	511	39%	701	513	37%

Adjustments between statutory profit and underlying profit[1]				(13)	(354)	-97%

Profit				688	159	n/a

Number of Employees in Region				9,412	8,879	6%

1	Adjusted for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer page 65.
2	These results have been presented on a pro forma basis. For more information on the presentation of this information on this basis, refer to page 66.

The New Zealand economy stabilised during 2010. The pace of recovery has been moderate, with the re-balancing process characterised by de-leveraging across the household, business and rural sectors resulting in subdued credit growth. The improvement in the financial performance for the 2010 year reflected the impact of these economic trends with provisioning moderating, and revenue in the NZ Businesses benefiting from margin recovery, although constrained by soft lending growth caused by de-leveraging and the lag in business investment.

Profit more than tripled. Underlying profit increased by 36%, with the result including a $253 million after tax decrease in credit impairment charge. Profit before provisions decreased 6% (NZ Businesses 2% higher, Institutional 28% lower). The Institutional contribution, whilst falling short of the exceptional 2009 result, was the second best result ever.

Key factors affecting the pro forma results were:

•

Net interest income increased 3% after adjusting for a $5 million decrease in net interest income from derivative and liquidity positions that was offset by an increase in trading income. This result was driven by net interest margin[1] improvement in the New Zealand Businesses (10 basis points), reflecting the lagged benefit from repricing the fixed rate lending book. The cost of funding that escalated during the credit crisis last year has remained at elevated levels and, together with intensified competition for deposits, continues to place pressure on margins. Other impacts on net interest income included higher break costs on mortgages, and a lower contribution from the management of interest rate risks. Lending and customer deposit volumes were substantially flat over the year.

1	Net interest margin and associated commentaries are on a statutory (not pro forma) basis. The acquisitions did not have a significant impact on net interest margin.
•

Adjusting for the change in composition of the derivatives result, other external operating income decreased 17%. This largely reflected the lower contribution from Markets, with the prior year result benefiting from exceptionally favourable trading conditions. Fee growth remained weak, with Retail fees reducing $45 million largely due to the restructure of fees implemented in December 2009. These impacts were moderated by a stronger contribution from ING (36% higher), with the result recovering from the low of 2009.

•

Operating expenses were flat. This largely reflected the ongoing benefits from business transformation strategies implemented during 2009, and strong control of discretionary expenditure in the current environment.

•

Provision for credit impairment charge reduced 48% as risk levels stabilised. The individual provision charge decreased $126 million, with loss rates falling in Commercial and Retail as the cycle eases. The charge in Rural increased $25 million, with the agricultural recovery slightly lagging other sectors. The charge in Institutional decreased $36 million, largely reflecting recoveries on a single name exposure that was provisioned during 2009. The collective provision charge decreased $215 million, with risk levels moderating across the businesses. Credit cycle adjustments booked in 2009 (with smaller top-ups in 2010) contributed $97 million to the lower year on year charge. The total loss rate (total provision charge as a percentage of average net advances) for the 2010 year was 0.48%, down from 0.91% for the 2009 year.

72 ANZ Annual Report 2010

REVIEW OF OPERATIONS (continued)

Institutional Division

(Global line of business, also included in each of the regions discussed on pages 70 to 72).

		Pro Forma[1]			Underlying
Income Statement ($m)	2010	2009	Movt	2010	2009	Movt
Net interest income	3,179	3,053	4%	3,151	3,117	1%
Other operating income	1,729	1,766	-2%	1,714	1,848	-7%

Operating income	4,908	4,819	2%	4,865	4,965	-2%
Operating expenses	(1,735)	(1,529)	14%	(1,706)	(1,555)	10%

Profit before credit impairment and income tax	3,173	3,290	-4%	3,159	3,409	-7%
Provision for credit impairment	(747)	(1,389)	-46%	(740)	(1,410)	-48%

Profit before income tax	2,426	1,901	28%	2,419	2,000	21%
Income tax expense and non-controlling interests	(668)	(541)	23%	(665)	(570)	17%

Profit	1,758	1,360	29%	1,754	1,430	23%

Number of Employees in Division				6,044	4,963	22%

1	These results have been presented on a pro forma basis. For more information on the presentation of this information on this basis, refer to page 66.

Institutional’s underlying profit grew 23%. On a pro forma and constant exchange rate basis, underlying profit increased 29%, with a lower credit impairment charge and a solid revenue result, increasing 2% in a year in which market volatility stabilised and customer hedging activity returned to more normalised levels. Excluding Trading Revenues, customer franchise revenues were up 9%, reflecting the focus on customer acquisition (in excess of 1,100 new relationships added in the year) and the growing strength of client relationships. The Peter Lee survey in Australia ranked ANZ outright first, or equal first, on 14 of the 26 categories, up from 8 categories last year. In New Zealand, ANZ was ranked first in 17 out of 25 dimensions. The strength of our super regional strategy is evident through inter-region client flows being up 10% year on year and flows into Asia from elsewhere in the network up 20%.

In the analysis that follows, comparisons are on a pro forma exchange rate adjusted basis.

Specialised & Relationship Lending increased revenue by 15%, benefiting from repricing for risk that occurred through the GFC. Average loan balances1 were down 10%, however the significant systemic reductions from 2009 have stabilised and the second half of 2010 has seen modest growth, particularly in Asia. Transaction Banking revenue increased 9%, with Payments and Cash Management up 6% due to strong deposit growth, especially in Asia, and improved margins in Australia. Trade & Supply Chain revenues were up 17% driven by customer acquisition. Global Markets revenue fell 12%, a function of reduced market volatility leading to lower customer hedging activity and reduced trading opportunities, and tightening margins as market conditions have stabilised. Comparing the result to the more “normal” level of 2008, Markets’ revenue recorded circa 22% compound annualised growth on the 2008 year. Net interest margin2 (excluding Global Markets) increased by 56 basis points reflecting deposit growth and the repricing of credit risk.

Operating Expenses increased by 14% driven by higher personnel costs as FTE increased 22% with investment in the Asian franchise and in Australia in frontline staff as well as building capability in infrastructure and system enhancements for future growth across the region.

Provision for credit impairment decreased 46% reflecting an improvement in the economic environment and disciplined risk management. Individual provisions of $799 million were predominantly in Australia, largely related to property exposures, agribusiness and a limited number of corporate names. The collective provision release of $58 million was due to migration of certain names to impaired loans and a general improvement in credit quality. Net impaired loans grew to $2.5 billion, however stabilising in the second half.

The reduced tax rate was impacted by the resolution of an outstanding tax matter in the US.

Significant factors affecting revenue geographically included:

•

Australian revenue increased 6%, driven by repricing of the loan book, solid trade and deposit growth offset in part by a reduction in Markets’ revenue as the exceptional conditions of 2009 reverted to more normalised levels.

•	Asia Pacific, Europe & America revenue increased 7% reflecting the strategic investment in the region.

•	New Zealand revenue decreased 23%, driven by a reduction in New Zealand Markets’ opportunities.

1	Balance sheet growth and associated commentary is on a statutory (not pro forma) basis and is adjusted for the changes in exchange rates.
2	Net interest margin and associated commentaries are on a statutory (not pro forma) basis. The acquisitions did not have a significant impact on net interest margin.

Review of Operations 73

Principal Risks and Uncertainties

ANZ’s business activities are subject to risks that can adversely impact its business, future performance and financial condition. The risks and uncertainties described below are not the only ones ANZ may face. Additional risks and uncertainties that ANZ is unaware of, or that ANZ currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, ANZ’s business, operations, financial condition or reputation could be materially adversely affected, with the result that the trading price of ANZ’s equity or debt securities could decline and investors could lose all or part of their investment.

Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect ANZ’s results

ANZ’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, i.e., Australia, New Zealand, the Asia Pacific Region, Europe and the United States of America. ANZ’s business, operations and financial condition can be negatively affected by changes to these economic and business conditions.

The economic and business conditions that prevail in ANZ’s major operating and trading markets are affected by domestic and international economic events, political events and by movements and events that occur in global financial markets.

The impact of the Global Financial Crisis (“GFC”) in 2008 and 2009 saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity and the creation of many challenges for financial services institutions worldwide that still persist.

The economic effects of the GFC in Australia included weakened retail sales, declines in personal and business credit growth, lower growth in housing credit and subdued business and consumer confidence. While some of these economic factors have since improved, there is no certainty as to the future sustainability of these improvements.

The New Zealand economy contracted sharply in 2008 and in the first quarter of 2009, and economic conditions in Australia, New Zealand and some Asia Pacific countries remain difficult especially in the rural, commercial and corporate sectors.

Should the difficult economic conditions of these countries persist or worsen, asset values in the housing, commercial or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property and other asset markets, could impact ANZ’s customers and the security ANZ holds against loans and other credit exposures, which may impact its ability to recover some loans and other credit exposures.

All or any of these negative economic and business impacts could cause a reduction in demand for ANZ’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect ANZ’s business, operations and financial condition.

ANZ’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which it operates.

Other economic and financial factors or events which may adversely affect ANZ’s performance and results include, but are not limited to, volatility in foreign exchange rates and interest rates, changes in inflation and monetary supply, fluctuations in both debt and equity capital markets, declining commodity prices due, for example, to reduced Asian demand, and decreasing consumer and business confidence.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, may also adversely affect global financial markets, general economic and business conditions and ANZ’s ability to continue operating or trading in a country, which in turn may adversely affect ANZ’s financial performance.

Changes in the currency exchange rates may adversely affect ANZ’s results

An appreciation in the Australian or New Zealand dollar relative to other currencies could adversely affect the Australian or New Zealand economies, including agricultural exports and international tourism, whereas a depreciation would increase debt service obligations in Australia or New Zealand dollar terms. Also, a depreciation in the value of the New Zealand dollar against the Australian dollar could have a negative effect on the financial results of our New Zealand businesses, which includes ANZ National Bank Limited (“ANZNBL”). Similarly, to the extent the Australian dollar appreciates against the United States dollar, this could also negatively impact ANZ’s growing US$ earnings from the Group’s Asian businesses.

Competition may adversely affect ANZ’s results, especially in Australia, New Zealand and the Asian markets in which it operates

The markets in which ANZ operate are highly competitive and could become even more so, particularly in those segments that are considered to provide higher growth prospects or are in greatest demand (for example customer deposits). Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods and increased diversification of products by competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic payment systems, mortgages and credit cards. In addition, banks organised in jurisdictions outside Australia are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in ANZ’s net interest margins, or increased advertising and related expenses to attract and retain customers.

74 ANZ Annual Report 2010

PRINCIPAL RISKS AND UNCERTAINTIES (Continued)

The effect of the competitive market conditions, especially in ANZ’s main markets, may lead to erosion in ANZ’s market share and adversely affect ANZ’s business, operations and financial conditions.

On October 28, 2010, the Australian Senate announced that it will hold an inquiry into competition within the Australian banking sector. The broad ranging inquiry will be undertaken by the Senate Economics Committee and will examine, among other things, the products banks offer, their fees and charges, the current level of competition between bank and non-bank providers and any policies, practices and strategies that may enhance competition in banking, including legislative change.

Any regulatory changes that occur in response to the Senate inquiry into “Competition within the Australian banking sector” could have the effect of limiting or reducing ANZ’s revenue earned from its banking products or operations. These regulatory changes could also result in higher operating costs. A reduction or limitation in revenue or an increase in operating costs could adversely affect ANZ’s profitability.

Changes in monetary policies may adversely affect ANZ’s results

The Reserve Bank of Australia (“RBA”) and the Reserve Bank of New Zealand (“RBNZ”) set official interest rates so as to effect the demand for money and credit in Australia and New Zealand, respectively. Their policies determine, in large part, ANZ’s cost of funds for lending and investing and the return that ANZ will earn on those loans and investments. Both these factors impact ANZ’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of the RBA, the RBNZ and any other relevant central monetary authority can also affect ANZ’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in the RBA’s and RBNZ’s policies are difficult to predict accurately.

Sovereign risk may destabilize global financial markets adversely affecting all participants, including ANZ

Sovereign risk or the risk that foreign governments will default on their debt obligations or be unable to refinance their debts as they fall due has emerged as a risk to the recovery prospects of global economies. This risk is particularly relevant to a number of European countries, though it is not limited to Europe. Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than that experienced during the GFC. Such an event could destabilise global financial markets adversely affecting all participants, including ANZ. Financial support packages jointly announced by EU authorities and the IMF in the first half of 2010 were designed to reassure global markets regarding the risk of sovereign default and avert further financial turmoil. It is not certain whether such packages will achieve their intended effect, and the impact of any withdrawal and modifications to such packages over time.

The withdrawal of the Australian Government Guarantee Scheme for Large Deposits and Wholesale Funding and the New Zealand Government Wholesale Funding Guarantee Scheme may adversely impact ANZ’s access to funding and liquidity

With improvement in international capital market and liquidity conditions, and banks subsequently being able to again successfully raise non-government guaranteed funds in the international wholesale market, many government-sponsored financial stabilisation packages are progressively being withdrawn. There is a risk that this may result in unexpected stress on the global financial system or regional financial systems, which could adversely impact ANZ and its customers and counterparties.

Specifically, on February 7, 2010, the Australian Federal Government announced the withdrawal of the Australian Government guarantee scheme for wholesale funding with effect from March 31, 2010. Similarly, on March 10, 2010, the New Zealand Government announced the withdrawal of its wholesale guarantee facility with effect from April 30, 2010. Other countries have also ended their guarantee schemes, are in the process of doing so or are likely to do so in the future.

The withdrawal of the Australian and New Zealand wholesale funding guarantee schemes could adversely affect ANZ’s ability to access sources of funding and lead to a decrease in ANZ’s liquidity position and increase in funding costs, particularly if credit market conditions are disrupted.

It is also possible that global financial conditions could again deteriorate, liquidity could tighten and new risks could emerge as a result of markets experiencing stress, or existing risks manifest in ways that are not currently foreseeable. Such conditions could adversely affect ANZ’s funding and liquidity position, negatively affecting ANZ’s business, operations and financial condition.

ANZ is exposed to liquidity and funding risk, which may adversely affect its results

Liquidity risk is the risk that ANZ has insufficient capacity to fund increases in assets, or is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of ANZ’s borrowings and possibly constrain the volume of new lending, which could adversely affect ANZ’s profitability. A significant deterioration in investor confidence in ANZ could materially impact ANZ’s cost of borrowings and ANZ’s ongoing operations and funding.

ANZ uses a variety of funding sources including customer deposits and wholesale funding (including from outside of Australia) to seek to help ensure that it continues to meet its funding obligations and to maintain or grow its business generally. In times of systemic liquidity stress, in the event of damage to market confidence in ANZ or in the event that funding outside of Australia is not available or constrained, ANZ’s ability to access sources of funding and liquidity may be constrained. Deterioration in global markets and systemic market liquidity stress may limit ANZ’s ability to access sources of funding and liquidity.

Principle Risks and Uncertainties 75

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

Since the second half of 2007, developments in the US mortgage industry and in the US and European markets more generally, have adversely affected the liquidity in global credit and capital markets. This has resulted in an increase in funding costs that currently continues. Future deterioration in these market conditions may limit ANZ’s ability to replace maturing liabilities and access funding in a timely manner necessary to fund and grow its business.

Global and domestic regulators have released proposals intended to strengthen liquidity requirements which, together with any risks arising from these regulatory changes, are set out below in the risk factor entitled “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect ANZ’s business, operations or financial condition”.

ANZ is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding

ANZ’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by ANZ. However, a downgrade or potential downgrade to ANZ’s credit rating may reduce access to capital and wholesale debt markets, potentially leading to an increase in funding costs, as well as affecting the willingness of counterparties to transact with it. Credit ratings may be withdrawn, subject to qualifiers, revised, or suspended by the relevant credit rating agency at any time. In addition, the ratings of individual securities (including, but not limited to, Tier-1 and Tier-2 securities) issued by ANZ (and banks globally) could be impacted from time to time by changes in the ratings methodologies used by rating agencies. Ratings agencies may revise their methodologies in response to legal or regulatory changes or other market developments.

ANZ may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

ANZ’s capital base is critical to the management of its businesses and access to funding. ANZ is required by regulators including, but not limited to, the Australian Prudential Regulation Authority (APRA), the Reserve Bank of New Zealand (RBNZ), the UK Financial Services Authority (FSA), US regulators and various Asia Pacific jurisdictions where ANZ has operations, to maintain adequate regulatory capital.

Under current regulatory requirements, risk weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from increased provisions for loan losses in times of stress. As a result, greater volatility in capital ratios may arise and may require ANZ to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

Global and domestic regulators have released proposals, including the Basel III proposals, to strengthen, among other things, the liquidity and capital requirements of banks and funds management and insurance entities. These proposals, together with any risks arising from any regulatory changes, are described below in the risk factor entitled “Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect ANZ’s business, operations or financial condition”.

ANZ is exposed to credit risk, which may adversely affect its results

As a financial institution, ANZ is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, could cause customers or counterparties to experience adverse financial consequences, thereby exposing ANZ to the increased risk that those customers or counterparties will fail to meet their obligations in accordance with agreed terms. ANZ holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to ANZ’s financial results and condition, requires difficult, subjective and complex judgments, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if ANZ fails to identify proper factors or fails to accurately estimate the impact of factors ANZ does identify, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on ANZ’s financial performance.

Since 2009, a stabilisation has occurred, and in most cases a reduction in impairment costs. This has been driven by an improvement in global economic conditions and a slowdown in corporate defaults. While emerging economies, including in Asia, where ANZ has focused its recent growth strategy, have been resilient amidst a moderation in growth in some developed economies, the uneven recovery supports ANZ’s intention to retain a cautious approach to impairment charges and provisions.

In addition, in assessing whether to extend credit or enter into other transactions with customers, ANZ relies on information provided by or on behalf of customers, including financial statements and other financial information. ANZ may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. ANZ’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

76 ANZ Annual Report 2010

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

An increase in the failure of third parties to honor their commitments in connection with ANZ’s trading, lending, derivatives and other activities may adversely affect its results

ANZ is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, ANZ assumes counterparty risk in connection with its lending, trading, derivatives and other businesses where it relies on the ability of a third party to satisfy its financial obligations to ANZ on a timely basis. ANZ is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

There is a risk that subsequent events will not be the same as assumed in ANZ’s original assessment of the ability of a third party to satisfy its obligations. Such credit exposure may also be increased by a number of factors including declines in the financial condition of the counterparty, the value of assets ANZ holds as collateral and the market value of the counterparty instruments and obligations it holds. Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing altogether.

To the extent ANZ’s credit exposure increases, the increase could have an adverse effect on ANZ’s business and profitability if material unexpected credit losses occur.

Weakening of the real estate markets in Australia, New Zealand or other markets where it does business may adversely affect ANZ’s results

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to ANZ. Overall, the property market has been variable and in some locations there have been substantially reduced asset values. With respect to the New Zealand housing market in particular, the outlook remains subdued, albeit with some signs of stabilisation, impacted by a strong market supply and an overall cautious economic outlook.

A decrease in property valuations in Australia, New Zealand or other markets where it does business could decrease the amount of new lending ANZ is able to write and/or increase the losses that ANZ may experience from existing loans, which, in either case, could materially and adversely impact ANZ’s financial condition and results of operations. In particular, a significant slowdown in the Australian and New Zealand housing markets or in other markets where it does business could adversely affect ANZ’s results of operations.

ANZ is exposed to market risk which may adversely affect its result

ANZ is subject to market risk, which is the risk to ANZ’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts, including derivatives. Losses arising from these risks may have a material adverse effect on ANZ. As ANZ conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, as ANZ’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which ANZ earns revenues (particularly to the New Zealand dollar and US dollar) may adversely affect the reported earnings.

The profitability of ANZ’s funds management and insurance businesses is also affected by changes in investment markets and weaknesses in global securities markets due to credit, liquidity or other problems.

ANZ is exposed to the risks associated with credit intermediation and financial guarantors which may adversely affect its results

ANZ entered into a series of structured credit intermediation trades from 2004 to 2007. ANZ sold protection using credit default swaps over these structures and then, to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors. The underlying structures involve credit default swaps (CDS) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs).

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the GFC, movements in valuations of these positions were not significant and largely offset each other in income. Following the onset of the GFC, the purchased protection has provided only a partial offset against movements in valuation of the sold protection as:

•	one of the purchased protection counterparties defaulted and many of the remaining were downgraded, and

•	ANZ makes a credit valuation adjustment on the remaining purchased protection counterparties reflective of changes to credit worthiness.

ANZ is actively monitoring this portfolio with a view to reducing the exposure via termination and restructuring of both the bought and sold protection if and when the Bank deems it cost effective relative to the perceived risk associated with a specific trade or counterparty. Consistent with this approach the Bank took action on several transactions throughout 2010 which resulted in a total notional reduction of US$2.6 billion leaving the notional outstanding on the sold trades at US$8.4 billion as at September 30, 2010 (September 2009: US$11 billion).

The credit risk expense on structured credit derivatives still remains volatile reflecting the impact of market movements in credit spreads and USD/AUD rates. It is likely there will continue to be substantial volatility in this market value.

Principle Risks and Uncertainties 77

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

ANZ is exposed to operational risk, which may adversely affect its results

Operational risk refers to the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. Operational risk includes legal risk and the risk of reputational loss, but excludes strategic risk.

Loss from operational risk can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, reputational loss, loss of life or injury to people and loss of property and/or information.

Examples of operational risk that ANZ is exposed to include the risks arising from theft, fraud and crime; process error or failure to follow established procedures; operational or system failures; inadvertent violations of money laundering, sanctions or other laws and regulations; external events such as natural disasters, other bank failures, civil unrest and other events that lead to the loss or unavailability of bank property, systems or staff; failure and breach of security, physical protection and recovery systems; failure of third party suppliers or outsourced functions; failure of customer services; product development and maintenance; failure to disclose, provide adequate advice or mis-selling; and breaches of ANZ’s internal policies and of laws and regulations. Similarly, there are operational risks in the management, design and implementation of major projects.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect ANZ’s financial results.

Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt business

ANZ is highly dependent on information systems and technology and there is a risk that these, or the services ANZ uses or is dependent upon, might fail.

Most of ANZ’s daily operations are computer-based and information technology systems are essential to maintaining effective communications with customers. The exposure to systems risks includes the complete or partial failure of information technology systems or data center infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth and integrate existing and future acquisitions and alliances.

To manage some of these risks, ANZ has disaster recovery and systems continuity plans in place. However, any failure of these systems could result in business interruption, loss of customers, financial compensation, damage to reputation and/or a weakening of ANZ’s competitive position and could adversely impact ANZ’s business and have a material adverse effect on ANZ’s financial condition and operations.
In addition, ANZ must update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensure information security, enhance computer-based banking services for ANZ’s customers and integrate the various segments of its business. ANZ may not organise these implementation projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of ANZ’s information security controls or a decrease in ANZ’s ability to service its customers.

ANZ is exposed to risks associated with information security, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorized access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, ANZ handles a considerable amount of personal and confidential information about its customers and its own internal operations.

ANZ Technology employs a team of information risk subject matter experts who are responsible for the development and implementation of ANZ’s Information Security Policy. ANZ is conscious that threats to information security are continuously evolving and as such ANZ takes a proactive approach of conducting regular internal and external reviews to ensure new threats are identified, evolving risks are mitigated, policies and procedures are updated, and good practice is maintained. However, while significant efforts and precautions are taken by ANZ to protect and ensure the confidentiality, integrity and availability of this information, including the use of sophisticated firewalls, network intrusion detection systems, access control processes, data encryption, and the deployment of business controls and processes, there is nevertheless a risk that information may be inadvertently or inappropriately accessed or distributed or illegally accessed or stolen. Any unauthorised use of confidential information could potentially result in breaches of privacy laws, regulatory sanctions, legal action, and claims of compensation or erosion to our competitive market position. Such events could subsequently adversely affect ANZ’s financial position or reputation.

ANZ is exposed to reputation risk, which may adversely impact its results

Reputation risk may arise as a result of an external event or ANZ’s own actions and adversely affect perceptions about ANZ held by the public (including our customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on ANZ’s reputation may exceed any direct cost of the risk event itself and may adversely impact ANZ’s earnings, capital adequacy or value. Accordingly, damage to ANZ’s reputation may have wide-ranging impacts, including adverse effects on ANZ’s profitability, capacity and cost of sourcing funding and availability of new business opportunities.

78 ANZ Annual Report 2010

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

The unexpected loss of key staff or inadequate management of human resources may adversely affect ANZ’s results

ANZ’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. At ANZ, there are certain individuals and key executives whose skills, technical knowledge, creativity, inspiration and reputation are critical to setting the strategic direction, successful management and growth of ANZ, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect its operations and financial condition. In addition, ANZ may in the future have difficulty attracting highly qualified people to fill important roles, which could adversely affect its financial performance and results of operations.

ANZ may be exposed to the impact of future climate change, geological and other extrinsic events which may adversely affect its results

Scientific observations and climate modelling point to changes in the global climate system that may see extreme weather events increase in both frequency and severity. Among the possible effects of climate change are the risks of volcanoes, severe storms, cyclones, hurricanes, floods and rising sea levels. Such events, and others like them, pose the risk of inundation and damage to the houses and commercial assets of ANZ’s customers. In some cases, this impact may also adversely affect ANZ’s collateral position in relation to credit facilities extended to those customers.

While the future impact of climate change is difficult to predict accurately, it should nevertheless be considered among the risks that may adversely impact ANZ’s financial results in the future.

In addition to climatic events, geological events, such as volcanic or seismic activity, or other extrinsic events, such as flu pandemic, can also severely disrupt normal business activity and have a negative effect on ANZ’s customer’s ability to pay interest or repay principal on their loans.

Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect ANZ’s business, operations or financial condition

ANZ is subject to laws, regulations, policies and codes of practice in Australia, New Zealand and in the other countries (including but not limited to the United Kingdom, the United States, Hong Kong, Singapore, China and other countries within the Asia Pacific region) in which it has operations, trades or raises funds or in respect of which it has some other connection. In particular, ANZ’s banking, funds management and insurance activities are subject to extensive regulation, mainly relating to our liquidity levels, capital, solvency, provisioning and insurance policy terms and conditions.

Regulations vary from country to country but generally are designed to protect depositors, insured parties, customers with other banking products and the banking and insurance system as a whole.

The Australian Government and its agencies, including APRA, the RBA and other financial industry regulatory bodies including the Australian Securities and Investments Commission (“ASIC”), have supervisory oversight of ANZ. The New Zealand Government and its agencies, including the RBNZ, have supervisory oversight of ANZ’s operations in New Zealand. To the extent that ANZ has operations, trades or raises funds in, or has some other connection with, countries other than Australia or New Zealand, then such activities may be subject to the laws of, and regulation by agencies in, those countries. Such regulatory agencies include, by way of example, the US Federal Reserve Board, the US Department of Treasury, the US Office of the Comptroller of the Currency, the US Office of Foreign Assets Control (“OFAC”), the UK’s Financial Services Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, the China Banking Regulatory Commission and other financial regulatory bodies in those countries and in other relevant countries. In addition, ANZ’s expansion and growth in the Asia Pacific gives rise to a requirement to comply with a number of different legal and regulatory regimes across that region.

A failure to comply with any standards, laws, regulations or policies in any of those jurisdictions could result in sanctions by these or other regulatory agencies, the exercise of any discretionary powers that the regulators hold or compensatory action by affected persons, which may in turn cause substantial damage to ANZ’s reputation. To the extent that these regulatory requirements limit ANZ’s operations or flexibility, they could adversely impact ANZ’s profitability and prospects.

These regulatory and other governmental agencies (including revenue and tax authorities) frequently review banking and tax laws, regulations, codes of practice and policies. Changes to laws, regulations, codes of practice or policies including changes in interpretation or implementation of laws, regulations, codes of practice or policies, could affect ANZ in substantial and unpredictable ways. These may include increasing required levels of bank liquidity and capital adequacy, limiting the types of financial services and products ANZ can offer and/or increasing the ability of non-banks to offer competing financial services or products, as well as changes to accounting standards, taxation laws and prudential regulatory requirements.

As a result of the GFC, regulators have proposed various amendments to financial regulation that may affect ANZ. APRA, the Basel Committee on Banking Supervision (the “Basel Committee”) and regulators in other jurisdictions where ANZ has a presence have recently released discussion papers and proposals in regards to strengthening the resilience of the banking sector, including proposals to strengthen capital and liquidity requirements for the sector. In addition, the United States has recently passed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act which significantly affects financial institutions and financial activities in the United States and the potential impacts of this new law are uncertain. The Australian Senate has also announced that it will hold an inquiry into competition within the Australian banking sector as discussed above in the risk factor entitled “Competition may adversely affect ANZ’s results, especially in Ausstralia, New Zealand and the Asian markets in which it operates”.

Principle Risks and Uncertainties 79

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

While uncertainty remains as to the final form that any proposed regulatory changes will take in Australia and other countries in which ANZ operate, any such changes may adversely affect ANZ’s results, operations or financial condition. The changes may lead ANZ to, among other things, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as ordinary shares) and hold significant levels of additional liquid assets and undertake additional wholesale long-term funding to replace short-term funding to more closely match ANZ’s long-term asset profile.

Unexpected changes to ANZ’s license to operate in any jurisdiction may adversely affect its results

ANZ is licensed to operate in the various countries, states and territories in which it operates. Unexpected changes in the conditions of the licenses to operate by governments, administrations or regulatory agencies which prohibit or restrict ANZ from trading in a manner that was previously permitted may adversely impact ANZ’s financial results.

ANZ is exposed to insurance risk, which may adversely affect its results

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. For general insurance business, insurance risk arises mainly through weather-related incidents (including floods and bushfires) and other calamities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. As a result of ING Australia Limited (“INGA”) and ING New Zealand Limited (“INGNZ”) becoming wholly owned subsidiaries of ANZ, ANZ has increased exposure to insurance risk in both life insurance and general insurance business, which may adversely affect its results.

ANZ may experience reductions in the valuation of some of its assets, resulting in fair value adjustments that may have a material adverse effect on its earnings

Under Australian Accounting Standards, ANZ recognizes at fair value:

•	financial instruments classified as “held-for-trading” or “designated as at fair value through profit or loss”;

•	financial assets classified as “available-for-sale”;

•	derivatives; and

•	financial assets backing insurance and investment liabilities.

Generally, in order to establish the fair value of these instruments, ANZ relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques. In certain circumstances, the data for individual financial instruments or classes of financial instruments used by such estimates or techniques may not be available or may become unavailable due to changes in market conditions. In these circumstances, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends.

The valuation models incorporate the impact of factors that would influence the fair value determined by a market participant. Principal inputs used in the determination of the fair value of financial instruments based on valuation techniques include data inputs such as statistical data on delinquency rates, foreclosure rates, actual losses, counterparty credit spreads, recovery rates, implied default probabilities, credit index tranche prices and correlation curves. These assumptions, judgments and estimates need to be updated to reflect changing trends and market conditions. The resulting change in the fair values of the financial instruments could have a material adverse effect on ANZ’s earnings.

Changes to accounting policies may adversely affect ANZ’s results

The accounting policies and methods that ANZ applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so that they not only comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with generally accepted accounting principles and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

ANZ may be exposed to the risk of impairment to capitalized software, goodwill and other intangible assets that may adversely affect its results

In certain circumstances ANZ may be exposed to a reduction in the value of intangible assets. As at September 30, 2010, ANZ carried a goodwill balance of $4,086 million which principally relates to its investment in ANZNBL and INGA; intangible assets of $1,327 million principally relating to assets recognized on the acquisition of INGA and capitalised software balances of $1,217 million. ANZ is required to assess the recoverability of the goodwill balance on at least an annual basis using either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balance.

80 ANZ Annual Report 2010

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

The recoverability capitalised software and other intangible assets is assessed at least annually. In the event that asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, an impairment may be recorded, adversely impacting ANZ’s results.

Litigation and contingent liabilities may adversely affect ANZ’s results

From time to time, ANZ may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect ANZ’s results. Details regarding ANZ’s material contingent liabilities as at September 30, 2010 are contained in Note 44 (“Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets”) of the ANZ Annual Report for the full year ended September 30, 2010. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

ANZ Group regularly considers acquisitions and divestments, and there is a risk that ANZ may undertake an acquisition or divestment that could result in a material adverse effect on its performance

ANZ regularly examines a range of corporate opportunities, including material acquisitions and disposals with a view to determining whether those opportunities will enhance ANZ’s financial performance and position. Any corporate opportunity that is pursued could, for a variety of reasons, turn out to have a material adverse effect on ANZ.

The successful implementation of ANZ’s corporate strategy, including its strategy to expand in the Asia-Pacific region, will depend on a range of factors including potential funding strategies and challenges associated with integrating and adding value to an acquired business, as well as new regulatory, market and other risks associated with increasing operations outside of Australia and New Zealand.

There can be no assurance that any acquisition would have the anticipated positive results, including results relating to the total cost of integration, the time required to complete the integration, the amount of longer-term cost savings or the overall performance of the combined entity or an improved price for ANZ’s securities. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems and management controls, as well as managing relevant relationships with employees, clients, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect ANZ’s operations or results. Additionally, there can be no assurance that customers, counterparties and vendors of newly acquired businesses will remain as such post-acquisition and the loss of customers, counterparties and vendors could adversely affect ANZ’s operations or results.

Acquisitions and disposals may also result in business disruptions that cause ANZ to lose customers or cause customers to remove their business from ANZ to competing financial institutions. It is possible that the integration process related to acquisitions could result in the disruption of ANZ’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect ANZ’s ability to maintain relationships with clients, customers, depositors and employees. The loss of key employees in connection with an acquisition or disposal could adversely affect ANZ’s ability to conduct its business successfully. ANZ’s operating performance, risk profile or capital structure may also be affected by these corporate opportunities and there is a risk that any of ANZ’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

Principle Risks and Uncertainties 81

Five Year Summary

		2010	2009	2008	2007	2006
		$m	$m	$m	$m	$m
Financial Performance[1]
Net interest income		10,862	9,890	7,855	7,302	6,943
Other operating income		4,920	4,477	4,440	3,720	3,146
Operating expenses		(6,971)	(6,068)	(5,406)	(4,953)	(4,605)
Profit before income tax, credit impairment and non-core items[1]		8,811	8,299	6,889	6,069	5,484
Provision for credit impairment		(1,820)	(3,056)	(2,090)	(522)	(407)
Income tax expense		(1,960)	(1,469)	(1,365)	(1,616)	(1,486)
Non-controlling interest		(6)	(2)	(8)	(7)	(4)

Underlying profit[1]		5,025	3,772	3,426	3,924	3,587
Adjustments between statutory profit and underlying profit[1]		(524)	(829)	107	256	101

Profit attributable to shareholders of the Company		4,501	2,943	3,319	4,180	3,688

Financial Position
Assets[2]		531,739	476,987	471,024	392,773	334,640
Net Assets		34,155	32,429	26,552	22,048	19,906
Tier 1 capital ratio[3]		10.1%	10.6%	7.7%	6.7%	6.8%
Return on average ordinary equity[4]		13.9%	10.3%	14.5%	20.9%	20.7%
Return on average assets[4]		0.9%	0.6%	0.8%	1.2%	1.1%
Cost to income ratio[1]		44.2%	42.2%	47.4%	44.9%	45.6%

Shareholder value – ordinary shares
Total return to shareholders (share price movement plus dividends)		1.9%	40.3%	–33.5%	15.6%	17.1%
Market capitalisation		60,614	61,085	38,263	55,382	49,331
Dividend		126 cents	102 cents	136 cents	136 cents	125 cents
Franked portion	– interim	100%	100%	100%	100%	100%
	– final	100%	100%	100%	100%	100%
Share price	– high	$26.23	$24.99	$31.74	$31.50	$28.66
	– low	$19.95	$11.83	$15.07	$25.75	$22.70
	– 30 Sep	$23.68	$24.39	$18.75	$29.70	$26.86
Share information
(per fully paid ordinary share)
Earnings per share		178.9c	131.0c	170.4c	224.1c	200.0c
Dividend payout ratio		71.6%	82.3%	82.6%	60.9%	62.6%
Net tangible assets per ordinary share[5]		$10.38	$11.02	$10.72	$9.36	$8.53
No. of fully paid ordinary shares issued (millions)		2,559.7	2,504.5	2,040.7	1,864.7	1,836.6
Dividend Reinvestment Plan (DRP) issue price
	– interim	$21.32	$15.16	$20.82	$29.29	$26.50
	– final	—	$21.75	$13.58	$27.33	$28.25

Other information
Points of representation[6]		1,394	1,352	1,346	1,327	1,265
No. of employees (full time equivalents)		46,917	37,687	36,925	34,353	32,256
No. of shareholders[7]		411,692	396,181	376,813	327,703	291,262

1	Adjusted for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses timing differences on economic hedges, and acquisition related costs. Prior to 2010 these were adjustments to arrive at cash profit in accordance with market convention.
2	In 2010, consolidated assets included assets from OnePath (formerly INGA), ING NZ, Landmark and RBS acquired during the financial year.
3	Calculated in accordance with Australian Prudential Regulation Authority requirements effective at the relevant date. Basel II has been applied from 1 January 2008.
4	Excludes minority interest.
5	Equals shareholders’ equity less preference share capital, goodwill, software and other intangible assets divided by the number of ordinary shares.
6	Includes branches, offices, representative offices and agencies.
7	Excludes employees whose only ANZ shares are held in trust under ANZ employee share schemes.

82 ANZ Annual Report 2010

SECTION 3

ANZ Annual Report 2010 83

Financial Report

INCOME STATEMENT FOR THE YEAR ENDED 30 SEPTEMBER

		Consolidated		The Company
		2010	2009	2010	2009
	Note	$m	$m	$m	$m
Interest income	3	26,608	26,286	22,922	20,666
Interest expense	4	(15,739)	(16,398)	(14,677)	(13,600)

Net interest income		10,869	9,888	8,245	7,066

Net funds management and insurance income	3	1,099	230	164	151
Other operating income	3	3,291	3,027	4,436	2,924
Share of joint venture profit from OnePath (formerly ING Australia) and ING New Zealand	3	33	83	—	—
Share of associates profit	3	400	382	—	—

Operating income		15,692	13,610	12,845	10,141
Operating expense	4	(7,304)	(6,225)	(5,636)	(4,868)

Profit before credit impairment and income tax		8,388	7,385	7,209	5,273
Provision for credit impairment	16	(1,787)	(3,005)	(1,369)	(2,079)

Profit before income tax		6,601	4,380	5,840	3,194

Income tax expense	6	(2,096)	(1,435)	(1,412)	(909)

Profit after income tax		4,505	2,945	4,428	2,285
Profit attributable to non-controlling interests		(4)	(2)	—	—

Profit attributable to shareholders of the Company		4,501	2,943	4,428	2,285

Earnings per ordinary share (cents)
Basic	8	178.9	131.0	n/a	n/a
Diluted	8	174.6	129.6	n/a	n/a
Dividend per ordinary share (cents)	7	126	102	126	102

The notes appearing on pages 90 to 204 form an integral part of these financial statements.

84 ANZ Annual Report 2010

STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 30 SEPTEMBER

		Consolidated		The Company
		2010	2009	2010	2009
	Note	$m	$m	$m	$m
Profit for the period		4,072	2,480	4,428	2,285
Share of associates’ equity accounted profits		433	465	—	—

Total profit for the period		4,505	2,945	4,428	2,285

Other comprehensive income
Currency translation adjustments Exchange differences on translation of foreign operations taken to equity	29	(1,027)	(919)	(337)	(283)

Available-for-sale assets
Valuation gain/(loss) taken to equity	29	151	31	69	17
Cumulative (gain)/loss transferred to the income statement		8	33	(23)	32

Cash flow hedges
Valuation gain/(loss) taken to equity	29	191	(156)	121	(135)
Transferred to income statement for the period		(54)	(89)	(69)	(89)

Actuarial gain/(loss) on defined benefit plans	45	(6)	(173)	(26)	(153)

Income tax on items transferred directly to/from equity
Foreign currency translation reserve		10	10	—	—
Available-for-sale reserve		(38)	(17)	(23)	(11)
Cash flow hedge reserve		(36)	76	(16)	64
Actuarial gain/(loss) on defined benefits plan		2	49	8	40

Other comprehensive income		(799)	(1,155)	(296)	(518)

Total comprehensive income for the period		3,706	1,790	4,132	1,767

Comprising:
Total comprehensive income attributable to non-controlling interests		4	2	—	—
Total comprehensive income attributable to shareholders of the company		3,702	1,788	4,132	1,767

The notes appearing on pages 90 to 204 form an integral part of these financial statements.

Financial Report 85

BALANCE SHEET AS AT 30 SEPTEMBER

		Consolidated		The Company
		2010	2009	2010	2009
	Note	$m	$m	$m	$m
Assets
Liquid assets	9	21,521	25,317	18,530	20,199
Due from other financial institutions	10	5,481	4,985	4,136	3,236
Trading securities	11	33,515	30,991	28,305	27,410
Derivative financial instruments	12	37,821	37,404	34,191	33,001
Available-for-sale assets	13	20,742	16,575	16,973	13,554
Net loans and advances	14	349,321	332,007	277,956	256,008
Customer’s liability for acceptances		11,495	13,762	11,517	13,739
Due from controlled entities		—	—	46,216	45,471
Shares in controlled entities	17	—	—	9,189	8,522
Shares in associates and joint venture entities	17	2,965	4,565	1,035	761
Current tax assets	18	76	693	61	601
Deferred tax assets	18	792	503	575	446
Goodwill and other intangible assets[1]	19	6,630	3,896	1,198	829
Investments backing policyholder liabilities	49	32,171	—	—	—
Other assets	20	7,051	4,227	4,564	2,749
Premises and equipment	21	2,158	2,062	1,508	1,449

Total assets		531,739	476,987	455,954	427,975

Liabilities
Due to other financial institutions		20,521	19,924	18,849	16,974
Deposits and other borrowings	22	311,472	294,370	253,608	227,300
Derivative financial instruments	12	37,217	36,516	34,647	33,168
Liability for acceptances		11,495	13,762	11,517	13,739
Due to controlled entities		—	—	38,487	42,336
Current tax liabilities	23	973	99	987	61
Deferred tax liabilities	23	35	111	39	90
Policyholder liabilities	49	28,981	—	—	—
External unit holder liabilities (life insurance funds)		5,448	—	—	—
Payables and other liabilities	24	7,950	7,775	5,702	6,006
Provisions	25	1,462	1,312	971	905
Bonds and notes	26	59,714	57,260	48,178	46,033
Loan capital	27	12,316	13,429	10,963	11,885

Total liabilities		497,584	444,558	423,948	398,497

Net Assets		34,155	32,429	32,006	29,478

Shareholders’ equity
Ordinary share capital	28	19,886	19,151	20,246	19,151
Preference share capital	28	871	871	871	871
Reserves	29	(2,587)	(1,787)	(777)	(494)
Retained earnings	29	15,921	14,129	11,666	9,950

Share capital and reserves attributable to shareholders of the Company		34,091	32,364	32,006	29,478
Non-controlling interests	30	64	65	—	—

Total shareholders’ equity		34,155	32,429	32,006	29,478

Commitments	43
Contingent liabilities	44

The notes appearing on pages 90 to 204 form an integral part of these financial statements.

1	Excludes notional goodwill in equity accounted entities.

86 ANZ Annual Report 2010

CASH FLOW STATEMENT FOR THE YEAR ENDED 30 SEPTEMBER

			Consolidated		The Company
			2010	2009	2010	2009
	Note		$m	$m	$m	$m
Cash flows from operating activities
Interest received			26,362	26,795	22,708	21,245
Dividends received			54	49	1,184	156
Fee income received			2,177	2,799	2,117	2,071
Other income received			1,230	962	996	1,696
Interest paid			(15,726)	(17,354)	(14,651)	(14,503)
Personnel expenses paid			(4,102)	(3,652)	(3,044)	(2,736)
Premises expenses paid			(557)	(503)	(389)	(362)
Other operating expenses paid			(1,625)	(1,161)	(1,292)	(1,457)
Net cash paid on settlement of derivatives			(1,823)	(7,754)	(1,110)	(7,936)
Income taxes paid
Australia			(353)	(851)	(353)	(845)
Overseas			(629)	(439)	(123)	(78)
Net cash flows from funds management and insurance business
Funds management income received			665	119	85	76
Insurance premium income and other policyholder receipts			6,144	28	28	28
Claims and policyholder liability payments			(5,587)	—	—	—
Investment income received			536	—	—	—
Commission expense paid			(353)	83	51	47
Net cash flows from investments backing policy liabilities
Purchase of insurance assets			(9,982)	—	—	—
Proceeds from sale/maturity of insurance assets			10,021	—	—	—
Goods and services tax paid			33	(29)	9	5

(Increase)/decrease in operating assets:
Liquid assets – greater than three months			2,184	2,253	815	2,427
Due from other financial institutions – greater than three months			(65)	1,402	(145)	1,032
Trading Securities			(2,004)	(15,971)	(1,835)	(14,491)
Loans and advances			(17,044)	(1,897)	(20,345)	(23,162)
Net intra-group loans and advances			—	—	(5,110)	6,412
Increase/(decrease) in operating liabilities
Deposits and other borrowings			14,726	12,601	20,862	26,171
Due to other financial institutions			55	(168)	1,329	(1,027)
Payables and other liabilities			(1,288)	(994)	(709)	259

Net cash (used in)/provided by operating activities	37	(a)	3,049	(3,682)	1,078	(4,972)

Cash flows from investing activities
Net decrease/(increase)
Available-for-sale assets
Purchases			(29,312)	(30,980)	(24,236)	(28,206)
Proceeds from sale or maturity			25,244	31,559	20,955	29,480
Controlled entities and associates
Purchased (net of cash acquired)			50	(263)	2,310	(231)
Proceeds from sale (net of cash disposed)			15	15	113	15
Premises and equipment
Purchases			(317)	(709)	(240)	(211)
Proceeds from sale			24	27	—	8
Other			(1,428)	(50)	(687)	(704)

Net cash (used in)/provided by investing activities			(5,724)	(401)	(1,785)	151

Cash flows from financing activities
Net increase/(decrease)
Bonds and notes
Issue proceeds			21,756	20,417	17,401	16,297
Redemptions			(17,105)	(20,648)	(14,070)	(14,009)
Loan capital
Issue proceeds			1,976	1,287	1,976	1,242
Redemptions			(2,565)	(1,344)	(2,451)	(1,344)
Dividends paid			(1,671)	(697)	(1,660)	(664)
Share capital issues			37	4,680	37	4,680
Net (purchase)/sale of treasury shares			(78)	—	(78)	—

Net cash (used in)/provided by financing activities			2,350	3,695	1,155	6,202

Net cash (used in)/provided by operating activities			3,049	(3,682)	1,078	(4,972)
Net cash (used in)/provided by investing activities			(5,724)	(401)	(1,785)	151
Net cash (used in)/provided by financing activities			2,350	3,695	1,155	6,202

Net increase/(decrease) in cash and cash equivalents			(325)	(388)	448	1,381
Cash and cash equivalents at beginning of period			22,805	23,487	18,051	17,156
Foreign currency translation			(576)	(294)	(364)	(486)

Cash and cash equivalents at end of period	37	(b)	21,904	22,805	18,135	18,051

The notes appearing on pages 90 to 204 form an integral part of these financial statements.

Financial Report 87

STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 SEPTEMBER

					Shareholders’
					equity
					attributable
					to equity		Total
	Ordinary	Preference		Retained	holders of	Non-controlling	shareholders’
	share capital	shares	Reserves	earnings	the Bank	interests	equity
Consolidated	$m	$m	$m	$m	$m	$m	$m
As at 1 October 2008	12,589	871	(742)	13,772	26,490	62	26,552

Total comprehensive income for the period	—	—	(1,031)	2,819	1,788	2	1,790
Transactions with equity holders in their capacity as equity holders:
Share placement	4,661	—	—	—	4,661	—	4,661
Dividends paid	—	—	—	(2,485)	(2,485)	—	(2,485)
Dividend reinvestment plan	1,788	—	—	—	1,788	—	1,788
Other equity movements:
Group employee share acquisition scheme	99	—	—	—	99	—	99
Share based payments	—	—	9	—	9	—	9
Group share option scheme	14	—	—	—	14	—	14
Other changes	—	—	(23)	23	–	1	1

As at 30 September 2009	19,151	871	(1,787)	14,129	32,364	65	32,429

Total comprehensive income for the period	—	—	(795)	4,497	3,702	4	3,706
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(2,678)	(2,678)	—	(2,678)
Dividend reinvestment plan	1,007	—	—	—	1,007	—	1,007
Other equity movements:
Group employee share acquisition scheme	129	—	—	—	129	—	129
Treasury shares	(78)	—	—	—	(78)	—	(78)
Share based payments	—	—	7	—	7	—	7
Group share option scheme	37	—	—	—	37	—	37
Treasury shares INGA adjustment	(360)	—	—	—	(360)	—	(360)
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3R	—	—	—	(39)	(39)	—	(39)
Other changes	—	—	(12)	12	—	(5)	(5)

As at 30 September 2010	19,886	871	(2,587)	15,921	34,091	64	34,155

The notes appearing on pages 90 to 204 form an integral part of these financial statements.

88 ANZ Annual Report 2010

STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 SEPTEMBER

					Shareholders’
					equity
					attributable
					to equity		Total
	Ordinary	Preference		Retained	holders of	Non-controlling	shareholders’
	share capital	shares	Reserves	earnings	the Bank	interests	equity
The Company	$m	$m	$m	$m	$m	$m	$m
As at 1 October 2008	12,589	871	(75)	10,207	23,592	—	23,592
Total comprehensive income for the period	—	—	(405)	2,172	1,767	—	1,767
Transactions with equity holders in their capacity as equity holders:
Share placement	4,661	—	—	—	4,661	—	4,661
Dividends paid	—	—	—	(2,452)	(2,452)	—	(2,452)
Dividend reinvestment plan	742	—	—	—	742	—	742
Dividend reinvestment plan underwriting	1,046	—	—	—	1,046	—	1,046
Other equity movements:
Group employee share acquisition scheme	99	—	—	—	99	—	99
Treasury Shares	—	—	—	—	—	—	—
Share based payments	—	—	9	—	9	—	9
Group share option scheme	14	—	—	—	14	—	14
Other changes	—	—	(23)	23	—	—	—

As at 30 September 2009	19,151	871	(494)	9,950	29,478	—	29,478

Total comprehensive income for the period	—	—	(278)	4,410	4,132	—	4,132
Transactions with equity holders in their capacity as equity holders:
Share placement	—	—	—	—	—	—	—
Dividends paid	—	—	—	(2,667)	(2,667)	—	(2,667)
Dividend reinvestment plan	1,007	—	—	—	1,007	—	1,007
Other equity movements:
Treasury shares	(78)	—	—	—	(78)	—	(78)
Share based payments	—	—	7	—	7	—	7
Group share option scheme	37	—	—	—	37	—	37
Group employee share acquisition scheme	129	—	—	—	129	—	129
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3R	—	—	—	(39)	(39)	—	(39)
Other changes	—	—	(12)	12	—	—	—

As at 30 September 2010	20,246	871	(777)	11,666	32,006	—	32,006

The notes appearing on pages 90 to 204 form an integral part of these financial statements.

Financial Report 89

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies

The financial report of Australia and New Zealand Banking Group Limited (the Company or the Parent entity) and its controlled entities (the Group) for the year ended 30 September 2010 was authorised for issue in accordance with the resolution of the directors on 4 November, 2010.

The principal accounting policies adopted in the preparation of the financial report are set out below. These policies have been consistently applied by all consolidated entities and to all periods presented in the consolidated financial report.

A) BASIS OF PREPARATION

i) Statement of compliance

The financial report of the Company and Group is a general purpose financial report which has been prepared in accordance with the accounts provisions of the Banking Act 1959 (as amended), Australian Accounting Standards (AASs), Australian Accounting Standards Board (AASB) Interpretations, other authoritative pronouncements of the AASB, and the Corporations Act 2001.

International Financial Reporting Standards (IFRS) are Standards and Interpretations adopted by the International Accounting Standards Board (IASB). IFRS forms the basis of AASs and Interpretations issued by the AASB. The Group’s application of AASs and Interpretations ensures that the consolidated financial report of the Group and the financial report of the Company comply with IFRS.

ii) Use of estimates and assumptions

The preparation of the financial report requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of policies. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable. Actual results may differ from these estimates. Discussion of the critical accounting treatments, which include complex or subjective decisions or assessments, are covered in note 2. Such estimates may require review in future periods.

iii) Basis of measurement

The financial report has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

•	derivative financial instruments, including in the case of fair value hedging (refer note 1 (E)(ii)) the fair value of any applicable underlying exposure;

•	financial assets treated as available-for-sale;

•	financial instruments held for trading; and

•	assets and liabilities designated at fair value through profit and loss.

In accordance with AASB 1038 Life Insurance Contracts, life insurance liabilities are measured using the Margin of Services model.

In accordance with AASB 119 Employee Benefits, defined benefit obligations are measured using the Projected Unit Credit Method.

iv) Changes in Accounting Policy and early adoptions

All new accounting standards and interpretations applicable to annual reporting periods beginning on or after 1 October 2009 have been applied to the Group effective from the required date of application. The initial application of these Standards and Interpretations has not had a material impact on the financial position or the financial results of the Group.

The revised accounting standard relating to business combinations (AASB 3(R)) has been applied in these financial statements prospectively to all business combinations for which the acquisition date is on or after 1 October 2009. Prior to the adoption of the revised standard, the Group had $39 million of capitalised transaction costs in respect of acquisitions not completed at 30 September 2009, which was written off to retained earnings on adoption of the revised standard. As a result of the adoption of the standard the Group is required to:

•	expense acquisition related costs ($21 million in the current period);

•

remeasure the existing interest to fair value through profit or loss and reclassify from equity to profit or loss amounts previously held in the acquiree, for business combinations achieved in stages ($217 million debit in the current period); and

•	recognise movements in contingent consideration, subsequent to initial measurement, in profit and loss (no impact in the current period).

The revised accounting standard on Consolidated and Separate Financial Statements (AASB 127) has been adopted. As a result of the adoption the Group is required to:

•	replace the term ‘minority interests’ with ‘non-controlling interests’;

•	account for changes in a parent’s ownership in a subsidiary that does not result in loss of control as an equity transaction (no impact in the current period); and

•	recognise gains and losses upon loss of control of a subsidiary in profit and loss with any investment retained measured at fair value at the date control is lost (no impact in the current period).

The revised accounting standard on Presentation of Financial Statements (AASB 101) has been applied which has required inclusion of a new statement of changes in equity in these financial statements.

The revised accounting standard on Financial Instruments: Disclosures (AASB 7) has been applied which requires additional disclosures about fair value measurements and liquidity risk.

There has been no other change in accounting policy during the year.

v) Rounding

The Parent entity is an entity of the kind referred to in Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in the financial report have been rounded to the nearest million dollars, except where otherwise indicated.

vi) Comparatives

Certain amounts in the comparative information have been reclassified to conform with current period financial statement presentations.

90 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

vii) Principles of consolidation

Subsidiaries

The financial statements consolidate the financial statements of the Company and all its subsidiaries where it is determined that there is a capacity to control.

Where subsidiaries have been sold or acquired during the year, their operating results have been included to the date of disposal or from the date of acquisition.

Control means the power to govern, directly or indirectly, the financial and operating policies of an entity so as to obtain benefits from its activities. All the facts of a particular situation are considered when determining whether control exists. Control is usually present when an entity has:

•	power over more than one-half of the voting rights of the other entity; or

•	power to govern the financial and operating policies of the other entity; or

•	power to appoint or remove the majority of the members of the board of directors or equivalent governing body; or

•	power to cast the majority of votes at meetings of the board of directors or equivalent governing body of the entity.

In addition, potential voting rights that are presently exercisable or convertible are taken into account in determining whether control exists.

In relation to special purpose entities, control is deemed to exist where:

•	in substance, the majority of the residual risks and rewards from their activities accrue to the Group; or

•	in substance, the Group controls decision making powers so as to obtain the majority of the risks and rewards from their activities.

Further detail on special purpose entities is provided in note 2(i).

Associates and joint ventures

The Group adopts the equity method of accounting for associates and the Group’s interest in joint venture entities.

The Group’s share of results of associates and joint venture entities is included in the consolidated income statement. Shares in associates and joint venture entities are carried in the consolidated balance sheet at cost plus the Group’s share of post-acquisition net assets. Interests in associates and joint ventures are reviewed for any indication of impairment at least at each reporting date. This impairment review uses a discounted cash flow (DCF) methodology and other methodologies to determine the reasonableness of the valuation, including the capitalisation of earnings methodology (CEM).

In the Company’s financial statements, investments in associates and joint venture entities are carried at cost.

viii) Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency).

The consolidated financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities resulting from foreign currency transactions are subsequently translated at the spot rate at reporting date.

Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different to those at which they were initially recognised or included in a previous financial report, are recognised in the income statement in the period in which they arise.

Translation differences on non-monetary items, such as derivatives measured at fair value through profit or loss, are reported as part of the fair value gain or loss on these items.

Translation differences on non-monetary items measured at fair value through equity, such as equities classified as available-for-sale financial assets, are included in the available-for-sale reserve in equity.

Foreign operations

The results and financial position of all Group entities (none of which has the currency of a hyperinflationary economy), that have a functional currency different from the Group’s presentation currency, are translated into the Group’s presentation currency as follows:

•	assets and liabilities of each foreign operation are translated at the rates of exchange ruling at balance date;

•

revenue and expenses of each foreign operation are translated at the average exchange rate for the period, unless this average is not a reasonable approximation of the rate prevailing on transaction date, in which case revenue and expenses are translated at the exchange rate ruling at transaction date; and

•	all resulting exchange differences are recognised in the foreign currency translation reserve.

When a foreign operation is disposed, exchange differences are recognised in the income statement as part of the gain or loss on sale.

Goodwill arising on the acquisition of a foreign entity is treated as an asset of the foreign entity and translated at the rate ruling at balance date.

B) INCOME RECOGNITION

i) Interest income

Interest income is recognised as it accrues using the effective interest rate method.

The effective interest rate method calculates the amortised cost of a financial asset or financial liability and allocates the interest income or interest expense over the expected life of the financial asset or financial liability so as to achieve a constant yield on the financial asset or liability.

For assets subject to prepayment, expected life is determined on the basis of the historical behaviour of the particular asset portfolio, taking into account contractual obligations and prepayment experience assessed on a regular basis.

Financial Report 91

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

ii) Fee and commission income

Fees and commissions received that are integral to the effective interest rate of a financial asset are recognised using the effective interest method. For example, loan commitment fees, together with related direct costs, are deferred and recognised as an adjustment to the effective interest rate on a loan once drawn. Commitment fees to originate a loan which is unlikely to be drawn down are recognised as income as the service is provided.

Fees and commissions that relate to the execution of a significant act (for example, advisory or arrangement services, placement fees and underwriting fees) are recognised when the significant act has been completed.

Fees charged for providing ongoing services (for example, maintaining and administering existing facilities) are recognised as income over the period the service is provided.

iii) Dividend income

Dividends are recognised as revenue when the right to receive payment is established.

iv) Leasing income

Finance income on finance leases is recognised on a basis that reflects a constant periodic return on the net investment in the finance lease.

v) Gain or loss on sale of premises and equipment

The gain or loss on the disposal of premises and equipment is determined as the difference between the carrying amount of the assets at the time of disposal and the proceeds of disposal, and is recognised as an item of other income in the year in which the significant risks and rewards of ownership are transferred to the buyer.

C) EXPENSE RECOGNITION

i) Interest expense

Interest expense on financial liabilities measured at amortised cost is recognised in the income statement as it accrues using the effective interest rate method.

ii) Loan origination expenses

Certain loan origination expenses are an integral part of the effective interest rate of a financial asset measured at amortised cost. These loan origination expenses include:

•	fees and commissions payable to brokers in respect of originating lending business; and

•	other expenses of originating lending business, such as external legal costs and valuation fees, provided these are direct and incremental costs related to the issue of a financial asset.

Such loan origination expenses are initially recognised as part of the cost of acquiring the financial asset and amortised as part of the effective yield of the financial asset over its expected life using the effective interest rate method.

iii) Share-based compensation expense

The Group has various equity settled share-based compensation plans. These are described in note 46 and largely comprise the Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ ordinary shares

The fair value of ANZ ordinary shares granted under the Employee Share Acquisition Plan is measured at grant date, using the one-day volume weighted average market price of ANZ shares. The fair value is expensed immediately when shares vest or on a straight-line basis over the relevant vesting period.

Share options

The fair value of share options is measured at grant date, using an option pricing model. The fair value is expensed on a straight-line basis over the relevant vesting period. This is recognised as an employee compensation expense with a corresponding increase in the share options reserve.

The option pricing model takes into account the exercise price of the option, the risk-free interest rate, the expected volatility of ANZ’s ordinary share price and other factors. Market vesting conditions are taken into account in estimating the fair value.

Performance rights

A Performance Right is a right to acquire a share at nil cost to the employee subject to satisfactorily meeting time and/or performance hurdles. Upon exercise, each Performance Right entitles the holder to one ordinary share in ANZ. The fair value of Performance Rights is determined at grant date using an option pricing model, taking into account market conditions. The fair value is expensed over the relevant vesting period. This is recognised as an employee expense with a corresponding increase in the share options reserve.

Other adjustments

Subsequent to the grant of an equity-based award, the amount recognised as an expense is adjusted for vesting conditions other than market conditions so that, ultimately, the amount recognised as an expense is based on the number of equity instruments that eventually vest.

iv) Lease payments

Leases entered into by the Group as lessee are predominantly operating leases, and the operating lease payments are recognised as an expense on a straight-line basis over the lease term.

D) INCOME TAX

i) Income tax expense

Income tax on earnings for the year comprises current and deferred tax and is based on the applicable tax law in each jurisdiction. It is recognised in the income statement as tax expense, except when it relates to items credited directly to equity, in which case it is recorded in equity, or where it arises from the initial accounting for a business combination, in which case it is included in the determination of goodwill.

ii) Current tax

Current tax is the expected tax payable on taxable income for the year, based on tax rates (and tax laws) which are enacted at the reporting date, including any adjustment for tax payable in previous periods. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

92 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

iii) Deferred tax

Deferred tax is accounted for using the comprehensive tax balance sheet method. It is generated by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax base.

Deferred tax assets, including those related to the tax effects of income tax losses and credits available to be carried forward, are recognised only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences or unused tax losses and credits can be utilised.

Deferred tax liabilities are recognised for all taxable temporary differences, other than those relating to taxable temporary differences arising from goodwill. They are also recognised for taxable temporary differences arising on investments in controlled entities, branches, associates and joint ventures, except where the Group is able to control the reversal of the temporary differences and it is probable that temporary differences will not reverse in the foreseeable future. Deferred tax assets associated with these interests are recognised only to the extent that it is probable that the temporary difference will reverse in the foreseeable future and there will be sufficient taxable profits against which to utilise the benefits of the temporary difference.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realised or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the reporting date. The measurement reflects the tax consequences that would follow from the manner in which the Group, at the reporting date, recovers or settles the carrying amount of its assets and liabilities.

iv) Offsetting

Current and deferred tax assets and liabilities are offset only to the extent that they relate to income taxes imposed by the same taxation authority, there is a legal right and intention to settle on a net basis and it is allowed under the tax law of the relevant jurisdiction.

E) ASSETS

Financial assets

i) Financial assets and liabilities at fair value through profit or loss

Trading securities are financial instruments acquired principally for the purpose of selling in the short-term or which are a part of a portfolio which is managed for short-term profit-taking. Trading securities are initially recognised and subsequently measured in the balance sheet at their fair value.

Derivatives that are neither financial guarantee contracts nor effective hedging instruments are carried at fair value through profit or loss.

Certain financial assets and liabilities may be designated and measured at fair value through profit or loss where any of the following applies:

•	Investments backing policy liabilities (refer note 1 (I)(viii));

•	Life investment contract liabilities (refer note 1 (I)(i));

•

doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets and liabilities, or recognising the gains or losses thereon, on different bases;

•	a group of financial assets or financial liabilities or both is managed and its performance evaluated on a fair value basis; or
•

the financial instrument contains an embedded derivative, unless the embedded derivative does not significantly modify the cash flows or it is clear, with little or no analysis, that it would not be separately recorded.

Changes in the fair value (gains or losses) of these financial instruments are recognised in the income statement in the period in which they occur.

Purchases and sales of trading securities are recognised on trade date.

ii) Derivative financial instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying price, index or other variable. They include swaps, forward rate agreements, futures, options and combinations of these instruments.

Derivative financial instruments are entered into for trading purposes (including customer-related reasons), or for hedging purposes (where the derivative instruments are used to hedge the Group’s exposures to interest rate risk, currency risk, price risk, credit risk and other exposures relating to non-trading positions).

Derivative financial instruments are recognised initially at fair value with gains or losses from subsequent measurement at fair value being recognised in the income statement. Included in the determination of the fair value of derivatives is a credit valuation adjustment to reflect the credit worthiness of the counterparty. The valuation adjustment is influenced by the mark-to-market of the derivative trades and by movement in credit spreads.

Where the derivative is effective as a hedging instrument and is designated as such, the timing of the recognition of any resultant gain or loss in the income statement is dependent on the hedging designation. These hedging designations and associated accounting are as follows:

Fair value hedge

Where the Group hedges the fair value of a recognised asset or liability or firm commitment, changes in the fair value of the derivative designated as a fair value hedge are recognised in the income statement. Changes in the fair value of the hedged item attributable to the hedged risk are reflected in adjustments to the carrying value of the hedged item, which are also recognised in the income statement.

Hedge accounting is discontinued when the hedge instrument expires or is sold, terminated, exercised or no longer qualifies for hedge accounting. The resulting adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to the income statement over the period to maturity of the hedged item.

If the hedged item is sold or repaid, the unamortised fair value adjustment is recognised immediately in the income statement.

Cash flow hedge

The Group designates derivatives as cash flow hedges where the instrument hedges the variability in cash flows of a recognised asset or liability, a foreign exchange component of a firm commitment or a highly probable forecast transaction. The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is deferred to the hedging reserve, which forms part of shareholders’ equity. Any ineffective portion is recognised immediately in the income statement. Amounts deferred in equity are recognised in the income statement in the period during which the hedged forecast transactions take place.

Financial Report 93

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

When the hedging instrument expires, is sold, terminated, or no longer qualifies for hedge accounting, the cumulative amount deferred in equity remains in the hedging reserve, and is subsequently transferred to the income statement when the hedged item is recognised in the income statement.

When a forecast hedged transaction is no longer expected to occur, the amount deferred in equity is recognised immediately in the income statement.

Net investment hedge

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. The gain or loss from remeasuring the fair value of the hedging instrument relating to the effective portion of the hedge is deferred in the foreign currency translation reserve in equity and the ineffective portion is recognised immediately in the income statement.

Derivatives that do not qualify for hedge accounting

All gains and losses from changes in the fair value of derivatives that are not designated in a hedging relationship but are entered into to manage the interest rate and foreign exchange risk of funding instruments are recognised in the income statement. Under certain circumstances, the component of the fair value change in the derivative which relates to current period realised and accrued interest is included in net interest income. The remainder of the fair value movement is included in other income.

Set-off arrangements

Fair value gains/losses arising from trading derivatives are not offset against fair value gains/losses on the balance sheet unless a legal right of set-off exists and there is an intention to settle net.

For contracts subject to master netting agreements that create a legal right of set-off for which only the net revaluation amount is recognised in the income statement, net unrealised gains on derivatives are recognised as part of other assets and net unrealised losses are recognised as part of other liabilities.

iii) Available-for-sale financial assets

Available-for-sale assets comprise non-derivative financial assets which the Group designates as available-for-sale but which are not deemed to be held principally for trading purposes, and include equity investments, certain loans and advances, and quoted debt securities.

They are initially recognised at fair value plus transaction costs. Subsequent gains or losses arising from changes in fair value are included as a separate component of equity in the ‘available-for-sale revaluation reserve’. When the asset is sold, the cumulative gain or loss relating to the asset is transferred to the income statement.

Where there is objective evidence of impairment on an available-for-sale asset, the cumulative loss related to that asset is removed from equity and recognised in the income statement, as an impairment expense for debt instruments or as non-interest income for equity instruments. If, in a subsequent period, the amount of an impairment loss relating to an available-for-sale debt instrument decreases and the decrease can be linked objectively to an event occurring after the impairment event, the loss is reversed through the income statement through the impairment expense line.

Purchases and sales of available-for-sale financial assets are recognised on trade date being the date on which the Group commits to purchase or sell the asset.

iv) Net loans and advances

Net loans and advances are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money to a debtor with no intention of trading the loans and advances. The loans and advances are initially recognised at fair value plus transaction costs that are directly attributable to the issue of the loan or advance. They are subsequently measured at amortised cost using the effective interest rate method (refer note 1 (B)(i)) unless specifically designated on initial recognition at fair value through profit or loss.

All loans are graded according to the level of credit risk.

Net loans and advances includes direct finance provided to customers such as bank overdrafts, credit cards, term loans, finance lease receivables and commercial bills.

Impairment of loans and advances

Loans and advances are reviewed at least at each reporting date for impairment.

Credit impairment provisions are raised for exposures that are known to be impaired. Exposures are impaired and impairment losses are recorded if, and only if, there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the loan and prior to the reporting date, and that loss event, or events, has had an impact on the estimated future cash flows of the individual loan or the collective portfolio of loans that can be reliably estimated.

Impairment is assessed for assets that are individually significant (or on a portfolio basis for small value loans) and then on a collective basis for those exposures not individually known to be impaired.

Exposures that are assessed collectively are placed in pools of similar assets with similar risk characteristics. The required provision is estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data such as changed economic conditions. The provision also takes account of the impact of inherent risk of large concentrated losses within the portfolio and an assessment of the economic cycle.

The estimated impairment losses are measured as the difference between the assets’ carrying amount and the estimated future cash flows discounted to their present value. As this discount unwinds during the period between recognition of impairment and recovery of the cash flow, it is recognised in interest income. The process of estimating the amount and timing of cash flows involves considerable management judgement. These judgements are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

Impairment of capitalised acquisition expenses is assessed through comparing the actual behaviour of the portfolio against initial expected life assumptions.

The provision for impairment loss (individual and collective) is deducted from loans and advances in the balance sheet and the movement for the reporting period is reflected in the income statement.

When a loan is uncollectable, either partially or in full, it is written-off against the related provision for loan impairment. Unsecured facilities are normally written-off when they become 180 days past due or earlier in the event of the customer’s bankruptcy or similar legal release from the obligation.

94 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

However a certain level of recoveries is expected after the write-off, which is reflected in the amount of the provision for credit losses. In the case of secured facilities, remaining balances are written-off after proceeds from the realisation of collateral have been received if there is a shortfall.

Where impairment losses recognised in previous periods have subsequently decreased or no longer exist, such impairment losses are reversed in the income statement.

A provision is also raised for off-balance sheet items such as loan commitments that are considered to be onerous.

v) Lease receivables

Contracts to lease assets and hire purchase agreements are classified as finance leases if they transfer substantially all the risks and rewards of ownership of the asset to the customer or an unrelated third party. All other lease contracts are classified as operating leases.

vi) Repurchase agreements

Securities sold under repurchase agreements are retained in the financial statements where substantially all the risks and rewards of ownership remain with the Group, and a counterparty liability is disclosed under the classifications of due to other financial institutions or payables and other liabilities. The difference between the sale price and the repurchase price is accrued over the life of the repurchase agreement and charged to interest expense in the income statement.

Securities purchased under agreements to resell, where the Group does not acquire the risks and rewards of ownership, are recorded as receivables in liquid assets, net loans and advances, or due from other financial institutions, depending on the term of the agreement and the counterparty. The security is not included in the balance sheet. Interest income is accrued on the underlying loan amount.

Securities borrowed are not recognised in the balance sheet, unless these are sold to third parties, at which point the obligation to repurchase is recorded as a financial liability at fair value with fair value movements included in the income statement.

vii) Derecognition

The Group enters into transactions where it transfers financial assets recognised on its balance sheet yet retains either all the risks and rewards of the transferred assets or a portion of them. If all, or substantially all, the risks and rewards are retained, the transferred assets are not derecognised from the balance sheet.

In transactions where substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the Group derecognises the asset if control over the asset is lost. In transfers where control over the asset is retained, the Group continues to recognise the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset. The rights and obligations retained or created in the transfer are recognised separately as assets and liabilities as appropriate.

Non-financial assets

viii) Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable net assets of a controlled entity at the date of gaining control. Goodwill is recognised as an asset and not amortised, but assessed for impairment at least annually or more frequently if there is an indication that the goodwill may be impaired. This involves using the (DCF) or (CEM) methodology to determine the expected future benefits of the cash-generating units to which the goodwill relates. Where the assessment results in the goodwill balance exceeding the value of expected future benefits, the difference is charged to the income statement. Any impairment of goodwill is not subsequently reversed.

ix) Software and computer system costs

Includes costs incurred in acquiring and building software and computer systems (“software”).

Software is amortised using the straight-line method over its expected useful life to the Group. The period of amortisation is between 3 and 5 years, except for certain core infrastructure projects where the useful life has been determined to be 7 years.

At each reporting date, software assets are reviewed for impairment. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the existing carrying value exceeds the recoverable amount, the difference is charged to the income statement.

Costs incurred in planning or evaluating software proposals, or in maintaining systems after implementation, are not capitalised.

x)	Acquired portfolio of insurance and life investment business

Identifiable intangible assets in respect of acquired portfolios of insurance and life investment business acquired in a business combination are stated initially at fair value at acquisition date. These are amortised over the period of expected benefit of between 15 to 23 years.

xi) Deferred acquisition costs

Refer to note 1 (I)(vi).

xii) Other intangible assets

Other intangible assets include management fee rights, distribution relationships and distribution agreements where they are clearly identifiable, can be reliably measured and where it is probable they will lead to future economic benefits that the Group can control.

Where, based on historical observation, there is an expectation that, for the foreseeable future, the level of investment in the funds will not decline significantly and the Group will continue to manage the fund, the management fee right is assessed to have an indefinite life and is carried at cost less any impairment losses.

Other management fee rights, distribution relationships, distribution agreements and licenses are amortised over the expected useful lives to the Group using the straight line method. The period of amortisation is as follows:

• Management fee rights	7 years

• Aligned advisor relationships	15 years

• Distribution agreements	3 years

Financial Report 95

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

xiii) Premises and equipment

Assets other than freehold land are depreciated at rates based upon their expected useful lives to the Group, using the straight-line method. The depreciation rates used for each class of asset are:

Buildings	1–1.5%
Building integrals	10%
Furniture & equipment	10%
Computer & office equipment	12.5%–33%

Leasehold improvements are amortised on a straight-line basis over the shorter of their useful lives or remaining terms of the lease.

At each reporting date, the carrying amounts of premises and equipment are reviewed for impairment. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the existing carrying value exceeds the recoverable amount, the difference is charged to the income statement. If it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit to which the asset belongs.

A previously recognised impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

xiv) Borrowing costs

Borrowing costs incurred for the construction of qualifying assets (principally the new office building in Docklands area, Melbourne Australia) are capitalised into the cost of the qualifying asset during the period of time that is required to complete and prepare the asset for its intended use. The calculation of borrowing costs is based upon the Group’s internal cost of capital.

F) LIABILITIES

Financial liabilities i)

Deposits and other borrowings

Deposits and other borrowings include certificates of deposit, interest bearing deposits, debentures and other related interest bearing financial instruments. They are measured at amortised cost. The interest expense is recognised using the effective interest rate method.

ii) Acceptances

Commercial bills accepted but not held in a portfolio are accounted for as a liability with a corresponding contra asset. The liability is disclosed as liability for acceptances, and the asset is disclosed as Customer’s Liability for acceptances.

The Group’s own acceptances discounted are held as part of the trading securities portfolio.

iii) Bonds, notes and loan capital

Bonds, notes and loan capital are accounted for in the same way as deposits and other borrowings, except for those bonds and notes which are designated as at fair value through profit or loss on initial recognition, with fair value movements recorded in the income statement.

iv) Financial guarantee contracts

Financial guarantee contracts that require the issuer to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payments when due, are initially recognised in the financial statements at fair value on the date the guarantee was given; typically this is the premium received. Subsequent to initial recognition, the Group’s liabilities under such guarantees are measured at the higher of their amortised amount and the best estimate of the expenditure required to settle any financial obligation arising at the balance sheet date. These estimates are determined based on experience of similar transactions and the history of past losses.

v) Derecognition

Financial liabilities are derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Non-financial liabilities

vi) Employee benefits

Leave benefits

The amounts expected to be paid in respect of employees’ entitlements to annual leave are accrued at expected salary rates including on-costs. Expected future payments for long service leave are discounted using market yields at the reporting date on national government bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows. Liability for long service leave is calculated and accrued for in respect of all applicable employees (including on-costs) using an actuarial valuation.

Defined contribution superannuation schemes

The Group operates a number of defined contribution schemes and also contributes, according to local law, in the various countries in which it operates, to government and other plans that have the characteristics of defined contribution schemes.

The Group’s contributions to these schemes are recognised as an expense in the income statement when incurred.

Defined benefit superannuation schemes

The Group operates a small number of defined benefit schemes. The liability and expense related to providing benefits to employees under each defined benefit scheme are calculated by independent actuaries.

A defined benefit liability is recognised to the extent that the present value of the defined benefit obligation of each scheme, calculated using the Projected Unit Credit Method, is greater than the fair value of each scheme’s assets. Where this calculation results in a benefit to the Group, a defined benefit asset is recognised, which is capped at the recoverable amount. In each subsequent reporting period, ongoing movements in the defined benefit liability or asset carrying value is treated as follows:

•

the net movement relating to the current period’s service cost, interest cost, expected return on scheme assets, past service costs and other costs (such as the effects of any curtailments and settlements) is recognised as an employee expense in the income statement;

•	movements relating to actuarial gains and losses are recognised directly in retained earnings; and

•	contributions incurred are recognised directly against the net defined benefit position.

96 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

vii) Provisions

The Group recognises provisions when there is a present obligation, the future sacrifice of economic benefits is probable, and the amount of the provision can be measured reliably.

The amount recognised is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation at reporting date. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

G) EQUITY

i) Ordinary shares

Ordinary shares in the Company are recognised at the amount paid per ordinary share net of directly attributable issue costs.

ii) Treasury shares

Shares in the Company which are purchased on-market by the ANZ Employee Share Acquisition Plan or issued by the Company to the ANZ Employee Share Acquisition Plan are classified as treasury shares (to the extent that they relate to unvested employee share-based awards) and are deducted from Capital.

In addition, the life insurance business may also purchase and hold shares in the Company to back policy liabilities in the life insurance statutory funds. These shares are also classified as treasury shares and deducted from share capital. These assets, plus any corresponding Income Statement fair value movement on the assets and dividend income, are eliminated when the life statutory funds are consolidated into the Group. The cost of the investment in the shares is deducted from contributed equity. However, the corresponding life investment contract and insurance contract liabilities, and related Income Statement changes in the liabilities, remain upon consolidation.

Treasury shares are excluded from the weighted average number of ordinary shares used in the earnings per share calculations.

iii) Non-controlling interest

Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests not owned directly or indirectly by the Company.

iv) Reserves

Foreign currency translation reserve

As indicated in note 1 (A)(viii), exchange differences arising on translation of the assets and liabilities of all Group entities are reflected in the foreign currency translation reserve. Any offsetting gains or losses on hedging these balances, together with any tax effect, are also reflected in this reserve.

Available-for-sale revaluation reserve

This reserve includes changes in the fair value of available-for-sale financial assets, net of tax. These changes are transferred to the income statement (in non-interest income) when the asset is derecognised. Where the asset is impaired, the changes are transferred to impairment expense in the income statement for debt instruments and in the case of equity instruments to other income.

Cash flow hedging reserve

This reserve includes the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments.

Share-based payment reserves

Share-based payment reserves include the share options reserve and other equity reserves which arise on the recognition of share-based compensation expense (see note 1 (C)(iii)).

H) PRESENTATION

i) Offsetting of income and expenses

Income and expenses are not offset unless required or permitted by an accounting standard. At the Group level, this generally arises in the following circumstances:

•

where transaction costs form an integral part of the effective interest rate of a financial instrument which is measured at amortised cost, these are offset against the interest income generated by the financial instrument; or

•	where gains and losses relating to fair value hedges are assessed as being effective; or

•	where gains and losses arise from a group of similar transactions, such as foreign exchange gains and losses.

ii) Offsetting assets and liabilities

Assets and liabilities are offset and the net amount reported in the balance sheet only where there is:

•	a current enforceable legal right to offset the asset and liability; and

•	an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

iii) Cash and cash equivalents

For cash flow statement presentation purposes, cash and cash equivalents includes cash on hand, deposits held at call with other financial institutions, other short-term, highly liquid investments with original terms to maturity of three months or less that are readily convertible to cash and which are subject to an insignificant risk of changes in value.

iv) Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance and for which discrete information is available.

v) Goods and services tax

Income, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Tax Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of the expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from or payable to the ATO is included as an other asset or liability in the balance sheet.

Cash flows are included in the cash flow statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from or payable to the ATO are classified as operating cash flows.

Financial Report 97

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

I)	LIFE INSURANCE AND FUNDS MANAGEMENT BUSINESS

The Group conducts its life insurance and funds management business in Australia primarily through OnePath Life Limited (formerly ING Life Limited), (the Life Business) which is registered under the Life Insurance Act 1995 (Life Act), amended by the Financial Sector Legislation Amendment (Simplifying Regulation and Review) Act 2007 (SRR Act) and in New Zealand through ING Life (NZ) Limited and ING Insurance Services (NZ) Limited which are registered under the New Zealand Life Insurance Act 1908.

The operations of the Life Business comprise life insurance and funds management business and are conducted within separate statutory funds as required by the Life Act. The assets of the Life Business are allocated between policyholder and shareholder funds in accordance with the requirements of the Life Act. Under Australian Accounting Standards (AAS), the financial statements must include all assets, liabilities, revenues, expenses and equity, irrespective of whether they are designated as relating to shareholders or policyholders. Accordingly, the consolidated financial statements include both policyholder (statutory) and shareholder’s funds.

(i) Policy liabilities

Policy liabilities include liabilities arising from life insurance contracts and life investment contracts.

Life insurance contracts are insurance contracts regulated under the Life Act. An insurance contract is a contract under which an insurer accepts significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder.

All contracts written by registered life insurers that do not meet the definition of an insurance contract are referred to as life investment contracts. Life investment contract business relates to funds management products in which the Group issues a contract where the resulting liability to policyholders is linked to the performance and value of the assets that back those liabilities. Whilst the underlying assets are registered in the name of the life insurer and the policyholder has no direct access to the specific assets, the contractual arrangements are such that the policyholder bears the risks and rewards of the fund’s investment performance with the exception of guaranteed products where the policyholder is guaranteed a minimum return or asset value. The Group derives fee income from the administration of the underlying assets.

Life investment contracts that include a discretionary participation feature (participating contacts) are treated as if they are life insurance contracts under AASB 1038 Life Insurance Contracts.

Life insurance liabilities

Life insurance liabilities are determined using the ‘Margin on Services’ (MoS) basis using either a projection or accumulation method. Under the projection method, the liability is determined as the net present value of the expected future cash flows plus planned margins of revenues over expenses relating to services yet to be provided, discounted using a risk-free discount rate that reflects the nature and structure of the liabilities. Expected future cash flows include premiums, investment income, expenses, redemptions and benefit payments, including bonuses.

An accumulation method is used where the policy liabilities determined are not materially different from those determined under the projection method.

Profits from life insurance contracts are brought to account using the MoS model in accordance with Actuarial Standard LPS 1.04 Valuation of Policy Liabilities (formerly AS 1.04) as issued by the Australian Prudential Regulation Authority under the Life Act and Professional Standard 3 Determination of Life Insurance Policy Liabilities as issued by the New Zealand Society of Actuaries. Under MoS, profit is recognised as premiums are received and services are provided to policyholders. When premiums are received but the service has not been provided, the profit is deferred. Losses are expensed when identified.

Costs associated with the acquisition of policies are recognised over the life of the policy. Costs may only be deferred, however, to the extent that a contract is expected to be profitable.

Participating contracts, defined as those contracts that entitle the policyholder to participate in the performance and value of certain assets in addition to the guaranteed benefit, are entitled to share in the profits that arise from participating business. This profit sharing is governed by the Life Act and the life insurance company’s constitution. The profit sharing entitlement is treated as an expense in the consolidated financial statements. Any benefits which remain payable at the end of the reporting period are recognised as part of life insurance liabilities.

Life investment contract liabilities

Life investment contracts involve both the origination of a financial instrument and the provision of investment management services.

The financial instrument component of the life investment contract liabilities is designated as at fair value through profit or loss. The management services component, including associated acquisition costs, is recognised as revenue as services are performed. See note 1 (I)(vi) for the deferral and amortisation of life investment contract acquisition costs and entry fees.

For investment-linked products, the life investment contract liability is directly linked to the performance and value of the assets that back them and is determined as the fair value of those assets after tax. For fixed income policies the liability is determined as the net present value of expected cash flows subject to a minimum of current surrender value.

(ii) External unit holder liabilities (life insurance funds)

The life insurance business includes controlling interests in trusts and companies, and the total amounts of each underlying asset, liability, revenue and expense of the controlled entities are recognised in the Group’s consolidated financial statements. When a controlled unit trust is consolidated, the share of the unit holder liability attributable to the Group is eliminated but amounts due to external unit holders remain as liabilities in the Group’s consolidated balance sheet.

(iii) Claims

Claims are recognised when the liability to the policyholder under the policy contract has been established or upon notification of the insured event depending on the type of claim. Claims are separated into their expense and liability components.

Claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life investment contract liabilities.

Claims incurred that relate to the provision of services and bearing of insurance risks are treated as expenses and these are recognised on an accruals basis once the liability to the policyholder has been established under the terms of the contract.

98 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

(iv) Revenue

Premium

Life insurance premiums earned by providing services and bearing risks are treated as revenue. Life investment contract deposit premiums are recognised as an increase in policy liabilities. For annuity, risk and traditional business, all premiums are recognised as revenue.

Life insurance premiums

Premiums with no due date are recognised as revenue on a cash received basis. Premiums with a regular due date are recognised as revenue on an accruals basis. Unpaid premiums are only recognised as revenue during the days of grace or where secured by the surrender value of the policy and are included as “Other assets” in the Balance Sheet.

Life investment contract premiums

There is no premium revenue in respect of investment contracts. Investment contract amounts received from policyholders in respect of investment contracts comprise a deposit component or origination fee and/or ongoing investment management fee or amounts directly credited to investment contract liabilities.

Fees

Fees are charged to policyholders in connection with life insurance and life investment contracts and are recognised when the service has been provided. Entry fees from life investment contracts are deferred and recognised over the average expected life of the contracts. Deferred entry fees are presented within “Other liabilities” in the balance sheet.

(v) Reinsurance contracts

Reinsurance premiums, commissions and claim settlements, as well as the reinsurance element of insurance contract liabilities, are accounted for on the same basis as the original contracts for which the reinsurance was purchased.

(vi) Policy acquisition costs

Life insurance contract acquisition costs

Policy acquisition costs are the fixed and variable costs of acquiring new business. The appointed actuary assesses the value and future recoverability of these costs in determining policy liabilities. The net profit impact is presented in the income statement as a change in policy liabilities. The deferral is determined as the actual costs incurred subject to an overall limit that future profits are anticipated to cover these costs. Losses arising on acquisition are recognised in the income statement in the year in which they occur. Amounts which are deemed recoverable in premiums or policy charges are deferred and amortised over the life of the policy.

Life investment contract acquisition costs

Incremental acquisition costs, such as commissions, that are directly attributable to securing a life investment contract are recognised as an asset where they can be identified separately and measured reliably and if it is probable that they will be recovered. These deferred acquisition costs are presented in the balance sheet as an intangible asset and are amortised over the period that they will be recovered from future policy charges.

Any impairment losses arising on deferred acquisition costs are recognised in the income statement in the period in which they occur.

(vii) Basis of expense apportionment

All life investment contracts and insurance contracts are categorised based on individual policy or products. Expenses for these products are then allocated between acquisition, maintenance, investment management and other expenses.

Expenses which are directly attributable to an individual policy or product are allocated directly to a particular expense category, fund, class of business and product line as appropriate. Where expenses are not directly attributable to an individual policy or product, they are appropriately apportioned based on detailed expense analysis having regard to the objective in incurring that expense and the outcome achieved. The apportionment has been made in accordance with Actuarial Standard LPS 1.04 Valuation of Policy Liabilities (formerly AS 1.04), issued by the Life Insurance Actuarial Standards Board, and on an equitable basis to the different classes of business in accordance with Division 2 of Part 6 of the Life Act.

(viii) Investments backing policy liabilities

All policyholder assets, being those assets held within the statutory funds of the life company that are not segregated and managed under a distinct shareholder investment mandate are held to back life insurance and life investment contract liabilities (collectively referred to as policy liabilities). These investments are designated as at fair value through profit or loss.

J) OTHER

i) Contingent liabilities

Contingent liabilities acquired in a business combination are individually measured at fair value at the acquisition date. At subsequent reporting dates the value of such contingent liabilities is reassessed based on the estimate of the expenditure required to settle the contingent liability. Other contingent liabilities are not recognised in the balance sheet but disclosed in note 44 unless it is considered remote that the Group will be liable to settle the possible obligation.

ii) Earnings per share

The Group presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period after eliminating treasury shares.

Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effect of dilutive ordinary shares.

Financial Report 99

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

iii) Accounting Standards not early adopted

The following standard and amendment was available for early adoption, but has not been applied by the Company or Group in these financial statements. The Company or Group does not intend to apply any of the pronouncements until their effective date.

AASB standard	Possible impact on the Company and the Group’s financial report in period of initial adoption	Application date for the Company and Group
AASB 9 Financial Instruments	This standard and its associated amending standard (AASB 2009-11) specifies new recognition and measurement requirements for financial assets within the scope of AASB 139 Financial Instruments: Recognition and Measurement. This standard represents the first phase of the project to replace AASB 139 and will ultimately result in fundamental changes in the way that the Company and the Group accounts for financial instruments.	1 October 2013

The main changes from AASB 139 include:

• All financial assets, except for certain equity instruments, will be classified into two categories:

• amortised cost, where they generate solely payments of interest and principal and the business model is to collect contractual cash flows that represent principal and interest; or

• fair value through the income statement.

• Certain non-trading equity instruments will be classified at fair value through the income statement or fair value through other comprehensive income with dividends recognised in net income.

• Financial assets which meet the requirements for classification at amortised cost are permitted to be measured at fair value if that eliminates or significantly reduces an accounting mismatch.

Future phases of the project to replace AASB 139 will cover accounting for financial liabilities, impairment of financial assets measured at amortised cost and hedge accounting.

The Group is currently assessing the impact of this standard, as well as developments arising from future phases of the project to replace AASB 139.

A number of other AASB standards are also available for early adoption, but have not been applied by the Company or Group in these financial statements. These standards involve amendments of a technical nature which are not expected to have a material impact on the Company or Group.

100 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

2: Critical Estimates and Judgements Used in Applying Accounting Policies

The Group prepares its consolidated financial statements in accordance with policies which are based on Australian Accounting Standards (AAS), other authoritative accounting pronouncements of the Australian Accounting Standards Board (AASB), AASB Interpretations and the Corporations Act 2001. This involves the Group making estimates and assumptions that affect the reported amounts within the financial statements. Estimates and judgements are continually evaluated and are based on historical factors, including expectations of future events that are believed to be reasonable under the circumstances. All material changes to accounting policies and estimates and the application of these policies and judgements are approved by the Audit Committee of the Board.

A brief explanation of critical estimates and judgements, and their impact on the Group, follows:

Critical Accounting Estimates and Assumptions

Provisions for credit impairment

The accounting policy, as explained in note 1 (E)(iv), relating to measuring the impairment of loans and advances, requires the Group to assess impairment at least at each reporting date. The credit provisions raised (individual and collective) represent management’s best estimate of the losses incurred in the loan portfolio at balance date based on experienced judgement.

The collective provision is estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data and events and an assessment of the impact of model risk. The provision also takes into account the impact of large concentrated losses within the portfolio and the economic cycle.

The use of such judgements and reasonable estimates is considered by management to be an essential part of the process and does not impact on reliability.

Individual provisioning is applied when the full collectability of a loan is identified as being doubtful.

Individual and collective provisioning is calculated using discounted expected future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are revised regularly to reduce any differences between loss estimates and actual loss experience.

Critical judgements in applying the entity’s accounting policies

i) Special purpose and off-balance sheet entities

The Group may invest in or establish special purpose entities (SPEs) to enable it to undertake specific types of transactions. The main types of these SPEs are securitisation vehicles, structured finance entities, and entities used to sell credit protection.

Where the Group has established SPEs which are controlled by the Group, they are consolidated in the Group’s financial statements.

The Group does not consolidate SPEs that it does not control in accordance with the Group’s policy outlined in note 1 (A)(vii). As it can be complex to determine whether the Group has control of an SPE, the Group makes judgements about its exposure to the risks and rewards, as well as about its ability to make operational decisions for the SPE in question.

The table below summarises the main types of SPEs with which the Group is involved, the reason for their establishment, and the control factors associated with ANZ’s interest in them. Although there may be some indicators of control, ANZ does not bear the majority of residual risks and rewards of the SPEs. Therefore they are not consolidated.

Type of SPE	Reason for establishment	Control factors

Securitisation vehicles	Securitisation is a financing technique whereby assets are transferred to an SPE which funds the purchase by issuing securities. This enables ANZ (in the case where transferred assets originate within ANZ) or customers to increase diversity of funding sources.	ANZ may manage these securitisation vehicles, service assets in the vehicle or provide liquidity or other support. ANZ retains the risks associated with the provision of these services. For any SPE which is not consolidated, credit and market risks associated with the underlying assets are not retained or assumed by ANZ except to the limited extent that ANZ provides arm’s length services and facilities.

Structured finance entities	These entities are set up to assist with the structuring of client financing. The resulting lending arrangements are at arms length and ANZ typically has limited ongoing involvement with the entity.	ANZ may manage these vehicles, hold minor amounts of capital, provide financing or derivatives.

Credit protection	The special purpose entities in this category are created to allow ANZ to purchase credit protection.	ANZ may manage these vehicles.

Financial Report 101

NOTES TO THE FINANCIAL STATEMENTS

2: Critical Estimates and Judgements Used in Applying Accounting Policies (continued)

ii) Significant associates

The carrying values of all significant investments in associates (as disclosed in note 39) are subject to an annual recoverable amount test. This assessment involves ensuring that the investment’s fair value less costs to sell or its value in use is greater than its carrying amount. Judgement is applied when determining the assumptions supporting these calculations.

As at 30 September 2010, the Group reviewed all investments in associates against the following impairment indicators:

•	actual financial performance against budgeted financial performance;

•	any material unfavourable operational factors and regulatory factors;

•	any material unfavourable economic outlook and market competitive factors;

•	carrying value against available quoted market values (supported by third-party broker valuations); and

•	carrying value against market capitalisation (for listed investments).

Where appropriate, additional potential impairment indicators are reviewed which are more specific to the respective investment.

As at 30 September 2010, no impairment of associates was identified as a result of either the review of impairment indicators listed above or the recoverable amount test.

iii) Available-for-sale financial assets

The accounting policy for impairment of available-for-sale financial assets, as explained in note 1 (E)(iii), requires the Group to assess whether there is objective evidence of impairment. This requires judgement when considering whether such evidence exists and if so, in reliably determining the impact of such events on the estimated cash flows of the asset.

iv) Financial Instruments at fair value

A significant portion of financial instruments are carried on the balance sheet at fair value.

The best evidence of fair value is a quoted price in an active market. Accordingly, wherever possible, fair value is based on quoted market prices for the financial instrument.

In the event that there is no active market for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spread, counterparty credit spreads and other factors that would influence the fair value determined by a market participant.

The majority of valuation techniques employ only observable market data, however, for certain financial instruments the fair value cannot be determined with reference to current market transactions or valuation techniques whose variables only include data from observable markets.

In respect of the valuation component where market observable data is not available, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends. These valuations are based upon assumptions established by application of professional judgement to analyse the data available to support each assumption. Changing the assumptions changes the resulting estimate of fair value.

The majority of outstanding derivative positions are transacted over-the-counter and therefore need to be valued using valuation techniques. Included in the determination of the fair value of derivatives is a credit valuation adjustment to reflect the credit worthiness of the counterparty, representing the credit risk component of the overall fair value increment on a particular derivative asset. The total valuation adjustment is influenced by the mark-to-market of the derivative trades and by the movement in the current market cost of credit.

v) Goodwill and indefinite life intangible assets

The carrying values of goodwill and intangible assets with indefinite lives are reviewed at each balance date and written-down to the extent that they are no longer supported by probable future benefits.

Goodwill and intangible assets with indefinite useful lives are allocated to cash-generating units (CGUs) for the purpose of impairment testing. In respect of goodwill, the CGUs are based on the operating segments of the Group, which are the major geographies in which the Group operates.

Impairment testing of goodwill and indefinite life intangibles is performed annually or more frequently when there is an indication that the asset may be impaired. Impairment testing is conducted by comparing the recoverable amount of the CGU with the current carrying amount of its net assets, including goodwill and intangibles as applicable. Where the current carrying value is greater than recoverable amount, a charge for impairment is recognised in the income statement.

The most significant components of the Group’s goodwill balance at 30 September 2010 relate to ANZ National Bank Limited which was $2,464 million (Sep 2009: $2,657 million) and OnePath Australia Limited (formerly ING Australia Limited) which is provisionally estimated to be $1,151 million.

The recoverable amount of the CGU to which each goodwill component is allocated is estimated using a market multiple approach as representative of the fair value less costs to sell of each CGU. The price earnings multiples are based on observable multiples in the respective geographies in which the Group operates and the earnings are based on the current forecast earnings of the geographies. Changes in assumptions upon which the valuation is based, including forecast earnings, could materially impact the assessment of the recoverable amount of each CGU.

The results of the impairment testing performed did not result in any impairment being identified.

102 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

2: Critical Estimates and Judgements Used in Applying Accounting Policies (continued)

vi) Intangible assets with finite useful lives

The carrying value of intangible assets with finite useful lives are reviewed each balance date for any indication of impairment. This assessment involves applying judgement and consideration is given to both internal and external sources of potential impairment. The majority of the Group’s intangible assets with a finite life is represented by capitalised software and intangible assets purchased as part of the acquisition of OnePath Australia Limited (formerly ING Australia Limited) and ING NZ Limited. The review conducted by management for these assets at 30 September 2010 did not reveal any impairment indicators and accordingly no write-down was considered necessary.

vii) Life insurance contract liabilities

Policy liabilities for life insurance contracts are computed using statistical or mathematical methods, which are expected to give approximately the same results as if an individual liability was calculated for each contract. The computations are made by suitably qualified personnel on the basis of recognised actuarial methods, with due regard to relevant actuarial principles and standards. The methodology takes into account the risks and uncertainties of the particular classes of life insurance business written. Deferred policy acquisition costs are connected with the measurement basis of life insurance liabilities and are equally sensitive to the factors that are considered in the liability measurement.

The key factors that affect the estimation of these liabilities and related assets are:

•	the cost of providing the benefits and administering these insurance contracts;

•	mortality and morbidity experience on life insurance products, including enhancements to policyholder benefits;

•	discontinuance experience, which affects the Company’s ability to recover the cost of acquiring new business over the lives of the contracts; and,

•	the amounts credited to policyholders’ accounts compared to the returns on invested assets through asset-liability management and strategic and tactical asset allocation.

In addition, factors such as regulation, competition, interest rates, taxes and general economic conditions affect the level of these liabilities.

The total value of policy liabilities for life insurance contracts have been appropriately calculated in accordance with these principles.

viii) Taxation

Significant judgement is required in determining provisions held in respect of uncertain tax positions. The Group estimates its tax liabilities based on its understanding of the law.

Financial Report 103

NOTES TO THE FINANCIAL STATEMENTS

3: Income

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Interest Income
Other financial institutions	185	313	159	254
Trading securities	1,525	989	1,249	832
Available-for-sale assets	535	678	404	556
Loans and advances	23,008	22,657	18,286	15,866
Acceptances	912	927	918	927
Other	443	722	235	444

	26,608	26,286	21,251	18,879
Controlled entities	—	—	1,671	1,787

Total interest income	26,608	26,286	22,922	20,666

Interest income is analysed by types of financial assets as follows
Financial assets not at fair value through profit or loss	25,066	25,273	21,662	19,819
Trading securities	1,525	989	1,249	832
Financial assets designated at fair value through profit or loss	17	24	11	15

	26,608	26,286	22,922	20,666

i) Fee and commission income
Lending fees[1]	634	684	574	598
Non-lending fees and commissions	1,967	1,982	1,435	1,390

	2,601	2,666	2,009	1,988
Controlled entities	—	—	424	365

Total fee and commission income	2,601	2,666	2,433	2,353
Fee and commission expense[2]	(277)	(269)	(200)	(196)

Net fee and commission income	2,324	2,397	2,233	2,157

ii) Other income
Net foreign exchange earnings	747	962	458	740
Net gains from trading securities and derivatives[3]	319	303	366	370
Credit risk on derivatives	35	(135)	39	(121)
Fair value impairment for investment in OnePath (formerly INGA) and INGNZ	(217)	—	—	—
Movements on financial instruments measured at fair value through profit or loss[4]	(202)	(358)	(203)	(328)
Dividends received from controlled entities	—	—	1,490	234
Brokerage income	70	76	—	—
ANZ Share of ING NZ frozen funds investor settlement	4	(173)	—	—
Writedown of assets in non continuing business	(12)	(112)	(12)	(112)
Writedown (reversal) of investment in Saigon Securities Inc	25	(25)	25	(25)
Mark to market (loss)/gain on Panin warrants	—	(14)	—	—
Private equity and infrastructure earnings	43	(1)	43	(1)
Other	155	107	(3)	10

Total other income	967	630	2,203	767

Total other operating income	3,291	3,027	4,436	2,924

iii) Net funds management and insurance income
Funds management income	730	119	85	76
Investment income	1,165	—	—	—
Insurance premium income	847	28	28	28
Commission income (expense)	(358)	83	51	47
Claims	(414)	—	—	—
Changes in policyholder liabilities	(836)	—	—	—
Elimination of treasury share gain	(35)	—	—	—

Total net funds management and insurance income	1,099	230	164	151

Total other operating income	4,390	3,257	4,600	3,075

Share of joint venture profit from OnePath (formerly ING Australia) and ING (NZ)	33	83	—	—
Share of associates’ profit	400	382	—	—

Total share of joint venture and associates profit	433	465	—	—

Total income[5]	31,431	30,008	27,522	23,741

1	Lending fees exclude fees treated as part of the effective yield calculation and included in interest income (refer note 1 B(ii)).
2	Includes interchange fees paid.
3	Does not include interest income.
4	Includes fair value movements (excluding realised and accrued interest) on derivatives entered into to manage interest rate and foreign exchange risk on funding instruments, and not designated as accounting hedges, ineffective portions of cashflow hedges, and fair value movements in financial assets and liabilities designated at fair value.

The net gain on financial assets and liabilities designated at fair value was $251 million (2009: $506 million loss) for the Group and $253 million (2009: $488 million loss) for the Company.

5	Total income includes external dividend income of $18 million (2009: $14 million) for the Group and $16 million (2009: $12 million) for the Company.

104 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

4: Expenses

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Interest Expense
Financial institutions	326	431	279	306
Deposits	9,784	9,821	8,081	7,328
Borrowing corporations’ debt	135	472	—	—
Commercial paper	499	730	287	336
Acceptances	563	646	569	646
Loan capital, bonds and notes	4,171	3,975	3,419	3,125
Other	261	323	212	42

	15,739	16,398	12,847	11,783
Controlled entities	—	—	1,830	1,817

Total interest expense	15,739	16,398	14,677	13,600

Interest expense is analysed by types of financial liabilities as follows:
Financial liabilities not at fair value through profit or loss	15,355	15,911	14,504	13,450
Financial liabilities designated at fair value through profit or loss	384	487	173	150

	15,739	16,398	14,677	13,600

Operating expenses
i) Personnel
Employee entitlements and taxes	253	242	184	169
Salaries and wages	2,615	2,238	1,885	1,622
Superannuation costs – defined benefit plans	14	20	9	14
Superannuation costs – defined contribution plans	253	238	201	196
Equity-settled share-based payments	140	103	119	87
Temporary staff	210	155	165	115
Other	742	602	575	501

Total personnel expenses	4,227	3,598	3,138	2,704

ii) Premises
Amortisation of leasehold improvements	42	38	28	27
Depreciation of buildings and integrals	37	18	18	4
Rent	365	335	240	236
Utilities and other outgoings	160	134	117	92
Other	32	34	32	34

Total premises expenses	636	559	435	393

iii) Computer
Computer contractors	121	97	81	76
Data communication	90	77	59	54
Depreciation and amortisation[1]	299	239	248	197
Rentals and repairs	95	92	74	71
Software purchased	211	181	150	148
Software impairment	17	27	12	22
Other	33	55	3	25

Total computer expenses	866	768	627	593

iv) Other
Advertising and public relations	244	195	151	134
Amortisation of other intangible assets (refer note 19)	95	7	3	3
Audit and other fees (refer note 5)	15	14	8	9
Depreciation of furniture and equipment (refer note 21)	89	72	75	58
Freight and cartage	62	64	48	50
Loss on sale and write-off of equipment	11	16	3	10
Non-lending losses, fraud and forgeries	67	74	40	55
Postage and stationery	127	118	92	84
Professional fees	347	197	307	171
Telephone	68	63	38	34
Travel	196	149	142	105
Other	220	201	495	356

Total other expenses	1,541	1,170	1,402	1,069

v) Restructuring	34	130	34	109

Total operating expenses	7,304	6,225	5,636	4,868

Total expenses	23,043	22,623	20,313	18,468

1	Comprises software amortisation of $207 million (2009: $155 million), refer note 19, and computer depreciation of $92 million (2009: $84 million), refer note 21. The Company comprises software amortisation of $183 million (2009: $140 million), refer note 19, and computer depreciation of $65 million (2009: $58 million), refer note 21.

Financial Report 105

NOTES TO THE FINANCIAL STATEMENTS

5: Compensation of Auditors

	Consolidated		The Company
	2010 $’000	2009 $’000	2010 $’000	2009 $’000
KPMG Australia
Audit or review of financial reports of the Company or Group entities[2]	7,916	6,004	5,053	5,127
Other audit-related services[1,2]	2,280	3,295	1,595	2,278
Other services[2,3]	80	127	80	127

Total	10,276	9,426	6,728	7,532

Overseas related practices of KPMG Australia
Audit or review of financial reports of the Company or Group entities	4,119	3,714	1,040	1,081
Other audit-related services[1]	539	1,074	400	459
Other services[3]	92	41	20	41

	4,750	4,829	1,460	1,581

Total compensation of auditors	15,026	14,255	8,188	9,113

Group policy allows KPMG Australia or any of its related practices to provide assurance and other audit-related services that, while outside the scope of the statutory audit, are consistent with the role of auditor. These include regulatory and prudential reviews requested by the Company’s regulators such as the Australian Prudential Regulation Authority (APRA). KPMG Australia or any of its related practices may not provide services that are perceived to be in conflict with the role of auditor. These include consulting advice and subcontracting of operational activities normally undertaken by management, and engagements where the auditor may ultimately be required to express an opinion on its own work.

1	Includes prudential supervision reviews for central banks and work required for local statutory purposes.
2	Goods and services tax inclusive.
3	Other assurance services comprises:

	2010	2009
Consolidated	$’000	$’000
Market Risk benchmarking review	50	75
Market Risk system capability review	30	41
Overseas branch registration regulatory assistance	2	—
Review of foreign exchange process in overseas branch	8	—
Training courses	—	35
Accounting Advice	82	17

Total	172	168

106 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

6: Current Income Tax Expense

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Income tax recognised in the Income Statement

Tax expense/(income) comprises:

Current tax expense/(income)	2,153	1,175	1,542	643
Adjustments recognised in the current year in relation to the current tax of prior years	(1)	—	(1)	—
Deferred tax expense/(income) relating to the origination and reversal of temporary differences	(56)	260	(129)	266

Total income tax expense charged in the Income Statement	2,096	1,435	1,412	909

Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the Income statement

Operating profit before income tax	6,601	4,380	5,840	3,194

Prima facie income tax expense at 30%	1,980	1,314	1,752	958

Change in income tax expense due to:
Overseas tax rate differential	5	(16)	15	(8)
Rebateable and non-assessable dividends	(5)	(8)	(447)	(72)
Profit from associated and joint venture entities	(130)	(141)	—	—
Fair value adjustment for OnePath (formerly INGA) and INGNZ	65	—	—	—
New Zealand Conduits	(38)	196	—	—
Mark-to-market (gains)/losses on fair valued investments related to associated entities	(2)	5	(2)	—
Writedown of investment in Saigon Securities Inc.	(7)	7	(7)	7
Impact of changes in New Zealand tax legislation	36	—	—	—
Structured transactions	(7)	32	(7)	32
Foreign exchange translation of US hybrid loan capital	—	—	4	(37)
INGA – policyholder income and contributions tax	150	—	—	—
Non deductible RBS integration costs	27	—	27	—
Resolution of US tax matter	(31)	—	(31)	—
Other	54	46	109	29

	2,097	1,435	1,413	909

Income tax (over) provided in previous years	(1)	—	(1)	—

Total income tax expense charged in the Income Statement	2,096	1,435	1,412	909

Effective Tax Rate	31.8%	32.8%	24.2%	28.5%

Australia	1,757	957	1,328	794

Overseas	339	478	84	115

Tax consolidation

The Company and all its wholly owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. The Company is the head entity in the tax-consolidated group. Tax expense/income and deferred tax liabilities/assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group on a ‘group allocation’ basis. Current tax liabilities and assets of the tax consolidated group are recognised by the Company (as head entity in the tax-consolidated group).

Due to the existence of a tax funding arrangement between the entities in the tax-consolidated group, amounts are recognised as payable to or receivable by the Company and each member of the group in relation to the tax contribution amounts paid or payable between the Company and the other members of the tax-consolidated group in accordance with the arrangement.

Members of the tax-consolidated group have also entered into a tax sharing agreement that provides for the allocation of income tax liabilities between the entities should the head entity default on its income tax payment obligations.

Taxation of Financial Arrangements “TOFA”

During the year the Group adopted the new tax regime for financial arrangements, TOFA. The regime aims to more closely align the tax and accounting recognition and measurement of the financial arrangements within scope and their related flows. Deferred tax balances for financial arrangements that existed on adoption at 1 October 2009 will reverse over a four year period.

Financial Report 107

NOTES TO THE FINANCIAL STATEMENTS

7: Dividends

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Ordinary dividends[1]
Interim dividend	1,318	993	1,318	993
Final dividend	1,403	1,514	1,403	1,514
Bonus option plan adjustment	(54)	(55)	(54)	(55)

Dividend on ordinary shares	2,667	2,452	2,667	2,452

1	Dividends are not accrued and are recorded when paid.

A final dividend of 74 cents, fully franked, is proposed to be paid on 17 December 2010 on each eligible fully paid ordinary share (2009: final dividend of 56 cents, paid 18 December 2009, fully franked). The 2010 interim dividend of 52 cents, paid 1 July 2010, was fully franked (2009: interim dividend of 46 cents, paid 1 July 2009, fully franked).

The tax rate applicable to the franking credits attached to the 2010 interim dividend and to be attached to the proposed 2010 final dividend is 30% (2009: 30%).

Dividends paid in cash or satisfied by the issue of shares under the dividend reinvestment plan during the years ended 30 September 2010 and 2009 were as follows:

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Paid in cash[1]	1,660	664	1,660	664
Satisfied by share issue[2]	1,007	1,788	1,007	1,788

	2,667	2,452	2,667	2,452

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Preference share dividend
Euro trust securities[3]	11	33	—	—

Dividend on preference shares	11	33	—	—

1	During the year ended 30 September 2010, cash of $1,660 million was paid to shareholders who did not elect to participate in the dividend reinvestment plan or the bonus option plan (2009: $664 million). During the year ended 30 September 2009, cash of $1,046 million was received from the issue of shares pursuant to the dividend reinvestment plan underwriting agreement for the 2008 final dividend.
2	Includes shares issued to participating shareholders under the dividend reinvestment plan. During the year ended 30 September 2009, shares were issued pursuant to a dividend reinvestment plan underwriting agreement for the 2008 final dividend.
3	Refer to note 28 for details.

Dividend Franking Account

The amount of franking credits available to the Company for the subsequent financial year is $397 million (2009: $49 million) after adjusting for franking credits that will arise from the payment of tax on Australian profits for the 2010 financial year, $812 million of franking credits which will be utilised in franking the proposed 2010 final dividend and franking credits that may not be accessible by the Company at present.

Restrictions which Limit the Payment of Dividends

There are presently no significant restrictions on the payment of dividends from controlled entities to the Company. Various capital adequacy, liquidity, statutory reserve and other prudential and legal requirements must be observed by certain controlled entities and the impact on these requirements caused by the payment of cash dividends is monitored.

There are presently no significant restrictions on payment of dividends by the Company. Reductions of shareholders’ equity through the payment of cash dividends is monitored having regard to the regulatory and other legal requirements to maintain a specified capital adequacy ratio.

In particular, the Australian Prudential Regulation Authority (APRA) has advised that a bank under its supervision must consult with it before declaring a coupon payment or dividend on a Tier 1 or Upper Tier 2 instrument, if the bank proposes to pay coupon or dividends on Tier 1 or Upper Tier 2 instruments which exceed the level of current year profits.

If any dividend, interest or redemption payments or other distributions are not paid on the scheduled payment date, or shares or other qualifying Tier 1 securities are not issued on the applicable conversion or redemption dates, on the Group’s Euro Trust Securities, US Trust Securities, UK Stapled Securities or ANZ Convertible Preference Shares in accordance with their terms, the Group may be restricted from declaring or paying any dividends or other distributions on ANZ ordinary shares and the Euro Trust Securities. This restriction is subject to a number of exceptions.

108 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

7: Dividends (continued)

Dividend Reinvestment Plan

During the year ended 30 September 2010, 22,970,973 ordinary shares were issued at $21.75 per share and 23,779,667 ordinary shares at $21.32 per share to participating shareholders under the dividend reinvestment plan (2009: 33,032,100 ordinary shares at $13.58 per share, and 19,354,790 ordinary shares at $15.16 per share). All eligible shareholders can elect to participate in the dividend reinvestment plan.

For the 2010 final dividend, a discount of 1.5% will be applied when calculating the “Acquisition Price” used in determining the number of ordinary shares to be provided under the dividend reinvestment plan and bonus option plan terms and conditions, and the “Pricing Period” under the dividend reinvestment plan and bonus option plan terms and conditions will be the seven trading days commencing on and including 12 November 2010.

Bonus Option Plan

The amount of dividends paid during the year has been reduced as a result of certain eligible shareholders participating in the bonus option plan and foregoing all or part of their right to dividends. These shareholders were issued ordinary shares under the bonus option plan.

During the year ended 30 September 2010, 2,481,103 ordinary shares were issued under the bonus option plan (2009: 3,928,449 ordinary shares). For the 2010 final dividend, details of the discount that will be applied when calculating the “Acquisition Price”, and of the “Pricing Period”, in respect of the bonus option plan are set out above in respect of the dividend reinvestment plan.

8: Earnings per Ordinary Share

	Consolidated
	2010	2009
	$m	$m
Basic Earnings per share (cents)	178.9	131.0
Earnings reconciliation ($ millions)
Profit for the year	4,505	2,945
Less: profit attributable to minority interests	4	2
Less: preference share dividend paid	11	33

Earnings used in calculating basic earnings per share	4,490	2,910
Weighted average number of ordinary shares (net of treasury shares) (millions)	2,509.3	2,221.6
Diluted earnings per share (cents)	174.6	129.6
Earnings reconciliation ($ millions)
Earnings used in calculating basic earnings per share	4,490	2,910
Add: US Trust Securities interest expense	35	54
Add: UK Hybrid interest expense	51	—
Add: Convertible Preference Shares interest expense	134	52
Add: Convertible Perpetual Notes interest expense	—	25

Earnings used in calculating diluted earnings per share	4,710	3,041
Weighted average number of ordinary shares (net of treasury shares) (millions)
Used in calculating basic earnings per share	2,509.3	2,221.6
Add: potential conversion of options to ordinary shares	4.8	3.8
weighted average number of convertible US Trust Securities at current market prices	37.2	51.3
weighted average number of convertible UK Hybrid Securities	32.8	—
weighted average number of Convertible Preference Shares	112.9	45.5
weighted average number of Convertible Perpetual Notes	—	24.7

Used in calculating diluted earnings per share	2,697.0	2,346.9

The weighted average number of converted and lapsed options, weighted with reference to the date of conversion or lapse, and included in the calculation of diluted earnings per share is approximately 1 million (2009: approximately 1 million).

Financial Report 109

NOTES TO THE FINANCIAL STATEMENTS

9: Liquid Assets

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Coins, notes and cash at bank	2,793	3,108	1,082	878
Money at call, bills receivable and remittances in transit	7,049	10,133	6,308	9,492
Other banks’ certificates of deposit	4,152	7,265	3,613	5,018
Securities purchased under agreements to resell in less than three months	7,527	4,811	7,527	4,811

Total liquid assets	21,521	25,317	18,530	20,199

Maturity analysis based on original term to maturity
Less than three months	17,042	18,393	14,543	15,228
More than three months	4,479	6,924	3,987	4,971

Total liquid assets	21,521	25,317	18,530	20,199

10: Due from Other Financial Institutions

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Maturity analysis based on original term to maturity
Less than three months	4,862	4,412	3,592	2,823
More than three months	619	573	544	413

Total due from other financial institutions	5,481	4,985	4,136	3,236

11: Trading Securities

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Listed
Other securities and equity securities	48	8	26	8

	48	8	26	8

Unlisted
Commonwealth securities	3,649	2,657	3,647	2,657
Local, semi-government and other government securities	8,182	6,412	5,195	5,273
ANZ accepted bills	6,035	4,146	6,035	4,146
Other securities and equity securities	15,601	17,768	13,402	15,326

	33,467	30,983	28,279	27,402

Total trading securities	33,515	30,991	28,305	27,410

110 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying variables or indices, require little or no initial net investment and are settled at a future date. Derivatives include contracts traded on registered exchanges and contracts agreed between counterparties, called “Over the Counter” or “OTCs”. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading activities.

Derivatives are also used to manage the Group’s own exposure to fluctuations in exchange and interest rates as part of its asset and liability management activities (i.e. balance sheet risk management).

Derivatives are subject to the same types of credit and market risk as other financial instruments, and the Group manages these risks in a consistent manner.

Types of derivative financial instruments

The Group transacts principally in foreign exchange, interest rate, commodity and credit derivative contracts. The principal types of derivative contracts include swaps, forwards, futures and options contracts and agreements, as detailed in the table below.

Derivatives, except for those that are specifically designated as effective hedging instruments, are classified as held for trading. The held for trading classification includes two categories of derivative financial instruments: those held as trading positions and those used in the Group’s balance sheet risk management activities.

Trading positions

Trading positions consist of both sales to customers and market making activities. Sales to customers include the structuring and marketing of derivative products to customers which enable them to take or mitigate risks. Market making activities consist of derivatives entered into principally for the purpose of generating profits from short-term fluctuations in price or margins. Positions may be traded actively or held over a period of time to benefit from expected changes in market rates.

Gains or losses, including any current period interest, from the change in fair value of trading positions are recognised in the income statement as ‘other income’ in the period in which they occur.

Balance sheet risk management

The Group designates balance sheet risk management derivatives into hedging relationships in order to minimise income statement volatility. This volatility is created by differences in the timing of recognition of gains and losses between the derivative and the hedged item. Hedge accounting is not applied to all balance sheet risk management positions.

Gains or losses from the change in fair value of balance sheet risk management derivatives that form part of an effective hedging relationship are recognised in the income statement based on the hedging relationship. Any ineffectiveness is recognised in the income statement as ‘other income’ in the period in which it occurs.

Gains or losses, excluding any current period interest, from the change in fair value of balance sheet risk management positions that are not designated into hedging relationships are recognised in the income statement as ‘other income’ in the period in which they occur. Current period interest is included in interest income and expense.

The tables on the following pages provide an overview of the Group’s and the Company’s foreign exchange rate, commodity, credit and interest rate derivatives. They include all trading and balance sheet risk management contracts. Notional principal amounts measure the amount of the underlying physical or financial commodity and represent the volume of outstanding transactions. They are not a measure of the risk associated with a derivative. The derivative instruments become favourable (assets) or unfavourable (liabilities) as a result of fluctuations in market rates relative to their terms. The aggregate contractual or notional amount of derivative financial instruments on hand, the extent to which instruments are favourable or unfavourable, and as a consequence the aggregate fair values of derivative financial assets and liabilities, can fluctuate significantly from time to time. The fair values of derivative instruments held and notional principal amounts are set out as follows.

Financial Report 111

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

				Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional Principal			Fair value		Cash flow		Net investment in foreign operations
Consolidated at 30 September 2010	Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	244,322	5,616	(7,304)	—	—	—	—	2	—	5,618	(7,304)
Swap agreements	210,038	10,677	(15,368)	705	(227)	—	—	—	—	11,382	(15,595)
Futures contracts	739	93	(148)	—	—	—	—	—	—	93	(148)
Options purchased	7,594	323	0	—	—	—	—	—	—	323	—
Options sold	12,701	0	(343)	—	—	—	—	—	—	—	(343)

	475,394	16,709	(23,163)	705	(227)	—	—	2	—	17,416	(23,390)

Commodity contracts
Derivative contracts	31,852	1,381	(1,409)	—	—	—	—	—	—	1,381	(1,409)

Interest rate contracts
Forward rate agreements	108,534	17	(15)	—	—	1	—	—	—	18	(15)
Swap agreements	1,159,637	16,387	(16,654)	2,132	(486)	507	(491)	—	—	19,026	(17,631)
Futures contracts	148,600	1,576	(1,595)	—	—	8	(17)	—	—	1,584	(1,612)
Options purchased	37,497	268	—	—	—	—	—	—	—	268	—
Options sold	32,292	—	(329)	—	—	—	—	—	—	—	(329)

	1,486,560	18,248	(18,593)	2,132	(486)	516	(508)	—	—	20,896	(19,587)

Credit Default Swaps
Structured credit derivatives purchased[1]	10,213	449	—	—	—	—	—	—	—	449	—
Other credit derivatives purchased	14,326	111	(126)	—	—	—	—	—	—	111	(126)

Total credit derivatives purchased	24,539	560	(126)	—	—	—	—	—	—	560	(126)

Structured credit derivatives sold	8,697	—	(624)	—	—	—	—	—	—	—	(624)
Other credit derivatives sold	11,500	112	(99)	—	—	—	—	—	—	112	(99)

Total credit derivatives sold	20,197	112	(723)	—	—	—	—	—	—	112	(723)

	44,736	672	(849)	—	—	—	—	—	—	672	(849)

Collateral	—	(2,544)	8,018	—	—	—	—	—	—	(2,544)	8,018

Total	2,038,542	34,466	(35,996)	2,837	(713)	516	(508)	2	—	37,821	(37,217)

1	Inclusive of credit valuation adjustment.

112 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

				Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional Principal			Fair value		Cash flow		Net investment in foreign operations
Consolidated at 30 September 2009	Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	204,830	5,648	(6,795)	—	—	—	—	10	—	5,658	(6,795)
Swap agreements	168,826	10,084	(13,167)	233	(260)	—	—	—	—	10,317	(13,427)
Futures contracts	281	19	(28)	—	—	—	—	—	—	19	(28)
Options purchased	7,067	569	—	—	—	—	—	—	—	569	—
Options sold	14,089	—	(530)	—	—	—	—	—	—	—	(530)

	395,093	16,320	(20,520)	233	(260)	—	—	10	—	16,563	(20,780)

Commodity contracts
Derivative contracts	23,195	1,196	(1,472)	—	—	—	—	—	—	1,196	(1,472)
Interest rate contracts
Forward rate agreements	75,358	9	(20)	—	—	1	(1)	—	—	10	(21)
Swap agreements	1,041,561	17,447	(16,880)	1,272	(1,297)	193	(236)	—	—	18,912	(18,413)
Futures contracts	105,435	1,478	(1,322)	—	—	14	(16)	—	—	1,492	(1,338)
Options purchased	12,468	188	—	—	—	—	—	—	—	188	—
Options sold	14,699	—	(124)	—	—	—	—	—	—	—	(124)

	1,249,521	19,122	(18,346)	1,272	(1,297)	208	(253)	—	—	20,602	(19,896)

Credit Default Swaps
Structured credit derivatives purchased[1]	11,303	704	—	—	—	—	—	—	—	704	—
Other credit derivatives purchased	13,071	271	(14)	—	—	—	—	—	—	271	(14)

Total credit derivatives purchased	24,374	975	(14)	—	—	—	—	—	—	975	(14)

Structured credit derivatives sold	12,454	—	(1,019)	—	—	—	—	—	—	—	(1,019)
Other credit derivatives sold	9,804	146	(419)	—	—	—	—	—	—	146	(419)

Total credit derivatives sold	22,258	146	(1,438)	—	—	—	—	—	—	146	(1,438)

	46,632	1,121	(1,452)	—	—	—	—	—	—	1,121	(1,452)

Collateral	—	(2,078)	7,084	—	—	—	—	—	—	(2,078)	7,084

Total	1,714,441	35,681	(34,706)	1,505	(1,557)	208	(253)	10	—	37,404	(36,516)

1	Inclusive of credit valuation adjustment.

Financial Report 113

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

				Fair Value				Total fair value
	Notional	Trading		Hedging				of derivatives
	Principal			Fair value		Cash flow
The Company at 30 September 2010	Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	276,490	5,747	(7,032)	—	—	—	—	5,747	(7,032)
Swap agreements	202,757	11,618	(16,817)	699	(227)	—	—	12,317	(17,044)
Futures contracts	739	93	(148)	—	—	—	—	93	(148)
Options purchased	7,435	319	—	—	—	—	—	319	—
Options sold	12,909	—	(332)	—	—	—	—	—	(332)

	500,330	17,777	(24,329)	699	(227)	—	—	18,476	(24,556)

Commodity contracts
Derivative contracts	31,826	1,381	(1,409)	—	—	—	—	1,381	(1,409)

Interest rate contracts
Forward rate agreements	80,014	13	(11)	—	—	1	—	14	(11)
Swap agreements	943,720	12,000	(12,434)	1,742	(119)	334	(432)	14,076	(12,985)
Futures contracts	124,457	1,574	(1,579)	—	—	8	(7)	1,582	(1,586)
Options purchased	37,247	258	—	—	—	—	—	258	—
Options sold	30,428	—	(323)	—	—	—	—	—	(323)

	1,215,866	13,845	(14,347)	1,742	(119)	343	(439)	15,930	(14,905)

Credit Default Swaps
Structured credit derivatives purchased[1]	10,213	449	—	—	—	—	—	449	—
Other credit derivatives purchased	14,321	111	(126)	—	—	—	—	111	(126)

Total credit derivatives purchased	24,534	560	(126)	—	—	—	—	560	(126)

Structured credit derivatives sold	8,697	—	(624)	—	—	—	—	—	(624)
Other credit derivatives sold	11,500	112	(99)	—	—	—	—	112	(99)

Total credit derivatives sold	20,197	112	(723)	—	—	—	—	112	(723)

	44,731	672	(849)	—	—	—	—	672	(849)

Collateral	—	(2,268)	7,072	—	—	—	—	(2,268)	7,072

Total	1,792,753	31,407	(33,862)	2,441	(346)	343	(439)	34,191	(34,647)

1	Inclusive of credit valuation adjustment.

114 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

				Fair Value				Total fair value
	Notional	Trading		Hedging				of derivatives
	Principal			Fair value		Cash flow
The Company at 30 September 2009	Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	186,901	5,201	(5,670)	—	—	—	—	5,201	(5,670)
Swap agreements	181,534	10,900	(13,664)	233	(260)	—	—	11,133	(13,924)
Futures contracts	281	19	(28)	—	—	—	—	19	(28)
Options purchased	6,941	563	—	—	—	—	—	563	—
Options sold	14,074	—	(517)	—	—	—	—	—	(517)

	389,731	16,683	(19,879)	233	(260)	—	—	16,916	(20,139)

Commodity contracts
Derivative contracts	23,180	1,196	(1,472)	—	—	—	—	1,196	(1,472)

Interest rate contracts
Forward rate agreements	52,290	8	(18)	—	—	1	(1)	9	(19)
Swap agreements	797,689	12,979	(12,740)	1,043	(440)	79	(146)	14,101	(13,326)
Futures contracts	88,494	1,442	(1,320)	—	—	14	(16)	1,456	(1,336)
Options purchased	12,305	186	—	—	—	—	—	186	—
Options sold	14,326	—	(121)	—	—	—	—	—	(121)

	965,104	14,615	(14,199)	1,043	(440)	94	(163)	15,752	(14,802)

Credit Default Swaps
Structured credit derivatives purchased[1]	11,303	704	—	—	—	—	—	704	—
Other credit derivatives purchased	13,066	271	(14)	—	—	—	—	271	(14)

Total credit derivatives purchased	24,369	975	(14)	—	—	—	—	975	(14)

Structured credit derivatives sold	12,454	—	(1,019)	—	—	—	—	—	(1,019)
Other credit derivatives sold	9,804	146	(419)	—	—	—	—	146	(419)

Total credit derivatives sold	22,258	146	(1,438)	—	—	—	—	146	(1,438)

	46,627	1,121	(1,452)	—	—	—	—	1,121	(1,452)

Collateral	—	(1,984)	4,697	—	—	—	—	(1,984)	4,697

Total	1,424,642	31,631	(32,305)	1,276	(700)	94	(163)	33,001	(33,168)

1	Inclusive of credit valuation adjustment.

Financial Report 115

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

Hedging Relationships

There are three types of allowable hedging relationships: fair value hedges, cash flow hedges and hedges of a net investment in a foreign operation. Each type of hedging has specific requirements when accounting for the fair value changes in the hedging relationship. For details on the accounting treatment of each type of hedging relationship refer to note 1.

Fair value hedges

The risk being hedged in a fair value hedge is a change in the fair value of an asset or liability or unrecognised firm commitment that may affect the income statement. Changes in fair value might arise through changes in interest rates or foreign exchange rates. The Group’s fair value hedges principally consist of interest rate swaps and foreign currency swaps that are used to protect against changes in the fair value of fixed-rate long-term financial instruments due to movements in market interest rates and exchange rates.

The application of fair value hedge accounting results in the fair value adjustment on the hedged item attributable to the hedged risk being recognised in the income statement at the same time the hedging instrument impacts the income statement. If a hedging relationship is terminated, the fair value adjustment to the hedged item continues to be recognised as part of the carrying amount of the item or group of items and is amortised to the income statement as a part of the effective yield over the period to maturity. Where the hedged item is derecognised from the Group’s balance sheet, the fair value adjustment is included in the income statement as ‘other income’ as a part of the gain or loss on disposal.

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Gain/(loss) arising from fair value hedges
Hedged item (attributable to the hedged risk only)	(662)	(467)	(291)	(773)
Hedging instrument	668	442	299	759

Cash flow hedges

The risk being hedged in a cash flow hedge is the potential variability in future cash flows that may affect the income statement. Variability in the future cash flows may result from changes in interest rates or exchange rates arising from recognised financial assets and liabilities and highly probable forecast transactions. The Group’s cash flow hedges consist principally of interest rate swaps, forward rate agreements and foreign currency swaps that are used to protect against exposures to variability in future interest cash flows on non-trading assets and liabilities which bear interest at variable rates or which are expected to be refunded or reinvested in the future. The Group primarily applies cash flow hedge accounting to its variable rate loan assets, variable rate liabilities and short-term re-issuances of fixed rate customer and wholesale deposit liabilities. The amounts and timing of future cash flows, representing both principal and interest flows, are projected for each portfolio of financial assets and liabilities on the basis of their forecast repricing profile. This forms the basis for identifying gains and losses on the effective portions of derivatives designated as cash flow hedges.

The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is deferred to the hedging reserve which forms part of shareholders’ equity. Amounts deferred in equity are recognised in the income statement in the period during which the hedged forecast transactions take place. The schedule below shows the movements in the hedging reserve:

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Balance at start of year	(90)	79	(109)	51
Items recorded in net interest income	(54)	(89)	(69)	(89)
Tax effect of items recorded in the income statement	17	26	21	26
Valuation gain taken to equity	191	(156)	121	(135)
Tax effect of net gain on cash flow hedges	(53)	50	(37)	38

Closing balance	11	(90)	(73)	(109)

The table below shows the breakdown of the hedging reserve attributable to each type of cash flow hedging relationship:

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Variable rate assets	265	236	65	111
Variable rate liabilities	(106)	(140)	(70)	(112)
Re-issuances of short-term fixed rate liabilities	(148)	(186)	(68)	(108)

Total hedging reserve	11	(90)	(73)	(109)

116 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

The mechanics of hedge accounting results in the gain (or loss) in the hedging reserve being released into the income statement at the same time that the corresponding loss (or gain) attributable to the hedged item impacts the income statement. It will not necessarily be released to the income statement uniformly over the period of the hedging relationship as the fair value of the derivative is driven by changes in market rates over the term of the instrument. As market rates do not always move uniformly across all time periods, a change in market rates may drive more value in one forecast period than another, which impacts when the hedging reserve is released to the income statement.

All underlying hedged cash flows are expected to be recognised in the income statement in the period in which they occur which is anticipated to take place over the next 0 –10 years (2009: 0–10 years).

All gains and losses associated with the ineffective portion of the hedging derivatives are recognised immediately as ‘other income’ in the income statement. Ineffectiveness recognised in the income statement in respect of cash flow hedges amounted to nil for the Group (2009: $53 million loss) and a $1 million loss for the Company (2009: $71 million loss).

Hedges of net investments in foreign operations

In a hedge of a net investment in a foreign operation, the risk being hedged is the exposure to exchange differences arising on consolidation of foreign operations with a functional currency other than the Australian Dollar. Hedging is undertaken using forward foreign exchange contracts or by financing with borrowings in the same currency as the foreign functional currency involved.

Ineffectiveness arising from hedges of net investments in foreign operations and recognised as ‘other income’ in the income statement amounted to $1 million gain (2009: $4 million gain).

13: Available-for-sale Assets

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Listed
Other government securities	3,501	1,501	3,127	1,147
Other securities and equity investments	2,040	1,578	1,715	1,334

Total Listed	5,541	3,079	4,842	2,481

Unlisted
Local and semi-government securities	3,621	716	3,552	716
Other government securities	5,217	2,943	3,705	1,079
Other securities and equity investments	5,908	9,412	4,419	8,853
Loans and advances	455	425	455	425

Total unlisted	15,201	13,496	12,131	11,073

Total available-for-sale assets	20,742	16,575	16,973	13,554

An impairment loss of $21 million was recognised in the Income Statement (2009: $20 million), refer note 16.

Available-for-sale by maturities at 30 September 2010

	Less than 3 months $m	Between 3 months and 12 months $m	Between 1 year and 5 years $m	Between 5 years and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Local and semi government securities	3,113	448	42	4	14	—	3,621
Other government securities	5,075	2,605	1,027	8	3	—	8,718
Other securities and equity investments	3,202	1,994	1,897	203	163	489	7,948
Loans and advances	—	99	98	—	258	—	455

Total available-for-sale assets	11,390	5,146	3,064	215	438	489	20,742

Available-for-sale by maturities at 30 September 2009

	Less than 3 months $m	Between 3 months and 12 months $m	Between 1 year and 5 years $m	Between 5 years and 10 years $m	After 10 years $m	No maturity specified $m	Total fair value $m
Local and semi government securities	602	114	—	—	—	—	716
Other government securities	2,482	1,111	851	—	—	—	4,444
Other securities and equity investments	4,775	3,524	2,018	19	156	498	10,990
Loans and advances	57	84	—	—	284	—	425

Total available-for-sale assets	7,916	4,833	2,869	19	440	498	16,575

Financial Report 117

NOTES TO THE FINANCIAL STATEMENTS

14: Net Loans and Advances

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Overdrafts	8,671	8,347	6,323	6,653
Credit card outstandings	10,618	9,376	9,107	7,910
Term loans – housing	202,658	188,090	167,931	149,761
Term loans – non-housing	119,063	116,609	86,007	82,068
Hire purchase	10,351	10,766	9,973	10,387
Lease receivables	1,890	2,367	1,228	1,700
Commercial bills	432	136	432	136
Other	2,328	2,654	2,054	2,290

Total gross loans and advances	356,011	338,345	283,055	260,905

Less: Provision for credit impairment (refer note 16)	(5,028)	(4,526)	(3,659)	(3,300)
Less: Unearned income	(2,262)	(2,372)	(2,006)	(2,102)
Add: Capitalised brokerage/mortgage origination fees	600	560	566	505

	(6,690)	(6,338)	(5,099)	(4,897)

Net loans and advances	349,321	332,007	277,956	256,008

Lease receivables
a) Finance lease receivables
Gross finance lease receivables
Less than 1 year	494	593	379	489
1 to 5 years	848	965	529	613
Later than 5 years	272	458	95	266

Less: unearned future finance income on finance leases	(107)	(262)	(83)	(225)

Net investment in finance lease receivables	1,507	1,754	920	1,143

b) Operating lease receivables
Gross operating lease receivables
Less than 1 year	60	34	50	22
1 to 5 years	207	207	165	200
Later than 5 years	10	110	10	110

Total operating lease receivables	277	351	225	332

Net lease receivables	1,784	2,105	1,145	1,475

Present value of gross investment in finance lease receivables
Less than 1 year	459	512	348	412
1 to 5 years	663	806	377	488
Later than 5 years	253	215	96	158

	1,375	1,533	821	1,058

Hire purchase receivables
Less than 1 year	3,618	3,674	3,456	3,506
1 to 5 years	6,665	7,021	6,449	6,810
Later than 5 years	68	71	68	71

	10,351	10,766	9,973	10,387

118 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

15: Impaired Financial Assets

Presented below is a summary of impaired financial assets that are measured on the balance sheet at amortised cost. For these items, impairment losses are recorded through the provision for credit impairment. This contrasts to financial assets carried on the balance sheet at fair value, for which any impairment loss is recognised as a component of the overall fair value.

Detailed information on impaired financial assets is provided in note 33 Financial Risk Management.

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Summary of impaired financial assets
Impaired loans	6,075	4,392	4,287	3,310
Restructured items[1]	141	673	134	504
Non-performing commitments and contingencies	345	530	321	504

Gross impaired financial assets	6,561	5,595	4,742	4,318
Individual provisions
Impaired loans	(1,849)	(1,512)	(1,253)	(1,050)
Non-performing commitments and contingencies	(26)	(14)	(20)	(12)

Net impaired financial assets	4,686	4,069	3,469	3,256

Accruing loans past due 90 days or more[2]
These amounts are not classified as impaired assets as they are either 90 days or more past due and well secured, or are portfolio managed facilities that can be held on an accrual basis for up to 180 days past due	1,555	1,597	1,229	1,200

1	Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.
2	Includes unsecured credit card and personal loans 90 day past due accounts which are allowed by APRA to be retained on a performing basis for up to 180 days past due amounting to $139 million (2009: $135 million) for the Group and $110 million (2009: $94 million) for the Company.

16: Provision for Credit Impairment

	Consolidated		The Company
Provision movement analysis	2010 $m	2009 $m	2010 $m	2009 $m
New and increased provisions
Australia	1,620	2,383	1,612	2,262
New Zealand	559	540	16	2
Asia, Pacific, Europe and America	171	118	80	37

	2,350	3,041	1,708	2,301
Provision releases	(437)	(206)	(254)	(173)

	1,913	2,835	1,454	2,128
Recoveries of amounts previously written off	(143)	(85)	(111)	(50)

Individual provision charge	1,770	2,750	1,343	2,078
Impairment on available-for-sale assets	21	20	21	20
Collective provision charge/(credit)	(4)	235	5	(19)

Charge to income statement	1,787	3,005	1,369	2,079

Financial Report 119

NOTES TO THE FINANCIAL STATEMENTS

16: Provision for Credit Impairment (continued)

Movement in provision for credit impairment by financial asset class

	Liquid assets and due		Net loans and
	from other financial		advances				Credit related
	institutions		and acceptances		Other financial assets		commitments[1]		Total provisions
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Collective provision
Balance at start of year	—	—	2,552	2,062	—	—	448	759	3,000	2,821
Adjustment for exchange rate fluctuations and transfers	—	—	(68)	(48)	—	—	(15)	(8)	(83)	(56)
Provision acquired	—	—	97	—	—	—	143	—	240	—
Charge to income statement	—	—	(4)	538	—	—	—	(303)	(4)	235

Total collective provision	—	—	2,577	2,552	—	—	576	448	3,153	3,000

Individual provision
Balance at start of year	—	—	1,512	646	—	—	14	29	1,526	675
Charge to income statement	—	—	1,758	2,741	—	—	12	9	1,770	2,750
Adjustment for exchange rate fluctuations and transfers	—	—	(100)	(22)	—	—	—	—	(100)	(22)
Provision acquired	—	—	394	—	—	—	—	—	394	—
Discount unwind	—	—	(165)	(73)	—	—	—	—	(165)	(73)
Bad debts written off	—	—	(1,693)	(1,865)	—	—	—	(24)	(1,693)	(1,889)
Recoveries of amounts previously written off	—	—	143	85	—	—	—	—	143	85

Total individual provision	—	—	1,849	1,512	—	—	26	14	1,875	1,526

Total provision for credit impairment	—	—	4,426	4,064	—	—	602	462	5,028	4,526

1	Comprises undrawn facilities and customer contingent liabilities.

The table below contains a detailed analysis of the movements in individual provision for Net loans and advances and acceptances.

							Net loans and
			Asia Pacific, Europe				advances and
	Australia		and America		New Zealand		acceptances
	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
Individual provision
Balance at start of year	1,048	487	75	48	389	111	1,512	646
Charge to income statement	1,264	2,140	132	101	362	500	1,758	2,741
Adjustment for exchange rate fluctuations and transfers	(8)	(9)	(54)	(9)	(38)	(4)	(100)	(22)
Provision acquired	59	—	335	—	—	—	394	—
Discount unwind	(112)	(65)	(6)	(1)	(47)	(7)	(165)	(73)
Bad debts written off	(1,399)	(1,569)	(74)	(69)	(220)	(227)	(1,693)	(1,865)
Recoveries of amounts previously written off	107	64	20	5	16	16	143	85

Total individual provision	959	1,048	428	75	462	389	1,849	1,512

	Consolidated
	2010	2009
	%	%
Ratios
Individual provision as a % of total gross loans, advances and acceptances	0.5	0.4
Collective provision as a % of total gross loans, advances and acceptances	0.9	0.9
Bad debts written off as a % of total gross loans, advances and acceptances	0.5	0.5

120 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

16: Provision for Credit Impairment (continued)

Movement in provision for credit impairment by financial asset class (continued)

	Liquid assets and due		Net loans and
	from other financial		advances		Other financial		Credit related
	institutions		and acceptances		assets		commitments[1]		Total provisions
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Collective provision
Balance at start of year	—	—	1,886	1,519	—	—	352	625	2,238	2,144
Adjustment for exchange rate fluctuations and transfers[2]	—	—	(24)	95	—	—	(5)	18	(29)	113
Provision acquired	—	—	84	—	—	—	88	—	172	—
Charge to income statement	—	—	4	272	—	—	1	(291)	5	(19)

Total collective provision	—	—	1,950	1,886	—	—	436	352	2,386	2,238

Individual provision
Balance at start of year	—	—	1,050	459	—	—	12	29	1,062	488
Charge to income statement	—	—	1,336	2,071	—	—	7	7	1,343	2,078
Adjustment for exchange rate fluctuations and transfers[2]	—	—	(52)	37	—	—	1	—	(51)	37
Provision acquired	—	—	333	—	—	—	—	—	333	—
Discount unwind	—	—	(115)	(65)	—	—	—	—	(115)	(65)
Bad debts written off	—	—	(1,410)	(1,502)	—	—	—	(24)	(1,410)	(1,526)
Recoveries of amounts previously written off	—	—	111	50	—	—	—	—	111	50

Total individual provision	—	—	1,253	1,050	—	—	20	12	1,273	1,062

Total provision for credit impairment	—	—	3,203	2,936	—	—	456	364	3,659	3,300

1	Comprises undrawn facilities and customer contingent liabilities.
2	Includes the transfer of individual provisions of $49 million and collective provisions of $94 million from the Esanda Australia legal entity to the Company in 2009.

The table below contains a detailed analysis of the movements in individual provision for Net loans and advances and acceptances.

							Net loans and
			Asia Pacific, Europe				advances and
	Australia		and America		New Zealand		acceptances
	2010	2009	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m	$m	$m
Individual provision
Balance at start of year	1,026	424	22	35	2	—	1,050	459
Charge to income statement	1,287	2,042	37	27	12	2	1,336	2,071
Adjustment for exchange rate fluctuations and transfers	(14)	44	(38)	(7)	—	—	(52)	37
Provision acquired	—	—	333		—	—	333	—
Discount unwind	(112)	(65)	(2)	—	(1)	—	(115)	(65)
Bad debts written off	(1,380)	(1,468)	(26)	(34)	(4)	—	(1,410)	(1,502)
Recoveries of amounts previously written off	97	49	14	1	—	—	111	50

Total individual provision	904	1,026	340	22	9	2	1,253	1,050

	Consolidated
	2010	2009
	%	%
Ratios
Individual provision as a % of total gross loans, advances and acceptances	0.4	0.4
Collective provision as a % of total gross loans, advances and acceptances	0.8	0.8
Bad debts written off as a % of total gross loans, advances and acceptances	0.5	0.6

Financial Report 121

NOTES TO THE FINANCIAL STATEMENTS

17: Shares in Controlled Entities, Associates and Joint Venture Entities

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Total shares in controlled entities	—	—	9,189	8,522
Total shares in associates[1] (refer note 39)	2,965	2,712	1,035	761
Total shares in joint venture entities[2] (refer note 40)	—	1,853	—	—

Total shares in controlled entities, associates and joint venture entities	2,965	4,565	10,224	9,283

1	Investments in associates are accounted for in the consolidated financial statements using the equity method of accounting and are carried at cost by the parent entity.
2	Investments in joint venture entities are accounted for in the consolidated financial statements using the equity method of accounting.

DISPOSAL OF CONTROLLED ENTITIES

There were no material controlled entities disposed of during the year ended 30 September 2010 or the year ended 30 September 2009.

ACQUISITION OF CONTROLLED ENTITIES/BUSINESSES

During the year ended 30 September 2010, the Group acquired the following entities/businesses:

•

ING Australia and ING New Zealand (ING) – on 30 November 2009, the Group acquired the remaining 51% shareholding in the ANZ-ING joint ventures in Australia and New Zealand, taking its ownership interest to 100%. The results for the year ended 30 September 2010 includes the financial impact of full ownership since 30 November 2009. For the period 1 October 2009 to 30 November 2009 and the year ended 30 September 2009, the investments were accounted for as joint ventures.

•

Landmark Financial Services (Landmark) – on 1 March 2010, the Group completed its acquisition of the Landmark financial services business from the AWB Group. The financial results since acquisition are included in earnings for the year ended 30 September 2010.

•

Selected Royal Bank of Scotland Group plc (RBS) businesses in Asia – during 2009, ANZ announced the acquisition of selected RBS businesses in Asia. The acquisitions were completed in the Philippines on 21 November 2009, Vietnam on 5 December 2009, Hong Kong on 20 March 2010, Taiwan on 17 April 2010, Singapore on 15 May 2010 and Indonesia on 12 June 2010. The financial impacts of these acquisitions are included from these respective dates.

The initial accounting for all the business combinations described above, including the fair value of assets acquired and liabilities assumed and the calculation of goodwill/discount on acquisition is provisional while valuations are finalised.

There were no material controlled entities acquired during the year ended 30 September 2009.

122 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

18: Tax Assets

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Australia
Current tax asset	61	586	61	601
Deferred tax asset	295	214	346	194

	356	800	407	795

New Zealand
Current tax asset	14	107	—	—
Deferred tax asset	231	—	6	—

	245	107	6	—

Asia Pacific, Europe & America
Current tax asset	1	—	—	—
Deferred tax asset	266	289	223	252

	267	289	223	252

Total current and deferred tax assets	868	1,196	636	1,047

Total current tax assets	76	693	61	601

Deferred tax assets recognised in profit and loss
Collective provision for impaired loans and advances	861	882	666	667
Individual provision for impaired loans and advances	458	445	318	318
Other provisions	362	325	223	198
Deferred fee income	102	108	91	99
Provision for employee entitlements	144	130	105	100
Other	171	217	85	118

	2,098	2,107	1,488	1,500

Deferred tax assets recognised directly in equity
Defined benefits obligation	49	70	44	57
Available-for-sale revaluation reserve	12	49	21	48
Cash flow hedges	—	37	29	43

	61	156	94	148

Deferred tax assets recognised on acquisitions	351	—	—	—

Set-off of deferred tax assets pursuant to set-off provisions[1]	(1,718)	(1,760)	(1,007)	(1,202)

Net deferred tax assets	792	503	575	446

Unrecognised deferred tax assets
The following deferred tax assets will only be recognised if:

•      assessable income is derived of a nature and an amount sufficient to enable the benefit to be realised

•      the conditions for deductibility imposed by tax legislation are compiled with; and

•      no changes in tax legislation adversely affect the Group in realising the benefit.

Unused realised tax losses (on revenue account)	9	8	—	—

Unrealised losses on investments[2]	163	—	—	—

Total unrecognised deferred tax assets	172	8	—	—

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.
2	The Group has unrecognised deferred tax assets arising from superannuation funds in OnePath Life Limited (formerly ING Life Limited) as a result of the Group’s policy of capping all deferred tax assets at levels such that the losses could be recoverable with asset growth rates of approximately 5% per annum over three years.

Financial Report 123

NOTES TO THE FINANCIAL STATEMENTS

19: Goodwill and Other Intangible Assets

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Goodwill
Gross carrying amount
Balances at start of the year	2,999	3,064	—	—
Additions through business combinations	1,292	—	108	—
Writedowns	—	—	—	—
Derecognised on disposal	—	(4)	—	—
Foreign currency exchange differences	(205)	(61)	(6)	—

Balance at end of year[1]	4,086	2,999	102	—

Software
Gross carrying amount
Balances at start of the year	1,760	1,385	1,573	1,234
Additions through business combinations	60	—	—	—
Additions from internal developments	532	411	466	372
Foreign currency exchange differences	(8)	(2)	(1)	(2)
Impairment	(86)	(34)	(19)	(31)

Balance at end of year	2,258	1,760	2,019	1,573

Accumulated amortisation and impairment
Balances at start of the year	911	760	784	655
Amortisation expense	207	155	183	140
Foreign currency exchange differences	(8)	3	—	(4)
Impairment	(69)	(7)	(7)	(7)

Balance at end of year	1,041	911	960	784

Net book value
Balances at start of the year	849	625	789	579

Balance at end of year	1,217	849	1,059	789

Acquired Portfolio of Insurance and Investment Business
Gross carrying amount
Balances at start of the year	—	—	—	—
Additions through business combination	1,179	—	—	—
Foreign currency exchange differences	(2)	—	—	—

Balance at end of year	1,177	—	—	—

Accumulated amortisation and impairment
Balances at start of the year	—	—	—	—
Amortisation expense (refer note 4)	78	—	—	—
Foreign currency exchange differences	(1)	—	—	—

Balance at end of year	77	—	—	—

Net book value
Balances at start of the year	—	—	—	—

Balance at end of year	1,100	—	—	—

Other intangible assets
Gross Carrying amount
Balance at start of the year	65	62	48	49
Additions through business combination	181	—	—	—
Other additions	19	3	—	—
Foreign currency exchange differences	(4)	—	—	(1)

Balance at end of year	261	65	48	48

Accumulated amortisation and impairment
Balances at start of the year	17	10	8	5
Amortisation expense[2] (refer note 4)	17	7	3	3

Balance at end of year	34	17	11	8

Net book value
Balances at start of the year	48	52	40	44

Balance at end of year	227	48	37	40

Goodwill, software and other intangible assets
Net book value
Balances at start of the year	3,896	3,741	829	623

Balance at end of year	6,630	3,896	1,198	829

1	Excludes notional goodwill in equity accounted entities.
2	Comprises brand names of $3 million (September 2009: nil), (September 2009: nil); aligned advisor relationships of $2 million (September 2009: nil), distribution agreements and management fee rights of $2 million (September 2009: nil) and other intangibles of $10 million (September 2009: $7 million). The company comprises other intangibles of $3 million (September 2009: $3 million).

124 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

19: Goodwill and Other Intangible Assets (continued)

Goodwill allocated to cash–generating units

The goodwill balance above largely comprises the goodwill purchased on acquisition of NBNZ Holdings Limited in December 2003 and OnePath Australia Limited (formerly ING Australia Limited) on 30 November 2009. Discussion of the goodwill and impairment testing for the cash generating unit containing this goodwill is included in note 2(v).

20: Other Assets

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Accrued interest/prepaid discounts	1,326	1,097	944	743
Accrued commissions	236	77	191	57
Prepaid expenses	128	139	48	54
Insurance contract liabilities ceded (refer to note 49)	360	–	–	–
Outstanding premiums	231	–	–	–
Issued securities settlements	1,649	917	1,496	581
Operating leases residual value	229	277	205	160
Capitalised expenses	68	37	50	37
Other	2,824	1,683	1,630	1,117

Total other assets	7,051	4,227	4,564	2,749

21: Premises and Equipment

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Freehold and leasehold land and buildings
At Cost	1,244	628	699	92
Depreciation	(235)	(218)	(53)	(42)

	1,009	410	646	50

Leasehold improvements
At Cost	485	385	295	254
Depreciation	(288)	(229)	(185)	(150)

	197	156	110	104

Furniture and equipment
At Cost	1,241	969	1,011	753
Depreciation	(674)	(613)	(513)	(459)

	567	356	498	294

Computer equipment
At Cost	1,080	979	789	719
Depreciation	(763)	(748)	(565)	(550)

	317	231	224	169

Capital works in progress
At Cost	68	909	30	832

Total premises and equipment	2,158	2,062	1,508	1,449

Financial Report 125

NOTES TO THE FINANCIAL STATEMENTS

21: Premises and Equipment (continued)

Reconciliations of the carrying amounts for each class of premises and equipment are set out below:

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Freehold and leasehold land and buildings
Carrying amount at beginning of year	410	432	50	55
Additions through business combinations	15	—	12	—
Additions[1]	631	41	604	6
Disposals	—	(34)	—	—
Depreciation	(37)	(18)	(17)	(4)
Foreign currency exchange difference	(10)	(11)	(3)	(7)

Carrying amount at end of year	1,009	410	646	50

Leasehold improvements
Carrying amount at beginning of year	156	154	104	109
Additions through business combinations	39	—	2	—
Additions[1]	48	46	33	23
Disposals	—	(1)	—	—
Amortisation	(42)	(38)	(28)	(27)
Foreign currency exchange difference	(4)	(5)	(1)	(1)

Carrying amount at end of year	197	156	110	104

Furniture and equipment
Carrying amount at beginning of year	356	370	294	307
Additions through business combinations	18	—	3	—
Additions[1]	301	67	288	50
Disposals	(12)	(4)	(11)	(3)
Depreciation	(89)	(72)	(75)	(57)
Foreign currency exchange difference	(7)	(5)	(1)	(3)

Carrying amount at end of year	567	356	498	294

Computer equipment
Carrying amount at beginning of year	231	215	169	155
Additions through business combinations	13	—	4	—
Additions[1]	170	110	118	78
Disposals	(1)	(8)	(1)	(5)
Depreciation	(92)	(84)	(65)	(58)
Foreign currency exchange difference	(4)	(2)	(1)	(1)

Carrying amount at end of year	317	231	224	169

Capital works in progress
Carrying amount at beginning of year	909	421	832	379
Net transfers/additions	(841)	488	(802)	453

Carrying amount at end of year	68	909	30	832

Total premises and equipment	2,158	2,062	1,508	1,449

1	Includes transfers.

22: Deposits and Other Borrowings

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Certificates of deposit	39,530	44,711	37,059	41,019
Term deposits	136,556	108,367	109,793	79,332
Other deposits bearing interest and other borrowings	111,391	113,304	94,999	92,987
Deposits not bearing interest	10,598	10,174	5,677	5,800
Commercial paper	11,641	14,227	6,080	8,162
Borrowing corporations debt[1]	1,756	3,587	—	—

Total deposits and other borrowings	311,472	294,370	253,608	227,300

1	Included in this balance is debenture stock of $0.5 billion (September 2009: $2.1 billion) of Esanda Finance Corporation Limited (Esanda), together with accrued interest thereon, is secured by a trust deed and collateral debentures, giving floating charges upon the undertaking and all the assets of the entity $1.1 billion (September 2009: $3.1 billion) other than land and buildings. All controlled entities of Esanda have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda. The only loans pledged as collateral are those in Esanda and its subsidiaries. Effective from 18 March 2009, Esanda ceased to write new debentures and since September 2009 stopped writing new loans.

In addition, this balance also includes NZD 1.4 billion (September 2009: NZD 1.6 billion) of secured debenture stock of the consolidated subsidiary UDC Finance Limited (UDC) and the accrued interest thereon which are secured by a floating charge over all assets of UDC NZD 2.1 billion (September 2009: NZD 1.9 billion).

126 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

23: Income Tax Liabilities

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Australia
Current tax payable	905	—	923	—
Deferred tax liabilities	—	—	—	—

	905	—	923	—

New Zealand
Current tax payable	—	—	—	—
Deferred tax liabilities	—	—	—	—

	—	—	—	—

Asia Pacific, Europe & America
Current tax payable	68	99	64	61
Deferred tax liabilities	35	111	39	90

	103	210	103	151

Total current and deferred income tax liability	1,008	210	1,026	151

Total current tax payable	973	99	987	61

Deferred tax liabilities recognised in profit and loss
Lease finance	204	215	90	104
Treasury instruments	452	608	454	609
Capitalised expenses	117	144	118	144
Other	621	877	384	435

	1,394	1,844	1,046	1,292

Deferred tax liabilities recognised directly in equity
Cash flow hedges	2	—	—	—
Foreign currency translation reserve	37	27	—	—

	39	27	—	—

Deferred tax liabilities recognised on acquisitions	320	—	—	—

Set-off of deferred tax liabilities pursuant to set-off provision[1]	(1,718)	(1,760)	(1,007)	(1,202)

Net deferred tax liability	35	111	39	90

Unrecognised deferred tax liabilities
The following deferred tax liabilities have not been bought to account as liabilities:
Other unrealised taxable temporary differences[2]	90	67	29	31

Total unrecognised deferred tax liabilities	90	67	29	31

1	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.
2	Represents additional potential foreign tax costs should all retained earnings in offshore branches and subsidiaries be repatriated.

24: Payables and Other Liabilities

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Creditors	1,114	1,689	394	1,295
Accrued interest and unearned discounts	2,611	2,448	2,090	1,771
Defined benefits plan obligations	186	246	167	200
Accrued charges	1,346	1,028	1,020	780
Security settlements	710	765	635	652
Other liabilities	1,983	1,599	1,396	1,308

Total payables and other liabilities	7,950	7,775	5,702	6,006

Financial Report 127

NOTES TO THE FINANCIAL STATEMENTS

25: Provisions

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Employee entitlements[1]	497	445	358	339
Restructuring costs and surplus leased space[2]	119	144	100	124
Non-lending losses, frauds and forgeries	213	169	153	146
Other	633	554	360	296

Total provisions	1,462	1,312	971	905

Reconciliations of the carrying amounts of each class of provision, except for employee entitlements, are set out below:

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Restructuring costs and surplus leased space[2]
Carrying amount at beginning of the year	144	183	124	155
Provisions made during the year	34	111	24	91
Payments made during the year	(38)	(104)	(28)	(77)
Transfer/release of provision	(21)	(46)	(20)	(45)

Carrying amount at the end of the year	119	144	100	124

Non-lending losses, frauds and forgeries
Carrying amount at beginning of the year	169	169	146	140
Additions through business combinations	45	—	—	—
Provisions made during the year	31	30	14	29
Payments made during the year	(41)	(12)	(2)	(10)
Transfer/release of provision	9	(18)	(5)	(13)

Carrying amount at the end of the year	213	169	153	146

Other provisions[3]
Carrying amount at beginning of the year	554	421	296	273
Additions through business combinations	115	—	—	—
Provisions made during the year	309	476	250	238
Payments made during the year	(292)	(272)	(202)	(155)
Transfer/release of provision	(53)	(71)	16	(60)

Carrying amount at the end of the year	633	554	360	296

1	The aggregate liability for employee benefits largely comprises employee entitlements provisions for annual leave and long service leave.
2	Restructuring costs and surplus leased space provisions arise from exit activities related to material changes in the scope of business undertaken by the Group or the manner in which that business is undertaken and includes termination benefits. Costs related to on-going activities are not provided for. Provision is made when the Group is demonstrably committed, it is probable that the costs will be incurred, though their timing is uncertain, and the costs can be reliably estimated.
3	Other provisions comprise various other provisions including loyalty programs, workers’ compensation, make-good provisions on leased premises and contingent liabilities recognised as part of a business combination.

26: Bonds and Notes

		Consolidated		The Company
		2010	2009	2010	2009
		$m	$m	$m	$m
Bonds and notes by currency
USD	United States dollars	27,126	22,199	19,240	14,031
GBP	Great British pounds	2,408	4,202	1,524	3,218
AUD	Australian dollars	2,039	2,822	2,039	2,772
NZD	New Zealand dollars	1,710	1,522	68	73
JPY	Japanese Yen	8,140	7,512	7,856	7,436
EUR	Euro	12,807	13,208	12,807	13,208
HKD	Hong Kong dollars	2,739	2,727	2,638	2,690
CHF	Swiss francs	2,151	2,015	1,569	1,713
CAD	Canadian dollars	309	684	309	684
NOK	Norwegian krone	48	53	48	53
SGD	Singapore dollars	237	230	80	69
CZK	Czech koruna	—	86	—	86

Total bonds and notes		59,714	57,260	48,178	46,033

128 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

27: Loan Capital

				Consolidated		The Company
			Interest Rate	2010	2009	2010	2009
			%	$m	$m	$m	$m
Hybrid loan capital (subordinated)[4]
US Trust Securities
USD 350m non-cumulative trust securities due 2053[7]			4.48	—	423	—	397
USD 750m non-cumulative trust securities due 2053			5.36	866	907	776	853
UK Stapled Securities			6.54	737	820	737	820
ANZ Convertible Preference Shares (ANZ CPS1)			BBSW + 2.50	1,081	1,081	1,081	1,081
ANZ Convertible Preference Shares (ANZ CPS2)[5]			BBSW + 3.10	1,969	—	1,969	—

				4,653	3,231	4,563	3,151

Perpetual subordinated notes
USD	300m	floating rate notes	LIBOR + 0.15	310	341	310	341
NZD	835m	fixed rate notes[1]	9.66	636	685	—	—

				946	1,026	310	341

Subordinated notes[4,6]
AUD	400m	floating rate notes due 2010	BBSW + 0.29	—	400	—	400
USD	400m	floating rate notes due 2015[2]	LIBOR + 0.20	—	455	—	455
AUD	300m	fixed notes due 2015[3]	6.00	—	304	—	304
GBP	200m	fixed notes due 2015[2]	5.625	329	372	329	372
EUR	500m	fixed notes due 2015[3]	4.45	—	830	—	830
USD	250m	floating rate notes due 2016[2]	LIBOR + 0.21	258	284	258	284
AUD	300m	fixed notes due 2016[3]	6.25	297	299	300	299
AUD	300m	floating rate notes due 2016[2]	BBSW + 0.22	290	300	300	300
GBP	250m	fixed notes due 2016[3]	4.75	420	479	420	479
NZD	350m	fixed notes due 2016[8]	7.16	262	287	—	—
AUD	350m	fixed notes due 2017[2]	6.50	314	350	350	350
AUD	350m	floating rate notes due 2017[2]	BBSW + 0.24	347	350	350	350
AUD	100m	fixed notes due 2017[2]	7.30	100	100	100	100
AUD	100m	floating rate notes due 2017[2]	BBSW + 0.40	100	100	100	100
GBP	175m	fixed notes due 2017[2]	6.375	312	349	312	349
NZD	250m	fixed notes due 2017[8]	7.60	190	205	—	—
NZD	350m	fixed notes due 2017[8]	8.23	266	287	—	—
GBP	400m	fixed notes due 2018[3]	4.75	680	724	680	724
AUD	290m	fixed notes due 2017[3]	7.75	259	289	290	289
AUD	310m	floating rate notes due 2017[2]	BBSW + 0.75	310	310	310	310
AUD	365m	floating rate notes due 2018[2]	BBSW + 1.20	357	365	365	365
AUD	500m	floating rate notes due 2018[2]	BBSW + 2.05	500	500	500	500
EUR	750m	fixed notes due 2019	5.125	1,126	1,233	1,126	1,233

				6,717	9,172	6,090	8,393

Total loan capital				12,316	13,429	10,963	11,885

Loan capital by currency
AUD	Australian dollars			5,924	4,748	6,015	4,748
NZD	New Zealand dollars			1,354	1,464	—	—
USD	United States dollars			1,434	2,410	1,344	2,330
GBP	Great British pounds			2,478	2,744	2,478	2,744
EUR	Euro			1,126	2,063	1,126	2,063

				12,316	13,429	10,963	11,885

1	Fixed until the first call date, 18 April 2013, whereupon the rate resets to the Five Year Swap Rate +2.00%, if not called and remains fixed until the next call date, 18 April 2018 whereupon reverts to floating at the three month FRA rate +3.00% and is callable on any interest payment date thereafter.
2	Callable five years prior to maturity.
3	Callable five years prior to maturity and reverts to floating rate if not called.
4	Included within the carrying amount are, where appropriate, revaluations associated with fair value hedge accounting or an election to fair value the note through the income statement.
5	On 17 December 2009, ANZ issued 19.7 million convertible preference shares.
6	Loan capital balances held in subsidiary entities eliminated in consolidated accounts.
7	Redeemed at par on 15 January 2010.
8	Callable five years prior to maturity. Should the bonds not be called, the coupon rate will be reset to the five year swap rate plus issue margin plus 0.50%.

Loan capital is subordinated in right of payment to the claims of depositors and all other creditors of the Company and its controlled entities which have issued the notes. The loan capital, except for the US Trust Securities, UK Stapled Securities, ANZ CPS1 and ANZ CPS2, constitutes Tier 2 capital as defined by APRA for capital adequacy purposes. The US Trust Securities constitute Innovative Residual Tier 1 capital, as defined by APRA, for capital adequacy purposes. The UK Stapled Securities, ANZ CPS1 and ANZ CPS2 constitute Non-innovative Residual Tier 1 capital, as defined by APRA, for capital adequacy purposes.

Financial Report 129

NOTES TO THE FINANCIAL STATEMENTS

27: Loan Capital (continued)

US TRUST SECURITIES

On 27 November 2003, the Company issued 1.1 million USD non-cumulative Trust Securities (“US Trust Securities”) at USD1,000 each pursuant to an offering memorandum dated 19 November 2003 raising USD1.1 billion. US Trust Securities comprise two fully paid securities – an interest paying unsecured note (issued by Samson Funding Limited, a wholly owned NZ subsidiary of the Company) and a fully paid USD1,000 preference share (issued by the Company), which are stapled together and issued as a US Trust Security by ANZ Capital Trust I or ANZ Capital Trust II (the “Trusts”). Investors have the option to redeem the US Trust Security from the Trusts and hold the underlying stapled security.

The issue was made in two tranches:

•

USD750 million tranche with a coupon of 5.36% and was issued through ANZ Capital Trust II. After 15 December 2013 and at any coupon date thereafter, ANZ has the discretion to redeem the US Trust Securities for cash. If it does not exercise this discretion, the investor is entitled to require ANZ to exchange the US Trust Security into a number of ANZ ordinary shares based on the formula in the offering memorandum at a 5% discount.

•

USD350 million tranche with a coupon of 4.48% and was issued through ANZ Capital Trust I. It had the same conversion and redemption features as the USD750 million tranche but from 15 January 2010. The Company redeemed the USD350 million tranche of US Trust Securities on 15 January 2010 at par.

Distributions on US Trust Securities are non-cumulative and are payable half yearly in arrears and are funded by payments received by the respective Trusts on the underlying note. Distributions are subject to certain payment tests (i.e. APRA requirements and distributable profits being available). Distributions are expected to be payable on 15 June and 15 December of each year. Dividends are not payable on the preference share while it is stapled to the note. If distributions are not paid on the US Trust Securities, the Group may not pay dividends or distributions, or return capital on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

At any time in the Company’s discretion or upon the occurrence of certain other “conversion events”, such as the failure of the respective Trust to pay in full a distribution within seven business days of the relevant distribution payment date, the notes that are represented by the relevant US Trust Securities will be automatically assigned to a subsidiary of the Company and the preference shares that are represented by the relevant US Trust Securities will be distributed to investors in redemption of such US Trust Securities. The distributed preference shares will immediately become dividend paying and holders will receive non-cumulative dividends equivalent to the scheduled payments in respect of the US Trust Securities for which the preference shares were distributed. If the US Trust Securities are not redeemed or bought back prior to the 15 December 2053, they will be converted into preference shares, which in turn will be mandatorily converted into a variable number of ANZ ordinary shares based upon the formula in the offering memorandum.

The preference shares forming part of the US Trust Securities rank equally with the ANZ CPS1 and ANZ CPS2 and the preference shares issued in connection with the UK Stapled Securities, and Euro Trust Securities in all respects. Except in limited circumstances, holders of US Trust Securities do not have any right to vote in general meetings of the Company.

On winding up of the Company, the rights of US Trust Security holders will be determined by the preference share component of US Trust Security. These preference shares rank behind all depositors and creditors, but ahead of ordinary shareholders.

The US Trust Securities qualify as Innovative Residual Tier 1 capital as defined by APRA.

UK STAPLED SECURITIES

On 15 June 2007, the Company issued 9,000 non-cumulative, mandatory convertible stapled securities (“UK Stapled Securities”) at £50,000 each pursuant to a prospectus dated 12 June 2007 raising £450 million. UK Stapled Securities comprise two fully paid securities – an interest paying unsecured subordinated £50,000 note issued by the Company through its New York Branch and a £50,000 preference share issued by the Company, which are stapled together.

Distributions on UK Stapled Securities are non-cumulative and are payable half yearly in arrears at a fixed rate of 6.54% (until converted into ANZ ordinary shares or the rate is reset as provided in the prospectus). Distributions are subject to certain payment tests (including APRA requirements and distributable profits being available). Distributions are expected to be payable on 15 June and 15 December of each year. Dividends are not payable on a preference share while it is stapled to a note. If distributions are not paid on UK Stapled Securities, the Group may not pay dividends or distributions, or return capital, on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

At any time in the Company’s discretion or upon the occurrence of certain other events, such as the commencement of proceedings for the winding up of the Company, the note component of the UK Stapled Security will be assigned to the Company and the holder will retain only the preference share component of the UK Stapled Security.

On 15 June 2012 (“conversion date”), or an earlier date under certain circumstances, UK Stapled Securities will mandatorily convert into a variable number of ANZ ordinary shares determined in accordance with the formula in the prospectus at a 5% discount. The mandatory conversion to ANZ ordinary shares is however deferred for five years if the conversion tests set out in the prospectus are not met.

The preference shares forming part of the UK Stapled Securities rank equally with the ANZ CPS1 and ANZ CPS2 and the preference shares issued in connection with US Trust Securities, and Euro Trust Securities. Except in limited circumstances, holders of UK Stapled Securities do not have any right to vote in general meetings of the Company.

As noted above, in a winding up of the Company, the note component of the UK Stapled Security will be assigned to the Company and the holder will retain only the preference share component of the UK Stapled Security. Accordingly, the rights of investors in UK Stapled Securities in a winding up of the Company are the rights conferred by the preference share component of UK Stapled Securities. These preference shares rank behind all depositors and creditors, but ahead of ordinary shareholders.

The UK Stapled Securities qualify as Non-innovative Residual Tier 1 capital as defined by APRA.

130 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

27: Loan Capital (continued)

ANZ CONVERTIBLE PREFERENCE SHARES (ANZ CPS)

On 30 September 2008, the Company issued 10.8 million convertible preference shares (“ANZ CPS1”) at $100 each pursuant to a prospectus dated 4 September 2008 raising $1,081 million (excluding issue costs of $13 million: net raising of $1,068 million). On 17 December 2009, the Company issued 19.7 million convertible preference shares (“ANZ CPS2”, together with ANZ CPS1 the “ANZ CPS”) at $100 each pursuant to a prospectus dated 18 November 2009 raising $1,969 million (excluding issue costs of $24 million: net raising of $1,945 million). ANZ CPS are fully-paid, preferred, non-cumulative mandatorily convertible preference shares. ANZ CPS are listed on the Australian Stock Exchange.

Distributions on ANZ CPS are non-cumulative and are payable quarterly in arrears on each 15 December, 15 March, 15 June, 15 September and will be franked in line with the franking applied to ANZ ordinary shares. The distribution will be based on a floating distribution rate equal to the aggregate of the 90 day bank bill rate plus a 250 basis point margin (in the case of ANZ CPS1) and 310 basis point margin (in the case of ANZ CPS2), multiplied by one minus the Australian tax rate. At each quarter, the 90 day bank bill rate is reset for the next quarter. Should the distribution not be fully franked, the terms of the security provide for a cash gross up for the amount of the franking benefit not provided. Distributions are subject to the absolute discretion of the Board of Directors of the Company and certain payment tests (including APRA requirements and distributable profits being available). If distributions are not paid on ANZ CPS, the Group may not pay dividends or distributions, or return capital on ANZ ordinary shares or any other share capital or security ranking equal or junior to the ANZ CPS (subject to certain exceptions).

On 16 June 2014 (in the case of ANZ CPS1) or 15 December 2016 (in the case of ANZ CPS2) (each a ‘conversion date’), or an earlier date under certain circumstances, the relevant ANZ CPS will mandatorily convert into a variable number of ANZ ordinary shares determined in accordance with the formula in the prospectus based on $100 divided by the average market price of ordinary shares over a 20 day trading period ending at the conversion date less a 2.5% discount (in the case of ANZ CPS1) or 1.0% discount (in the case of ANZ CPS2). The mandatory conversion to ANZ ordinary shares is however deferred for a quarter if the conversion tests set out in the prospectus are not met.

The ANZ CPS rank equally with each other and the preference shares issued in connection with US Trust Securities, UK Stapled Securities and Euro Trust Securities. Except in limited circumstances, holders of ANZ CPS do not have any right to vote in general meeting of the Company.

In a winding up of the Company, the ANZ CPS rank behind all depositors and creditors, but ahead of ordinary shareholders.

ANZ CPS qualify as Non-innovative Residual Tier 1 capital as defined by APRA.

Financial Report 131

NOTES TO THE FINANCIAL STATEMENTS

28: Share Capital

	The Company
Numbers of issued shares	2010	2009
Ordinary shares each fully paid	2,559,662,425	2,504,540,925
Preference shares each fully paid	500,000	500,000

Total number of issued shares	2,560,162,425	2,505,040,925

ORDINARY SHARES

Ordinary shares have no par value and entitle holders to receive dividends payable to ordinary shareholders and to participate in the proceeds available to ordinary shareholders on winding up of the Company in proportion to the number of fully paid ordinary shares held.

On a show of hands every holder of fully paid ordinary shares present at a meeting in person or by proxy is entitled to one vote, and upon a poll one vote for each share held.

	The Company
Numbers of issued shares	2010	2009
Balance at start of the year	2,504,540,925	2,040,656,484
Bonus option plan[1]	2,481,103	3,928,449
Dividend Reinvestment Plan[1]	46,750,640	52,386,890
Dividend Reinvestment Plan underwriting	—	75,000,000
ANZ employee share acquisition plan	3,810,413	6,224,007
ANZ share option plan[2]	2,079,344	818,805
Share placement and Share Purchase Plan[3,4,5]	—	325,526,290

Balance at end of year	2,559,662,425	2,504,540,925

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Ordinary share capital
Balance at start of the year	19,151	12,589	19,151	12,589
Dividend Reinvestment Plan[1]	1,007	742	1,007	742
Dividend Reinvestment Plan underwriting	—	1,046	—	1,046
ANZ employee share acquisition plan[2]	129	99	129	99
Treasury shares[6]	(78)	—	(78)	—
INGA Treasury shares[7]	(360)	—	—	—
ANZ share option plan[2]	37	14	37	14
Share placement and Share Purchase Plan[3,4,5]	—	4,661	—	4,661

Balance at end of year	19,886	19,151	20,246	19,151

1	Refer to note 7 for details of plan.
2	Refer to note 46 for details of plan.
3	On 3 June 2009, shares were issued under a placement to institutions and sophisticated and professional investors. The share placement was made at a fully underwritten offer price of $14.40 per share. The placement was underwritten by Deutsche Bank AG, Sydney Branch, J.P Morgan Australia Limited and UBS AG, Australia Branch.
4	On 13 July 2009 shares were issued to eligible shareholders in accordance with the terms and conditions of the Share Purchase Plan released to the ASX on 10 June 2009. The shares were issued at a price of $14.40 per share.
5	Includes capital raising costs of $25 million.
6	Includes on-market purchase of shares for settlement of amounts due under share-based compensation plans. In addition, 3,740,873 shares were issued during the September 2010 year to the Group’s Employee Share Trust for settlement of amounts due under share-based compensation plans (2009: 5,948,457). As at 30 September 2010, there were 11,472,666 Treasury shares outstanding (2009: 7,721,314).
7	ANZ acquired INGA on 30 November 2009. INGA treasury shares include shares held in statutory funds as assets backing policyholder liabilities. INGA treasury shares outstanding as at 30 September 2010 were 16,710,967.

132 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

28: Share Capital (continued)

PREFERENCE SHARES

Euro Trust Securities

On 13 December 2004, the Company issued 500,000 Euro Floating Rate Non-cumulative Trust Securities (“Euro Trust Securities”) at €1,000 each pursuant to the offering circular dated 9 December 2004, raising $871 million (at the spot rate at the date of issue, net of issue costs). Euro Trust Securities comprise two fully paid securities – an interest paying unsecured note (issued by ANZ Jackson Funding PLC, a United Kingdom subsidiary of the Company) and a fully paid, €1,000 preference share (issued by the Company), which are stapled together and issued as a Euro Trust Security by ANZ Capital Trust III (the Trust). Investors have the option to redeem the Euro Trust Security from the Trust and hold the underlying stapled security.

Distributions on Euro Trust Securities are non-cumulative and are payable quarterly in arrears and are funded by payments received by the Trust on the underlying note and/or preference share. The distribution is based upon a floating distribution rate equal to the 3 month EURIBOR rate plus a 66 basis point margin up until 15 December 2014, after which date the distribution rate is the 3 month EURIBOR rate plus a 166 basis point margin. At each payment date the 3 month EURIBOR rate is reset for the next quarter. Distributions are subject to certain payment tests (i.e. APRA requirements and distributable profits being available). Distributions are expected to be payable on 15 March, 15 June, 15 September and 15 December of each year. Dividends are not payable on the preference shares while they are stapled to the note, except for the period after 15 December 2014 when the preference share will pay 100 basis points to fund the increase in the margin. If distributions are not paid on Euro Trust Securities, the Group may not pay dividends or distributions, or return capital on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

At any time at ANZ’s discretion or upon the occurrence of certain other “conversion events”, such as the failure of the Trust to pay in full a distribution within seven business days of the relevant distribution payment date or the business day prior to 15 December 2053, the notes that are represented by the relevant Euro Trust Securities will be automatically assigned to a branch of the Company and the fixed number of preference shares that are represented by the relevant Euro Trust Securities will be distributed to investors in redemption of such Euro Trust Securities. The distributed preference shares will immediately become dividend paying and holders will receive non-cumulative dividends equivalent to the scheduled payments in respect of the Euro Trust Securities for which the preference shares were distributed.

The preference shares forming part of each Euro Trust Security rank equally with the ANZ CPS1 and ANZ CPS2 and the preference shares issued in connection with the US Trust Securities and UK Stapled Securities in all respects. Except in limited circumstances, holders of Euro Trust Securities do not have any right to vote in general meetings of the Company.

On winding up of the Company, the rights of Euro Trust Security holders will be determined by the preference share component of the Euro Trust Security. These preference shares rank behind all depositors and creditors, but ahead of ordinary shareholders.

The transaction costs arising on the issue of these instruments were recognised directly in equity as a reduction to the proceeds of the equity instruments to which the costs relate.

Euro Trust Securities qualify as Innovative Residual Tier 1 Capital as defined by APRA.

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Preference share balance at start of year
– Euro Trust Securities	871	871	871	871

Preference share balance at end of year
– Euro Trust Securities	871	871	871	871

Financial Report 133

NOTES TO THE FINANCIAL STATEMENTS

29: Reserves and Retained Earnings

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
a) Foreign currency translation reserve
Balance at beginning of the year	(1,725)	(816)	(436)	(153)
Currency translation adjustments, net of hedges after tax	(1,017)	(909)	(337)	(283)

Total foreign currency translation reserve	(2,742)	(1,725)	(773)	(436)

b) Share option reserve[1]
Balance at beginning of the year	69	83	69	83
Share-based payments	7	9	7	9
Transfer of options lapsed to retained earnings[2]	(12)	(23)	(12)	(23)

Total share option translation reserve	64	69	64	69

c) Available-for-sale revaluation reserve
Balance at beginning of the year	(41)	(88)	(18)	(56)
Valuation gain/(loss) recognised after tax	112	29	45	20
Cumulative (gain)/loss transferred to the income statement	9	18	(22)	18

Total available-for-sale revaluation reserve	80	(41)	5	(18)

d) Hedging reserve
Balance at beginning of the year	(90)	79	(109)	51
Gains/(loss) recognised after tax	138	(106)	84	(97)
Transfer (to)/from income statement	(37)	(63)	(48)	(63)

Total hedging reserve	11	(90)	(73)	(109)

Total reserves	(2,587)	(1,787)	(777)	(494)

1	Further information about share based payments to employees is disclosed in note 46 to the financial statements.
2	The transfer of balances from the share option and capital reserves to retained earnings represent items of a distributable nature.

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Retained earnings
Balance at beginning of the year	14,129	13,772	9,950	10,207
Profit attributable to shareholders of the Company	4,501	2,943	4,428	2,285
Transfer of options lapsed from share option reserve[1,2]	12	23	12	23
Actuarial gain/(loss) on defined benefit plans after tax[3]	(4)	(124)	(18)	(113)
Adjustments to opening Retained Earnings on adoption of revised accounting standard AASB 3R	(39)	—	(39)	—
Ordinary share dividend paid	(2,667)	(2,452)	(2,667)	(2,452)
Preference share dividend paid	(11)	(33)	—	—

Retained earnings at end of year	15,921	14,129	11,666	9,950

Total reserves and retained earnings	13,334	12,342	10,889	9,456

1	Further information about share based payments to employees is disclosed in note 46 to the financial statements.
2	The transfer of balances from the share option, general and capital reserves to retained earnings represent items of a distributable nature.
3	ANZ has taken the option available under AASB 119 to recognise actuarial gains/losses on defined benefit superannuation plans directly in retained profits (refer note 1 F(vi) and note 45).

134 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

29: Reserves and Retained Earnings (continued)

a) Foreign currency translation reserve

The translation reserve comprises exchange differences, net of hedges, arising on translation of the financial statements of foreign operations, as described in note 1 A(viii). When a foreign operation is sold, attributable exchange differences are recognised in the Income Statement.

b) Share option reserve

The share option reserve arises on the grant of share options to selected employees under the ANZ share option plan. Amounts are transferred out of the reserve and into share capital when the options are exercised. Refer to note 1 C(iii).

c) Available-for-sale revaluation reserve

Changes in the fair value and exchange differences on the revaluation of available-for-sale financial assets are taken to the available-for-sale revaluation reserve. Where a revalued available-for-sale financial asset is sold, that portion of the reserve which relates to that financial asset, is realised and recognised in the Income Statement. Where the available-for-sale financial asset is impaired, that portion of the reserve which relates to that asset is recognised in the Income Statement. Refer to note 1 E(iii).

d) Hedging reserve

The hedging reserve represents hedging gains and losses recognised on the effective portion of cashflow hedges. The cumulative deferred gain or loss on the hedge is recognised in the Income Statement when the hedged transaction impacts the Income Statement. Refer to note 1 E(ii).

30: Non controlling interests

	Consolidated
	2010	2009
	$m	$m
Share capital	36	39
Retained profit	28	26

Total non-controlling interests	64	65

Financial Report 135

NOTES TO THE FINANCIAL STATEMENTS

31: Capital Management

ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders. This involves the on-going review and Board approval of the level and composition of the Group’s capital base, assessed against the following key policy objectives:

•

Regulatory compliance such that capital levels exceed APRA’s, ANZ’s primary prudential supervisor, minimum prudential capital ratios (PCRs) both at Level 1 (the Company and specified subsidiaries) and Level 2 (ANZ consolidated under Australian prudential standards);

•

Capital levels are aligned with the risks in the business and to meet strategic and business development plans through ensuring that available capital (i.e. shareholders’ equity including preference shares and Tier 1 loan capital) exceeds the level of Economic Capital required to support the Ratings Agency ‘default frequency’ confidence level for a “AA” credit rating category bank. Economic Capital is an internal estimate of capital levels required to support risk and unexpected losses above a desired target solvency level;

•

Capital levels are commensurate with ANZ maintaining its preferred “AA” credit rating category for senior long-term unsecured debt given its risk appetite outlined in its strategic plan. ANZ’s risk appetite is the level of risk ANZ is prepared to accept in order to achieve its strategic objectives, expressed quantitatively in terms of limits and tolerances that provides a scale against which the Board and management can review ANZ’s risk profile, and directs Regions in the execution of their strategic objectives; and

•	An appropriate balance between maximising shareholder returns and prudent capital management principles.

The Group achieves these objectives through an Internal Capital Adequacy Assessment Process (ICAAP) whereby the Group conducts detailed strategic and capital planning over a medium term time horizon.

Annually, ANZ conducts a detailed strategic planning process over a three year time horizon, the outcomes of which are embodied in the Strategic Plan. This process involves forecasting key economic variables which Regions use to determine key financial data for their existing business. New strategic initiatives to be undertaken over the planning period and their financial impact are then determined. These processes are used for the following:

•

Review capital ratios, targets, and levels of different classes of capital against the Group’s risk profile and risk appetite outlined in the Strategic Plan. The Group’s capital targets reflect the key policy objectives above, and the desire to ensure that under specific stressed economic scenarios that capital levels are sufficient to remain above both Economic Capital and PCR requirements.

•

Stress tests are performed under different economic conditions to ensure a comprehensive review of the Group’s capital position both before and after mitigating actions. The stress tests determine the level of additional capital (i.e. the ‘capital buffer’ above Pillar 1 minimum capital) needed to absorb losses that may be experienced during an economic downturn.

•

Stress testing is integral to strengthening the predictive approach to risk management and is a key component in managing risks, asset writing strategies and business strategies. It creates greater understanding of the impacts on financial performance through modelling relationships and sensitivities between geographic, industry and business unit exposures under a range of macro economic scenarios. ANZ has a dedicated stress testing team within Risk Management that models and reports to management and the Board’s Risk Committee on a range of scenarios and stress tests.

Results are subsequently used to:

•	recalibrate the Group’s management targets for minimum and operating ranges for its respective classes of capital such that the Group will remain compliant with APRA’s PCRs; and

•	identify the level of organic capital generation and hence determine current and future capital requirements for the Company (Level 1) and the Group (Level 2).

From these processes, a Capital Plan is developed and approved by the Board which identifies the capital issuance and maturity profile, options around capital products, timing, markets and strategies under differing market and economic conditions.

The Capital Plan is maintained and updated through a monthly review of forecast financial performance, economic conditions and development of business initiatives and strategies. The Board and senior management are provided with monthly updates of the Group’s capital position. Any actions required to ensure ongoing prudent capital management are submitted to the Board for approval.

Regulatory environment

The Group’s regulatory capital calculation is governed by APRA’s Prudential Standards which adopt a risk-based capital assessment framework based on the Basel II capital measurement standards. This risk-based approach requires eligible capital to be divided by total risk weighted assets (RWAs), with the resultant ratio being used as a measure of a bank’s capital adequacy. APRA determines PCRs for Tier 1 and Total Capital, with capital as the numerator and RWAs as the denominator.

To ensure that Authorised Deposit-taking Institutions (ADIs) are adequately capitalised on both a stand-alone and group basis, APRA adopts a tiered approach to the measurement of an ADI’s capital adequacy by assessing the ADIs financial strength at three levels:

•	Level 1 – the ADI on a stand-alone basis (i.e. the Company and approved subsidiaries which are consolidated to form the ADIs’ Extended Licensed Entity);

•	Level 2 – the consolidated banking group (i.e. the consolidated financial group less certain subsidiaries and associates excluded under the prudential standards); and

•	Level 3 – the conglomerate group at the widest level.

ANZ is a Level 1 and Level 2 reporter and measures capital adequacy monthly on a Level 1 and Level 2 basis, and is not required to report on a Level 3 basis.

Regulatory capital is divided into Tier 1, carrying the highest capital elements, and Tier 2, which has lower capital elements, but still adds to the overall strength of the ADI.

Tier 1 capital is comprised of ‘Fundamental’ capital, ‘Residual’ capital, and Tier 1 deductions. Fundamental capital comprises shareholder’s equity adjusted for items which APRA does not allow as regulatory capital or classifies as lower forms of regulatory capital. Fundamental capital includes the following significant adjustments:

•	Reserves exclude the hedging reserve and available-for-sale revaluation reserve, and reserves of insurance and funds management subsidiaries and associates;

•

Retained earnings excludes retained earnings of insurance and funds management subsidiaries and associates, but includes capitalised deferred fees forming part of loan yields that meet the criteria set out in the prudential standard; and

136 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

31: Capital Management (continued)

•

Current year net of tax earnings is net of any interim and special dividends paid during the current year and the expected final dividend payment, net of the expected dividend reinvestment under the Dividend Reinvestment Plan and Bonus Option Plan, and excludes profits of insurance and funds management subsidiaries and associates.

Residual capital covers Non-innovative and Innovative hybrid Tier 1 instruments with limits restricting the volume that can be counted as Tier 1 capital.

Tier 1 deductions include amounts deducted solely from Tier 1, mainly intangible assets i.e. goodwill, acquired portfolio of insurance/ investment business and capitalised software; capitalised brokerage and borrowing expenses; and net deferred tax assets; and deductions taken 50% from Tier 1 and 50% from Tier 2, which mainly include the tangible component of investment in other subsidiaries and associates regulated by APRA, or their overseas equivalent, and the amount of Expected Losses (EL) in excess of Eligible Provisions for Loan Losses (net of tax).

Tier 2 capital is comprised of Upper and Lower Tier 2 capital less capital deductions taken 50% from Tier 2 capital. Upper Tier 2 capital mainly comprises perpetual subordinated debt instruments, whilst Lower Tier 2 includes dated subordinated debt instruments which have a minimum term of five years.

Total Capital is the sum of Tier 1 capital and Tier 2 capital.

In addition to the prudential capital oversight that APRA conducts over the Company and the Group, the Company’s branch operations and major banking subsidiary operations are overseen by local regulators such as the Reserve Bank of New Zealand, the US Federal Reserve and the UK Financial Services Authority who may impose minimum capitalisation rates on those operations.

Throughout the financial year, the Company and the Group maintained compliance with the minimum Tier 1 and Total Capital ratios set by APRA and the US Federal Reserve as well as applicable capitalisation rates set by regulators in countries where the Company operates branches and subsidiaries.

Regulatory change

The Basel Committee on Banking Supervision has released a series of consultation papers (Basel III) containing a number of proposals to strengthen the global capital and liquidity framework to improve the banking sector’s ability to absorb shocks arising from financial and economic stress.

The consultation papers aim to increase the quality, quantity, consistency and transparency of the capital base, whilst strengthening the risk coverage of the capital framework by:

•	Increasing the minimum level of capital, with new minimum capital targets for Core Tier 1 (4.5%), Tier 1 (6.0%) and Total Capital (8.0%) to be phased in between 2013 and 2015;

•

Increasing the capital buffers that banks are required to hold for stress scenarios and to dampen the impact of pro-cyclical elements of the prudential regulations. A capital conservation buffer of 2.5% and a counter-cyclical buffer of 0.0% to 2.5% will be phased in between 2016 and 2019. Failure to maintain the full capital buffers will result in limitations on the amount of current year earnings that can be paid as discretionary bonuses and to Tier 1 and Tier 2 investors as coupons and capital returns;

•	Increasing Tier 1 deductions, although a number of the proposals are consistent with the current APRA prudential standards;

•

Increasing the focus on Fundamental Tier 1 capital and tightening the regulations for Residual Tier 1 and Tier 2 capital instruments including a proposal that at the time of ‘non-viability’, these instruments will be written off, with any potential compensation for investors limited to an issuance of ordinary shares. Existing Tier 1 and Tier 2 instruments that do not have these requirements will be phased out between 2013 and 2022. These proposals are to be supplemented, by yet to be released details around ‘contingent capital’ and ‘bail in’ instruments, which may not initially be prudential capital, but are converted in part or in full into Fundamental Tier 1 capital at predetermined trigger points;

•

Supplementing the risk adjusted capital ratio targets with the introduction of a minimum leverage ratio (Tier 1 capital divided by Adjusted Total Assets including off balance sheet exposures) of 3.0% between 2013 and 2018.

•	Introducing measures (yet to be released) to address the impact of system risk and inter connectedness risk;

•	Improving transparency of reporting capital ratio calculations in the financial statements; and

•	Increasing the capital requirements for traded market risk, credit risk, and securitisation transactions.

The Basel Committee is expected to finalise the majority of the reforms by the end of 2010, for implementation between 2012 and 2019. Following the release of the final reforms by the Basel Committee, ANZ expects APRA to engage the Australian banking and insurance industry ahead of the development and implementation of revised Australian prudential standards. It is not possible to accurately determine the impacts associated with these reforms on ANZ, including revised operating capital targets, until APRA’s position is finalised.

Financial Report 137

NOTES TO THE FINANCIAL STATEMENTS

31: Capital Management (continued)

The table below provides the composition of capital used for regulatory purposes and capital adequacy ratios.

	2010 $m	2009 $m
Regulatory Capital – Qualifying Capital
Tier 1
Shareholders’ equity and non-controlling interests	34,155	32,429
Prudential adjustments to shareholders’ equity	(2,840)	(2,341)

Fundamental Tier 1 capital	31,315	30,088
Non-innovative Tier 1 capital instruments	3,787	1,901
Innovative Tier 1 capital instruments	1,646	2,122

Gross Tier 1 capital	36,748	34,111

Deductions[1]	(10,057)	(7,492)

Tier 1 capital	26,691	26,619

Tier 2
Upper Tier 2 capital	1,223	1,390
Subordinated notes[2]	6,619	9,082
Deductions	(3,026)	(2,661)

Tier 2 capital	4,816	7,811

Total qualifying capital	31,507	34,430

Capital adequacy ratios
Core Tier 1	8.0%	9.0%
Tier 1	10.1%	10.6%
Tier 2	1.8%	3.1%

Total	11.9%	13.7%

1	Includes goodwill (excluding OnePath (formerly INGA) and ING New Zealand) of $2,910 million (2009: $2,999 million) and $2,043 million intangible component of investment in OnePath (formerly INGA) and ING New Zealand.
2	For capital adequacy calculation, subordinated note issues are reduced by 20% of the original amount over the last four years to maturity and are limited to 50% of Tier 1 capital.

Regulatory environment – Insurance and Funds management Business

Under APRA’s Prudential Standards, life insurance and funds management activities are de-consolidated for the purposes of calculating capital adequacy and excluded from the risk based capital adequacy framework for the ANZ Level 2 Group. The intangible component of the investment in these controlled entities is deducted from Tier 1 capital with the balance of the investment deducted 50% from Tier 1 and 50% from Tier 2 capital. Additionally any profits from these activities included in the Group’s results are excluded from the determination of Tier 1 capital to the extent they have not been remitted to the Level 2 Group.

The Group’s life insurance business in Australia is regulated by APRA as a separate business. The Life Act includes a two tiered framework for the calculation of regulatory capital requirements for life insurance companies – “solvency” and “capital adequacy”. There are no regulatory capital requirements for life insurance companies in New Zealand. The Group determines the minimum capital requirements for its New Zealand life insurance business according to the professional standard, “Solvency Reserving for Life Insurers”, issued by the New Zealand Society of Actuaries.

Fund managers in Australia are subject to “Responsible Entity” regulation by the Australian Securities and Investment Commission (“ASIC”). The regulatory capital requirements vary depending on the type of Australian Financial Services Licence or Authorised Representatives’ Licence held, but a requirement of up to $5 million of net tangible assets applies.

APRA supervises approved trustees of superannuation funds and requires them to also maintain net tangible assets of at least $5 million. These requirements are not cumulative where an entity is both an approved trustee for superannuation purposes and a responsible entity.

The Group’s insurance and funds management companies held assets in excess of regulatory capital requirements at 30 September 2010.

138 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

32: Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets

Assets charged as security for liabilities

The following assets are pledged as collateral:

•	Mandatory reserve deposits with local central banks in accordance with statutory requirements. These deposits are not available to finance the Group’s day to day operations.

•

Securities provided as collateral for liabilities in standard lending, and stock borrowing and lending activities. These transactions are conducted under terms that are customary to standard lending, and stock borrowing and lending activities.

•

Debenture undertakings covering the assets of Esanda Finance Corporation Limited (Esanda) and its subsidiaries and UDC Finance Limited (UDC). The debenture stock of Esanda and its subsidiaries and UDC is secured by a trust deed and collateral debentures, giving floating charges upon the undertaking of all the tangible assets of the entity, other than land and buildings. All controlled entities of Esanda and UDC have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda and UDC respectively. The only loans pledged are those in UDC and its subsidiaries.

•

Cash placed on deposit with a third party that is provided as collateral for a liability in a structured funding transaction. The funding was raised through a subsidiary, and to achieve more favourable pricing terms, ANZ provided cash collateral, given by the Company.

•	Collateral provided to central banks.

The carrying amounts of assets pledged as security are as follows:

	Consolidated				The Company
	Carrying Amount		Related Liability		Carrying Amount		Related Liability
	2010 $m	2009 $m	2010 $m	2009 $m	2010 $m	2009 $m	2010 $m	2009 $m
Regulatory deposits	1,056	509	n/a	n/a	616	330	n/a	n/a
Securities sold under arrangements to repurchase	1,977	3,586	1,844	3,586	1,822	1,974	1,675	1,974
Assets pledged as collateral under debenture undertakings	2,695	4,665	1,545	3,398	—	—	—	—
Cash deposited in structured funding transaction	840	1,080	2,000	2,006	840	1,080	—	—
Other	153	97	—	—	153	97	—	—

Collateral accepted as security for assets

ANZ has accepted cash as collateral on securities loaned to other parties.

ANZ has received securities that it is permitted to sell or re-pledge without the event of default by a counterparty. Where the received securities are sold or re-pledged to third parties, ANZ is obliged to return equivalent securities. These transactions are conducted under terms that are customary to standard stock borrowing and lending activities.

ANZ has received collateral as part of entering reverse repurchase agreements. These transactions are governed by standard industry agreements.

The fair value of collateral received and provided is as follows:

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Securities lending activities[1]
Cash collateral received on securities loaned	—	746	—	746
Fair value of lent securities	—	740	—	740

Equity financing activities[1]
Cash collateral received on securities borrowed	—	—	—	—
Fair value of received securities	—	—	—	—

Collateral received on standard repurchase agreement
Fair value of assets which can be sold	7,756	5,700	7,554	4,811
Amount of collateral that has been resold	1,196	3,340	1,011	2,488

1	Details of collateral agreements for derivatives are included in note 12.

Financial Report 139

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management

STRATEGY IN USING FINANCIAL INSTRUMENTS

Financial instruments are fundamental to the Group’s business, constituting the core element of its operations. Accordingly, the risks associated with financial instruments are a significant component of the risks faced by the Group. Financial instruments create, modify or reduce the credit, market (including traded or fair value risks and non-traded or interest and foreign currency related risks) and liquidity risks of the Group’s balance sheet. These risks, and the Group’s objectives, policies and processes for managing and methods used to measure such risks are outlined below.

CREDIT RISK

Credit risk is the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract. The Group assumes credit risk in a wide range of lending and other activities in diverse markets and in many jurisdictions. Credit risks arise not only from traditional lending to customers, but also from inter-bank, treasury, international trade and capital market activities around the world.

The Group has an overall objective of sound growth for appropriate returns. The credit risk principles of the Group are set by the Board and are implemented and monitored within a tiered structure of delegated authority designed to oversee multiple facets of credit risk, including business writing strategies, credit policies/controls, portfolio monitoring and risk concentrations.

CREDIT RISK MANAGEMENT OVERVIEW

The credit risk management framework ensures a consistent approach is applied across the Group in measuring, monitoring and managing the credit risk appetite set by the Board.

The Board is assisted and advised by the Board Risk Committee in discharging its duty to oversee credit risk. The Board Risk Committee sets the credit risk appetite, credit principles and credit strategies, as well as approving credit transactions beyond the discretion of executive management.

Responsibility for the management and oversight of the credit risk framework (including the risk appetite) resides with the Credit and Market Risk Committee (CMRC), which is an executive management committee comprising senior risk, business and Group executives, chaired by the Chief Risk Officer (CRO).

Central to the Group’s management of credit risk is the existence of an independent credit risk management function that is staffed by risk specialists. Independence is achieved by having all credit risk staff ultimately report to the CRO, even where they are embedded in business units. The primary responsibility for prudent and profitable management of credit risk assets and customer relationships rests with the business units.

The authority to make credit decisions is delegated by the Board to the CEO who in turn delegates authority to the CRO. The CRO in turn delegates some of his credit discretion to individuals as part of a ‘cascade’ of authority from senior to the most junior credit officers. Individuals are required to complete appropriate ongoing accreditation training in order to be granted and retain a credit discretion. Credit discretions are reviewed on an annual basis, and may be varied based on the holder’s performance.

The Group has two main approaches to assessing credit risk arising from transactions:

•

The larger and more complex credit transactions are assessed on a judgemental credit basis. Rating models provide a consistent and structured assessment, with judgement required around the use of out-of-model factors. Credit approval for judgemental lending is typically on a dual approval basis, jointly by the business writer in the business unit and an independent credit officer.

•

Programmed credit assessment typically covers retail and some small business lending, and refers to the automated assessment of credit applications using a combination of scoring (application and behavioural), policy rules and external credit reporting information. This highly automated risk assessment process means that sole approval discretions are the norm, with assessors reviewing the decision tool recommendation.

Central and divisional credit risk teams perform key roles in portfolio management such as the development and validation of credit risk measurement systems, loan asset quality reporting, stress testing, and the development of credit policies. Credit policies and procedures cover all aspects of the credit life cycle such as transaction structuring, risk grading, initial approval, ongoing management and problem debt management, as well as specialist policy topics.

The Group’s grading system is fundamental to the management of credit risk, seeking to measure the probability of default (PD), the exposure at default (EAD) and the loss in the event of default (LGD) for all transactions.

From an operational perspective, the Group’s credit grading system has two separate and distinct dimensions that:

•

Measure the PD, which is expressed by a 27-grade Customer Credit Rating (CCR), reflecting the ability to service and repay debt. Within the programmed credit assessment sphere, the PD is typically expressed as a score which maps back to the PD.

•

Measure the LGD, which is expressed by a Security Indicator (SI) ranging from A to G. The SI is calculated by reference to the percentage of loan covered by security which can be realised in the event of default. The security-related SIs are supplemented with a range of other SIs to cover situations where ANZ’s LGD research indicates certain transaction characteristics have different recovery outcomes. Within the programmed credit assessment sphere, exposures are grouped into large homogenous pools – and the LGD is assigned at the pool level.

The development and regular validation of rating models is undertaken by specialist central risk teams. The outputs from these models drive many day-to-day credit decisions, such as origination, pricing, approval levels, regulatory capital adequacy, economic capital allocation and provisioning. The risk grading process includes monitoring of model-generated results to ensure appropriate judgement is exercised (such as overrides to take into account any out-of-model factors).

140 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

COLLATERAL MANAGEMENT

Collateral is used to mitigate credit risk, as the secondary source of repayment in case the counterparty cannot meet its contractual repayment obligations.

ANZ credit principles specify to only lend when the counterparty has the capacity and ability to repay, and the Group sets limits on the acceptable level of credit risk. Acceptance of credit risk is firstly based on the counterparty’s assessed capacity to meet contractual obligations (such as the scheduled repayment of principal and interest).

In certain cases, such as where the customer risk profile is considered very sound or by the nature of the product (for instance, small limit products such as credit cards), a transaction may not be supported by collateral. For some products, the collateral provided is fundamental to its structuring so is not strictly the secondary source of repayment. For example, lending secured by trade receivables is typically repaid by the collection of those receivables.

The most common types of collateral typically taken by ANZ include:

•	Security over residential, commercial, industrial or rural property;

•	Fixed and floating charges over business assets;

•	Security over specific plant and equipment;

•	Charges over listed shares, bonds or securities;

•	Charges over cash deposits; and

•	Guarantees and pledges.

Credit policy and procedures set out the acceptable types of collateral, as well as a process by which additional instruments and/or asset types can be considered for approval. ANZ’s credit risk modelling areas use historical internal loss data and other relevant external data to assist in determining the discount that each type would be expected to incur in a forced sale. The discounted value is used in the determination of the SI for LGD purposes.

In the event of customer default, any loan security is usually held as mortgagee in possession while the Group is actively seeking to realise it. Therefore the Group does not usually hold any real estate or other assets acquired through the enforcement of security.

The Group generally uses master agreements with its counterparties for derivatives activities. Generally, International Swaps and Derivatives Association (ISDA) master agreements will be used. Under the ISDA Master Agreement, if a default of counterparty occurs, all contracts with the counterparty are terminated. They are then settled on a net basis at market levels current at the time of default.

In addition to the terms noted above, ANZ’s preferred practice is to use a Credit Support Annex (CSA) to the ISDA master agreement. Under a CSA, open derivative positions with the counterparty are aggregated and cash collateral is exchanged daily. The collateral is provided by the counterparty that is out of the money. Upon termination of the trade, payment is required only for the final daily mark-to-market movement rather than the mark-to-market movement since inception.

CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk arise when a number of customers are engaged in similar business activities or activities within the same geographic region, or when they have similar risk characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

The Group monitors its portfolios, to identify and assess risk concentrations. The Group’s strategy is to maintain well-diversified credit portfolios focused on achieving an acceptable risk-return balance. Credit risk portfolios are actively monitored and frequently reviewed to identify, assess and guard against unacceptable risk concentrations. Concentration analysis will typically include geography, industry, credit product and risk grade. The Group also applies single customer counterparty limits to protect against unacceptably large exposures to single name risk. These limits are established based on a combination of factors including nature of counterparty, probability of default and collateral provided.

Financial Report 141

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Concentrations of credit risk analysis

Composition of financial instruments that give rise to credit risk by industry:

	Liquid assets and due from other financial		Trading and				Loans and advances and		Other financial		Credit related
	institutions		AFS[1] assets		Derivatives		acceptances		assets[2]		commitments[3]		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Australia
Agriculture, forestry fishing and mining	8	25	37	184	139	115	11,557	10,099	164	85	6,216	6,557	18,121	17,065
Business Services	49	22	5	14	67	51	5,200	5,507	74	46	2,669	3,181	8,064	8,821
Construction	2	—	21	9	95	21	4,586	4,519	65	38	3,978	3,625	8,747	8,212
Entertainment, Leisure and Tourism	—	—	46	182	289	246	5,456	5,395	77	46	2,402	2,684	8,270	8,553
Financial, Investment and Insurance	2,714	1,805	16,906	18,967	25,759	25,413	7,528	8,694	108	73	6,724	4,484	59,739	59,436
Government and
Official Institutions	7,067	4,691	14,159	10,054	184	124	133	142	2	1	198	279	21,743	15,291
Manufacturing	71	73	346	434	566	437	7,184	8,401	102	71	9,070	7,559	17,339	16,975
Personal Lending	—	—	—	—	—	—	175,662	158,750	2,495	1,339	36,155	31,565	214,312	191,654
Property Services	3	1	89	68	586	593	22,614	22,454	321	189	7,637	7,182	31,250	30,487
Retail Trade	5	18	132	180	160	156	8,412	8,633	119	73	3,462	3,656	12,290	12,716
Transport and Storage	3	8	80	133	289	302	4,847	4,525	69	38	2,737	2,367	8,025	7,373
Wholesale trade	164	149	8	—	392	323	5,519	5,935	78	50	5,250	5,696	11,411	12,153
Other	2	36	3,776	3,288	413	650	8,506	8,796	121	75	6,220	6,092	19,038	18,938

	10,088	6,829	35,605	33,513	28,939	28,431	267,204	251,850	3,795	2,124	92,718	84,927	438,349	407,673

New Zealand
Agriculture, forestry fishing and mining	37	38	1	—	96	71	14,529	16,835	108	185	1,097	1,195	15,868	18,324
Business Services	—	2	1	—	15	11	590	710	4	8	86	326	696	1,057
Construction	—	—	—	—	2	2	764	702	6	8	503	433	1,275	1,145
Entertainment, Leisure and Tourism	—	—	—	39	30	23	840	837	6	9	378	367	1,254	1,275
Financial, Investment and Insurance	1,376	3,668	2,383	3,396	5,361	6,287	1,369	1,074	181	12	898	994	11,568	15,431
Government and
Official Institutions	6	31	4,248	1,128	241	144	1,089	1,169	8	12	610	617	6,202	3,101
Manufacturing	42	66	15	1	93	79	2,364	2,307	18	26	1,460	731	3,992	3,210
Personal Lending	—	—	—	—	—	—	42,436	45,251	316	500	5,828	8,519	48,580	54,270
Property Services	24	2	—	—	46	30	5,794	6,817	43	75	869	1,135	6,776	8,059
Retail Trade	80	72	2	—	53	61	1,099	1,318	8	14	705	908	1,947	2,373
Transport and Storage	4	5	16	6	114	66	1,369	1,293	10	14	383	466	1,896	1,850
Wholesale trade	42	15	—	—	15	5	931	1,413	7	15	976	795	1,971	2,243
Other	—	5	159	32	256	145	1,187	1,125	10	13	1,382	808	2,994	2,128

	1,611	3,904	6,825	4,602	6,322	6,924	74,361	80,851	725	891	15,175	17,294	105,019	114,466

1	Available-for-sale assets.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities.

142 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due						Loans and		Other
	from other financial		Trading and				advances and		financial		Credit related
	institutions		AFS[1] assets		Derivatives		acceptances		assets[2]		commitments[3]		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Asia Pacific, Europe
& America
Agriculture, forestry fishing and mining	13	1	—	10	22	27	635	1,477	26	19	4,947	2,093	5,643	3,627
Business Services	—	—	—	3	2	1	629	524	26	7	896	479	1,553	1,014
Construction	6	—	—	40	16	7	232	207	10	3	1,506	923	1,770	1,180
Entertainment, Leisure and Tourism	—	—	—	—	3	8	756	681	31	9	323	401	1,113	1,099
Financial, Investment and Insurance	12,145	16,156	5,445	4,853	2,024	1,513	1,785	1,526	74	20	5,570	5,354	27,043	29,422
Government and
Official Institutions	80	220	5,558	3,863	1	—	331	321	14	4	1,231	1,085	7,214	5,493
Manufacturing	167	6	70	39	162	223	6,570	4,720	272	61	12,546	10,573	19,787	15,622
Personal Lending	2	—	—	—	—	—	4,246	2,355	176	30	5,700	460	10,124	2,845
Property Services	—	—	30	22	15	27	2,207	1,454	91	19	688	237	3,031	1,759
Retail Trade	—	—	5	—	2	1	653	360	27	5	316	303	1,003	669
Transport and Storage	13	—	1	93	50	26	1,627	1,477	67	19	806	732	2,564	2,346
Wholesale trade	63	5	1	—	88	63	3,004	2,064	124	27	6,079	4,584	9,359	6,742
Other	21	74	272	69	176	153	3,266	2,241	135	27	3,013	2,417	6,883	4,981

	12,510	16,462	11,382	8,992	2,560	2,049	25,941	19,406	1,073	250	43,621	29,641	97,087	76,800

Consolidated – aggregate
Agriculture, forestry fishing and mining	58	64	38	193	257	213	26,721	28,411	298	290	12,260	9,845	39,632	39,016
Business Services	49	23	5	17	84	63	6,419	6,741	104	61	3,651	3,986	10,313	10,892
Construction	8	—	21	49	113	30	5,582	5,428	81	49	5,987	4,981	11,792	10,537
Entertainment, Leisure and Tourism	—	—	46	221	322	277	7,052	6,913	114	64	3,103	3,452	10,637	10,927
Financial, Investment and Insurance	16,235	21,629	24,734	27,216	33,144	33,213	10,682	11,294	363	105	13,192	10,832	98,350	104,289
Government and Official Institutions	7,153	4,942	23,965	15,045	425	268	1,553	1,632	24	17	2,039	1,981	35,159	23,885
Manufacturing	280	145	431	474	821	739	16,118	15,428	392	158	23,076	18,863	41,118	35,807
Personal Lending	2	—	—	—	—	—	222,344	206,356	2,987	1,869	47,683	40,542	273,016	248,769
Property Services	27	3	119	90	647	650	30,615	30,725	455	283	9,194	8,554	41,057	40,305
Retail Trade	85	90	139	180	215	218	10,164	10,311	154	92	4,483	4,867	15,240	15,758
Transport and Storage	21	13	97	233	453	394	7,843	7,294	146	71	3,926	3,564	12,485	11,568
Wholesale trade	269	169	9	—	495	391	9,454	9,412	209	92	12,305	11,075	22,741	21,139
Other	23	115	4,207	3,389	846	948	12,959	12,162	266	115	10,615	9,318	28,915	26,047

Gross Total	24,209	27,194	53,812	47,107	37,821	37,404	367,506	352,107	5,593	3,265	151,514	131,862	640,455	598,939

Individual provision for credit impairment	—	—	—	—	—	—	(1,849)	(1,512)	—	—	(26)	(14)	(1,875)	(1,526)
Collective provision for credit impairment	—	—	—	—	—	—	(2,577)	(2,552)	—	—	(576)	(448)	(3,153)	(3,000)

	24,209	27,194	53,812	47,107	37,821	37,404	363,080	348,043	5,593	3,265	150,912	131,400	635,427	594,413

Income yet to mature	—	—	—	—	—	—	(2,262)	(2,372)	—	—	—	—	(2,262)	(2,372)
Capitalised brokerage/mortgage origination fees	—	—	—	—	—	—	600	560	—	—	—	—	600	560

	24,209	27,194	53,812	47,107	37,821	37,404	361,418	346,231	5,593	3,265	150,912	131,400	633,765	592,601

Excluded from analysis above[4]	2,793	3,108	445	459	—	—	—	—	—	—	—	—	3,238	3,567

	27,002	30,302	54,257	47,567	37,821	37,404	361,418 [5]	346,231 [5]	5,593	3,265	150,912	131,400	637,003	596,168

1	Available-for-sale assets.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
4	Equity instruments and cash are excluded from maximum exposure amount.
5	Excludes individual and collective provisions for credit impairment held in respect of Credit related commitments.

Financial Report 143

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due						Loans and		Other
	from other financial		Trading and				advances and		financial		Credit related
	institutions		AFS[1] assets		Derivatives		acceptances		assets[2]		commitments[3]		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Australia
Agriculture, forestry fishing and mining	8	24	37	29	139	114	9,677	10,073	92	68	6,022	6,550	15,975	16,858
Business Services	48	21	4	14	67	51	5,191	5,493	49	37	2,669	3,178	8,028	8,794
Construction	2	—	21	9	94	21	4,578	4,507	44	31	3,978	3,621	8,717	8,189
Entertainment, Leisure and Tourism	—	—	46	181	288	245	5,447	5,382	52	37	2,402	2,681	8,235	8,526
Financial, Investment and Insurance[4]	2,593	1,684	16,767	18,931	29,500	28,077	8,291	9,776	79	66	6,724	4,637	63,954	63,171
Government and Official Institutions	6,969	4,626	14,060	10,043	184	123	131	142	2	1	198	279	21,546	15,214
Manufacturing	70	72	344	434	567	435	7,174	8,371	68	57	9,070	7,551	17,293	16,920
Personal Lending	—	—	—	—	—	—	175,359	158,347	1,671	1,076	36,155	31,531	213,185	190,954
Property Services	3	1	88	67	586	590	22,575	22,397	215	152	7,637	7,167	31,104	30,374
Retail Trade	5	17	131	180	160	155	8,397	8,599	80	58	3,462	3,652	12,235	12,661
Transport and Storage	3	8	79	133	288	301	4,773	4,451	45	30	2,734	2,364	7,922	7,287
Wholesale trade	162	147	8	—	392	321	5,508	5,920	52	40	5,249	5,690	11,371	12,118
Other	2	36	3,621	3,286	413	648	8,480	8,771	82	61	6,217	6,089	18,815	18,891

	9,865	6,636	35,206	33,308	32,678	31,081	265,583	252,229	2,531	1,714	92,517	84,990	438,380	409,957

New Zealand
Agriculture, forestry fishing and mining	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Business Services	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Entertainment, Leisure and Tourism	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Financial, Investment and Insurance	—	—	—	—	381	28	—	—	—	—	—	—	381	28
Government and
Official Institutions	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Manufacturing	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Personal Lending	—	—	—	—	—	—	7,663	7,194	226	271	48	28	7,937	7,493
Property Services	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Retail Trade	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transport and Storage	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Wholesale trade	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	—	—	—	—	381	28	7,663	7,194	226	271	48	28	8,318	7,521

1	Available-for-sale assets.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
4	Includes amounts due from other Group entities.

144 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due						Loans and		Other
	from other financial		Trading and				advances and		financial		Credit related
	institutions		AFS[1] assets		Derivatives		acceptances		assets[2]		commitments[3]		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Asia Pacific, Europe & America
Agriculture, forestry fishing and mining	13	—	—	9	10	23	391	1,223	16	15	4,466	1,721	4,896	2,991
Business Services	—	—	—	3	1	1	442	318	18	4	837	432	1,298	758
Construction	1	—	—	38	7	6	104	89	4	1	1,448	917	1,564	1,051
Entertainment, Leisure and Tourism	—	—	—	—	1	7	585	423	24	5	284	366	894	801
Financial, Investment and Insurance[4]	11,383	15,643	5,031	4,476	897	1,403	1,555	1,271	68	17	5,242	5,199	24,176	28,009
Government and Official Institutions	68	197	4,388	2,522	—	—	277	255	12	3	1,186	1,086	5,931	4,063
Manufacturing	164	6	67	37	71	199	5,806	3,830	242	48	11,668	10,233	18,018	14,353
Personal Lending	2	—	—	—	—	—	2,961	1,340	123	17	4,856	66	7,942	1,423
Property Services	—	—	29	21	6	26	2,193	1,402	91	18	663	241	2,982	1,708
Retail Trade	—	—	5	—	1	—	437	162	18	2	247	201	708	365
Transport and Storage	13	—	1	88	22	24	1,329	1,052	55	13	715	700	2,135	1,877
Wholesale trade	54	5	1	—	38	60	2,599	1,617	108	20	5,666	4,294	8,466	5,996
Other	21	70	170	60	78	143	2,648	2,239	110	21	2,304	1,035	5,332	3,568

	11,719	15,921	9,692	7,254	1,132	1,892	21,327	15,221	889	184	39,582	26,491	84,341	66,963

The Company –aggregate
Agriculture, forestry fishing and mining	21	24	37	38	149	137	10,068	11,296	108	83	10,488	8,271	20,871	19,849
Business Services	48	21	4	17	68	52	5,633	5,811	67	41	3,506	3,610	9,325	9,552
Construction	3	—	21	47	101	27	4,682	4,796	48	32	5,426	4,538	10,281	9,240
Entertainment, Leisure and Tourism	—	—	46	181	289	252	6,032	5,805	76	42	2,686	3,047	9,129	9,327
Financial, Investment and Insurance[4]	13,976	17,327	21,798	23,407	30,778	29,508	9,846	11,047	147	83	11,966	9,836	88,511	91,208
Government and Official Institutions	7,038	4,823	18,448	12,565	184	123	408	397	14	4	1,384	1,365	27,477	19,277
Manufacturing	234	78	411	471	638	634	12,980	12,201	310	103	20,738	17,784	35,311	31,273
Personal Lending	2	—	—	—	—	—	185,983	166,881	2,020	1,364	41,059	31,625	229,064	199,870
Property Services	3	1	117	88	592	616	24,768	23,799	306	170	8,300	7,408	34,086	32,082
Retail Trade	5	17	135	180	161	155	8,834	8,761	98	60	3,709	3,853	12,943	13,026
Transport and Storage	16	8	80	221	310	325	6,102	5,503	100	43	3,449	3,064	10,057	9,164
Wholesale trade	216	152	9	—	430	381	8,107	7,537	160	60	10,915	9,984	19,837	18,114
Other	23	106	3,791	3,346	491	791	11,129	11,010	192	82	8,521	7,124	24,147	22,459

Gross Total	21,584	22,557	44,898	40,561	34,191	33,001	294,573	274,644	3,646	2,169	132,147	111,509	531,039	484,441

Individual provision for credit impairment	—	—	—	—	—	—	(1,253)	(1,050)	—	—	(20)	(12)	(1,273)	(1,078)
Collective provision for credit impairment	—	—	—	—	—	—	(1,950)	(1,886)	—	—	(436)	(352)	(2,386)	(2,511)

	21,584	22,557	44,898	40,561	34,191	33,001	291,370	271,708	3,646	2,169	131,691	111,145	527,380	481,141

Income yet to mature	—	—	—	—	—	—	(2,007)	(2,102)	—	—	—	—	(2,007)	(2,102)
Capitalised brokerage/mortgage origination fees	—	—	—	—	—	—	566	505	—	—	—	—	566	505

	21,584	22,557	44,898	40,561	34,191	33,001	289,929	270,111	3,646	2,169	131,691	111,145	525,939	479,544

Excluded from analysis above[5]	1,082	878	380	403	—	—	—	—	—	—	—	—	1,462	1,281

	22,666	23,435	45,278	40,964	34,191	33,001	289,929 [6]	270,111 [6]	3,646	2,169	131,691	111,145	527,401	480,825

1	Available-for-sale assets.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
4	Includes amounts due from other Group entities.
5	Equity instruments and cash are excluded from maximum exposure amount.
6	Excludes individual and collective provisions for credit impairment held in respect of Credit related commitments.

Financial Report 145

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

CREDIT QUALITY

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the tables below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following tables present the maximum exposure to credit risk of on-balance sheet and off-balance sheet financial assets before taking account of any collateral held or other credit enhancements.

					Maximum exposure
	Reported		Excluded[1]		to credit risk
	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m
Liquid assets	21,521	25,317	2,793	3,108	18,728	22,209
Due from other financial institutions	5,481	4,985	—	—	5,481	4,985
Trading securities	33,515	30,991	—	—	33,515	30,991
Derivative financial instruments	37,821	37,404	—	—	37,821	37,404
Available-for-sale assets	20,742	16,575	445	459	20,297	16,116
Net loans and advances and acceptances
- Australia	262,807	247,211	—	—	262,807	247,211
- New Zealand	73,077	79,607	—	—	73,077	79,607
- Asia Pacific, Europe & America	24,932	18,951	—	—	24,932	18,951
Other financial assets[2]	5,593	3,265	—	—	5,593	3,265

	485,489	464,306	3,238	3,567	482,251	460,739

Undrawn facilities	124,029	106,644	—	—	124,029	106,644
Contingent facilities	27,485	25,218	—	—	27,485	25,218

	151,514	131,862	—	—	151,514	131,862

Total	637,003	596,168	3,238	3,567	633,765	592,601

1	Includes bank notes and coins and cash at bank within liquid assets and equity instruments within available-for-sale financial assets.
2	Mainly comprises trade dated assets and accrued interest.

146 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Maximum exposure to credit risk (continued)

					Maximum exposure
	Reported		Excluded[1]		to credit risk
	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m
Liquid assets	18,530	20,199	1,082	878	17,448	19,321
Due from other financial institutions	4,136	3,236	—	—	4,136	3,236
Trading securities	28,305	27,410	—	—	28,305	27,410
Derivative financial instruments	34,191	33,001	—	—	34,191	33,001
Available-for-sale assets	16,973	13,554	380	403	16,593	13,151
Net loans and advances and acceptances
– Australia	261,258	247,617	—	—	261,258	247,617
– New Zealand	7,655	7,199	—	—	7,655	7,199
– Asia Pacific, Europe & America	20,560	14,931	—	—	20,560	14,931
Other financial assets[2]	3,646	2,169	—	—	3,646	2,169

	395,254	369,316	1,462	1,281	393,792	368,035

Undrawn facilities	106,403	88,006	—	—	106,403	88,006
Contingent facilities	25,744	23,503	—	—	25,744	23,503

	132,147	111,509	—	—	132,147	111,509

Total	527,401	480,825	1,462	1,281	525,939	479,544

1	Includes bank notes and coins and cash at bank within liquid assets and equity instruments within available-for-sale financial assets.
2	Mainly comprises trade dated assets and accrued interest.

Financial Report 147

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

DISTRIBUTION OF FINANCIAL ASSETS BY CREDIT QUALITY

The Group has a comprehensive rating system that is used to quantify credit risk. The use of masterscales ensures consistency across exposure types at the Group, providing a consistent framework for reporting and analysis.

All customers with whom ANZ has a credit relationship including guarantors, are assigned a CCR or score at origination either by programmed credit assessment or by judgemental assessment. In addition, the CCR or score is reviewed on an ongoing basis to ensure it accurately reflects the credit risk of the customer and the prevailing economic conditions.

The Group’s risk grade profile therefore changes dynamically through new lending, repayment and/or existing counterparty movements in either risk or volume.

Restructured items

Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

	Neither past
	due nor		Past due but not
	impaired		impaired		Restructured		Impaired		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	18,728	22,209	—	—	—	—	—	—	18,728	22,209
Due from other financial institutions	5,481	4,985	—	—	—	—	—	—	5,481	4,985
Trading securities	33,515	30,991	—	—	—	—	—	—	33,515	30,991
Derivative financial instruments	37,752	37,272	—	—	18	5	51	127	37,821	37,404
Available-for-sale assets	20,297	16,116	—	—	—	—	—	—	20,297	16,116
Net loans and advances and acceptances
– Australia	249,916	236,197	8,938	7,489	116	293	3,837	3,232	262,807	247,211
– New Zealand	69,283	76,281	2,236	2,352	7	1	1,551	973	73,077	79,607
– Asia Pacific, Europe & America	23,556	17,862	689	528	–	374	687	187	24,932	18,951
Other financial assets[1]	5,593	3,265	—	—	—	—	—	—	5,593	3,265
Credit related commitments[2]	151,220	131,459	—	—	—	—	294	403	151,514	131,862

	615,341	576,637	11,863	10,369	141	673	6,420	4,922	633,765	592,601

	Neither past
	due nor		Past due but not
	impaired		impaired		Restructured		Impaired		Total
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	17,448	19,321	—	—	—	—	—	—	17,448	19,321
Due from other financial institutions	4,136	3,236	—	—	—	—	—	—	4,136	3,236
Trading securities	28,305	27,410	—	—	—	—	—	—	28,305	27,410
Derivative financial instruments	34,122	32,869	—	—	18	5	51	127	34,191	33,001
Available-for-sale assets	16,593	13,151	—	—	—	—	—	—	16,593	13,151
Net loans and advances and acceptances
– Australia	248,618	236,625	8,828	7,489	116	293	3,696	3,210	261,258	247,617
– New Zealand	7,350	6,992	272	199	–	–	33	8	7,655	7,199
– Asia Pacific, Europe & America	19,514	14,305	487	328	–	206	558	92	20,560	14,931
Other financial assets[1]	3,646	2,169	—	—	—	—	—	—	3,646	2,169
Credit related commitments[2]	131,878	111,132	—	—	—	—	270	377	132,147	111,509

	511,610	467,210	9,587	8,016	134	504	4,608	3,814	525,939	479,544

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

148 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Credit quality of financial assets neither past due nor impaired

The credit quality of financial assets is managed by the Group using internal CCRs based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

Internal rating

Strong credit profile	Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings “Aaa” to “Baa3” and “AAA” to “BBB–” of Moody’s and Standard & Poor respectively.

Satisfactory risk	Customers that have consistently demonstrated sound operational and financial stability over the medium to long-term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings “Ba2” to “Ba3” and “BB” to “BB–” of Moody’s and Standard & Poor respectively.

Sub-standard but not past due or impaired	Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings “B1” to “Caa” and “B+” to “CCC” of Moody’s and Standard & Poor respectively.

					Sub-standard
					but not past
	Strong credit profile		Satisfactory risk		due or impaired		Total
	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	18,182	21,631	468	368	78	210	18,728	22,209
Due from other financial institutions	4,880	4,959	424	20	177	6	5,481	4,985
Trading securities	32,466	30,570	1,017	421	32	–	33,515	30,991
Derivative financial instruments	36,464	35,317	775	1,336	513	619	37,752	37,272
Available-for-sale assets	19,026	15,181	1,271	931	–	4	20,297	16,116
Net loans and advances and acceptances
– Australia	178,188	167,814	59,057	55,723	12,671	12,660	249,916	236,197
– New Zealand	40,909	51,911	22,957	19,891	5,417	4,479	69,283	76,281
– Asia Pacific, Europe & America	12,545	9,987	9,227	6,431	1,784	1,444	23,556	17,862
Other financial assets[1]	5,125	2,842	385	342	83	81	5,593	3,265
Credit related commitments[2]	123,083	105,167	24,544	23,072	3,593	3,220	151,220	131,459

	470,868	445,379	120,125	108,535	24,348	22,723	615,341	576,637

					Sub-standard
					but not past
	Strong credit profile		Satisfactory risk		due or impaired		Total
	2010	2009	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	17,050	18,970	340	144	58	207	17,448	19,321
Due from other financial institutions	3,914	3,211	214	20	8	5	4,136	3,236
Trading securities	27,274	27,141	999	269	32	–	28,305	27,410
Derivative financial instruments	33,127	31,322	532	986	463	561	34,122	32,869
Available-for-sale assets	16,264	13,093	329	58	–	–	16,593	13,151
Net loans and advances and acceptances
– Australia	178,188	168,156	57,854	55,809	12,576	12,660	248,618	236,625
– New Zealand	5,871	6,487	1,279	418	200	87	7,350	6,992
– Asia Pacific, Europe & America	11,786	9,199	6,752	4,283	976	823	19,514	14,305
Other financial assets[1]	3,315	1,859	275	254	56	56	3,646	2,169
Credit related commitments[2]	109,789	90,469	19,724	18,397	2,365	2,266	131,878	111,132

	406,578	369,908	88,298	80,637	16,734	16,665	511,610	467,210

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

Financial Report 149

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans) that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

	Consolidated						The Company
	1-5	6-29	30-59	60-89	>90		1-5	6-29	30-59	60-89	>90
	days	days	days	days	days	Total	days	days	days	days	days	Total
As at 30 September 2010	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances
– Australia	1,528	4,223	1,322	631	1,234	8,938	1,523	4,215	1,303	624	1,163	8,828
– New Zealand	739	788	347	124	238	2,236	68	134	38	16	16	272
– Asia Pacific, Europe & America[1]	—	483	—	123	83	689	—	355	—	82	50	487
Other financial assets[2]	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[3]	—	—	—	—	—	—	—	—	—	—	—	—

	2,267	5,494	1,669	878	1,555	11,863	1,591	4,704	1,341	722	1,229	9,587

	Consolidated						The Company
	1-5	6-29	30-59	60-89	>90		1-5	6-29	30-59	60-89	>90
	days	days	days	days	days	Total	days	days	days	days	days	Total
As at 30 September 2009	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances
– Australia	1,478	3,376	1,110	457	1,068	7,489	1,478	3,376	1,110	457	1,068	7,489
– New Zealand	665	820	315	187	365	2,352	33	126	22	9	9	199
– Asia Pacific, Europe & America[1]	—	322	—	42	164	528	—	187	—	18	123	328
Other financial assets[2]	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[3]	—	—	—	—	—	—	—	—	—	—	—	—

	2,143	4,518	1,425	686	1,597	10,369	1,511	3,689	1,132	484	1,200	8,016

1	For Asia Pacific, Europe and America, past due pools comprise 1-29 days (shown above in the 6-29 days band) and 30-89 days (shown above in the 60-89 days band).
2	Mainly comprises trade dated assets and accrued interest.
3	Comprises undrawn facilities and customer contingent liabilities.

150 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Estimated value of collateral for financial assets that that are past due but not impaired

Collateral provided as security is valued conservatively on a realistically recoverable basis assuming an event of default, and such valuations are updated on a regular basis with the frequency varying depending on the nature of the security. The adequacy of security valuations must also be considered at each customer review. In order to calculate the SI for a transaction, the value of a collateral item is reduced by an extension ratio which reduces its market value to a realisable value assuming a downturn scenario. Extension ratios have been determined based on analysis of historical loss information.

For the purposes of this disclosure, where security is valued at more than the corresponding credit exposure, coverage is capped at the value of the credit exposure.

Unsecured
portion
								Total value of				of credit
		Cash		Real estate		Other		collateral		Credit exposure		exposure
Consolidated	2010 $m		2009 $m	2010 $m	2009 $m	2010 $m	2009 $m	2010 $m	2009 $m	2010 $m	2009 $m	2010 $m	2009 $m
Liquid assets	—		—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—		—	—	—	—	—	—	—	—	—	—	—
Trading securities	—		—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—		—	—	—	—	—	—	—	—	—	—	—
Available-for-sale assets	—		—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances
– Australia	—		—	6,435	5,238	1,804	1,501	8,239	6,739	8,938	7,489	699	750
– New Zealand	—		—	1,591	1,606	241	320	1,832	1,926	2,236	2,352	404	426
– Asia Pacific, Europe & America	—		—	193	76	234	287	427	363	689	528	262	165
Other financial assets[1]	—		—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[2]	—		—	—	—	—	—	—	—	—	—	—	—

	—		—	8,219	6,920	2,279	2,108	10,498	9,028	11,863	10,369	1,365	1,341

												Unsecured
												portion
								Total value of				of credit
		Cash		Real estate		Other		collateral		Credit exposure		exposure
	2010		2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
The Company	$m		$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	—		—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—		—	—	—	—	—	—	—	—	—	—	—
Trading securities	—		—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—		—	—	—	—	—	—	—	—	—	—	—
Available-for-sale assets	—		—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances
– Australia	—		—	6,435	5,238	1,655	1,501	8,090	6,739	8,828	7,489	738	750
– New Zealand	—		—	272	199	—	—	292	199	292	199	—	—
– Asia Pacific, Europe & America	—		—	168	53	155	153	323	206	487	328	164	122
Other financial assets[1]	—		—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[2]	—		—	—	—	—	—	—	—	—	—	—	—

	—		—	6,875	5,490	1,810	1,654	8,685	7,144	9,587	8,016	902	872

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

Financial Report 151

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Financial assets that are individually impaired

	Consolidated				The Company
			Individual provision				Individual provision
	Impaired assets		balances		Impaired assets		balances
	2010	2009	2010	2009	2010	2009	2010	2009
	$m	$m	$m	$m	$m	$m	$m	$m
Australia
Liquid assets	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—
Derivative financial instruments	51	127	—	—	51	127	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	3,837	3,232	957	1,048	3,696	3,210	904	1,026
Other financial assets[1]	—	—	—	—	—	—	—	—
Credit related commitments[2]	260	377	20	12	260	377	20	12

	4,148	3,736	977	1,060	4,007	3,714	924	1,038

New Zealand
Liquid assets	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	1,551	973	463	389	33	8	9	2
Other financial assets[1]	—	—	—	—	—	—	—	—
Credit related commitments[2]	24	26	6	2	—	—	—	—

	1,575	999	469	391	33	8	9	2

Asia Pacific, Europe & America
Liquid assets	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	687	187	429	75	558	92	340	22
Other financial assets[1]	—	—	—	—	—	—	—	—
Credit related commitments[2]	10	—	—	—	10	—	—	—

	697	187	429	75	568	92	340	22

Aggregate
Liquid assets	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—
Derivative financial instruments	51	127	—	—	51	127	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	6,075	4,392	1,849	1,512	4,287	3,310	1,253	1,050
Other financial assets[1]	—	—	—	—	—	—	—	—
Credit related commitments[2]	294	403	26	14	270	377	20	12

	6,420	4,922	1,875	1,526	4,608	3,814	1,273	1,062

1	Mainly comprises trade dated trading assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

152 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Estimated value of collateral for financial assets that are individually impaired

											Unsecured
							Total value of				portion of
	Cash		Real estate		Other		collateral		Credit exposure		credit exposure
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	32	53	19	74	51	127	51	127	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances
– Australia	—	—	1,502	1,011	1,378	1,173	2,880	2,184	3,837	3,232	957	1,048
– New Zealand	—	—	743	400	395	184	1,088	584	1,551	973	463	389
– Asia Pacific, Europe & America	—	—	15	13	243	99	258	112	687	187	429	75
Other financial assets[1]	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[2]	1	5	9	9	258	375	268	389	294	403	26	14

	1	5	2,301	1,486	2,243	1,905	4,545	3,396	6,420	4,922	1,875	1,526

											Unsecured
							Total value of				portion of
	Cash		Real estate		Other		collateral		Credit exposure		credit exposure
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	32	53	19	74	51	127	51	127	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances andacceptances
– Australia	—	—	1,502	1,011	1,290	1,173	2,792	2,184	3,696	3,210	904	1,026
– New Zealand	—	—	24	6	—	—	24	6	33	8	9	2
– Asia Pacific, Europe & America	—	—	15	13	203	57	218	70	558	92	340	22
Other financial assets[1]	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[2]	1	5	6	2	243	358	250	365	270	377	20	12

	1	5	1,579	1,085	1,755	1,662	3,335	2,752	4,608	3,814	1,273	1,062

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

Financial Report 153

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

MARKET RISK

Market risk is the risk to the Group’s earnings arising from changes in interest rates, currency exchange rates, credit spreads, or from fluctuations in bond, commodity or equity prices.

Market risk arises when changes in market rates, prices and volatilities lead to a decline in the value of assets and liabilities, including financial derivatives. Market risk is generated through both trading and banking book activities.

ANZ conducts trading operations in interest rates, foreign exchange, commodities, securities and equities.

ANZ has a detailed risk management and control framework to support its trading and balance sheet activities. The framework incorporates a risk measurement approach to quantify the magnitude of market risk within trading and balance sheet portfolios. This approach and related analysis identifies the range of possible outcomes that can be expected over a given period of time, establishes the relative likelihood of those outcomes and allocates an appropriate amount of capital to support these activities.

Group-wide responsibility for the strategies and policies relating to the management of market risk lies with the Board Risk Committee. Responsibility for day to day management of both market risks and compliance with market risk policy is delegated by the Risk Committee to the Credit and Market Risk Committee (‘CMRC’) and the Group Asset & Liability Committee (‘GALCO’). The CMRC, chaired by the Chief Risk Officer, is responsible for the oversight of market risk. All committees receive regular reporting on the range of trading and balance sheet market risks that ANZ incurs.

Within overall strategies and policies, the control of market risk at the Group level is the joint responsibility of Business Units and Risk Management, with the delegation of market risk limits from the Board and CMRC allocated to both Risk Management and the Business Units.

The management of Risk Management is supported by a comprehensive limit and policy framework to control the amount of risk that the Group will accept. Market risk limits are allocated at various levels and are reported and monitored by Market Risk on a daily basis. The detailed limit framework allocates individual limits to manage and control asset classes (e.g. interest rates, equities), risk factors (e.g. interest rates, volatilities) and P&L limits (to monitor and manage the performance of the trading portfolios).

Market risk management and control responsibilities

To facilitate the management, measurement and reporting of market risk, ANZ has grouped market risk into two broad categories:

a) Traded market risk

This is the risk of loss from changes in the value of financial instruments due to movements in price factors for both physical and derivative trading positions. Trading positions arise from transactions where ANZ acts as principal with customers, financial exchanges or interbank counterparties.

The principal risk categories monitored are:

•	Currency risk is the potential loss arising from the decline in the value of a financial instrument due to changes in foreign exchange rates or their implied volatilities.

•	Interest rate risk is the potential loss arising from the change in the value of a financial instrument due to changes in market interest rates or their implied volatilities.

•	Credit spread risk is the potential loss arising from a change in value of an instrument due to a movement of its margin or spread relative to a benchmark.

•	Commodity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in commodity prices, or their implied volatilities.

•	Equity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in stock prices or their implied volatilities.

b) Non-traded market risk (or balance sheet risk)

This comprises the management of non-traded interest rate risk, liquidity, and the risk to the Australian dollar denominated value of the Group’s capital and earnings as a result of foreign exchange rate movements.

Some instruments do not fall into either category that also expose ANZ to market risk. These include equity securities classified as available-for-sale financial assets that predominantly comprise long-term strategic investments.

Value at Risk (VaR) measure

A key measure of market risk is Value at Risk (VaR). VaR is a statistical estimate of the possible daily loss and is based on historical market movements.

ANZ measures VaR at a 97.5% and 99% confidence interval. This means that there is a 97.5% or 99% chance that the loss will not exceed the VaR estimate on any given day.

The Group’s standard VaR approach for both traded and non-traded risk is historical simulation. The Group calculates VaR using historical changes in market rates, prices and volatilities over the previous 500 business days. Traded and non-traded VaR is calculated using a one-day holding period.

It should be noted that because VaR is driven by actual historical observations, it is not an estimate of the maximum loss that the Group could experience from an extreme market event. As a result of this limitation, the Group utilises a number of other risk measures (e.g. stress testing) and risk sensitivity limits to measure and manage market risk.

154 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Traded Market Risk

Below are the aggregate Value at Risk (VaR) exposures at 97.5% and 99% confidence levels covering both physical and derivatives trading positions for the Bank’s principal trading centres.

	30 September 2010				30 September 2009
		High for	Low for	Average for		High for	Low for	Average for
	As at	year	year	year	As at	year	year	year
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
Value at risk at 97.5% confidence
Foreign exchange	2.6	7.8	0.8	2.0	3.5	4.6	0.9	2.0
Interest rate	11.2	24.9	9.2	17.2	9.6	10.8	2.4	6.6
Credit	3.0	4.9	1.7	3.1	2.4	3.2	1.2	1.8
Commodity	2.1	3.7	1.1	2.3	1.2	4.3	0.6	1.4
Equities	0.5	0.8	0.2	0.4	0.4	0.8	0.1	0.3
Diversification benefit	(7.1)	n/a	n/a	(8.2)	(7.5)	n/a	n/a	(4.7)

Total VaR	12.3	24.9	10.0	16.8	9.6	13.2	3.6	7.4

Value at risk at 99% confidence
Foreign exchange	3.6	10.4	1.3	3.1	4.8	7.0	1.3	3.2
Interest rate	19.3	57.4	15.2	30.5	19.0	19.5	3.7	10.6
Credit	3.9	7.0	2.1	4.4	3.1	5.3	1.6	2.4
Commodity	3.6	5.4	2.4	3.6	1.7	8.0	0.8	2.3
Equities	0.8	1.2	0.5	0.8	0.8	1.1	0.2	0.5
Diversification benefit	(9.4)	n/a	n/a	(9.8)	(11.6)	n/a	n/a	(7.2)

Total VaR	21.8	71.4	15.0	32.6	17.8	25.9	4.5	11.8

	30 September 2010				30 September 2009
		High for	Low for	Average for		High for	Low for	Average for
	As at	year	year	year	As at	year	year	year
The Company	$m	$m	$m	$m	$m	$m	$m	$m
Value at risk at 97.5% confidence
Foreign exchange	2.6	7.7	0.7	2.0	3.1	3.8	0.3	1.9
Interest rate	11.0	24.8	9.0	17.0	9.4	10.6	2.0	6.4
Credit	2.9	4.8	1.6	3.1	2.4	3.2	1.2	1.8
Commodity	2.1	3.7	1.1	2.3	1.2	4.3	0.6	1.4
Equities	0.5	0.8	0.2	0.4	0.4	0.8	0.1	0.3
Diversification benefit	(6.9)	n/a	n/a	(8.1)	(6.3)	n/a	n/a	(4.1)

Total VaR	12.2	24.8	9.9	16.7	10.2	14.1	2.9	7.7

Value at risk at 99% confidence
Foreign exchange	3.5	10.3	1.3	3.1	4.5	6.6	0.4	3.0
Interest rate	19.0	57.3	15.0	30.3	18.8	19.3	3.1	10.3
Credit	3.8	7.0	2.1	4.3	3.1	5.3	1.5	2.4
Commodity	3.6	5.4	2.4	3.6	1.7	8.0	0.8	2.3
Equities	0.8	1.2	0.5	0.8	0.8	1.1	0.2	0.5
Diversification benefit	(9.3)	n/a	n/a	(9.7)	(12.2)	n/a	n/a	(6.5)

Total VaR	21.4	71.3	14.6	32.4	16.7	25.6	3.1	12.0

VaR is calculated separately for Foreign Exchange, Commodities, Interest Rate, Equities and Debt Market Equities, as well as for the Group. The diversification benefit reflects the historical correlation between these products. Electricity commodities and Equities trading risk measurement is calculated under the standard method approach for regulatory purposes.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at a Group level. ANZ ‘s stress-testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ. Standard stress tests are applied on a daily basis and measure the potential loss arising from applying extreme market movements to individual and groups of individual price factors. Extraordinary stress tests are applied monthly and measure the potential loss arising as a result of scenarios generated from major financial market events.

Financial Report 155

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Non-Traded Market Risk (Balance Sheet Risk)

The principal objectives of balance sheet management are to manage interest income sensitivity while maintaining acceptable levels of interest rate and liquidity risk and to manage the market value of the Group’s capital. Liquidity risk is dealt with in the next section.

Interest rate risk

The objective of balance sheet interest rate risk management is to secure stable and optimal net interest income over both the short (next 12 months) and long-term. Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on the Group’s future net interest income. This risk arises from two principal sources: mismatches between the repricing dates of interest bearing assets and liabilities; and the investment of capital and other non-interest bearing liabilities in interest bearing assets. Interest rate risk is reported using various techniques including: VaR and scenario analysis (to a 1% shock).

a) VaR Non-Traded Interest Rate Risk

The repricing assumptions used to determine the VaR and 1% rate shock have been independently validated. Below are aggregate VaR figures covering non-traded interest rate risk.

	30 September 2010				30 September 2009
		High for	Low for	Average for		High for	Low for	Average for
	As at	year	year	year	As at	year	year	year
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
Value at risk at 97.5% confidence
Australia	18.2	27.3	18.0	22.0	18.3	20.7	12.5	17.6
New Zealand	13.8	13.8	7.8	11.1	9.3	9.3	2.8	6.0
Asia Pacific, Europe & America	4.3	8.9	4.3	6.0	6.4	7.9	3.3	6.0
Diversification benefit	(11.6)	n/a	n/a	(8.3)	(8.0)	n/a	n/a	(5.7)

	24.7	39.6	24.7	30.8	26.0	27.1	13.8	23.9

	30 September 2010				30 September 2009
		High for	Low for	Average for		High for	Low for	Average for
	As at	year	year	year	As at	year	year	year
The Company	$m	$m	$m	$m	$m	$m	$m	$m
Value at risk at 97.5% confidence
Australia	18.2	27.3	18.0	22.0	18.3	20.7	12.5	17.6
New Zealand	0.1	0.2	0.0	0.1	0.1	0.1	0.0	0.0
Asia Pacific, Europe & America	4.2	10.5	4.2	6.8	6.2	7.5	3.1	5.8
Diversification benefit	(1.8)	n/a	n/a	(2.6)	(1.1)	n/a	n/a	(2.8)

	20.7	34.7	20.7	26.3	23.5	24.5	13.5	20.6

VaR is calculated separately for Australia, New Zealand and Overseas Markets, as well as for the Group.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at Group level. ANZ’s stress testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ.

b) Scenario Analysis – A 1% Shock on the Next 12 Months’ Net Interest Income

A 1% overnight parallel positive shift in the yield curve is modelled to determine the potential impact on net interest income over the succeeding 12 months. This is a standard risk quantification tool.

The figures in the table below indicate the outcome of this risk measure for the current and previous financial years – expressed as a percentage of reported net interest income. The sign indicates the nature of the rate sensitivity with a positive number signifying that a rate increase is positive for net interest income over the next 12 months.

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Impact of 1% Rate Shock
As at 30 September	1.09%	0.67%	1.12%	1.11%
Maximum exposure	1.61%	1.05%	1.79%	1.61%
Minimum exposure	0.60%	0.49%	0.63%	0.67%

Average exposure (in absolute terms)	0.98%	0.74%	1.14%	1.11%

156 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Interest rate risk (continued)

The extent of mismatching between the repricing characteristics and timing of interest bearing assets and liabilities at any point has implications for future net interest income. On a global basis, the Group quantifies the potential variation in future net interest income as a result of these repricing mismatches.

The repricing gaps themselves are constructed based on contractual repricing information. However, for those assets and liabilities where the contractual term to repricing is not considered to be reflective of the actual interest rate sensitivity (for example, products priced at the Group’s discretion), a profile based on historically observed and/or anticipated rate sensitivity is used. This treatment excludes the effect of basis risk between customer pricing and wholesale market pricing.

Equity securities classified as available-for-sale

The portfolio of financial assets, classified as available-for-sale for measurement and financial reporting purposes, also contains equity investment holdings which predominantly comprise investments held for longer term strategic intentions. These equity investments are also subject to market risk which is not captured by the VaR measures for traded and non-traded market risks. Regular reviews are performed to substantiate valuation of the investments within the portfolio and the equity investments are regularly reviewed by management for impairment. The fair value of the constituents of equity securities classified as available-for-sale can fluctuate considerably.

The table below outlines the composition of the equity holdings.

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Visa Inc.	275	258	215	202
Sacombank	80	114	80	114
Energy Infrastructure Trust	40	43	40	43
Other equity holdings	50	44	45	44

	445	459	380	403

Impact on equity of 10% variation in value	44	46	38	40

Foreign Currency Risk – structural exposures

The investment of capital in foreign operations, such as branches, subsidiaries or associates with functional currencies other than the Australian dollar, exposes the Group to the risk of changes in foreign exchange rates.

The main operating (or functional) currencies of Group entities are the Australian dollar and the New Zealand dollar, with a number of overseas undertakings operating in various other currencies. The Group presents its consolidated financial statements in Australian dollars, as the Australian dollar is the dominant currency. The Group’s consolidated balance sheet is therefore affected by exchange differences between the Australian dollar and functional currencies of foreign operations. Variations in the value of these overseas operations arising as a result of exchange differences are reflected in the foreign currency translation reserve in equity.

The Group routinely monitors this risk and conducts hedging, where it is expected to add shareholder value, in accordance with approved policies. The Group’s exposures to structural foreign currency risks are managed with the primary objective of ensuring, where practical, that the consolidated Tier 1 capital ratio is neutral to the effect of changes in exchange rates.

Selective hedges were in place during the 2010 and 2009 financial years. For details on the hedging instruments used and effectiveness of hedges of net investments in foreign operations, refer to note 12 to these financial statements.

LIQUIDITY RISK (Excludes Insurance and Funds Management)

Liquidity risk is the risk that the Group has insufficient capacity to fund increases in assets or is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt. The timing mismatch of cashflows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group.

Capital market conditions were generally stronger in 2010 than the prior year, however periods of increased volatility continue to occur and funding costs remain elevated. ANZ has continued to manage liquidity risks by maintaining a strong funding profile that is supported by a portfolio of liquid assets that provides coverage of offshore wholesale debt maturities well in excess of one year.

Following the publication of earlier discussion papers relating to liquidity prudential requirements, APRA and the Basel Committee have both made further announcements on this topic. These proposals include enhancements to governance and other qualitative requirements, including the requirement for a clear risk appetite statement on liquidity risk from the Board. Many of these aspects have been integrated into ANZ’s liquidity management framework for some time. The proposed changes to the quantitative requirements, including changes to scenario stress tests and structural liquidity metrics, are more significant. While ANZ has an existing stress scenario framework and effective structural liquidity risk metrics and limits in place, the requirements proposed are in general more challenging. These changes will impact the future composition and size of ANZ’s liquid asset portfolio as well as the size and composition of the Bank’s funding base.

Financial Report 157

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

LIQUIDITY RISK (Excludes Insurance and Funds Management) (continued)

The Group’s liquidity and funding risks are governed by a detailed policy framework which is approved by the Board of Directors. In response to the impact of the global financial crisis, the framework has been reviewed and updated.

The core objective of the framework is to ensure that the Group has sufficient liquidity to meet obligations as they fall due without incurring unacceptable losses.

ANZ has a low appetite for liquidity risk, as determined by the Board. Key principles of ANZ’s approach to liquidity risk management include:

•	Maintaining the ability to meet all payment obligations in the immediate term.

•

Requiring that the Group has the ability to meet ‘survival horizons’ under a range of ANZ-specific and general market liquidity stress scenarios, at the site and Group-wide level, to meet cash flow obligations over the short to medium term.

•	Maintaining strength in the Group’s balance sheet structure to ensure long-term resilience in the liquidity and funding risk profile.

•	Limiting the potential earnings at risk implications associated with unexpected increases in funding costs or the liquidation of assets under stress.

•	Maintaining a liquidity management framework that is compatible with local regulatory requirements.

•	Preparation of daily liquidity reports and scenario analysis, quantifying the Group’s positions.

•	Targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

•	Holding a portfolio of high quality liquid assets to protect against adverse funding conditions and to support day-to-day operations.

•	Establishing detailed contingency plans to cover different liquidity crisis events.

Management of liquidity and funding risks are overseen by the Group Asset and Liability Committee (GALCO).

Supervision and Regulation

APRA supervises liquidity risk via its Prudential Standard APS 210 – Liquidity (last published January 2008) and has adopted guidelines based on the ‘Basel Committee’ “Sound Practices for Managing Liquidity in Banking Organisations”.

APRA supervises liquidity through individual agreements with Authorised Deposit-taking Institutions (ADIs), taking into consideration the specific risk characteristics of each organisation’s operation. APRA requires ADIs to have a comprehensive Board approved liquidity strategy defining: policy, systems and procedures for measuring, assessing, reporting and managing domestic and foreign currency liquidity. This must include a formal contingency plan for dealing with a liquidity crisis.

The Group maintains an APRA Compliance Plan for APS 210 – Liquidity. The Compliance Plan documents methods, processes, controls and monitoring activities required to support compliance with the Standard and assigns responsibilities for these activities.

Scenario Modelling

A key component of the Group’s liquidity management framework is scenario modelling. APRA requires ADIs to assess liquidity under different scenarios, including the ‘going-concern’ and ‘name-crisis’.

‘Going-concern’: reflects the normal behaviour of cash flows in the ordinary course of business. APRA requires that the Group must be able to meet all commitments and obligations under a going concern scenario, within the ADIs normal funding capacity (‘available to fund’ limit), over at least the following 30 calendar days. In estimating the funding requirement, the Group models expected cashflows by reference to historical behaviour and contractual maturity data.

‘Name-crisis’: refers to a potential name-specific liquidity crisis which models the behaviour of cash flows where there is a problem (real or perceived) which may include, but is not limited to, operational issues, doubts about the solvency of the Group or adverse rating changes. Under this scenario the Group may have significant difficulty rolling over or replacing funding. Under a name crisis, APRA requires the Group to be cashflow positive over a five business day period.

‘Survival horizons’: The Global financial crisis has highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis, and the different behaviour that offshore and domestic wholesale funding markets can exhibit during market stress events. As a result, the Group has enhanced its liquidity risk scenario modelling, to supplement APRA’s statutory requirements.

The Group has linked its liquidity risk appetite to defined liquidity ‘survival horizons’ (i.e. the time period under which ANZ must maintain a positive cashflow position under a specific scenario or stress). Under these scenarios, customer and/or wholesale balance sheet asset/liability flows are stressed. The following stressed scenarios are modelled:

•	Extreme Short Term Crisis Scenario (ESTC): A name-specific stress during a period of market stress.

•	Short Term Crisis Scenario (NSTC): A name-specific stress during a period of normal markets conditions.

•	Global Funding Market Disruption (GFMD): Stressed global wholesale funding markets leading to a closure of domestic and offshore markets.

•	Offshore Funding Market Disruption (OFMD): Stressed global wholesale funding markets leading to a closure of offshore markets only.

Each of ANZ’s operations is responsible for monitoring its compliance with all scenarios that are required to be modelled. Additionally, we measure, monitor and manage all modelled liquidity scenarios on an aggregated Group-wide level.

Group Funding Composition

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer-dated wholesale funding (with a remaining term exceeding one year) and equity. ANZ’s funding profile strengthened further during 2010 as a result of solid growth in customer deposits and the continued focus on avoiding short-term wholesale funding maturity concentrations.

Customer deposits and other funding liabilities increased by 10% to $267.1 billion at 30 September 2010 (58% of total funding) from $242.4 billion (55% of total funding) at 30 September 2009.

158 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

The proportion of term wholesale funding has been maintained.

As a result, the Group’s proportional reliance on short-term wholesale funding decreased from 17% to 12% in the year to 30 September 2010. Proportionate short-term wholesale funding has approximately halved over the last two years (22% as at 30 September 2008).

The table below outlines the Group’s funding composition.

	Consolidated
	2010	2009
Funding Composition	$m	$m
Customer Deposits and other liabilities[1]
Australia	164,795	153,481
Asia Pacific, Europe & America	47,699	30,487
New Zealand	45,470	49,173

Total Customer Deposits	257,964	233,141

Other funding liabilities[2]	9,113	9,297

Total customer liabilities (funding)	267,077	242,438

Wholesale funding
Unsubordinated debt	59,714	57,260
Loan capital	12,316	13,429
Certificates of deposit	39,530	44,711
Commercial paper issued	11,641	14,227
Bank’s liability for acceptances	11,495	13,762
Due to other financial institutions	20,521	19,924
Other Wholesale Borrowing[3]	2,140	1,572

Total wholesale funds	157,357	164,885

Shareholders’ Equity (excl preference shares)	33,284	31,558

Total Funding	457,718	438,881

Wholesale funding[4]
Short term wholesale funding	41,494	59,050
Liability for acceptances	11,495	13,762
Long term wholesale funding
– Less than 1 year residual maturity	26,779	20,942
– Greater than 1 year residual maturity	72,065	67,029
Hybrid capital including Preference shares	5,524	4,102

Total wholesale funding and preference share capital excluding shareholders’ equity	157,357	164,885

Total funding maturity[4]
Short term wholesale funding	9%	14%
Liability for acceptances	3%	3%
Long term wholesale funding
– Less than 1 year residual maturity	6%	5%
– Greater than 1 year residual maturity	16%	15%
Total customer deposits and other liabilities (funding)	58%	55%
Shareholders’ equity and hybrid debt	8%	8%

Total funding and shareholders’ equity	100%	100%

1	Includes term deposits, other deposits excluding securitisation deposits and an adjustment to eliminate OnePath (formerly ING Australia) investments in ANZ deposit products.
2	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in ING.
3	Includes net derivative balances, special purpose vehicles, other borrowings and preference share capital Euro hybrids.
4	Long term wholesale funding amounts are stated at original hedged exchange rates. Movements due to currency fluctuations in actual amounts borrowed are classified as short-term wholesale funding.

Financial Report 159

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Wholesale Funding

The Group’s global wholesale funding strategy is designed to deliver a sustainable portfolio of wholesale funds that balances cost efficiency against prudent duration while targeting diversification by markets, investors, currencies, maturities and funding structures. To the extent that asset growth exceeds funding generated from customer deposits, additional wholesale funds are sourced. Short-term wholesale funding requirements, with a contractual maturity of less than one year, are managed through Group Treasury and local Markets operations. Long-term wholesale funding is managed and executed through Group Treasury operations in Australia and New Zealand.

During the 2010 Financial Year, ANZ maintained the required access to all major wholesale funding markets to meet its borrowing requirements in full. Short-term wholesale funding markets continue to function effectively, both locally and offshore.

During 2010, the Group’s wholesale debt issuance program was supported by debt investor meetings held in Australia, New Zealand, the United States, United Kingdom, France, Germany, Switzerland, Netherlands, Hong Kong, China, Japan, Singapore, Korea and Taiwan.

The Group uses maturity concentration limits and geographic diversification limits under the wholesale funding and liquidity management framework. Maturity concentration limits ensure that the Group does not become reliant on issuing large volumes of new wholesale funding within a short time period.

Funding Capacity and Debt Issuance Planning

Group Treasury provides wholesale funding plans to senior management on a regular basis (via the Group Asset and Liability Committee). These plans address targeted funding volumes, markets, investors, tenors and currencies for senior, subordinated and hybrid transactions. Plans are supplemented with a regular forecasting process which reviews the funding position to-date in light of market conditions and balance sheet requirements.

The debt issuance plan is linked to the Group’s three-year strategic planning cycle, which is a key activity assisting the Group to understand current and future funding requirements, and to quantify and plan volumes of funding required.

ANZ maintained access to all major wholesale funding markets. Benchmark term debt issues were executed in AUD, USD, EUR, JPY, CAD, CHF and NZD. Short-term wholesale funding markets continue to function effectively, both locally and offshore.

$26.4 billion of term wholesale funding (with a remaining term greater than one year at the end of the financial year) was issued during 2010 largely to replace maturing term debt and also to commence pre-funding the 2011 term funding issuance requirement:

The weighted average tenor of new term debt issuance lengthened to 4.7 years (from 3.9 years in 2009).

The weighted average cost of new term debt issuance decreased approximately 42 basis points during 2010 as a result of more stable market conditions relative to the prior year. Average portfolio costs remain substantially above pre-crisis levels and continue to increase as maturing term wholesale funding is replaced at higher spreads.

In February 2010 the Australian Government announced that the Guarantee Scheme for Large Deposits and Wholesale Funding would close to new liabilities on 31 March 2010. The withdrawal of the Australian Government Guarantee did not have any adverse impact on ANZ’s funding activities.

ANZ has not used the Australian Government Guarantee for a benchmark debt issue since June 2009.

Guaranteed wholesale funding comprise only 4.6% of ANZ’s total funding.

When calculating volumes of wholesale debt outstanding and the weighted average term to maturity of the term wholesale funding portfolio, the ‘effective’ maturity of callable wholesale debt instruments is conservatively assumed to be the next call date (rather than final maturity) as extension beyond the call date is uncertain.

Liquidity Portfolio Management

The Group holds a diversified portfolio of cash and high-quality, highly-liquid securities that may be sold or pledged to provide same-day liquidity. This portfolio helps protect the Group’s liquidity position by providing a source of cash in stressed conditions. All assets held in this portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo’ eligible).

The sizing of the Group’s Liquidity Portfolio is based on the amount of liquidity required to meet day-to-day operational requirements; potential name crisis or potential wholesale ‘funding stress’ requirements under each of the Group’s various stress scenarios.

At 30 September 2010 the volume of eligible securities available, post any repurchase (i.e. “repo”) discounts applied by the applicable central bank, was $66.7 billion.

To further strengthen the Bank’s balance sheet, the Group continues to maintain strong coverage ratios of Liquidity Portfolio to maturing wholesale offshore debt maturities. Liquidity portfolio levels provide coverage of offshore wholesale funding maturities for at least one year.

The Liquidity Portfolio is well diversified by counterparty, currency, and tenor. Under the liquidity policy framework securities purchased must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible.

160 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Supplementing its liquidity position, the Group holds additional cash and liquid asset balances. Our Markets business also holds secondary sources of liquidity in the form of liquid instruments in its trading portfolios. These other assets are not included in the eligible securities held in the prime Liquidity Portfolio outlined below.

	2010	2009
Eligible securities (Market values1)	$m	$m
Australia	20,974	18,694
New Zealand	7,547	8,771
United States	1,275	1,301
United Kingdom	2,183	2,939
Asia	4,204	1,984
Internal RMBS (Australia)	26,657	24,508
Internal RMBS (New Zealand)	3,812	1,954

Total	66,652	60,151

1	Market value is post the repo discount applied by the applicable central bank.

Counterparty credit ratings

Market
Value
Long term counterparty Credit Rating[1]	$m
AAA	51,371
AA+	8,094
AA	6,169
AA-	694
A+	120
A	204

Total	66,652

1	Where available, based on Standard & Poor’s long-term credit ratings.

Liquidity Crisis Contingency Planning

The Group maintains APRA-endorsed liquidity crisis contingency plans defining an approach for analysing and responding to a liquidity threatening event at a country and Group-wide level. To align with the enhanced liquidity scenario analysis framework, crisis management strategies are assessed against the Group’s crisis stress scenarios.

The framework is compliant with APRA’s key liquidity contingency crisis planning requirements and guidelines and includes:

•	The establishment of crisis severity/stress levels;

•	Clearly assigned crisis roles and responsibilities;

•	Early warning signals indicative of an approaching crisis, and mechanisms to monitor and report these signals;

•	Crisis Declaration Assessment processes, and related escalation triggers set against early warning signals;

•	Outlined action plans, and courses of action for altering asset and liability behaviour;

•	Procedures for crisis management reporting, and making up cash-flow shortfalls;

•	Guidelines determining the priority of customer relationships in the event of liquidity problems; and

•	Assigned responsibilities for internal and external communications.

Liquidity Risk – Insurance and Funds Management

The Group’s insurance and fund management businesses, such as OnePath Australia Limited (formerly ING Australia Limited) also applies its own liquidity and funding methods to address their specific needs.

As at 30 September 2010 a number of investment options in the Life Insurance statutory funds were suspended due to the prescribed limits on their liquidity facilities being reached. These suspensions are not a consequence of any performance issue of the Life Company and do not affect the Group’s future performance or distributions. The Net Market Value of suspended funds is $907 million.

Financial Report 161

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Contractual maturity analysis of the Group’s liabilities

The tables below analyse the Group’s contractual liabilities, within relevant maturity groupings based on the earliest date on which the Group or Company may be required to pay. The amounts represent principal and interest cash flows and hence may differ compared to the amounts reported on the balance sheet.

It should be noted that this is not how the Group manages its liquidity risk. The management of this risk is detailed above. Contractual maturity analysis of financial liabilities at 30 September 2010:

Consolidated at 30 September 2010	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	20,119	367	56	—	—	20,542
Deposits and other borrowings
Certificates of deposit	15,919	8,163	17,821	—	—	41,903
Term deposits	95,714	41,325	3,084	102	—	140,225
Other deposits bearing interest	109,279	—	—	—	—	109,279
Deposits not bearing interest	10,598	—	—	—	—	10,598
Commercial paper	6,266	5,378	—	—	—	11,644
Borrowing corporations’ debt	797	619	544	—	—	1,960
Other borrowings	2,141	—	—	—	—	2,141
Liability for acceptances	11,265	230	—	—	—	11,495
Bonds and notes[3]	5,506	11,349	40,080	5,830	—	62,765
Loan capital[3,4]	341	1,230	7,955	3,240	945	13,712
Policyholder liabilities	28,002	—	—	—	979	28,981
External unit holder liabilities (life insurance funds)	5,448	—	—	—	—	5,448
Derivative liabilities (trading)[5]	17,830	—	—	—	—	17,830
Derivative assets and liabilities (balance sheet management)[6]
– funding
Receive leg (-ve is an inflow)	(30,149)	(27,419)	(87,059)	(13,911)	—	(158,538)
Pay leg	32,748	30,457	95,752	15,317	—	174,273
– other balance sheet management
Receive leg (-ve is an inflow)	(2,511)	(5,161)	(11,091)	(1,276)	—	(20,040)
Pay leg	2,638	5,371	11,075	1,225	—	20,309

Consolidated at 30 September 2009	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	18,541	1,428	37	—	—	20,006
Deposits and other borrowings
Certificates of deposit	23,474	9,928	13,552	—	—	46,954
Term deposits	77,069	29,395	4,062	30	—	110,556
Other deposits bearing interest	111,314	—	—	—	—	111,314
Deposits not bearing interest	10,174	—	—	—	—	10,174
Commercial paper	8,947	5,400	—	—	—	14,347
Borrowing corporations’ debt	1,718	1,356	752	—	—	3,826
Other borrowings	2,028	—	—	—	—	2,028
Liability for acceptances	13,574	188	—	—	—	13,762
Bonds and notes[3]	7,274	7,999	44,075	1,699	—	61,047
Loan capital[3,4]	179	2,787	9,940	1,551	1,026	15,483
Policyholder liabilities	—	—	—	—	—	—
External unit holder liabilities (life insurance funds)	—	—	—	—	—	—
Derivative liabilities (trading)[5]	23,344	—	—	—	—	23,344
Derivative assets and liabilities (balance sheet management)[6]
– funding
Receive leg (-ve is an inflow)	(19,623)	(22,830)	(90,946)	(6,388)	—	(139,787)
Pay leg	21,242	24,048	96,489	6,499	—	148,278
– other balance sheet management
Receive leg (-ve is an inflow)	(1,887)	(4,485)	(9,499)	(2,339)	—	(18,210)
Pay leg	2,194	5,218	9,875	2,263	—	19,550

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.
6	The undiscounted cash flows for all derivative instruments used for the purposes of balance sheet management have been included based on the contractual maturity of the instrument.

162 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Contractual maturity analysis of financial liabilities at 30 September 2010

The Company at 30 September 2010	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	18,469	367	34	—	—	18,870
Deposits and other borrowings
Certificates of deposit	13,558	8,044	17,818	—	—	39,420
Term deposits	83,541	26,787	1,878	101	—	112,307
Other deposits bearing interest	95,001	—	—	—	—	95,001
Deposits not bearing interest	5,677	—	—	—	—	5,677
Commercial paper	2,941	3,139	—	—	—	6,080
Borrowing corporations’ debt	—	—	—	—	—	—
Other borrowings	121	—	—	—	—	121
Liability for acceptances	11,287	230	—	—	—	11,517
Bonds and notes[3]	5,128	9,517	29,686	5,747	—	50,078
Loan capital[3,4]	328	1,189	7,347	3,240	310	12,414
Derivative liabilities (trading)[5]	17,998	—	—	—	—	17,998
Derivative assets and liabilities (balance sheet management)[6]
– funding
Receive leg (-ve is an inflow)	(18,851)	(18,240)	(56,764)	(13,911)	—	(107,765)
Pay leg	20,980	21,009	64,847	15,317	—	122,153
– other balance sheet management
Receive leg (-ve is an inflow)	(1,901)	(3,926)	(9,163)	(1,205)	—	(16,194)
Pay leg	1,886	3,978	8,954	1,117	—	15,935

The Company at 30 September 2009	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	15,726	1,241	19	—	—	16,986
Deposits and other borrowings
Certificates of deposit	20,096	9,602	13,552	—	—	43,250
Term deposits	61,132	17,399	1,922	29	—	80,482
Other deposits bearing interest	92,995	—	—	—	—	92,995
Deposits not bearing interest	5,800	—	—	—	—	5,800
Commercial paper	6,563	1,720	—	—	—	8,283
Liability for acceptances	13,550	188	—	—	—	13,738
Bonds and notes[3]	5,452	5,979	35,992	1,412	—	48,835
Loan capital[3,4]	164	2,741	8,991	1,551	341	13,788
Derivative liabilities (trading)[5]	24,388	—	—	—	—	24,388
Derivative assets and liabilities (balance sheet management)[6]
– funding
Receive leg (-ve is an inflow)	(13,215)	(14,816)	(57,583)	(5,511)	—	(91,125)
Pay leg	14,519	15,814	62,560	5,653	—	98,546
– other balance sheet management
Receive leg (-ve is an inflow)	(1,293)	(3,276)	(7,472)	(2,274)	—	(14,315)
Pay leg	1,308	3,463	7,277	2,175	—	14,223

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.
6	The undiscounted cash flows for all derivative instruments used for the purposes of balance sheet management have been included based on the contractual maturity of the instrument.

CREDIT RELATED CONTINGENCIES

Undrawn facilities and issued guarantees comprises the nominal principal amounts of commitments, contingencies and other undrawn facilities and represents the maximum liquidity at risk position should all facilities extended be drawn.

The majority of undrawn facilities are subject to customers maintaining specific credit and other requirements or conditions. Many of these facilities are expected to be partially used, whereas others may never be required to be drawn upon. As such, the total of the nominal principal amounts is not necessarily representative of future liquidity risks or future cash requirements.

Financial Report 163

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

The tables below analyse the Group’s undrawn facilities and issued guarantees into relevant maturity groupings based on the earliest date on which ANZ may be required to pay.

	Consolidated			The Company
	Less than	More than		Less than	More than
	1 year	1 year	Total	1 year	1 year	Total
30 September 2010	$m	$m	$m	$m	$m	$m
Undrawn facilities	124,029	—	124,029	106,403	—	106,403
Issued guarantees	27,485	—	27,485	25,745	—	25,745

	Consolidated			The Company
	Less than	More than		Less than	More than
	1 year	1 year	Total	1 year	1 year	Total
30 September 2009	$m	$m	$m	$m	$m	$m
Undrawn facilities	106,644	—	106,644	88,006	—	88,006
Issued guarantees	25,218	—	25,218	23,503	—	23,503

The liquidity risk of credit related commitments, contingencies and other undrawn facilities may be less than the contract amount, however the liquidity risk has been taken to be the contract amount. The amounts do not necessarily represent future cash requirements as many of these facilities are expected to be partially used or to expire unused.

LIFE INSURANCE RISK

Although not a significant contributor to the Group’s balance sheet the Group’s insurance businesses give rise to unique risks which are managed separately from the Group’s banking businesses. The nature of these risks and the manner in which they are managed is set out in note 49. In addition, market risk arises on the Group’s Life Insurance business in respect of contracts where an element of the liability to the policyholder is guaranteed by the Group. The value of the guarantee is impacted by changes in underlying asset values and interest rates. As at September 2010, a 10% decline in the value of assets supporting these contracts would have decreased profit by $23 million and a 10% increase would have increased profit by $7 million. A 1% increase in interest rates at 30 September would have decreased profit by $15 million and 1% decrease would have increased profit by $7 million.

OPERATIONAL RISK MANAGEMENT

Within ANZ, operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

The authority for operational risk oversight is delegated by the Board to the Board Risk Committee. The Operational Risk Executive Committee (OREC) supports the Board Risk Committee in respect of operational risk oversight including compliance.

The key responsibilities of OREC include:

•	Approve Operational Risk and Compliance policies;

•	Approve ANZ’s Group Compliance Framework;

•	Endorse ANZ’s Operational Risk Framework for approval by the Risk Committee of the Board;

•	Monitoring the state of operational risk management and instigating any necessary corrective actions;

•	Review all material actual, potential or near miss risk events;

•	Approve extreme rated risks and high reputation impact risks; and

•	Monitor associated treatment plans.

Membership of OREC comprises senior executives and OREC is chaired by the Chief Risk Officer.

Business unit staff and line management have first line accountability for the day-to-day management of operational risk. This includes implementation of the operational risk framework and involvement in decision making processes concerning all material operational risk matters. Divisional risk governance functions provide oversight of operational risk undertaken in the business units.

Divisional Risk Committees and Business Unit Risk Forums manage and maintain oversight of operational risks supported by thresholds for escalation and monitoring. Group Operational Risk are responsible for exercising governance over operational risk through the management of the operational risk framework, policy development, framework assurance, operational risk measurement and capital allocation, fraud strategy and reporting of operational risk issues to executive committees.

ANZ’s Operational Risk Framework outlines the approach to managing operational risk and specifically covers the minimum requirements that divisions/business units must undertake in the management of operational risk. ANZ’s Operational Risk Framework is supported by specific policies, guidelines and templates with the effectiveness of the framework assessed through a series of assurance reviews and related processes. This is supported by an independent review programme by Internal Audit.

The operational risk management process adopted by ANZ consists of a staged approach involving establishing the context, identification, analysis, treatment and monitoring of current, new and emerging operational risks. This is based on the Risk Management Standard issued by Standards Australia/New Zealand (AS/NZS 4360).

In line with industry practice, ANZ obtains insurance cover from third party and captive providers to cover those operational risks where cost-effective premiums can be obtained. In conducting their business, business units are advised to act as if uninsured and not to use insurance as a guaranteed mitigation for operational risk. Business disruption is a critical risk to a bank’s ability to operate, so ANZ has comprehensive business continuity, recovery and crisis management plans. The intention of the business continuity and recovery plans is to ensure critical business functions can be maintained, or restored in a timely fashion, in the event of material disruptions arising from internal or external events.

Group Operational Risk is responsible for maintaining ANZ’s Advanced Measurement Approach (AMA) for operational risk regulatory capital calculations. ANZ uses a scenario analysis based methodology to assess exposure to unexpected operational risk events and uses probability distributions and monte carlo simulations to model and calculate its operational risk regulatory capital (ORRC). This methodology incorporates the use of business risk profiles which consider the current business environment and internal control factors over a twelve month time horizon.

164 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. The determination of the fair value of financial instruments is fundamental to the financial reporting framework as all financial instruments are recognised initially at fair value and, with the exception of those financial instruments carried at amortised cost, are remeasured at fair value in subsequent periods.

The fair value of a financial instrument on initial recognition is normally the transaction price, however, in certain circumstances the initial fair value may be based on other observable current market transactions in the same instrument, without modification or repackaging, or on a valuation technique whose variables include only data from observable markets.

Subsequent to initial recognition, the fair value of financial instruments measured at fair value is based on quoted market prices, where available. In cases where quoted market prices are not available, fair value is determined using market accepted valuation techniques that employ observable market data. In limited cases where observable market data is not available, the input is estimated based on other observable market data, historical trends and other factors that may be relevant.

(i) Fair values of financial assets and financial liabilities

A significant number of financial instruments are carried at fair value in the balance sheet. Below is a comparison of the carrying amounts, as reported on the balance sheet, and fair values of all financial assets and liabilities. The fair value disclosure does not cover those instruments that are not considered financial instruments from an accounting perspective such as income tax and intangible assets. In our view, the aggregate fair value amounts do not represent the underlying value of the Group.

In the tables below, financial instruments have been allocated based on their accounting treatment. The significant accounting policies in note 1 describe how the categories of financial assets and financial liabilities are measured and how income and expenses, including fair value gains and losses, are recognised.

Financial asset classes have been allocated into the following groups: amortised cost; financial assets at fair value through profit or loss; derivatives in effective hedging relationships; and available-for-sale financial assets. Similarly, each class of financial liability has been allocated into three groups: amortised cost; derivatives in effective hedging relationships; and financial liabilities at fair value through profit and loss.

The fair values are based on relevant information available as at the respective balance sheet dates and have not been updated to reflect changes in market condition after the balance sheet date.

FINANCIAL ASSETS

	Carrying amount							Fair value
	At amortised					Available-for-
	cost	At fair value through profit or loss			Hedging	sale assets	Total	Total
		Designated
		on initial	Held for
		recognition	trading	Sub-total
Consolidated 30 September 2010	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	21,521	—	—	—	—	—	21,521	21,521
Due from other financial institutions	5,481	—	—	—	—	—	5,481	5,481
Trading securities	—	—	33,515	33,515	—	—	33,515	33,515
Derivative financial instruments[1]	—	—	34,466	34,466	3,355	—	37,821	37,821
Available-for-sale assets	—	—	—	—	—	20,742	20,742	20,742
Loans and advances[2]	349,129	192	—	192	—	—	349,321	349,387
Customers’ liability for acceptances	11,495	—	—	—	—	—	11,495	11,495
Investments backing policy liabilities	—	32,171	—	32,171	—	—	32,171	32,171
Other financial assets	5,668	—	—	—	—	—	5,668	5,668

	393,294	32,363	67,981	100,344	3,355	20,742	517,735	517,801

	Carrying amount							Fair value
	At amortised					Available-for-
	cost	At fair value through profit or loss			Hedging	sale assets	Total	Total
		Designated
		on initial	Held for
		recognition	trading	Sub-total
Consolidated 30 September 2009	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	25,317	—	—	—	—	—	25,317	25,317
Due from other financial institutions	4,985	—	—	—	—	—	4,985	4,985
Trading securities	—	—	30,991	30,991	—	—	30,991	30,991
Derivative financial instruments[1]	—	—	35,681	35,681	1,723	—	37,404	37,404
Available-for-sale assets	—	—	—	—	—	16,575	16,575	16,575
Loans and advances[2]	331,817	190	—	190	—	—	332,007	331,991
Customers’ liability for acceptances	13,762	—	—	—	—	—	13,762	13,762
Other financial assets	3,265	—	—	—	—	—	3,265	3,265
	379,146	190	66,672	66,862	1,723	16,575	464,306	464,290

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

Financial Report 165

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

FINANCIAL ASSETS (continued)

	Carrying amount							Fair value
	At amortised					Available-for-
	cost	At fair value through profit or loss			Hedging	sale assets	Total	Total
		Designated
		on initial	Held for
		recognition	trading	Sub-total
The Company 30 September 2010	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	18,530	—	—	—	—	—	18,530	18,530
Due from other financial institutions	4,136	—	—	—	—	—	4,136	4,136
Trading securities	—	—	28,305	28,305	—	—	28,305	28,305
Derivative financial instruments[1]	—	—	31,407	31,407	2,784	—	34,191	34,191
Available-for-sale assets	—	—	—	—	—	16,973	16,973	16,973
Loans and advances[2]	277,817	139	—	139	—	—	277,956	278,037
Customers’ liability for acceptances	11,517	—	—	—	—	—	11,517	11,517
Other financial assets	3,707	—	—	—	—	—	3,707	3,707

	315,707	139	59,712	59,851	2,784	16,973	395,315	395,396

	Carrying amount							Fair value
	At amortised					Available-for-
	cost	At fair value through profit or loss			Hedging	sale assets	Total	Total
		Designated
		on initial	Held for
		recognition	trading	Sub-total
The Company 30 September 2009	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	20,199	—	—	—	—	—	20,199	20,199
Due from other financial institutions	3,236	—	—	—	—	—	3,236	3,236
Trading securities	—	—	27,410	27,410	—	—	27,410	27,410
Derivative financial instruments[1]	—	—	31,631	31,631	1,370	—	33,001	33,001
Available-for-sale assets	—	—	—	—	—	13,554	13,554	13,554
Loans and advances[2]	255,865	143	—	143	—	—	256,008	256,210
Customers’ liability for acceptances	13,739	—	—	—	—	—	13,739	13,739
Other financial assets	2,169	—	—	—	—	—	2,169	2,169

	295,208	143	59,041	59,184	1,370	13,554	369,316	369,518

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

LIQUID ASSETS AND DUE FROM/TO OTHER FINANCIAL INSTITUTIONS

The carrying values of these financial instruments where there has been no significant change in credit risk is considered to approximate their net fair values as they are short-term in nature, defined as those which reprice or mature in 90 days or less, or are receivable on demand.

TRADING SECURITIES

Trading securities are carried at fair value. Fair value is based on quoted market prices, broker or dealer price quotations, or modelled valuations using prices for securities with similar credit risk, maturity and yield characteristics.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are carried at fair value. Exchange traded derivative financial instruments are valued using quoted prices. Over-the-counter derivative financial instruments are valued using accepted valuation models (including discounted cash flow models) based on current market yields for similar types of instruments and the maturity of each instrument and an adjustment reflecting the credit worthiness of the counterparty.

AVAILABLE-FOR-SALE ASSETS

Available-for-sale assets are carried at fair value. Fair value is based on quoted market prices or broker or dealer price quotations. If this information is not available, fair value is estimated using quoted market prices for securities with similar credit, maturity and yield characteristics, or market accepted valuation models as appropriate (including discounted cash flow models) based on current market yields for similar types of instruments and the maturity of each instrument.

NET LOANS AND ADVANCES AND ACCEPTANCES

The carrying value of loans and advances and acceptances includes deferred fees and expenses, and is net of provision for credit impairment and income yet to mature.

Fair value has been determined through discounting future cash flows. For fixed rate loans and advances and acceptances, the discount rate applied incorporates changes in wholesale market rates, ANZ’s cost of wholesale funding and movements in customer margin. For floating rate loans, only changes in wholesale market rates and ANZ’s cost of wholesale funding are incorporated in the discount rate. For variable rate loans where ANZ sets the applicable rate at its discretion, the fair value is set equal to the carrying value.

166 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

INVESTMENTS BACKING POLICYHOLDER LIABILITIES

Investments backing policyholder liabilities are carried at fair value. Fair value is based on quoted market prices, broker or dealer price quotations where available. Where substantial trading markets do not exist for a specific financial instrument modeled valuations are used to estimate their approximate fair values.

OTHER FINANCIAL ASSETS

Included in this category are accrued interest and fees receivable. The carrying values of accrued interest and fees receivable are considered to approximate their net fair values as they are short-term in nature or are receivable on demand.

FINANCIAL LIABILITIES

	Carrying amount						Fair value
	At amortised
	cost	At fair value through profit or loss			Hedging	Total	Total
		Designated
		on initial	Held for
		recognition	trading	Sub-total
Consolidated 30 September 2010	$m	$m	$m	$m	$m	$m	$m
Due from other financial institutions	20,521	—	—	—	—	20,521	20,521
Derivative financial instruments[1]	—	—	35,996	35,996	1,221	37,217	37,217
Deposits and other borrowings	305,911	5,561	—	5,561	—	311,472	311,553
Liability for acceptances	11,495	—	—	—	—	11,495	11,495
Bonds and notes[2]	51,607	8,107	—	8,107	—	59,714	59,970
Loan capital[2]	11,307	1,009	—	1,009	—	12,316	12,155
Policyholder liabilities[3]	979	28,002	—	—	—	28,981	28,981
External unit holder liabilities (life insurance funds)	5,448	—	—	—	—	5,448	5,448
Payables and other liabilities	7,462	—	—	—	—	7,462	7,462

	442,732	14,677	35,996	50,673	1,221	494,626	494,802

	Carrying amount						Fair value
	At amortised
	cost	At fair value through profit or loss			Hedging	Total	Total
		Designated
		on initial	Held for
		recognition	trading	Sub-total
Consolidated 30 September 2009	$m	$m	$m	$m	$m	$m	$m
Due from other financial institutions	19,924	—	—	—	—	19,924	19,924
Derivative financial instruments[1]	—	—	34,706	34,706	1,810	36,516	36,516
Deposits and other borrowings	288,305	6,065	—	6,065	—	294,370	294,593
Liability for acceptances	13,762	—	—	—	—	13,762	13,762
Bonds and notes[2]	48,327	8,933	—	8,933	—	57,260	57,493
Loan capital[2]	11,503	1,926	—	1,926	—	13,429	13,179
Payables and other liabilities	7,215	—	—	—	—	7,215	7,215

	389,036	16,924	34,706	51,630	1,810	442,476	442,682

	Carrying amount						Fair value
	At amortised
	cost	At fair value through profit or loss			Hedging	Total	Total
		Designated
		on initial	Held for
		recognition	trading	Sub-total
The Company 30 September 2010	$m	$m	$m	$m	$m	$m	$m
Due from other financial institutions	18,849	—	—	—	—	18,849	18,849
Derivative financial instruments[1]	—	—	33,862	33,862	785	34,647	34,647
Deposits and other borrowings	253,608	—	—	—	—	253,608	253,635
Liability for acceptances	11,518	—	—	—	—	11,518	11,518
Bonds and notes[2]	40,071	8,107	—	8,107	—	48,178	48,407
Loan capital[2]	9,954	1,009	—	1,009	—	10,963	10,840
Payables and other liabilities	5,502	—	—	—	—	5,502	5,502

	339,502	9,116	33,862	42,978	785	383,265	383,398

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial liabilities within bonds and notes and loan capital. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Includes life insurance contract liabilities of $979 million measured in accordance with AASB 1038 Life insurance contract liabilities and investment contracts of $28,002 million which have been designated at fair value through profit or loss in terms of AASB 1038. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

Financial Report 167

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

FINANCIAL LIABILITIES (continued)

	Carrying amount						Fair value
	At amortised	At fair value through profit or loss			Hedging	Total	Total
	cost	Designated
		on initial recognition	Held for trading	Sub-total
The Company 30 September 2009	$m	$m	$m	$m	$m	$m	$m
Due to other financial institutions	16,974	—	—	—	—	16,974	16,974
Derivative financial instruments[1]	—	—	32,305	32,305	863	33,168	33,168
Deposits and other borrowings	227,300	—	—	—	—	227,300	227,478
Liability for acceptances	13,739	—	—	—	—	13,739	13,739
Bonds and notes[2]	37,100	8,933	—	8,933	—	46,033	46,141
Loan capital[2]	9,959	1,926	—	1,926	—	11,885	11,701
Payables and other liabilities	5,786	—	—	—	—	5,786	5,786

	310,858	10,859	32,305	43,164	863	354,885	354,987

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial liabilities within bonds and notes and loan capital. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

DEPOSITS AND OTHER BORROWINGS

For interest bearing fixed maturity deposits and other borrowings and acceptances with quoted market prices, market borrowing rates of interest for debt with a similar maturity are used to discount contractual cash flows. The fair value of a deposit liability without a specified maturity or at call is deemed to be the amount payable on demand at the reporting date. The fair value is not adjusted for any value expected to be derived from retaining the deposit for a future period of time.

Certain deposits and other borrowings have been designated at fair value through profit or loss and are carried at fair value.

BONDS AND NOTES AND LOAN CAPITAL

The aggregate fair value of bonds and notes and loan capital is calculated based on quoted market prices. For those debt issues where quoted market prices were not available, a discounted cash flow model using a yield curve appropriate for the remaining term to maturity of the debt instrument is used.

Certain bonds and notes and loan capital have been designated at fair value through profit or loss and are carried at fair value. The fair value is based on a discounted cash flow model based on current market yields for similar types of instruments and the maturity of each instrument. The fair value includes the effects of the appropriate credit spreads applicable to ANZ for that instrument.

EXTERNAL UNIT HOLDER LIABILITIES (LIFE INSURANCE FUNDS)

The carrying amount represents the external unit holder’s share of net assets which are carried at fair value in the fund.

LIFE INVESTMENT CONTRACT LIABILITIES

Life investment contract liabilities are carried at fair value.

PAYABLES AND OTHER FINANCIAL LIABILITIES

This category includes accrued interest and fees payable for which the carrying amount is considered to approximate the fair value.

COMMITMENTS AND CONTINGENCIES

Adjustments to fair value for commitments and contingencies that are not financial instruments recognised in the balance sheet, are not included in this note.

(ii) Valuation methodology

A significant number of financial instruments are carried on balance sheet at fair value.

The best evidence of fair value is a quoted price in an active market. Accordingly, wherever possible fair value is based on the quoted market price of the financial instrument.

In the event that there is no quoted market price for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spread, counterparty credit spreads and other factors that would influence the fair value determined by a market participant.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments the valuation technique may employ some data (valuation inputs or components) which is not readily observable in the current market. In these cases valuation inputs (or components of the overall value) are derived and extrapolated from other relevant market data and tested against historic transactions and observed market trends. Valuations using one or more non-observable data inputs require professional judgement.

ANZ has a control framework that ensures that the fair value is either determined or validated by a function independent of the party that undertakes the transaction.

Where quoted market prices are used, independent price determination or validation is obtained. For fair values determined using a valuation model, the control framework may include, as applicable, independent development or validation of: (i) valuation models; (ii) any inputs to those models; and (iii) any adjustments required outside of the valuation model, and, where possible, independent validation of model outputs.

168 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

The tables below provide an analysis of the methodology used for valuing financial assets and financial liabilities that are required to be measured at fair value. The fair value of the financial instrument has been allocated in full to the category which most accurately reflects the determination of the fair value. This allocation is based on the categorisation of the lowest level input into a valuation model or a valuation component that is significant to the reported fair value of the financial instrument. In this regard, the significance of an input is assessed against the reported fair value of the financial instrument and considers various factors specific to the financial instrument. The “quoted market price” category also includes financial instruments valued using quoted yield where it is available for a specific debt security.

The methods used in valuing different classes of financial assets or liabilities are described in section (i) on pages 165 to 168. There have been no substantial changes in the valuation techniques applied to different classes of financial instruments since the previous year. ANZ continuously monitors the relevance of inputs used and calibrates its valuation models where there is evidence that changes are required to ensure that the resulting valuations remain appropriate.

			Valuation technique
					With significant
	Quoted market price		Using observable inputs		non-observable inputs		Total
	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Trading securities	22,690	19,288	10,775	11,555	50	148	33,515	30,991
Derivative financial instruments	2,050	1,862	35,321	34,797	450	745	37,821	37,404
Available-for-sale financial assets	17,816	12,930	2,280	2,764	646	881	20,742	16,575
Investments backing policyholder liabilities	16,585	—	15,115	—	471	—	32,171	—
Loans and advances (designated at fair value)	—	—	192	190	—	—	192	190

	59,141	34,080	63,683	49,306	1,617	1,774	124,441	85,160

Financial liabilities
Derivative financial instruments	2,143	1,854	34,428	33,608	646	1,054	37,217	36,516
Deposits and other borrowings (designated at fair value)	—	—	5,561	6,065	—	—	5,561	6,065
Bonds and notes (designated at fair value)	—	—	8,107	8,933	—	—	8,107	8,933
Life investment contract liabilities	—	—	28,002	—	—	—	28,002	—
External unit holder liabilities (life insurance funds)	—	—	5,448	—	—	—	5,448	—
Loan capital (designated at fair value)	—	—	1,009	1,926	—	—	1,009	1,926

	2,143	1,854	82,555	50,532	646	1,054	85,344	53,440

			Valuation technique
					With significant
	Quoted market price		Using observable inputs		non-observable inputs		Total
The Company	2010 $m	2009 $m	2010 $m	2009 $m	2010 $m	2009 $m	2010 $m	2009 $m
Financial assets
Trading securities	19,888	12,933	8,367	14,329	50	148	28,305	27,410
Derivative financial instruments	2,047	1,808	31,694	30,448	450	745	34,191	33,001
Available-for-sale financial assets	15,738	11,175	826	1,763	409	616	16,973	13,554
Loans and advances (designated at fair value)	—	—	139	143	—	—	139	143

	37,673	25,916	41,026	46,683	909	1,509	79,608	74,108

Financial liabilities
Derivative financial instruments	2,109	1,767	31,892	30,347	646	1,054	34,647	33,168
Bonds and notes (designated at fair value)	—	—	8,107	8,933	—	—	8,107	8,933
Loan capital (designated at fair value)	—	—	1,009	1,926	—	—	1,009	1,926

	2,109	1,767	41,008	41,206	646	1,054	43,763	44,027

Financial Report 169

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

(iii) Additional information for financial instruments carried at fair value where the valuation incorporates non-observable market data

CHANGES IN FAIR VALUE

The following table presents the composition of financial instruments measured at fair value with significant non-observable inputs.

	Financial assets								Financial liabilities
							Investments backing
	Trading securities		Derivatives		Available-for-sale		policyholder liabilities		Derivatives
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Asset backed securities	50	148	—	—	—	103	—	n/a	—	—
Illiquid corporate bonds and loans	—	—	—	—	555	778	—	n/a	—	—
Structured credit products	—	—	445	704	91	—	110	n/a	624	1,019
Managed funds (suspended)	—	—	—	—	—	—	266	n/a	—	—
Alternative assets	—	—	—	—	—	—	95	n/a	—	—
Other derivatives	—	—	5	41	—	—	—	n/a	22	35

Total	50	148	450	745	646	881	471	n/a	646	1,054

The Company
Asset backed securities	50	148	—	—	—	—	n/a	n/a	—	—
Illiquid corporate bonds and loans	—	—	—	—	409	616	n/a	n/a	—	—
Structured credit products	—	—	445	704	—	—	n/a	n/a	624	1,019
Other derivatives	—	—	5	41	—	—	n/a	n/a	22	35

Total	50	148	450	745	409	616	n/a	n/a	646	1,054

Asset backed securities and illiquid corporate bonds comprise illiquid bonds where the effect on fair value of issuer credit cannot be directly or indirectly observed in the market.

Structured credit products categorised in derivatives comprise the structured credit intermediation trades that ANZ entered into from 2004 to 2007 whereby ANZ sold protection using credit default swaps over certain structures, and mitigated risk by purchasing protection via credit default swaps from US financial guarantors over the same structures. These trades are valued using complex models with certain inputs relating to the reference assets and derivative counterparties not observable in the market.

Investments in structured credit products comprise collateralised debt and loan obligations where there is a lack of active trading and limited observable market data.

Managed funds (suspended) are comprised of fixed income and mortgage investments in managed funds that are illiquid and are not currently redeemable.

The following table details movements in the balance of these financial assets and liabilities. Derivatives are categorised on a portfolio basis and classified as either financial assets or financial liabilities based on whether the closing balance is a gain or loss. This could be different to the opening balance.

	Financial assets								Financial liabilities
							Investments backing
	Trading securities		Derivatives		Available -for-sale		policyholder liabilities		Derivatives
	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Opening balance	148	149	745	1,237	881	1,992	—	n/a	(1,054)	(1,793)
New purchases and issues[1]	—	32	—	7	150	—	526	n/a	—	(4)
Disposals/(sales) and cash settlements	—	(13)	(16)	(39)	(383)	(1,032)	(24)	n/a	2	(56)
Transfers:								n/a
Transfers into the category	—	—	—	2	—	—	—	n/a	—	(19)
Transfers out of the category	—	—	(35)	(3)	(26)	(13)	—	n/a	20	—
Fair value gain/(loss) recorded in the income statement	(98)	(20)	(244)	(459)	(5)	(28)	(31)	n/a	386	818
Fair value gain/(loss) recognised in equity	—	—	—	—	29	(38)	—	n/a	—	—

Closing balance	50	148	450	745	646	881	471	n/a	(646)	(1,054)

The Company
Opening balance	148	149	745	1,237	616	924	n/a	n/a	(1,054)	(1,793)
New purchases and issues	—	32	—	7	50	308	n/a	n/a	—	(4)
Disposals/(sales) and cash settlements	—	(13)	(16)	(39)	(231)	(541)	n/a	n/a	2	(56)
Transfers:							n/a	n/a
Transfers into the category	—	—	—	2	—	—	n/a	n/a	—	(19)
Transfers out of the category	—	—	(35)	(3)	(26)	(13)	n/a	n/a	20	—
Fair value gain/(loss) recorded in the income statement	(98)	(20)	(244)	(459)	(7)	(24)	n/a	n/a	386	818
Fair value gain/(loss) recognised in equity	—	—	—	—	7	(38)	n/a	n/a	—	—

Closing balance	50	148	450	745	409	616	n/a	n/a	(646)	(1,054)

1	Included in new purchases and issues are $482 million of investments backing policyholder liabilities and $100 million of available-for-sale financial assets acquired as part of the purchase of the ING businesses in Australia and New Zealand.

170 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

SENSITIVITY TO DATA INPUTS

Where valuation techniques use assumptions derived from significant non-observable market inputs, changing these assumptions changes the resultant estimate of fair value. The majority of these transactions are “back-to-back” in nature where ANZ either acts as a financial intermediary, or ANZ hedges market risks. Similarly, the performance of investments backing policyholder liabilities directly impacts the associated life investment contracts they relate to. In these circumstances, changes in the assumptions generally have minimal impact on the income statement and net assets of ANZ, with the exception of the structured credit intermediation trades that create significant exposure to market risk and/or credit risk.

Principal inputs used in the determination of fair value of financial instruments included in this group include counterparty credit spreads, market-quoted CDS prices, recovery rates, default probabilities, correlation curves and other inputs, some of which may not be directly observable in the market. For both the Group and the Company, the potential effect of changing prevailing assumptions to reasonably possible alternative assumptions for valuing those financial instruments could result in an increase of $45 million (2009: $37 million) or a decrease of $30 million (2009: $27 million) in net derivative financial instruments as at 30 September 2010. The ranges of reasonably possible alternative assumptions are established by application of professional judgement and analysis of the data available to support each assumption.

DEFERRED FAIR VALUE GAINS AND LOSSES

Where the fair value of a financial instrument is determined using non-observable data that has a significant impact on the valuation of the instrument, any difference between the transaction price and the amount determined based on the valuation technique arising on initial recognition of the financial instrument (day one gain or loss) is deferred on the balance sheet. Subsequently, the day one gain or loss is recognised in the income statement only to the extent that it arises from a change in factors (including time) that a market participant would consider in setting the price for the instrument.

The table below shows movements in the aggregate amount of day one gain/(loss) not recognised in the income statement on the initial recognition of the financial instrument because the difference between the transaction price and the modelled valuation price was not fully supported by inputs that were observable in the market.

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Opening balance	3	5	3	5
Deferral of gain/(loss) on new transactions	—	—	—	—
Recognised in the income statement, including exchange differences	—	(2)	—	(2)

	3	3	3	3

(iv) Additional information for financial instruments designated at fair value through profit or loss

FINANCIAL ASSETS DESIGNATED AT FAIR VALUE THROUGH PROFIT OR LOSS

The category loans and advances includes certain loans designated at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the asset were otherwise carried at amortised cost. This mismatch arises as the derivative financial instruments, which were acquired to mitigate interest rate risk of the loan and advances, are measured at fair value through profit or loss. By designating the economically hedged loans, the movements in the fair value attributable to changes in interest rate risk, will also be recognised in the income statement in the same periods.

At balance date, the credit exposure of the Group on these assets was $192 million (2009: $190 million) and for the Company was $139 million (2009: $143 million). For the Company $85 million (2009: $86 million) was mitigated by collateral held.

The cumulative change in fair value attributable to change in credit risk was, for the Group, a reduction to the assets of $4 million (2009: $5 million). For the Company the reduction to the assets was $1 million (2009: $1 million). The amount recognised in the income statement attributable to changes in credit risk was a gain of $1 million (2009: $1 million gain).

The change in fair value of the designated financial assets attributable to changes in credit risk has been calculated by determining the change in credit rating and credit spread implicit in the loans and advances issued by entities with similar credit characteristics.

Financial Report 171

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

FINANCIAL LIABILITIES DESIGNATED AT FAIR VALUE THROUGH PROFIT OR LOSS

Parts of loan capital, bonds and notes and deposits and other borrowings have been designated as financial liabilities at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the liabilities were otherwise carried at amortised cost. This mismatch arises as the derivatives acquired to mitigate interest rate risk within the financial liabilities are measured at fair value through profit or loss.

Life investment contracts are designated at fair value through profit or loss in accordance with AASB 1038.

The table below compares the carrying amount of financial liabilities carried at full fair value, to the contractual amount payable at maturity and fair value gains and losses recognised during the period on liabilities carried at full fair value that are attributable to changes in ANZ’s own credit rating.

	Life investment	Deposits and other
	Contract liabilities	borrowings		Bonds and notes		Loan capital
	2010	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m
Carrying amount	28,002	5,561	6,065	8,107	8,933	1,009	1,926
Amount at which carrying value is greater/(less) than amount payable at maturity	(25)	(1)	(6)	(187)	92	27	2
Cumulative change in liability value attributable to own credit risk:
– opening cumulative (gain)/loss	—	—	(2)	76	(166)	(59)	(47)
– (gain)/loss recognised during the year	—	—	2	(86)	242	41	(12)
– closing cumulative (gain)/loss	—	—	—	(10)	76	(18)	(59)

	Deposits and other
	borrowings		Bonds and notes		Loan capital
	2010	2009	2010	2009	2010	2009
The Company	$m	$m	$m	$m	$m	$m
Carrying amount	—	—	8,107	8,933	1,009	1,926
Amount at which carrying value is greater/(less) than amount payable at maturity	—	—	(187)	92	27	2
Cumulative change in liability value attributable to own credit risk:
– opening cumulative (gain)/loss	—	—	76	(166)	(59)	(47)
– (gain)/loss recognised during the year	—	—	(86)	242	41	(12)
– closing cumulative (gain)/loss	—	—	(10)	76	(18)	(59)

For each of loan capital, bonds and notes and deposits and other borrowings, the change in fair value attributable to changes in credit risk has been determined as the amount of change in fair value that is not attributable to changes in market conditions that give rise to market risks (benchmark interest rate and foreign exchange rates).

35: Maturity Analysis of Assets and Liabilities

The following is an analysis, by remaining contractual maturities at balance date, of selected asset and liability accounts and represents the actual obligation date expected for the asset or liability to be recovered or settled within one year, and greater than one year.

	2010			2009
	Due within	Greater than		Due within	Greater than
	one year	one year[1]	Total	one year	one year	Total
Consolidated	$m	$m	$m	$m	$m	$m
Due from other financial institutions	5,291	190	5,481	4,759	226	4,985
Available-for-sale assets	16,793	3,949	20,742	12,749	3,826	16,575
Net loans and advances	83,110	266,211	349,321	77,150	254,857	332,007
Investments backing policy liabilities	4,575	27,596	32,171	—	—
Customers’ liability for acceptances	11,495	—	11,495	13,762	—	13,762

Due to other financial institutions	20,465	56	20,521	19,889	35	19,924
Deposits and other borrowings	292,054	19,418	311,472	277,889	16,481	294,370
Liability for acceptances	11,495	—	11,495	13,762	—	13,762
Bonds and notes	16,035	43,679	59,714	11,317	45,943	57,260
Policy liabilities	28,002	979	28,981	—	—	—
External unit holder liabilities	5,448	—	5,448	—	—	—
Loan capital	—	12,316	12,316	400	13,029	13,429

1	Includes items where no maturity is specified.

172 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

36: Segment Analysis

(i) Description of segments

The Group has three segments based on the geographic regions in which the Group operates (Australia, New Zealand and the combined Asia, Pacific, Europe & America). Each geography focuses primarily on four customer based divisions being Retail, Commercial, Wealth and Institutional. The Institutional division is also managed on a global basis.

The segments and product and services categories as reported below are consistent with internal reporting provided to the chief operating decision maker, being the Chief Executive Officer.

The primary sources of external revenue across all business units are interest, fee income and trading income.

(ii) Transactions between segments

Costs are allocated between business units across segments within ANZ for management reporting comparative purposes on an arms length basis.

					Asia Pacific,
	Australia		New Zealand		Europe & America		Total
	2010	2009	2010	2009	2010	2009	2010	2009
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
External interest income	20,017	18,409	5,116	6,186	1,475	1,691	26,608	26,286
External interest expense	(12,525)	(11,653)	(2,605)	(3,832)	(609)	(913)	(15,739)	(16,398)
Adjustment for intersegment interest	476	329	(531)	(397)	55	68	—	—

Net interest income	7,968	7,085	1,980	1,957	921	846	10,869	9,888
Other external operating income	3,113	2,061	551	460	726	736	4,390	3,257
Share of net profit/(loss) of equity accounted investments	40	76	33	11	360	378	433	465

Segment revenue	11,121	9,222	2,564	2,428	2,007	1,960	15,692	13,610

Other external expenses	(4,752)	(4,161)	(1,172)	(1,130)	(1,380)	(934)	(7,304)	(6,225)
Net intersegment expenses	(34)	(12)	(63)	(73)	97	85	—	—

Operating expenses	(4,786)	(4,173)	(1,235)	(1,203)	(1,283)	(849)	(7,304)	(6,225)
Provision for credit impairment	(1,271)	(2,008)	(362)	(722)	(154)	(275)	(1,787)	(3,005)

Segment result before tax	5,064	3,041	967	503	570	836	6,601	4,380

Income tax expense	(1,760)	(955)	(279)	(344)	(57)	(136)	(2,096)	(1,435)
Non-controlling interests	—	(2)	—	—	(4)	—	(4)	(2)

Profit after income tax attributed to shareholders of the company	3,304	2,084	688	159	509	700	4,501	2,943

Acquisition of plant & equipment, intangibles and other non-current assets	1,013	611	59	77	97	67	1,169	755

Non-Cash Expenses
Depreciation and amortisation	(453)	(285)	(55)	(40)	(54)	(49)	(562)	(374)
Equity-settled share-based payment expenses	(94)	(74)	(16)	(14)	(30)	(15)	(140)	(103)
Provision for credit impairment	(1,271)	(2,008)	(362)	(722)	(154)	(275)	(1,787)	(3,005)
Credit risk on derivatives	39	(129)	(4)	(6)	—	—	35	(135)
Provisions for employee entitlements	(49)	(50)	(56)	(59)	(3)	(3)	(108)	(112)
Provisions for restructuring	(30)	(100)	(2)	(20)	(2)	(10)	(34)	(130)

Financial Position
Total external assets[1]	380,900	324,918	93,074	101,445	56,973	50,121	530,947	476,484
Shares in associates and joint venture companies	165	1,826	109	383	2,691	2,356	2,965	4,565
Total external liabilities[2]	357,551	312,378	75,147	82,589	64,851	49,480	497,549	444,447
Goodwill	1,450	264	2,482	2,680	154	55	4,086	2,999
Intangibles	2,276	809	215	49	53	39	2,544	897

1	Excludes deferred tax assets.
2	Excludes deferred tax liabilities.

Financial Report 173

NOTES TO THE FINANCIAL STATEMENTS

36: Segment Analysis (continued)

External segment revenue by products and services

The table below sets out revenue from external customers for groups of similar products and services as required by AASB 8 Operating Segments.

					Asia Pacific,
	Australia		New Zealand		Europe & America		Total
	2010	2009	2010	2009	2010	2009	2010	2009
	$m	$m	$m	$m	$m	$m	$m	$m
Retail	4,333	4,105	1,262	1,313	603	449	6,198	5,867
Commercial	2,307	2,065	720	705	—	—	3,027	2,770
Wealth	1,001	351	132	46	38	35	1,171	432
Institutional	3,298	3,124	476	633	1,091	1,208	4,865	4,965
Partnerships	—	—	—	—	390	349	390	349
Other	182	(423)	(26)	(269)	(115)	(81)	41	(773)

Total revenue	11,121	9,222	2,564	2,428	2,007	1,960	15,692	13,610

The following disclosure represents a secondary segment view on a divisional basis, consistent with the Group matrix reporting structure.

						Less:
						Institutional
			Asia Pacific,			Asia Pacific,
			Europe &	New Zealand		Europe &
Consolidated	Australia	Institutional	America	Businesses	Other	America	Consolidated
Year ended 30 September 2010	$m	$m	$m	$m	$m	$m	$m
Net interest income	5,423	3,151	1,009	1,648	225	(587)	10,869
Other operating income	2,224	1,714	1,097	476	(184)	(504)	4,823
Operating income	7,647	4,865	2,106	2,124	41	(1,091)	15,692
Operating expenses	(3,266)	(1,706)	(1,141)	(1,058)	(621)	488	(7,304)
Profit before credit impairment and income tax	4,381	3,159	965	1,066	(580)	(603)	8,388
Provision for credit impairment	(584)	(740)	(154)	(409)	23	77	(1,787)
Profit before income tax	3,797	2,419	811	657	(557)	(526)	6,601
Income tax expense	(1,102)	(665)	(100)	(184)	(150)	105	(2,096)
Non-controlling interests	—	—	(6)	—	2	—	(4)

Profit after income tax attributed to shareholders of the Company	2,695	1,754	705	473	(705)	(421)	4,501

						Less:
						Institutional
			Asia Pacific,			Asia Pacific,
			Europe &	New Zealand		Europe &
Consolidated	Australia	Institutional	America	Businesses	Other	America	Consolidated
Year ended 30 September 2009	$m	$m	$m	$m	$m	$m	$m
Net interest income	4,869	3,117	896	1,626	(48)	(572)	9,888
Other operating income	1,658	1,848	1,118	458	(724)	(636)	3,722
Operating income	6,527	4,965	2,014	2,084	(772)	(1,208)	13,610
Operating expenses	(2,759)	(1,555)	(877)	(1,010)	(455)	431	(6,225)
Profit before credit impairment and income tax	3,768	3,410	1,137	1,074	(1,227)	(777)	7,385
Provision for credit impairment	(889)	(1,410)	(252)	(635)	34	147	(3,005)
Profit before income tax	2,879	2,000	885	439	(1,193)	(630)	4,380
Income tax expense	(845)	(567)	(170)	(125)	107	165	(1,435)
Non-controlling interests	—	(3)	—	—	—	1	(2)

Profit after income tax attributed to shareholders of the Company	2,034	1,430	715	314	(1,086)	(464)	2,943

174 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

37: Notes to the Cash Flow Statements

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
a) Reconciliation of net profit after income tax to net cash provided by operating activities

	Inflows	Inflows	Inflows	Inflows
	(Outflows)	(Outflows)	(Outflows)	(Outflows)
Operating profit after income tax attributable to shareholders of the Company	4,501	2,943	4,428	2,285
Adjustment to reconcile operating profit after income tax to net cash provided by/(used in) operating activities
Provision for credit impairment	1,787	3,005	1,369	2,079
Credit risk on derivatives	(35)	135	39	121
Depreciation and amortisation	560	375	372	289
Profit on sale of businesses	—	3	—	3
Provision for employee entitlements, restructuring and other provisions	461	675	326	409
Payments from provisions	(520)	(571)	(259)	(395)
(Profit)/loss on sale of premises and equipment	8	(5)	—	(5)
(Profit)/loss on sale of available-for-sale assets	(36)	(1)	(22)	—
Amortisation of discounts/premiums included in interest income	(32)	(162)	2	—
Net foreign exchange earnings	(747)	(962)	(458)	(740)
Net gains/losses on trading derivatives	95	(424)	(82)	(467)
Net derivatives/foreign exchange adjustment	658	1,879	518	1,687
Share based payments	7	9	7	9

Net (increase)/decrease in operating assets
Trading securities	(2,004)	(15,971)	(1,835)	(14,491)
Liquid assets greater than three months	2,184	2,253	815	2,427
Due from other banks greater than three months	(65)	1,402	(145)	1,032
Loans and advances	(17,044)	(1,897)	(20,345)	(23,162)
Net (decrease)/increase in investments backing policyholder liabilities	39	—	—	—
Net derivative financial instruments	(1,823)	(7,754)	(1,110)	(7,936)
Net intra-group loans and advances	—	—	(5,110)	6,412
Interest receivable	(181)	722	(208)	586
Accrued income	(147)	92	(116)	32
Net tax assets	1,114	144	936	(14)

Net (decrease)/increase in operating liabilities
Deposits and other borrowings	14,726	12,601	20,862	26,171
Due to other financial institutions	55	(168)	1,329	(1,027)
Payables and other liabilities	(1,288)	(994)	(709)	259
Interest payable	163	(1,115)	308	(788)
Accrued expenses	363	294	324	281
Other	250	(190)	(158)	(29)

Total adjustments	(1,452)	(6,625)	(3,350)	(7,257)

Net cash (used in)/provided by operating activities	3,049	(3,682)	1,078	(4,972)

b) Reconciliation of cash and cash equivalents

Cash and cash equivalents include liquid assets and amounts due from other financial institutions with an original term to maturity of less than three months. Cash and cash equivalents at the end of the financial year as shown in the statements of cash flows are reconciled to the related items in the statements of financial position as follows:

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Liquid assets – less than three months	17,042	18,393	14,543	15,228
Due from other financial institutions – less than three months	4,862	4,412	3,592	2,823

Cash and cash equivalents in the statement of cashflows	21,904	22,805	18,135	18,051

Financial Report 175

NOTES TO THE FINANCIAL STATEMENTS

37: Notes to the Cash Flow Statements (continued)

c) Acquisitions and disposals

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Cash (inflows)/outflows from acquisitions and investments (net of cash acquired)
Purchases of controlled entities	(55)	34	(3,009)	34
Investments in controlled entities	—	—	694	194
Purchases of interest in associates and joint ventures	5	229	5	3

	(50)	263	(2,310)	231

Cash inflows from disposals (net of cash disposed)
Disposals of controlled entities	—	—	—	—
Disposals of associates and joint ventures	15	15	113	15

	15	15	113	15

d) Non-cash financing and investing activities
Share capital issues
Dividends satisfied by share issue	1,007	1,788	1,007	1,788

	1,007	1,788	1,007	1,788

e) Financing arrangements

		Consolidated
	2010		2009
	Available	Unused	Available	Unused
	$m	$m	$m	$m
Credit stand by arrangements
Standby lines	987	987	1,186	1,186
Other financing arrangements
Overw and other financing arrangements	—	—	—	—

Total finance available	987	987	1,186	1,186

176 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

38: Controlled Entities

	Incorporated in	Nature of business
Ultimate parent of the Group
Australia and New Zealand Banking Group Limited	Australia	Banking
All controlled entities are 100% owned unless otherwise noted.
The material controlled entities of the Group are:
Amerika Samoa Bank*	American Samoa	Banking
ANZ Bank (Vietnam) Limited*	Vietnam	Banking
ANZ Capel Court Limited	Australia	Investment Banking
ANZ Capital Hedging Pty Ltd	Australia	Hedging
ANZ Commodity Trading Pty Ltd	Australia	Finance
ANZCover Insurance Pty Ltd	Australia	Captive-Insurance
ANZ Trustees Limited	Australia	Trustee/Nominee
ANZ Funds Pty Ltd	Australia	Holding Company
ANZ Bank (Europe) Limited*	United Kingdom	Banking
ANZ Bank (Kiribati) Limited*[1]	Kiribati	Banking
ANZ Bank (Samoa) Limited*	Samoa	Banking
ANZ Holdings (New Zealand) Limited*	New Zealand	Holding Company
ANZ National Bank Limited*	New Zealand	Banking
ANZ Investment Services (New Zealand) Limited*	New Zealand	Fund Manager
ANZ National (Int’l) Limited*	New Zealand	Finance
Arawata Assets Limited*	New Zealand	Finance
ING (NZ) Holdings Limited*	New Zealand	Holding Company
ING Insurance Holdings Limited*	New Zealand	Holding Company
ING Life (NZ) Limited*	New Zealand	Insurance
Private Nominees Limited*	New Zealand	Nominee
UDC Finance Limited*	New Zealand	Finance
ANZ International (Hong Kong) Limited*	Hong Kong	Holding Company
ANZ Asia Limited*	Hong Kong	Banking
ANZ Bank (Vanuatu) Limited	Vanuatu	Banking
ANZ International Private Limited*	Singapore	Holding Company
ANZ Singapore Limited*	Singapore	Merchant Banking
ANZ Royal Bank (Cambodia) Limited*[1]	Cambodia	Banking
LFD Limited	Australia	Holding Company
Minerva Holdings Limited*	United Kingdom	Holding Company
Upspring Limited*	United Kingdom	Investment
Votraint No. 1103 Pty Ltd	Australia	Investment
ANZ Lenders Mortgage Insurance Pty Ltd	Australia	Mortgage Insurance
ANZ Nominees Limited	Australia	Nominee
ANZ Orchard Investments Pty Ltd	Australia	Holding Company
OnePath Australia Limited (formerly ING Australia Limited)	Australia	Holding Company
OnePath Life Limited (formerly ING Life Limited)	Australia	Insurance
OnePath General Insurance Pty Limited (formerly ING General Insurance Pty Limited)	Australia	Insurance
OnePath Funds Management Limited (formerly ING Funds Management Limited)	Australia	Funds Management
OnePath Custodians Limited (formerly ING Custodians Pty Limited)	Australia	Custody
Australia and New Zealand Banking Group (PNG) Limited*	Papua New Guinea	Banking
Chongqing Liangping ANZ Rural Bank Company Limited*	China	Banking
Citizens Bancorp Inc	Guam	Holding Company
ANZ Guam Inc.**	Guam	Banking
Esanda Finance Corporation Limited	Australia	General Finance
ETRADE Australia Limited	Australia	Online Stockbroking
PT ANZ Panin Bank*[1]	Indonesia	Banking
ANZ Vientiane Commercial Bank Limited*	Laos	Banking

*	Audited by overseas KPMG firms.
**	Audited by Deloitte Guam.
1	Minority interests hold ordinary shares or units in the controlled entities listed above as follows: ANZ Bank (Kiribati) Limited – 150,000 $1 ordinary shares (25%) (2009: 150,000 $1 ordinary shares (25%)); PT ANZ Panin Bank – 7,500 IDR 1 million shares (15%) (2009: 7,500 IDR 1 million shares (15%)); ANZ Royal Bank (Cambodia) Limited – 319,500 USD100 ordinary shares (45%) (2009: 319,500 USD100 ordinary shares (45%)).

.

Financial Report 177

NOTES TO THE FINANCIAL STATEMENTS

39: Associates

Significant associates of the Group are as follows:

	Date became an associate	Ownership interest held	Voting interest	Incorporated in	Carrying value 2010 $m	Carrying value 2009 $m	Fair value[2] $m		Reporting date	Principal activity
AMMB Holdings Berhad[1]	May 2007	24%	24%	Malaysia	1,082	958	1,424		31 March	Banking
P.T. Bank Pan Indonesia	April 2001	39%	39%	Indonesia	611	516	1,236		31 December	Banking
Shanghai Rural Commercial Bank	September 2007	20%	20%	Peoples Republic of China	499	461	n/a		31 December	Banking
Bank of Tianjin	June 2006	20%	20%	Peoples Republic of China	327	276	n/a		31 December	Banking
Saigon Securities Inc.[1]	July 2008	18%	18%	Vietnam	128	108	89	[3]	31 December	Stockbroking
Diversified Infrastructure Trust[4]	March 2008	53%	53%	Australia	105	104	145		30 September	Investment
Metrobank Card Corporation	October 2003	40%	40%	Philippines	43	34	n/a		31 December	Cards Issuing
Other associates					170	255

Total carrying value of associates					2,965	2,712

1	Significant influence was established via representation on the Board of Directors.
2	Applicable to those investments in associates where there are published price quotations.
3	A value-in-use estimation supports the carrying value of this investment.
4	ANZ has significant influence but not control over this entity as key operational decisions require 75% resolution of unitholders.

	2010 $m	2009 $m
Aggregated assets of significant associates (100%)	116,107	88,726
Aggregated liabilities of significant associates (100%)	106,589	80,817
Aggregated revenues of significant associates (100%)	5,812	6,089

	Consolidated
	2010 $m	2009 $m
Results of Associates
Share of associates profit before income tax	437	262
Share of income tax expense	(114)	(66)

Share of associates net profit – as disclosed by associates	323	196
Adjustments[1]	77	186

Share of associates net profit accounted for using the equity method	400	382

1	The results differ from the published results of these entities due to the application of IFRS, Group Policies and acquisition adjustments.

178 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

40: Interests in Joint Venture Entities

On 30 November 2009, the Group acquired the remaining 51% shareholding in the ANZ-ING joint ventures in Australia and New Zealand, taking its ownership interest to 100%. The year ended 30 September 2010 includes the financial impact of full ownership since 30 November 2009. For the period 1 October 2009 to 30 November 2009, the investments were accounted for as joint ventures. In the 2009 year, the results include the financial impact of the 49% interest in the joint venture.

	OnePath (formerly ING Australia Limited)		ING (NZ) Holdings Limited		Consolidated Total
	2010 $m	2009 $m	2010 $m	2009 $m	2010 $m	2009 $m
Retained profits attributable to the joint venture entity
At the beginning of the year	483	410	68	58	551	468
At the end of the year	N/A	483	N/A	68	N/A	551

Movement in the carrying amount of the joint venture entity
Carrying amount at the commencement of the year	1,649	1,589	204	178	1,853	1,767
Share of net profit	28	73	5	10	33	83
Movement of reserves	—	(13)	—	—	—	(13)
Additional investment	—	—	—	19	—	19
Transfer to shares in controlled entity	(1,677)	—	(201)	—	(1,878)	—
Adjustment for exchange fluctuations	—	—	(8)	(3)	(8)	(3)

Carrying amount at the end of the year	—	1,649	—	204	—	1,853

Share of assets and liabilities1, [2]
Investments	N/A	11,914	N/A	75	N/A	11,989
Other assets	N/A	2,909	N/A	140	N/A	3,049

Share of total assets	N/A	14,823	N/A	215	N/A	15,038

Policy holder liabilities	N/A	13,176	N/A	(38)	N/A	13,138
Other liabilities	N/A	575	N/A	52	N/A	627

Share of total liabilities	N/A	13,751	N/A	14	N/A	13,765

Share of net assets	N/A	1,072	N/A	201	N/A	1,273

Share of revenues, expenses and results
Revenues	87	343	16	95	103	438
Expenses	(51)	(229)	(12)	(89)	(63)	(318)

Profit before income tax	36	114	4	6	40	120

Income tax (expense)/benefit	(8)	(41)	1	4	(7)	(37)

Profit after income tax	28	73	5	10	33	83

Net equity accounted profit	28	73	5	10	33	83

Share of commitments
Lease commitments	N/A	136	N/A	14	N/A	150
Other commitments	N/A	43	N/A	—	N/A	43

Share of total expenditure commitments	N/A	179	N/A	14	N/A	193

Share of contingent liabilities
In relation to ANZ’s interest in the joint venture entity[3]	N/A	21	N/A	—	N/A	21

	N/A	21	N/A	—	N/A	21

1	This represents the Group’s share of the assets and liabilities of OnePath Australia Limited (formerly ING Australia Limited) and ING (NZ) Holdings Limited, less minority interests and including goodwill on acquisition of ANZ Funds Management entities.
2	At 30 September 2010 the assets and liabilities are fully consolidated by the Group.
3	This represents Deeds of Subordination with ASIC as buyer of last resort.

Financial Report 179

NOTES TO THE FINANCIAL STATEMENTS

41: Securitisations

ANZ enters into transactions in the normal course of business by which it transfers financial assets directly to third parties or to special purpose entities. These transfers may give rise to the full or partial derecognition of those financial assets.

•

Full derecognition occurs when ANZ transfers its contractual right to receive cash flows from the financial assets, or retains the right but assumes an obligation to pass on the cash flows from the asset, and transfers substantially all the risks and rewards of ownership. These risks include credit, interest rate, currency, prepayment and other price risks.

•

Partial derecognition occurs when ANZ sells or otherwise transfers financial assets in such a way that some but not substantially all of the risks and rewards of ownership are transferred but control is retained. These financial assets are recognised on the balance sheet to the extent of ANZ’s continuing involvement.

The following table summarises ANZ’s securitisation activities for ANZ-originated assets. The 2010 securitisation activity relates to an internal residential mortgage securitisation creating instruments eligible for repurchase arrangements with the Reserve Bank of Australia.

	Consolidated[1]		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Carrying amount of assets securitised (sold) during the year	—	—	7,001	22,971
Net cash proceeds received	—	—	—	—
Retained interests	—	—	(7,001)	(22,971)

Gain/(loss) on securitisation/sale (pre-tax)	—	—	—	—

1	The balances are nil as the Company balances are eliminated as the balance in the Company relates to an internal securitisation vehicle.

ANZ-originated financial assets that do not qualify for derecognition typically relate to loans that have been securitised under arrangements by which ANZ retains a continuing involvement in the transferred assets. Continuing involvement may entail: retaining the rights to future cash flows arising from the assets after investors have received their contractual terms; providing subordinated interests; liquidity support; continuing to service the underlying asset; or entering into derivative transactions with the securitisation vehicles. In such instances, ANZ continues to be exposed to risks associated with these transactions.

The rights and obligations that ANZ retains from its continuing involvement in securitisations are initially recorded as an allocation of the fair value of the financial asset between the portion that is derecognised and the portion that continues to be recognised on the date of transfer. The carrying amount of ANZ-originated financial assets that did not achieve derecognition during the year are set out below:

	Consolidated[1]		The Company
Securitisation	2010 $m	2009 $m	2010 $m	2009 $m
Carrying amount of assets (original)	—	—	7,001	22,971
Carrying amount of assets (currently recognised)	—	—	6,749	19,929
Carrying amount of associated liabilities	—	—	6,749	19,929

1	The balances are nil as the Company balances are eliminated as the balance in the Company relates to an internal securitisation vehicle.

180 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

42: Fiduciary Activities

The Group conducts various fiduciary activities as follows:

Investment fiduciary activities for trusts

The Group conducts investment fiduciary activities for trusts, including deceased estates. These trusts have not been consolidated as the Group does not have direct or indirect control.

Where the Company or its controlled entities incur liabilities in respect of these operations as trustee, where the primary obligation is incurred in an agency capacity as trustee of the trust rather than on the Group’s own account, a right of indemnity exists against the assets of the applicable funds or trusts. As these assets are sufficient to cover the liabilities and it is therefore not probable that the Company or its controlled entities will be required to settle the liabilities, the liabilities are not included in the financial statements.

The aggregate amounts of funds concerned are as follows:

	Consolidated
	2010 $m	2009 $m
Trusteeships	2,443	2,439

Funds management activities

Funds management activities are conducted through OnePath Australia Limited (formerly ING Australia Limited) and ING (NZ) Holdings Limited and certain other subsidiaries of the Group. Funds under management in these entities are not included in these consolidated financial statements except where they are controlled by the Group.

The Group controlled (or jointly controlled prior to 30 November 2009) companies with funds under management are as follows:

	2010 $m	2009 $m
OnePath Australia Limited	42,091	42,160
ING (NZ) Holdings Limited	5,655	5,541
Other controlled entities – New Zealand	5,885	5,948
Other controlled entities – Australia[1]	1,053	1,053

	54,684	54,702

1	This amount includes $991 million (2009: $972 million) where the Group in its role as Trustee has the right to appoint or remove the funds manager.

Custodian services activities

On 18 December 2009, ANZ completed a contract of sale to dispose of its Australian and New Zealand Custodian Services business conducted through ANZ Custodian Services. ANZ Custodian Services held investment assets under custody on behalf of external customers and as a consequence were not consolidated in the Group’s accounts. The contract of sale included a Transitional Service Agreement to run for at least 9 months from the completion date to a maximum of 12 months from the completion date. At 30 September 2010, ANZ Custodian Services had funds under custody and administration in Australia of $20.4 billion (30 September 2009: $98.5 billion) and in New Zealand of $0.6 billion (30 September 2009: $5.4 billion).

Financial Report 181

NOTES TO THE FINANCIAL STATEMENTS

43: Commitments

	Consolidated		The Company
	2010 $m	2009 $m	2010 $m	2009 $m
Property
Contracts for construction of new office building in Docklands, Melbourne, Australia
Not later than 1 year	—	56	—	56
Later than one year but not later than 5 years	—	—	—	—
Capital expenditure
Contracts for outstanding capital expenditure
Not later than 1 year	58	38	23	14
Later than one year but not later than 5 years	3	—	3	—
Later than 5 years	1	—	1	—

Total capital expenditure commitments[1]	62	94	27	70

Lease rentals
Land and buildings
Not later than 1 year	327	252	263	187
Later than one year but not later than 5 years	729	559	605	422
Later than 5 years	389	324	366	298

	1,445	1,135	1,234	907

Furniture and equipment
Not later than 1 year	45	38	38	31
Later than one year but not later than 5 years	76	68	70	63
Later than 5 years	—	—	—	—

	121	106	108	94

Total lease rental commitments	1,566	1,241	1,342	1,001

Total commitments	1,628	1,335	1,369	1,071

1	Relates to premises and equipment.

182 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

44: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets

CREDIT RELATED COMMITMENTS GUARANTEES AND CONTINGENT LIABILITIES

Credit related commitments

Facilities provided

	Consolidated		The Company
	Contract amount 2010 $m	Contract amount 2009 $m	Contract amount 2010 $m	Contract amount 2009 $m
Undrawn facilities	124,029	106,644	106,403	88,006

Australia	78,410	72,170	78,207	72,210
New Zealand	14,200	16,180	—	—
Asia Pacific, Europe & America	31,419	18,294	28,196	15,796

Total	124,029	106,644	106,403	88,006

Guarantees and contingent liabilities

Details of the estimated maximum amount of guarantees and contingent liabilities that may become payable are disclosed on the following pages. These guarantees and contingent liabilities relate to transactions that the Group has entered into as principal.

Documentary letters of credit involve the issue of letters of credit guaranteeing payment in favour of an exporter secured against an underlying shipment of goods or backed by a confirmatory letter of credit from another bank.

Performance related contingencies are liabilities that oblige the Group to make payments to a third party should the customer fail to fulfil the non-monetary terms of the contract.

To reflect the risk associated with these transactions, they are subjected to the same credit origination, portfolio management and collateral requirements for customers that apply for loans. The contract amount represents the maximum potential amount that could be lost if the counterparty fails to meet its financial obligations. As the facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements.

	Consolidated		The Company
	Contract amount 2010 $m	Contract amount 2009 $m	Contract amount 2010 $m	Contract amount 2009 $m
Financial guarantees	6,313	4,760	5,981	4,561
Standby letters of credit	1,991	1,528	1,867	1,492
Documentary letter of credit	2,498	3,195	2,276	2,942
Performance related contingencies	16,103	14,924	15,176	14,004
Other	580	811	445	504

Total	27,485	25,218	25,745	23,503

Australia	14,309	12,758	14,309	12,781
New Zealand	975	1,113	—	—
Asia Pacific, Europe & America	12,201	11,347	11,436	10,722

Total	27,485	25,218	25,745	23,503

Financial Report 183

NOTES TO THE FINANCIAL STATEMENTS

44: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

OTHER BANK RELATED CONTINGENT LIABILITIES

GENERAL

There are outstanding court proceedings, claims and possible claims against the Group, the aggregate amount of which cannot readily be quantified. Appropriate legal advice has been obtained and, in the light of such advice, provisions as deemed necessary have been made. In some instances we have not disclosed the estimated financial impact as this may prejudice the interests of the Group.

i) Exception fees class action

On 22 September 2010, litigation funder IMF (Australia) Ltd commenced a class action against ANZ, which it said was on behalf of 27,000 ANZ customers and relating to more than $50 million in exception fees charged to those customers over the previous 6 years. The case is at an early stage. ANZ is defending it.

ii) Securities Lending

There are ongoing developments concerning the events surrounding ANZ’s securities lending business which may continue for some time. There is a risk that further actions (court proceedings or regulatory actions) may be commenced against various parties, including ANZ. The potential impact or outcome of future claims (if any) cannot presently be ascertained. ANZ would review and defend any claim, as appropriate.

On 4 July 2008, ANZ appointed a receiver and manager to Primebroker Securities Limited. On 31 August 2009, an Associate Justice set aside some statutory demands served by the receiver and said that, among other things, ANZ’s appointment of the receiver to Primebroker was invalid. The receiver is appealing the decision. ANZ has joined in the appeal.

Separately:

•

On 14 April 2010, the liquidator of Primebroker filed an action against ANZ, alleging (among other things) that a charge created on 12 February 2008 is void against the liquidators. The action initially claimed $98 million and was subsequently increased to $176.5 million (plus interest and costs).

•

On 15 July 2010, Primebroker and some associated companies brought an action against parties including ANZ, seeking $102 million and certain unquantified amounts. The allegations include misleading or deceptive conduct, wrongful appointment of receivers, and failure to perform an alleged equity investment agreement.

ANZ is defending these actions.

iii) Contingent tax liability

The Australian Taxation Office (ATO) is reviewing the taxation treatment of certain transactions, undertaken by the Group in the course of normal business activities.

Risk reviews are also being undertaken by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries.

The Group has assessed these and other taxation claims arising in Australia and elsewhere, including seeking independent advice where appropriate, and considers that it holds appropriate provisions.

iv) Interbank deposit agreement

ANZ has entered into an Interbank Deposit Agreement with the major banks in the payments system. This agreement is a payment system support facility certified by the Australian Prudential Regulation Authority, where the terms are such that if any bank is experiencing liquidity problems, the other participants are required to deposit equal amounts of up to $2 billion for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

v) Nominee activities

The Group will indemnify each customer of controlled entities engaged in nominee activities against loss suffered by reason of such entities failing to perform any obligation undertaken by them to a customer in accordance with the terms of the applicable agreement refer note 42.

vi) New Zealand Commerce Commission

ANZ is aware that the New Zealand Commerce Commission is looking at credit contract fees under the New Zealand Credit Contracts and Consumer Finance Act 2003 (“CCCFA”). In its 2010–2013 Statement of Intent the Commission stated that: “In CCFCFA enforcement, the Commission will continue to focus on unreasonable credit fees, whilst still being mindful of disclosure issues.”

In particular ANZ is aware that the Commission is investigating the level of default fees charged on credit cards and the level of currency conversion charges on overseas transactions using credit cards and also informal excess arrangements on credit cards under the CCCFA. At this stage the possible outcome of these investigations and any liability or impact on fees cannot be determined with any certainty.

vii) Clearing and settlement obligations

In accordance with the clearing and settlement arrangements set out:

•

in the Australian Payments Clearing Association Limited Regulations for the Australian Paper Clearing System, the Bulk Electronic Clearing System, the Consumer Electronic Clearing System and the High Value Clearing System (HVCS), the Company has a commitment to comply with rules which could result in a bilateral exposure and loss in the event of a failure to settle by a member institution; and

•

in the Austraclear System Regulations and the CLS Bank International Rules, the Company has a commitment to participate in loss-sharing arrangements in the event of a failure to settle by a member institution.

For HVCS and Austraclear, the obligation arises only in limited circumstances.

184 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

44: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

viii) Deed of Cross Guarantee in respect of certain controlled entities

Pursuant to class order 98/1418 (as amended) dated 13 August 1998, relief was granted to a number of wholly owned controlled entities from the Corporations Act 2001 requirements for preparation, audit, and publication of individual financial statements. The results of these companies are included in the consolidated Group results. The entities to which relief was granted are:

• ANZ Properties (Australia) Pty Ltd[1]	• ANZ Orchard Investments Pty Ltd[2]	• ANZ Funds Pty Ltd[1]

• ANZ Capital Hedging Pty Ltd[1]	• ANZ Securities (Holdings) Limited[3]	• Votraint No. 1103 Pty Ltd[2]

• Alliance Holdings Pty Ltd[1]	• ANZ Commodity Trading Pty Ltd[4]	• ANZ Nominees Ltd[5]

1	Relief originally granted on 21 August 2001.
2	Relief originally granted on 13 August 2002.
3	Relief originally granted on 9 September 2003.
4	Relief originally granted on 2 September 2008.
5	Relief originally granted on 11 February 2009.

It is a condition of the class order that the Company and each of the above controlled entities enter into a Deed of Cross Guarantee. A Deed of Cross Guarantee under the class order was executed by them and lodged with the Australian Securities and Investments Commission. The Deed of Cross Guarantee is dated 1 March 2006. The effect of the Deed is that the Company guarantees to each creditor payment in full of any debt in the event of winding up any of the controlled entities under certain provisions of the Corporations Act 2001. If a winding up occurs, the Company will only be liable in the event that after six months any creditor has not been paid in full. The controlled entities have also given similar guarantees in the event that the Company is wound up. The consolidated income statement and consolidated balance sheet of the Company and its wholly owned controlled entities which have entered into the Deed of Cross Guarantee are:

	Consolidated
	2010 $m	2009 $m
Profit before tax	5,612	4,181
Income tax expense	(1,449)	(925)

Profit after income tax	4,163	3,256
Foreign exchange differences taken to equity, net of tax	(391)	(469)
Change in fair value of available-for-sale financial assets, net of tax	70	16
Change in fair value of cash flow hedges, net of tax	40	(164)
Actuarial gains/(loss) on defined benefit plans, net of tax	(18)	(113)

Other comprehensive income, net of tax	(299)	(730)

Total comprehensive income	3,864	2,526

Retained profits at start of year	11,596	10,883
Total available for appropriation	15,759	14,139
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3(R)	(39)	—
Ordinary share dividends provided for or paid	(2,667)	(2,452)
Transfer from reserves	12	22
Actuarial gains/(loss) on defined benefit plans after tax	(18)	(113)

Retained profits at end of year	13,047	11,596

Assets
Liquid assets	18,558	20,201
Available-for-sale assets/investment securities	16,973	13,554
Net loans and advances	277,956	256,017
Other assets	133,948	130,885
Premises and equipment	1,545	1,487

Total assets	448,980	422,144

Liabilities
Deposits and other borrowings	253,608	227,301
Income tax liability	1,069	143
Payables and other liabilities	161,326	164,317
Provisions	971	905

Total liabilities	416,974	392,666

Net assets	32,006	29,478

Shareholders’ equity[1]	32,006	29,478

1	Shareholders’ equity excludes retained profits and reserves of controlled entities within the class order.

Financial Report 185

NOTES TO THE FINANCIAL STATEMENTS

44: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

ix) ING New Zealand Funds

ANZ National Bank markets and distributes a range of wealth management products in New Zealand. The products are manufactured and managed by ING (NZ) Holdings Limited (“ING NZ”). Trading in two of the products, the ING Diversified Yield Fund and the ING Regular Income Fund (together, “the Funds”), was suspended on 13 March 2008, due to the deterioration in the liquidity and credit markets. Some of the units in the Funds were sold by ANZ National Bank to its customers.

In June 2009, ING NZ AUT Investments Limited, a subsidiary of ING NZ, made an offer to investors in the Funds. Investors holding approximately 99% of the Funds accepted the offer to purchase their units.

In June 2010, ANZ National Bank and ING NZ reached settlements with the New Zealand Commerce Commission and the New Zealand Securities Commission in relation to the Commerce Commission’s investigation into ANZ National Bank and ING NZ’s marketing and promotion of the Funds.

As part of the settlement with the Commerce Commission, NZD45 million will be paid to eligible investors in the Funds, and the Group will pay the Commerce Commission NZD1 million towards their investigation costs.

As part of the settlement with the Securities Commission, ING NZ has undertaken to engage an external party to complete, by 1 February 2011, an audit and review of its procedures and processes to the extent they relate to ING NZ’s business of developing and offering investment products to the public and to subsequently implement any recommendations of that review. ANZ National Bank has undertaken to facilitate and assist with the ING NZ audit, review and implementation.

The Commerce Commission and the Securities Commission have agreed they will not take any further action against ANZ National Bank, ING NZ or their affiliates in relation to the Funds.

The ultimate cost to the Group will depend on the final value of units in the Funds, any recoveries under insurance, the assessment and outcome of customer complaints and the results of any litigation that may be brought in connection with the Funds or their sale. The Group considers that it has adequately provided for these matters.

x) Sale of Grindlays businesses

On 31 July 2000, ANZ completed the sale to Standard Chartered Bank (SCB) of ANZ Grindlays Bank Limited and the private banking business of ANZ in the United Kingdom and Jersey, together with ANZ Grindlays (Jersey) Holdings Limited and its subsidiaries, for USD1.3 billion in cash. ANZ provided warranties and certain indemnities relating to those businesses and, where it was anticipated that payments would be likely under the warranties or indemnities, made provisions to cover the anticipated liability. The issues below have not impacted adversely the reported results. All settlements, penalties and costs have been covered within the provisions established at the time.

FERA

In 1991 certain amounts were transferred from non-convertible Indian Rupee accounts maintained with Grindlays in India. These transactions may not have complied with the provisions of the Foreign Exchange Regulation Act, 1973. Grindlays, on its own initiative, brought these transactions to the attention of the Reserve Bank of India. The Indian authorities served notices on Grindlays and certain of its officers in India and civil penalties have been imposed which are the subject of appeals. Criminal prosecutions are pending and will be defended. The amounts in issue are not material.

Tax Indemnity

ANZ provided an indemnity relating to tax liabilities of Grindlays (and its subsidiaries) and the Jersey Sub-Group to the extent to which such liabilities were not provided for in the Grindlays accounts as at 31 July 2000. Claims have been made under this indemnity, with no material impact on the Group expected.

CONTINGENT ASSETS

National Housing Bank

In 1992, Grindlays received a claim aggregating to approximately Indian Rupees 5.06 billion from the National Housing Bank (NHB) in India. The claim arose out of cheques drawn by NHB in favour of Grindlays, the proceeds of which were credited to the account of a Grindlays customer.

Grindlays won an arbitration award in March 1997, under which NHB paid Grindlays an award of Indian Rupees 9.12 billion. NHB subsequently won an appeal to the Special Court of Mumbai, after which Grindlays filed an appeal with the Supreme Court of India. Grindlays paid the disputed money including interest into court. Ultimately, the parties settled the matter and agreed to share the monies paid into court which by then totalled Indian Rupees 16.45 billion (AUD 661 million at 19 January 2002 exchange rates), with Grindlays receiving Indian Rupees 6.20 billion (AUD 248 million at 19 January 2002 exchange rates) of the disputed monies.

ANZ in turn received a payment of USD 124 million (USD equivalent of the Indian Rupees received by Grindlays) from Standard Chartered Bank under the terms of an indemnity given in connection with the sale of Grindlays to Standard Chartered Bank.

ANZ recovered $114 million in 2006 from its insurers in respect of the above.

In addition, ANZ is entitled to share with NHB in the proceeds of any recovery from the estate of the customer whose account was credited with the cheques drawn from NHB. However, the Indian Taxation Department is claiming a statutory priority to all of the funds available for distribution to creditors of that customer. The Special Court passed an order in late 2007 scaling down the Income Taxation Department’s priority, however, that order has been partially set aside on appeal by the supreme court of India. The matter has been remanded to the Special Court for deliberation on certain issues.

186 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

45: Superannuation and Other Post Employment Benefit Schemes

Description of the Group’s post employment benefit schemes

The Group has established a number of pension, superannuation and post retirement medical benefit schemes throughout the world. The Group may be obliged to contribute to the schemes as a consequence of legislation and provisions of trust deeds. Legal enforceability is dependent on the terms of the legislation and trust deeds.

The major schemes are:

Contribution levels
Country	Scheme	Scheme type	Employee/ participant	Employer
Australia	ANZ Australian Staff	Defined contribution scheme	Optional[8]	Balance of cost[10]
	Superannuation Scheme[1,2]	Section C3 or
		Defined contribution scheme	Optional	9% of salary[11]
Section A or
		Defined benefit scheme	Nil	Balance of cost[12]
Pension Section[4]
New Zealand	ANZ National Bank Staff Superannuation
	Scheme (formerly ANZ Group (New Zealand)	Defined benefit scheme[5] or	Nil	Balance of cost[13]
Staff Superannuation Scheme)[1,2]
		Defined contribution scheme	Minimum of	7.5% of salary[14]
2.5% of salary
	National Bank Staff	Defined benefit scheme[6] or	5.0% of salary	Balance of cost[15]
Superannuation Fund[1,2]
		Defined contribution scheme[7]	Minimum of	11.5% of salary[16]
2.0% salary
UK	ANZ UK Staff	Defined benefit scheme[7]	5.0% of salary[9]	Balance of cost[17]
Pension Scheme[1]

Balance of cost: the Group’s contribution is assessed by the actuary after taking account of members’ contributions and the value of the schemes’ assets.

1	These schemes provide for pension benefits.
2	These schemes provide for lump sum benefits.
3	Closed to new members in 1997.
4	Closed to new members. Operates to make pension payments to retired members or their dependants.
5	Closed to new members on 31 March 1990. Operates to make pension payments to retired members of that section of the scheme or their dependants.
6	Closed to new members on 1 October 1991.
7	Closed to new members on 1 October 2004.
8	Optional but with minimum of 1% of salary.
9	From 1 October 2003, all member contributions are at a rate of 5% of salary.
10	As determined by the Trustee on the recommendation of the actuary – currently 9% (2009: 9%) of members’ salaries.
11	2009: 9% of salary.
12	As determined by the Trustee on the recommendation of the actuary – currently nil (2009: nil).
13	As recommended by the actuary – currently nil (2009: nil).
14	2009: 7.5% of salary.
15	As recommended by the actuary – currently 24.8% (2009: 24.8%) of members’ salaries.
16	2009: 11.5% of salary.
17	As agreed by the Trustee and Group after taking the advice of the actuary – currently 26% (2009: 26%) of pensionable salaries and additional quarterly contributions of GBP 7.5 million until December 2015.

Financial Report 187

NOTES TO THE FINANCIAL STATEMENTS

45: Superannuation and Other Post Employment Benefit Schemes (continued)

Funding and contribution information for the defined benefit sections of the schemes

The funding and contribution information for the defined benefit sections of the schemes as extracted from the schemes’ most recent financial reports is set out below.

In this financial report, the net (liability)/asset arising from the defined benefit obligation recognised in the balance sheet has been determined in accordance with AASB 119 “Employee Benefits”. However, the excess or deficit of the net market value of assets over accrued benefits shown below has been determined in accordance with AAS 25 “Financial Reporting by Superannuation Plans”. The excess or deficit for funding purposes shown below differs from the net (liability)/asset in the balance sheet because AAS 25 prescribes a different measurement date and basis to those used for AASB 119 purposes.

2010 Schemes	Accrued benefits* $m	Net market value of assets held by scheme $m	Excess/(deficit) of net market value of assets over accrued benefits $m
ANZ Australian Staff Superannuation Scheme Pension Section[1]	29	20	(9)
ANZ UK Staff Pension Scheme[1]	903	662	(241)
ANZ UK Health Benefits Scheme[4]	6	—	(6)
ANZ National Bank Staff Superannuation Scheme[2]	5	5	—
National Bank Staff Superannuation Fund[3]	276	261	(15)
Other[5,6]	32	25	(7)

Total	1,251	973	(278)

*	Determined in accordance with AAS 25 ‘Financial Reporting by Superannuation Plans’, which prescribes a different measurement date and basis to those applied in this financial report under AASB 119 ‘Employee Benefits’. Under AASB 119, the discount rates used are based on prevailing government and corporate bond rates at the reporting date (30 September 2010), rather than the expected return on scheme assets as at the most recent actuarial valuation date (set out below) as prescribed by AAS 25.
1	Amounts were measured at 31 December 2009.
2	Amounts were measured at 31 December 2007.
3	Amounts were measured at 31 March 2010.
4	Amounts were measured at 30 September 2010.
5	Amounts were measured at 30 September 2007 and 30 September 2010 (as applicable).
6	Other includes the defined benefit arrangements in Japan, Philippines and Taiwan. Following the acquisition of RBS, the amount shown for “other” has increased as a result of the inclusion of an additional defined benefit arrangement in Taiwan.

2009 Schemes	Accrued benefits* $m	Net market value of assets held by scheme $m	Excess/(deficit) of net market value of assets over accrued benefits $m
ANZ Australian Staff Superannuation Scheme Pension Section[1]	34	21	(13)
ANZ UK Staff Pension Scheme[1]	977	649	(328)
ANZ UK Health Benefits Scheme[4]	9	—	(9)
ANZ National Bank Staff Superannuation Scheme[2]	5	5	—
National Bank Staff Superannuation Fund[3]	154	139	(15)
Other[5,6]	7	5	(2)

Total	1,186	819	(367)

*	Determined in accordance with AAS 25 ‘Financial Reporting by Superannuation Plans’, which prescribes a different measurement date and basis to those applied in this financial report under AASB 119 ‘Employee Benefits’. Under AASB 119, the discount rates used are based on prevailing government and corporate bond rates at the reporting date (30 September 2009), rather than the expected return on scheme assets as at the most recent actuarial valuation date (set out below) as prescribed by AAS 25.
1	Amounts were measured at 31 December 2008.
2	Amounts were measured at 31 December 2007.
3	Amounts were measured at 31 March 2008.
4	Amounts were measured at 30 September 2009.
5	Amounts were measured at 30 September 2007.
6	Other includes the defined benefit arrangements in Japan, Philippines and Taiwan.

Employer contributions to the defined benefit sections are based on recommendations by the schemes’ actuaries. Funding recommendations are made by the actuaries based on assumptions of various matters such as future investment performance, interest rates, salary increases, mortality rates and turnover levels. The funding methods adopted by the actuaries are intended to ensure that the benefit entitlements of employees are fully funded by the time they become payable.

The Group expects to make contributions of $60 million (2009: $61 million) to the defined benefit sections of the schemes during the next financial year.

188 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

45: Superannuation and Other Post Employment Benefit Schemes (continued)

The current contribution recommendations for the major defined sections of the schemes are described below.

ANZ Australian Staff Superannuation Scheme Pension Section

The Pension Section of the ANZ Australian Staff Superannuation Scheme is closed to new members. An interim actuarial valuation, conducted by consulting actuaries Russell Employee Benefits as at 31 December 2009, showed a deficit of $9 million and the actuary recommended that the funding position of the Pension Section be reviewed as part of the next actuarial valuation. Group contributions to the Pension Section remain suspended until the review is completed. The next full actuarial valuation is due to be conducted as at 31 December 2010.

The following economic assumptions were used in formulating the actuary’s funding recommendations:

Rate of investment return	8% p.a.
Pension indexation rate	3% p.a.

The Group has no present liability under the Scheme’s Trust Deed to commence contributions or fund the deficit.

ANZ UK Staff Pension Scheme

An interim actuarial valuation, conducted by consulting actuaries Towers Watson, as at 31 December 2009 showed a deficit of GBP 147 million ($241 million at 30 September 2010 exchange rates).

Following the actuarial valuation as at 31 December 2008, the Group agreed to make regular contributions at the rate of 26% of pensionable salaries. These contributions are sufficient to cover the cost of accruing benefits. To address the deficit, the Group agreed to continue to pay additional quarterly contributions of GBP 7.5 million until 31 December 2015. These contributions will be reviewed following the next actuarial valuation which is scheduled to be undertaken as at 31 December 2010.

The following economic assumptions were used in formulating the actuary’s funding recommendations:

Rate of investment return on existing assets
– to 31 December 2019	5.6% p.a.
– to 31 December 2034	4.3% p.a.
Rate of investment return for determining ongoing contributions	7.3% p.a.
Salary increases	5.4% p.a.
Pension increases	3.6% p.a.

The Group has no present liability under the Scheme’s Trust Deed to fund the deficit measured under AAS 25. A contingent liability may arise in the event that the Scheme was wound up. If this were to happen, the Trustee would be able to pursue the Group for additional contributions under the UK Employer Debt Regulations. The Group intends to continue the Scheme on an on-going basis.

On adoption of AIFRS, a net liability representing the defined benefit obligation calculated under AASB 119 was recognised in the balance sheet. The basis of calculation under AASB119 is detailed in note 1 F(vi) and on page 96.

National Bank Staff Superannuation Fund

A full actuarial valuation of the National Bank Staff Superannuation Fund, conducted by consulting actuaries AON Consulting NZ, as at 31 March 2010 showed a deficit of NZD 20 million ($15 million at 30 September 2010 exchange rates). The actuary recommended that the Group make contributions of 24.8% of salaries plus a lump sum contribution of NZD 5 million (net of employer superannuation contribution tax) in respect of members of the defined benefit section.

The following economic assumptions were used in formulating the actuary’s funding recommendations:

Rate of investment return (net of income tax)	5.5% p.a.
Salary increases	3.0% p.a.
Pension increases	2.5% p.a.

The Group has no present liability under the Fund’s Trust Deed to fund the deficit measured under AAS 25. A contingent liability may arise in the event that the Fund was wound up. Under the Fund’s Trust Deed, if the Fund were wound up, the Group is required to pay the Trustees of the Fund an amount sufficient to ensure members do not suffer a reduction in benefits to which they would otherwise be entitled. The Group intends to continue the Fund on an on-going basis.

On adoption of AIFRS, a net asset representing the defined benefit surplus calculated under AASB 119 was recognised in the balance sheet. The basis of calculation under AASB119 is detailed in note 1 F(vi) and on page 96.

Financial Report 189

NOTES TO THE FINANCIAL STATEMENTS

45: Superannuation and Other Post Employment Benefit Schemes (continued)

The following tables summarise the components of the expense recognised in the income statement and the amounts recognised in the balance sheet under AASB 119 for the defined benefit sections of the schemes:

	Consolidated		The Company
	2010	2009	2010	2009
	$m	$m	$m	$m
Amount recognised in income in respect of defined benefit schemes
Current service cost	6	8	5	6
Interest cost	56	72	48	63
Expected return on assets	(50)	(67)	(44)	(60)
Past service cost	—	5	—	5
Adjustment for contributions tax	2	2	—	—

Total included in personnel expenses	14	20	9	14

Amounts included in the balance sheet in respect of its defined benefits scheme
Present value of funded defined benefit obligation	(1,059)	(1,095)	(928)	(938)
Fair value of scheme assets	873	849	761	738

Net liability arising from defined benefit obligation	(186)	(246)	(167)	(200)

Amounts recognised in the balance sheet
Other assets	—	—	—	—
Payables and other liabilities	(186)	(246)	(167)	(200)

Net liability arising from defined benefit obligation	(186)	(246)	(167)	(200)

Amounts recognised in equity in respect of defined benefit schemes
Actuarial (gains)/losses incurred during the year and recognised directly in retained earnings	6	175	26	153
Cumulative actuarial (gains)/losses recognised directly in retained earnings	229	223	207	181

The Group has a legal liability to fund deficits in the schemes, but no legal right to use any surplus in the schemes to further its own interests. The Group has no present liability to settle deficits with an immediate contribution. For more information about the Group’s legal liability to fund deficits, refer to the earlier description of the current contribution recommendations for the schemes.

Movements in the present value of the defined benefit obligation in the relevant period
Opening defined benefit obligation	1,095	1,160	938	1,003
Current service cost	6	8	5	6
Interest cost	56	72	48	63
Contributions from scheme participants	—	1	—	—
Actuarial (gains)/losses	42	126	52	121
Past service cost	—	5	—	5
Liabilities assumed in business combination	21	—	21	—
Exchange difference on foreign schemes	(103)	(205)	(92)	(202)
Benefits paid	(58)	(72)	(44)	(58)

Closing defined benefit obligation	1,059	1,095	928	938

Movements in the fair value of the scheme assets in the relevant period
Opening fair value of scheme assets	849	1,006	738	871
Expected return on scheme assets	50	67	44	60
Actuarial gains/(losses)	36	(49)	26	(32)
Exchange difference on foreign schemes	(83)	(161)	(75)	(157)
Contributions from the employer	59	57	53	54
Contributions from scheme participants	1	1	—	—
Benefits paid	(58)	(72)	(44)	(58)
Assets acquired in business combination	19	—	19	—

Closing fair value of scheme assets[1]	873	849	761	738

Actual return on scheme assets	86	18	70	28

1	Scheme assets include the following financial instruments issued by the Group: cash and short-term debt instruments $1.6 million (September 2009: $2.4 million), fixed interest securities $0.5 million (September 2009: $0.6 million) and equities nil (September 2009: $0.2 million).

	Consolidated		The Company
	Fair value of scheme assets		Fair value of scheme assets
	2010%	2009%	2010%	2009%
Analysis of the scheme assets
Equities	39	35	37	33
Debt securities	39	39	39	37
Property	8	7	9	8
Other assets	14	19	15	22

Total assets	100	100	100	100

190 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

45: Superannuation and Other Post Employment Benefit Schemes (continued)

	2010	2009
	%	%
Key actuarial assumptions used (expressed as weighted averages)
Discount rate
ANZ Australian Staff Superannuation Scheme – Pension Section	5.00	5.25
ANZ UK Staff Pension Scheme	5.00	5.50
ANZ UK Health Benefits Scheme	5.00	5.50
ANZ National Bank Staff Superannuation Scheme	6.00	6.00
National Bank Staff Superannuation Fund	6.00	6.00
Expected rate of return on scheme assets
ANZ Australian Staff Superannuation Scheme – Pension Section	8.00	8.50
ANZ UK Staff Pension Scheme	5.60	6.20
ANZ UK Health Benefits Scheme	n/a	n/a
ANZ National Bank Staff Superannuation Scheme	4.50	4.50
National Bank Staff Superannuation Fund	5.50	5.50
Future salary increases
ANZ UK Staff Pension Scheme	5.00	4.90
National Bank Staff Superannuation Fund	3.00	3.00
Future pension increases
ANZ Australian Staff Superannuation Scheme – Pension Section	2.50	3.00
ANZ UK Staff Pension Scheme
– In payment	3.20	3.10
– In deferment	2.70	3.10
ANZ National Bank Staff Superannuation Scheme	2.50	2.50
National Bank Staff Superannuation Fund	2.50	2.50
Future medical cost trend – short-term
ANZ UK Health Benefits Scheme	4.50	7.00
Future medical cost trend – long-term
ANZ UK Health Benefits Scheme	4.00	5.00

To determine the expected returns of each of the asset classes held by the relevant scheme, the actuaries assessed historical return trends and market expectations for the asset class returns applicable for the period over which the obligation is to be settled. The overall expected rate of return on assets for each scheme was then determined as the weighted average of the expected returns for the classes of assets held by the relevant scheme.

Assumed medical cost trend rates do not have a material effect on the amounts recognised as income or included in the balance sheet.

		Consolidated					The Company
	2010	2009	2008	2007	2006	2010	2009	2008	2007	2006
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
History of experience adjustments
Defined benefits obligation	(1,059)	(1,095)	(1,160)	(1,267)	(1,462)	(928)	(938)	(1,003)	(1,112)	(1,296)
Fair value of scheme assets	873	849	1,006	1,199	1,238	761	738	871	1,037	1,067
Surplus/(deficit)	(186)	(246)	(154)	(68)	(224)	(167)	(200)	(132)	(75)	(229)

Experience adjustments on scheme liabilities	(2)	7	12	9	7	1	7	8	10	5
Experience adjustments on scheme assets	36	(49)	(195)	6	48	26	(32)	(177)	12	44

Financial Report 191

NOTES TO THE FINANCIAL STATEMENTS

46: Employee Share and Option Plans

ANZ operates a number of employee share and option schemes under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ EMPLOYEE SHARE ACQUISITION PLAN

ANZ Employee Share Acquisition Plan (ESAP) schemes that existed during the 2008/09 and 2009/10 years were the $1,000 Share Plan, the Deferred Share Plan, the Restricted Share Plan and the Employee Share Save Scheme (ESSS). Note the ESSS is an employee salary sacrifice plan and is not captured as a share based payment expense.

$1,000 share plan

Each permanent employee (excluding senior executives) who has had continuous service for one year is eligible to participate in the $1,000 scheme enabling the grant of up to $1,000 of ANZ shares in each financial year, subject to approval of the Board. At a date approved by the Board, the shares will be granted to all eligible employees using the 1 week weighted average price of ANZ shares traded on the ASX in the week leading up to and including the date of grant.

In Australia and most overseas locations, ANZ ordinary shares are granted to eligible employees for nil consideration and vest immediately when granted, as there is no forfeiture provision. It is a requirement, however, that shares are held in trust for three years from the date of grant, after which time they may remain in trust, be transferred to the employee’s name or sold. In general, dividends received on the shares are automatically reinvested into the Dividend Reinvestment Plan.

Shares granted to eligible New Zealand employees under this plan vest subject to the satisfaction of a three year service period, after which time they may remain in trust, to be transferred into the employee’s name or sold. At the time of transfer, employees are required to pay NZD 1 cent per share. Shares may be forfeited in the event of dismissal for serious misconduct or resignation. Dividends are received as cash.

During the 2009/10 year, 1,344,436 shares with an issue price of $22.06 were granted under the plan to employees on 7 December 2009 (2008/09 year: 1,936,095 shares with an issue price of $14.40 were granted on 8 December 2008).

Deferred share plan

A Short Term Incentive (STI) mandatory deferral program was implemented from 2009, with equity deferral relating to half of all amounts above a specified threshold. Deferred equity can be taken as 100% shares or 50% shares and 50% options. For Management Board members, mandatory STI equity deferral commenced in 2008 (rather than 2009). Unvested STI deferred shares are forfeited on resignation or dismissal for serious misconduct.

Selected employees may also be granted Long Term Incentive (LTI) deferred shares which vest to the employee up to three years from the date of grant. Ordinary shares granted under this LTI plan may be held in trust beyond the deferral period. Unvested LTI deferred shares are forfeited on resignation, dismissal for serious misconduct or termination on notice. In the event of death or total and permanent disablement, all shares will be released to the employee in full.

STI three year deferred shares were granted under an historical ANZ STI program, and may be held in trust beyond the deferral period. The last grant of three year STI deferred shares was made on 11 May 2004 (with the vesting date being 11 May 2007). There were no 3 year STI deferred share grants in the 2008/09 or 2009/10 years. STI deferred shares with a two year deferral period were granted under a business unit specific incentive plan (primarily as a retention tool), and may be held in trust beyond the deferral period.

In exceptional circumstances, sign-on deferred shares are granted to certain employees upon commencement with ANZ to compensate for equity forgone from their previous employer. The vesting period generally aligns with the remaining vesting period of equity forgone, and therefore varies between grants. Retention three year deferred shares may also be granted occasionally to high performing employees who are regarded as a significant retention risk to ANZ. Sign-on and retention deferred shares will be forfeited on resignation, dismissal for serious misconduct or termination on notice. In the event of death or total and permanent disablement, all shares will be released to the employee in full.

The employee receives all dividends on deferred shares while held in trust (cash or dividend reinvestment plan). The issue price for deferred shares is based on the volume weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant.

During the 2009/10 year, 5,511,965 deferred shares with a weighted average grant price of $22.83 were granted under the deferred share plan (2008/09 year1: 4,342,296 shares with a weighted average grant price of $17.23 were granted).

Restricted share plan

In prior years, eligible employees were able to elect a pre-tax sacrifice of part or all of their annual cash bonus for ANZ shares. The shares were subject to a 1 year restriction period, however, they may be left in trust beyond the restriction period. The shares are subject to forfeiture on dismissal for serious misconduct. The shares are released to the employee on termination for any other reason. The employee receives all dividends on these restricted shares (cash or dividend reinvestment plan). The issue price is based on the volume weighted average price of the shares traded on the ASX on the week leading up to and including the date of grant.

During the 2009/10 year, no shares were granted under the restricted share plan (2008/09 year: 272,626 shares with an issue price of $17.18 were granted).

Share valuations

The fair value of shares granted in the 2009/10 year under the $1,000 share plan, the Deferred Share Plan and the Restricted Share Plan, measured as at the date of grant of the shares, is $154.4 million based on 6,856,401 shares at a weighted average price of $22.52 (2008/09 year1: fair value of shares granted was $108.4 million based on 6,551,017 shares at a weighted average price of $16.55). The volume weighted average share price of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value of shares. No dividends are incorporated into the measurement of the fair value of shares.

1	2008/09 figures are slightly higher then those reported in the 2009 Annual Report due to inclusion of further grants processed in 2009/10 relating to 2008/09.

192 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

46: Employee Share and Option Plans (continued)

ANZ SHARE OPTION PLAN

Selected employees may be granted options/rights, which entitle them to purchase ordinary fully paid shares in ANZ at a price fixed at the time the options/rights are granted. Voting and dividend rights will be attached to the unissued ordinary shares when the options/ rights have been exercised.

Each option/right entitles the holder to one ordinary share subject to the terms and conditions imposed on grant. The exercise price of the options, determined in accordance with the rules of the plan, is generally based on the weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant. For rights, the exercise price is nil.

ANZ Share Option Plan schemes expensed in the 2008/09 and 2009/10 years are as follows:

Current Option Plans

Performance rights plan (excl. CEO performance rights)

Performance rights are granted to certain employees as part of ANZ’s LTI program. The first grant of performance rights was in November 2005, and provides the right to acquire ANZ shares at nil cost, subject to a three-year vesting period and a TSR performance hurdle. The proportion of LTI performance rights that become exercisable will depend upon the TSR achieved by ANZ relative to a comparator group of major financial services companies, measured over the same period (since grant) and calculated at the third anniversary of grant. An averaging calculation is used for TSR over a 90 day period for start and end values in order to reduce the impact of share price volatility. Performance equal to the median TSR of the comparator group will result in half the performance rights becoming exercisable. Vesting will increase on a straight-line basis until all of the performance rights become exercisable where ANZ TSR is at or above the 75th percentile of TSRs in the comparator group. Where ANZ’s performance falls between two of the comparators, TSR is measured on a pro-rata basis. The performance hurdle will only be tested once at the end of the three year vesting period. If the performance rights do not pass the hurdle on the testing date, or they are not exercised by the end of the exercise period (5 years from the date of grant), they will lapse. In the case of dismissal for serious misconduct, all unexercised performance rights will be forfeited. In the case of resignation or termination on notice, only performance rights that become exercisable (and pass the performance hurdle) by the end of the notice period may be exercised. In the case of death or total and permanent disablement, all performance rights are available for exercise (with the performance hurdle waived).

CEO Performance rights

The CEO’s LTI (as approved by shareholders at the 2007 Annual General Meeting), consists of 3 tranches of performance rights, each to a maximum value of $3 million. The performance periods for each tranche begin on the date of grant of 19 December 2007 and end on the 3rd, 4th and 5th anniversaries respectively (i.e. only one performance measurement for each tranche). The level of vesting for each tranche will be based on ANZ TSR performance against a comparator group of companies consistent with the performance rights plan. Each tranche has a 1 year exercise period. In the case of resignation or dismissal for serious misconduct, all unexercised performance rights will be forfeited. In the case of termination on notice, only performance rights that become exercisable (and pass the performance hurdle) by the end of the notice period may be exercised. In the case of death or total and permanent disablement, all performance rights are available for exercise (with the performance hurdle waived).

CEO Options

At the 2008 Annual General Meeting, shareholders approved a special grant to the CEO of 700,000 options which were granted on 18 December 2008. These will be available for exercise from the date of vesting, 18 December 2011, with the option exercise price being equal to the market value of ANZ shares at the date they were granted i.e. $14.18 per share. Upon exercise, each Option entitles the CEO to one ordinary ANZ share. At grant the options were independently valued at $2.27 each i.e. a total value of $1.589 million. However, these options will only have any value if, at the vesting date or during the subsequent exercise period (i.e. 2 years after vesting), the share price exceeds $14.18. This value will be based on the amount by which the market price exceeds the exercise price multiplied by the total number of options.

Deferred options (No performance hurdles)

Under the STI deferral program half of all amounts above a specified threshold are provided as deferred equity. This can be taken as 100% shares or 50% shares and 50% options (refer to Deferred Share Plan section above).

Deferred share rights (No performance hurdles)

Deferred share rights are granted instead of deferred shares to accommodate off-shore taxation implications. They provide the right to acquire ANZ shares at nil cost after a specified vesting period. The fair value of rights is adjusted for the absence of dividends during the restriction period. Treatment of rights in respect of cessation relates to the purpose of the grant (refer to Deferred Share Plan and Restricted Share Plan sections).

Legacy Option Plans

The following legacy plans are no longer being offered to Group employees, but were expensed during the 2008/09 and 2009/10 years.

Performance option plan (No performance hurdle applies)

Performance options were granted to certain employees (below executive levels) as part of an historical LTI program, with 7 November 2005 being the last grant of LTI performance options. The options can only be exercised after a three-year vesting period and before the seventh anniversary of the grant date. There are no performance conditions attached to these options as they were primarily granted as a retention tool. All unexercised options are forfeited on dismissal for serious misconduct, resignation and termination on notice. On death or total and permanent disablement, all unvested options will become available for exercise.

Financial Report 193

NOTES TO THE FINANCIAL STATEMENTS

46: Employee Share and Option Plans (continued)

Option Movements

Details of options over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2009/10 and movements during 2009/10 are set out below:

	Opening balance 1 October 2009	Options Granted	Options Forfeited	Options Expired[1]	Options Exercised	Closing balance 30 September 2010
	15,129,013	1,529,032	(657,491)	(1,862,160)	(2,598,516)	11,539,878
Weighted Average Exercise Price	$14.80	$3.14	$12.30	$17.54	$14.57	$13.01

The weighted average share price during the year ended 30 September 2010 was $22.92 (2008/09: $16.57).

The weighted average remaining contractual life of share options outstanding at 30 September 2010 was 2.2 years (2008/09: 2.4 years).

The weighted average exercise price of all exercisable share options outstanding at 30 September 2010 was $19.43 (2008/09: $18.95).

A total of 6,551,277 exercisable share options were outstanding at 30 September 2010 (2008/09: 4,015,504).

Details of options over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2008/09 and movements during 2008/09 are set out below:

	Opening balance 1 October 2008	Options Granted	Options Forfeited	Options Expired[1]	Options Exercised	Closing balance 30 September 2009
	17,697,581	3,260,938	(2,709,394)	(2,191,963)	(928,149)	15,129,013
Weighted Average Exercise Price	$14.81	$11.64	$7.83	$18.71	$15.04	$14.80

1	Numbers in the “Options Expired” column includes any options which may have expired due to a termination of employment whereby the employee was offered a grace period in which to exercise.

No options over ordinary shares have been granted since the end of 2009/10 up to the signing of the Directors’ Report on 4 November 2010.

Details of shares issued as a result of the exercise of options during 2009/10 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	370,945	—	17.55	361,901	6,351,363
0.00	9,648	—	17.55	68,724	1,206,106
0.00	9,637	—	18.22	167,611	3,053,872
0.00	9,637	—	18.22	6,842	124,661
0.00	23,765	—	18.22	121,873	2,220,526
0.00	9,669	—	20.68	8,513	176,049
0.00	17,956	—	20.68	146,883	3,037,540
0.00	223	—	20.68	188,105	3,890,011
0.00	500	—	23.49	33,059	776,556
0.00	50,354	—	17.18	74,580	1,281,284
0.00	9,144	—	17.18	117,384	2,016,657
0.00	7,081	—	17.18	24,192	415,619
17.34	192,344	3,335,245	17.18	7,853	134,915
17.60	525,843	9,254,837	17.18	34,250	588,415

Details of shares issued as a result of the exercise of options during 2008/09 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	12,481	—	17.34	264,081	4,579,165
0.00	58,813	—	17.60	32,616	574,042
0.00	24,619	—	17.55	29,968	525,938
0.00	395	—	17.55	1,388	24,359
0.00	738	—	18.03	1,925	34,708
0.00	5,470	—	18.22	1,758	32,031
0.00	1,650	—	18.22	30,059	547,675
0.00	1,008	—	18.22	35,264	642,510
0.00	4,170	—	20.68	3,800	78,584
16.33	26,100	426,213	20.68	18,837	389,549
16.33	371,675	6,069,453	23.49	1,334	31,336

194 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

46: Employee Share and Option Plans (continued)

Details of shares as a result of the exercise of options since the end of 2009/10 up to the signing of the Directors’ Report on 4 November 2010 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	219	—	20.68	28,672	592,937
0.00	27,183	—	20.68	24,126	498,926
0.00	152	—	23.49	18,167	426,743
17.55	345,129	6,057,014	17.18	57,227	983,160
17.55	49,170	862,934	17.18	284	4,879
18.22	27,584	502,580	17.18	33,869	581,869
18.22	37,063	675,288

In determining the fair value below, we used standard market techniques for valuation including Monte Carlo and/or Black Scholes pricing models. The models take into account early exercise, non-transferability and market based performance hurdles. The significant assumptions used to measure the fair value of instruments granted during 2009/10 are contained in the table below.

Type of Equity	Grant date	Number of Options	Equity fair value ($)	Exercise price (5 day VWAP) ($)	Share closing price at grant ($)	ANZ expected volatility[1] (%)	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield (%)	Risk free interest rate (%)
STI Deferred Options	13-Nov-09	105,252	4.83	22.80	22.48	39	5	1	3	5.50	5.04
STI Deferred Options	13-Nov-09	105,243	5.09	22.80	22.48	39	5	2	3.5	5.50	5.13
STI Deferred Share Rights	13-Nov-09	96,431	21.41	0.00	22.48	35	5	1	1	5.00	4.26
STI Deferred Share Rights	13-Nov-09	101,260	20.39	0.00	22.48	35	5	2	2	5.00	4.67
LTI Deferred Share Rights	13-Nov-09	310,789	19.42	0.00	22.48	35	5	3	3	5.00	5.01
LTI Deferred Share Rights	24-Aug-10	2,439	22.13	0.00	22.64	30	2.5	0.5	1.5	4.50	4.38
LTI Performance Rights	13-Nov-09	371,811	12.17	0.00	22.48	35	5	3	3	5.00	5.01
LTI Performance Rights	24-Dec-09	57,726	11.26	0.00	22.39	40	5	3	3	4.60	4.71
LTI Performance Rights	17-Mar-10	168,918	14.80	0.00	24.61	40	5	3	3	4.60	5.10
LTI Performance Rights	17-Mar-10	173,130	14.44	0.00	24.61	40	6	4	4	4.60	5.24
Deferred Share Rights	21-Jan-10	3,701	20.26	0.00	23.26	n/a	5	3	3	4.60	n/a
Deferred Share Rights	20-Apr-10	8,576	23.32	0.00	25.13	35	3.6	1.6	1.6	4.50	4.96
Deferred Share Rights	20-Apr-10	3,118	24.05	0.00	25.13	35	3	1	1	4.50	4.48
Deferred Share Rights	20-Apr-10	3,259	23.01	0.00	25.13	35	4	2	2	4.50	4.96
Deferred Share Rights	25-Jun-10	8,369	21.50	0.00	22.47	35	3	1	1	4.50	4.48
Deferred Share Rights	25-Jun-10	2,916	20.57	0.00	22.47	35	4	2	2	4.50	4.54
Deferred Share Rights	25-Jun-10	6,094	19.69	0.00	22.47	35	5	3	3	4.50	4.61

The significant assumptions used to measure the fair value of instruments granted during 2008/09 are contained in the table below.

Type of Equity	Grant date	Number of Options	Equity fair value ($)	Exercise price (5 day VWAP) ($)	Share closing price at grant ($)	ANZ expected volatility[1] (%)	Option term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield (%)	Risk free interest rate (%)
Special Options	18-Dec-08	700,000	2.27	14.18	14.27	30	5	3	4	6.00	3.37
STI Deferred Options	31-Oct-08	1,212,216	2.80	17.18	17.36	30	5	1	3	6.00	4.48
STI Deferred Options	31-Oct-08	418,766	2.94	17.18	17.36	30	5	2	3.5	6.00	4.64
STI Deferred Share Rights	31-Oct-08	84,659	16.38	0.00	17.36	30	5	1	1	6.00	4.28
STI Deferred Share Rights	31-Oct-08	89,121	15.45	0.00	17.36	30	5	2	2	6.00	4.48
LTI Deferred Share Rights	31-Oct-08	369,598	14.58	0.00	17.36	30	5	3	3	6.00	4.48
LTI Performance Rights	31-Oct-08	368,368	9.99	0.00	17.36	30	5	3	3	6.00	4.25
Special Retention
Deferred Share Rights	9-Dec-08	18,210	14.39	0.00	14.10	34	5	2	2	6.00	3.49

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the options. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the options.

Financial Report 195

NOTES TO THE FINANCIAL STATEMENTS

47: Key Management Personnel Disclosures

SECTION A: EXECUTIVE DIRECTORS AND OTHER KEY MANAGEMENT PERSONNEL COMPENSATION

Key management personnel (KMP) are employees of the ultimate parent entity, Australia and New Zealand Banking Group Limited (ANZ) or its subsidiaries. The KMP compensation included in the personnel expenses is as follows:

	2010	2009
	$	$
Short term employee benefits	18,695,781	18,077,463
Post employment benefits	427,625	367,018
Long term employment benefits	166,949	142,067
Termination benefits	—	634,869
Share-based payments	11,523,031	9,789,223

	30,813,386	29,010,640

SECTION B: KEY MANAGEMENT PERSONNEL LOAN TRANSACTIONS

Loans made to directors of the Company and other key management personnel of the Group are made in the ordinary course of business on an arm’s length commercial basis, including the term of the loan, security required and the interest rate.

Details of loans outstanding at the reporting date to directors of the Company and other key management personnel of the Group including their related parties, where the individuals aggregate loan balance exceeded $100,000 at any time in the year, are as follows:

	Opening balance 1 October $	Closing balance 30 September $	Interest paid and payable in the reporting period $	Highest balance in the reporting period $
Directors
Executive Director 2010
M Smith	—	6,840,953	592,896	6,840,953
Executive Director 2009
M Smith	535,611	—	62,297	1,000,000

Non-executive Directors 2010
P Hay[2]	1,125,000	1,125,000	65,023	1,131,263
A Watkins[3]	3,289,964	3,490,211	250,694	3,490,211

Non-executive Directors 2009
P Hay[2]	—	1,125,000	3,954	1,128,856
A Watkins[3]	3,189,724	3,289,964	213,132	3,295,434

Other key management personnel 2010
J Fagg[4]	4,117,937	—	240,024	4,625,136
G K Hodges	10,415,975	8,018,058	552,875	10,530,669
A Thursby	1,890,097	1,596,910	110,871	1,890,097
C Page	1,750,932	559,471	22,798	1,760,616

Other key management personnel 2009
J Fagg[4]	3,641,055	4,117,937	208,765	4,319,402
B C Hartzer[5]	12,438,898	12,105,808	381,671	13,039,953
G K Hodges	3,055,034	10,415,975	170,733	10,581,121
P R Marriott	905,479	—	7,399	912,467
A Thursby	1,931,834	1,890,097	99,751	1,931,834
C Page	—	1,750,932	19,854	1,843,116

Details regarding the aggregate of loans made, guaranteed or secured by any entity in the Group to each group of directors and other key management personnel including related parties are as follows:

			Interest paid and
	Opening balance	Closing balance	payable in the
	1 October	30 September	reporting period	Number in group at
	$	$		$30 September[1]
Directors
2010	4,414,964	11,456,164	908,613	3
2009	3,725,335	4,414,964	279,783	2

Other key management personnel
2010	18,174,941	10,174,439	926,568	3
2009	21,972,300	30,280,749	888,173	5

1	Number in the Group includes directors and specified executives with loan balances greater than $100,000.
2	P Hay commenced as non-executive director effective 12 November 2008.
3	A Watkins commenced as non-executive director effective 12 November 2008 and the opening balance represents the balance on commencement.
4	J Fagg commenced her role as CEO, ANZ (NZ) effective 1 May 2009 and the opening balance represents the balance on appointment to New Zealand’s CEO. J Fagg stepped down from role due to illness 1 September 2010.
5	B Hartzer ceased employment with ANZ effective 31 July 2009.

196 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

48: Transactions with Other Related Parties

Joint Venture entities

During the course of the financial year the Group conducted transactions with joint venture entities on terms equivalent to those on an arm’s length basis as shown below:

	Consolidated
	2010	2009
	$000	$000
Amounts receivable from joint venture entities	—	212,434
Interest revenue	1,542	10,317
Interest expense	16,171	97,026
Commissions received from joint venture entities	24,136	166,467
Cost recovered from joint venture entities	1,494	9,497

There have been no guarantees given or received. No outstanding amounts have been written down or recorded as allowances, as they are considered fully collectible. Revenue and cost recovery amounts include OnePath Australia Limited (formerly ING Australia Limited) and ING (NZ) Holdings Limited only for the two months to full acquisition (2009: 12 months).

Associates

During the course of the financial year the Company and Group conducted transactions with associates on terms equivalent to those on an arm’s length basis as shown below:

	Consolidated		The Company
	2010	2009	2010	2009
	$000	$000	$000	$000
Amounts receivable from associates	179,265	309,909	35,949	149,114
Amounts payable to associates	63,935	69,763	3,688	239
Interest revenue	12,118	24,895	5,228	12,286
Interest payable	2,893	3,339	–	–
Other revenue	1,105	11,190	1,105	1,812
Dividend revenue	39,474	38,393	38,169	36,193
Cost recovered from associates	1,413	2,164	1,413	2,164

There have been no guarantees given or received. No outstanding amounts have been written down or recorded as allowances, as they are considered fully collectible.

Subsidiaries

During the course of the financial year subsidiaries conducted transactions with each other and joint ventures and associates on terms equivalent to those on an arm’s length basis. They are fully eliminated on consolidation. As of 30  September 2010, all outstanding amounts are considered fully collectible.

49: Life Insurance Business

The Group conducts its Life Insurance business through OnePath Life Limited (formerly ING Life Limited) and ING (NZ) Limited. This note is intended to provide disclosures in relation to the life businesses conducted through these controlled entities.

SOLVENCY POSITION OF LIFE INSURER

Australian Life Insurers are required to hold reserves in excess of policy liabilities to meet certain solvency requirements under the Life Act.

The Life Insurance business in New Zealand is not governed by the Life Act as it is a foreign domiciled life insurance company. These companies are required to meet similar solvency tests based on the regulations in New Zealand.

The summarised solvency information below in respect of solvency requirements under the Life Act has been extracted from the financial statements prepared by OnePath Life Limited (formerly ING Life Limited). For detailed solvency information on a statutory fund basis, users of this annual financial report should refer to the financial statements prepared by the life insurer.

OnePath
Life Limited
2010
$m
Solvency requirements as at 30 September represented by:
– minimum termination value	29,966
– other liabilities	831
– solvency reserve	346
Assets available for solvency reserves	564
Coverage of solvency reserves (times)	1.63

Financial Report 197

NOTES TO THE FINANCIAL STATEMENTS

49: Life Insurance Business (continued)

LIFE INSURANCE PROFIT ANALYSIS

	Life insurance	Life investment
	contracts	contracts	Consolidated
	2010	2010	2010
	$m	$m	$m
Net Shareholder profit after Income Tax[1]	148	119	267

Net Shareholder profit after income tax is represented by:
Emergence of planned profit margins	126	91	217
Difference between actual and assumed experience	(1)	5	4
Loss recognition /(reversal of previous losses) on groups of related products	(3)	—	(3)
Investment earnings on retained profits and capital	26	23	49

Net Policyowner Profit in Statutory Funds after Income Tax	4	—	4

Net Policyholder profit in statutory funds after income tax is represented by:
Emergence of planned profits	2	—	2
Investment earnings on retained profits	2	—	2

1	This represents the 10 months since acquisition of OnePath Life Limited (formerly ING Life Limited) and ING Life (NZ) Limited.

INVESTMENTS RELATING TO INSURANCE BUSINESS

Consolidated
2010
$m
Equity security investments
Direct	11,652
Indirect	5,584
Debt security investments
Direct	9,673
Indirect	1,216
Units in property trusts
Direct	1,682
Indirect	462
Other	1,902

Total investments backing policyholder liabilities designated at fair value through profit or loss[1]	32,171

1	This includes $5,448 million in respect of investments relating to external unitholders. In addition, the investment balance has been reduced by $2,633 million in respect of the elimination of intercompany balances, treasury shares and the re-allocation of policyholder tax balances.

Direct investments refer to investments that are held directly with the issuer of the investment. Indirect investments refer to investments that are held through unit trusts or similar investment vehicles.

Investments held in statutory funds can only be used to meet the liabilities and expenses of that fund, or to make profit distributions when solvency and capital adequacy requirements of the Life Act are met. Accordingly, with the exception of permitted profit distributions, the investments held in the statutory fund are not available for use by other parties of the Group.

198 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

49: Life Insurance Business (continued)

INSURANCE POLICY LIABILITIES

a) Policy liabilities

Consolidated
2010
$m
Life insurance contract liabilities
Best estimate liability
Value of future policy benefits	4,037
Value of future expenses	1,333
Value of future premium	(6,515)
Value of declared bonuses	3
Value of future profits
Policy owner bonus	51
Shareholder profit margin	1,035
Business valued by non-projection method	631

Total net life insurance contract liabilities	575

Unvested policy owner benefits	44

Liabilities ceded under reinsurance contracts[1](refer note 20)	360

Total life insurance contract liabilities	979

Life investment contract liabilities[2,3]	28,002

Total policy liabilities	28,981

1	Liabilities ceded under insurance contracts are shown as ‘other assets’.
2	Designated at fair value through profit or loss.
3	Life Investment contract liabilities that relate to the guaranteed element is $2,156 million. Life investment contract liabilities subject to investment performance guarantees is $1,141 million.

b) Reconciliation of movements in Policy liabilities

	Life investment	Life insurance
	contracts	contracts	Consolidated
	2010	2010	2010
	$m	$m	$m
Contract policy liabilities
Gross liability at acquisition	27,353	1,091	28,444
Movements in life insurance liability reflected in the income statement	948	(112)	836
Deposit premium recognised as a change in life investment contract liability	5,264	—	5,264
Fees recognised as a change in life investment contract liabilities	(345)	—	(345)
Withdrawal recognised as a change in other life investment contract liability	(5,218)	—	(5,218)

Gross policy insurance liability closing balance	28,002	979	28,981

Liabilities ceded under reinsurance[1]
Balance at acquisition	—	306	306
Increase in reinsurance asset	—	54	54

Closing balance	—	360	360

Total policy liability net of reinsurance asset	28,002	619	28,621

1	Liabilities ceded under insurance contracts are shown as ‘other assets’.

Financial Report 199

NOTES TO THE FINANCIAL STATEMENTS

49: Life Insurance Business (continued)

METHODS AND ASSUMPTIONS LIFE INSURANCE CONTRACTS

Significant actuarial methods

The effective date of the actuarial report on policy liabilities (which includes insurance contract liabilities and life investment contract liabilities) and solvency requirements is 30 September 2010.

In Australia, the actuarial report was prepared by Mr Nick Kulikov, FIAA, Appointed Actuary. The actuarial reports indicate Mr Kulikov is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

The amount of policy liabilities has been determined in accordance with methods and assumptions disclosed in this financial report and the requirements of the Life Act, which includes applicable standards of the Australian Prudential Regulation Authority (APRA).

Policy liabilities have been calculated in accordance with Actuarial Standard LPS 1.04 Valuation of Policy Liabilities (formerly AS 1.04) issued by the Australian Prudential Regulation Authority (APRA) in accordance with the requirements of the Life Insurance Act (LIA). For life insurance contracts the Actuarial Standard requires the policy liabilities to be calculated in a way which allows for the systematic release of planned margins as services are provided to policy owners and premiums are received.

The profit carriers used to achieve the systematic release of planned margins are based on the product groups.

In New Zealand, the actuarial report was prepared by Mr Anton Gardiner FIA FNZSA, who is a fellow of the Institute of Actuaries of UK and a Fellow of the New Zealand Society of Actuaries. The amount of policy liabilities has been determined in accordance with Professional Standard 3: Determination of Life Insurance Policy Liabilities of the New Zealand Society of Actuaries. The actuarial reports indicate that Mr Gardiner is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

Critical assumptions

The valuation of the life insurance liabilities is dependant on a number of variables including interest rate, equity prices, future expenses, mortality, morbidity and inflation. The critical estimates and judgments used in determining the policyholder liability is set out note 2 (vii), page 103.

Sensitivity analysis

The Group conducts sensitivity analyses to quantify the exposure of the life insurance contracts to risk of changes in the key underlying variables such as interest rate, equity prices, mortality, morbidity and inflation. The valuations included in the reported results and the Group’s best estimate of future performance is calculated using certain assumptions about these variables. The movement in any key variable will impact the performance and net assets of the Group and as such represents a risk. The table below illustrates how changes in key assumptions would impact the reported profit, policyholder liabilities and equity at 30 September 2010.

				Insurance
				contract
			Profit/(loss)	liabilities
		Change in	net of	net of
		variable	reinsurance	reinsurance	Equity
Variable	Impact of movement in underlying variable	% change	$m	$m	$m
Market interest rates	A change in market interest rates affects the value placed on	-1%	4	(5)	4
	future cash flows. This changes profit and shareholder equity.	+1%	(1)	2	(1)
Expense rate	An increase in the level or inflationary growth of expenses over	-10%	2	(3)	2
	assumed levels will decrease profit and shareholder equity.	+10%	(2)	3	(2)
Mortality rate	Greater mortality rates would lead to higher levels of claims	-10%	4	(6)	4
	occurring, increasing associated claims cost and therefore	+10%	(9)	13	(9)
	reducing profit and shareholder equity.
Morbidity rate	The cost of health-related claims depends on both the	-10%	5	(7)	5
	incidence of policyholders becoming ill and the duration	+10%	(5)	7	(5)
	which they remain ill. Higher than expected incidence and
	duration would increase claim costs, reducing profit and
	shareholder equity.

200 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

49: Life Insurance Business (continued)

LIFE INSURANCE RISK

Insurance risk is the risk of loss due to increases in policy benefits arising from variations in the incidence or severity of insured events.

Insurance risk exposure arises in insurance business as the risk that claims payments are greater than expected. In the life insurance business this arises primarily through mortality (death) or morbidity (illness or injury) risks being greater than expected.

Financial risks relating to the Group’s insurance business are generally monitored and controlled by selecting appropriate assets to back insurance and life investment contract liabilities. The assets are regularly monitored by the OnePath (formerly ING) Investment Risk Management Committee to ensure that there is no material asset and liability mismatching issues and other risks such as liquidity risk and credit risk are maintained within acceptable limits.

All financial assets within the Life Insurance statutory funds directly support either the Group’s life insurance or life investment contracts. Market risk arises for the Group on contracts where the liabilities to policyholders are guaranteed by the Life company. The Group manages this risk by the monthly monitoring and rebalancing of assets to contract liabilities. However, for some contracts the ability to match asset characteristics with policy obligations is constrained by a number of factors including regulatory constraints, the lack of suitable investments as well as by the nature of the policy liabilities themselves. Wherever possible within regulatory constraints, the Group segregates policyholders funds from shareholders funds and sets investment mandates that are appropriate for each.

A market risk also arises from those life insurance and life investment contracts where the benefits paid are directly impacted by the value of the underlying assets, the Group is exposed to the risk of future decreased asset management fees as a result of a decline in assets under management and operational risk associated with the possible failure to administer life investment contracts in accordance with the product terms and conditions.

Insurance risks are controlled through the use of underwriting procedures and reinsurance arrangements, all of which are approved by the Appointed Actuary. Controls are also maintained over claims management practices to assist in the correct and timely payment of insurance claims.

Risk strategy

In compliance with contractual and regulatory requirements, a strategy is in place to monitor that the risks underwritten satisfy policyholders’ risk and reward objectives whilst not adversely affecting the Group’s ability to pay benefits and claims when due. The strategy involves the identification of risks by type, impact and likelihood, the implementation of processes and controls to mitigate the risks, and continuous monitoring and improvement of the procedures in place to minimise the chance of an adverse compliance or operational risk event occurring. Included in this strategy is the process for underwriting and product pricing to ensure products are appropriately priced. Capital management is also a key aspect of the Group’s risk management strategy.

Allocation of capital

The Group’s insurance businesses are subject to regulatory capital requirements which prescribe the amount of capital to be held depending on the type, quality and concentration of investments held.

Solvency Margin requirements established by the Australian Prudential Regulation Authority (APRA) are in place to reinforce safeguards for policyholders’ interest, which are primarily the ability to meet future claims payments in respect of existing policies.

Methods to limit or transfer insurance risk exposures

Reinsurance – All reinsurance treaties are analysed using a number of analytical modeling tools to assess the impact on the Group’s exposure to risk with the objective of achieving the desired choice of type of reinsurance and retention levels.

Underwriting procedures – Strategic underwriting decisions are put into effect using the underwriting procedures detailed in the Group’s underwriting manual. Such procedures include limits to delegated authorities and signing powers.

Claims management – Strict claims management procedures are in place to assist in the timely and correct payment of claims in accordance with policy conditions.

Asset and liability management techniques – Assets are allocated to different classes of business using a risk based approach. Duration analysis is primarily used for interest-sensitive products and policies with long-term fixed payout patterns.

Concentration of insurance risk – The age profile and mix of sexes within the population of policyholders is stable and is sufficiently spread so that the Group risk concentration is minimal. The Group manages the insurance concentration risk by reflecting the individual premium rates the geographical concentration of insured workforces and through the purchase of reinsurance protection.

Financial Report 201

NOTES TO THE FINANCIAL STATEMENTS

50: Business Combinations

During the year ended 30 September 2010, the Group made a number of acquisitions (refer note 17). Details of each acquisition is set out below:

ING

On 30 November 2009, ANZ purchased ING Groep’s 51% interest in the ANZ-ING wealth management and life insurance joint ventures in Australia and New Zealand. The transaction was undertaken to strengthen the Group’s position in wealth management and more closely integrate its retail banking and wealth management businesses. As part of the transaction the Group also purchased ING Groep’s 51% interests in two fixed income unit trusts in New Zealand, the ING Diversified Yield Fund and the ING Regular Income Fund (“the Funds”), taking its ownership interest to over 99% of the Funds.

$m
Fair values of assets acquired and liabilities assumed as at acquisition date (provisional)
Liquid assets	707
Available-for-sale assets	1,441
Investments backing policyholder liabilities	27,715
Shares in associates	8
Other assets[1]	762
Deferred tax assets	350
Intangible assets	1,420
Premises and equipment	53

Total assets	32,456

Payables and other liabilities	1,015
Current tax liabilities	59
Policyholder liabilities	28,444
Deferred tax liabilities	320
Provisions/contingent liabilities[2]	181

Total liabilities	30,019

Net assets	2,437

Non-controlling interests in the Funds[3]	(1)

Net assets attributable to the Group[4]	2,436

Book value of existing equity interests	1,956
Adjustment on re-measuring existing equity interests to fair value[5]	(185)

Acquisition date fair value of existing equity interests	1,771
Cash consideration transferred	1,816

Total Consideration	3,587

Provisional value of goodwill[6]	1,151

1	Includes receivables with a fair value of $432 million and a gross contractual amount receivable of $433 million. The best estimate at the acquisition date of the contractual cash flows not expected to be collected on these receivables is $1 million.
2	Includes employee related provisions and the fair value of contingent liabilities, which relate to possible claims by investors in the Funds and investigations by regulatory bodies and other actual and potential claims and proceedings (refer to note 44). The expected timing and ultimate cost of contingent liabilities to the Group will depend on the assessment and outcome of compliance performance, and the results of any litigation and regulatory investigations or proceedings that may be brought. $41 million of the contingent liabilities were used during the period.
3	Non controlling interest are measured as their proportionate share of the identifiable net assets of the Funds.
4	Includes $362 million of treasury shares.
5	The adjustment on re-measuring equity interests has been recognised in Other Operating Income in the Income Statement. In addition to this adjustment, the Group reclassified the debit equity accounted reserves of ING of $32 million to Other Operating Income in the Income Statement.
6	Upon finalisation of fair value procedures, the remaining balance will be recognised as goodwill. The goodwill paid relates to expected synergistic benefits expected to be realised through the combination of the ANZ and ING wealth businesses. Goodwill is not expected to be deductible for income tax purposes.

Included in the consolidated Income Statement and Statement of Comprehensive Income since 30 November 2009 is operating income of $955 million and a profit before tax of $527 million in respect of the acquired businesses, after eliminating gains on treasury shares and incorporating policyholder income and contributions taxes as revenue. Had ING been consolidated from 1 October 2009, the consolidated Income Statement and Statement of Comprehensive Income would have included, for the twelve months ended 30 September 2010, operating income of $1,147 million and a profit before tax of $607 million. This excludes integration and transaction costs but includes the impact of grossing up income for tax paid on policyholder investments. In respect of transaction costs, $10 million is recognised in Other Operating Expenses in the Income Statement and $2 million in Opening Retained Earnings on adoption of the revised standard.

202 ANZ Annual Report 2010

NOTES TO THE FINANCIAL STATEMENTS

50: Business Combinations (continued)

LANDMARK FINANCIAL SERVICES

On 1 March 2010, the Group completed its acquisition of the Landmark Financial Services business from AWB Group. The business is comprised mainly of an agribusiness based loan and deposit book as well as associated support staff. No legal entity was acquired as part of this acquisition.

$m
Fair values of assets acquired and liabilities assumed as at acquisition date (provisional)
Cash	12
Net loans and advances[1]	2,212
Deferred tax asset	1

Total assets	2,225

Customer deposits	303
Employee entitlements	2

Total liabilities	305

Net fair value of assets acquired	1,920
Cash consideration paid	1,920

Provisional value of goodwill and intangible assets	—

1	The gross contractual amounts receivable associated with these loans and advances is $2,312 million. The best estimate of amounts not expected to be received at acquisition date is $84 million.

Transaction costs of $4 million are recognised in Other Operating Expenses in the Income Statement.

ROYAL BANK OF SCOTLAND

During the year ended 30 September 2010, the Group acquired selected Royal Bank of Scotland Group plc (RBS) businesses in Asia.

Selected Royal Bank of Scotland businesses in Asia

During the 12 months ended 30 September 2010, ANZ acquired the Royal Bank of Scotland retail, wealth and commercial businesses in Taiwan, Singapore, Indonesia and Hong Kong, and their institutional businesses in Taiwan, Philippines and Vietnam. The transactions create a new platform for our retail and wealth businesses in Asia and were undertaken as part of the strategy to be a leading super regional bank.

$m
Fair values of assets acquired and liabilities assumed as at acquisition date (provisional)
Liquid assets	162
Due from other financial institutions	3,539
Derivative financial instruments	671
Available-for-sale assets	313
Net loans and advances[1]	4,071
Other assets	81

Total assets	8,837

Due to other financial institutions	542
Deposits and other borrowings	7,442
Derivative financial instruments	620
Payables and other liabilities	98

Total liabilities	8,702

Net fair value of assets acquired/(liabilities assumed)	135
Attributable to non-controlling interests	(7)
Net fair value of assets acquired/(liabilities assumed) attributable to owners	128
Cash consideration paid	269

Provisional value of goodwill and intangible assets[2]	141

1	Gross contractual amount receivable associated with these loans is $4,656 million. The best estimate of the contractual cashflows not expected to be received at acquisition date is $549 million.
2	Upon finalisation of fair value procedures, including recognition of intangible assets, the remaining balance will be recognised as goodwill. The goodwill paid relates to expected synergistic benefits expected to be realised through the combination of the ANZ and RBS business.

Transaction costs of $7 million are recognised in Other Operating Expenses in the Income Statement for expenses incurred in relation to facilitating the signing of the transaction and a further $37 million of acquisition costs are included in Opening Retained Earnings on adoption of the revised acquisition accounting standard pertaining to expenses incurred in 2009.

Financial Report 203

NOTES TO THE FINANCIAL STATEMENTS

51: Exchange Rates

The exchange rates used in the translation of the results and the assets and liabilities of major overseas branches and controlled entities are:

	2010		2009
	Closing	Average	Closing	Average
Chinese Yuan	6.4687	6.1242	6.0026	5.0018
Euro	0.7111	0.6632	0.6014	0.5392
Great British Pound	0.6105	0.5769	0.5486	0.4719
Indonesian Rupiah	8625.3	8279.6	8506.3	7837.9
Malaysian Ringgit	2.9850	2.9582	3.0548	2.6034
New Zealand Dollar	1.3139	1.2603	1.2188	1.2248
Papua New Guinea Kina	2.5920	2.4570	2.4154	2.0018
United States Dollar	0.9668	0.8990	0.8792	0.7319

52: Events Since the End of the Financial Year

On 27 October 2010, the Company announced the investment of an additional RMB 1.65 billion ($250 million) in Shanghai Rural Commercial Bank (SRCB) as part of a major capital raising by SRCB. This transaction will increase the Group’s ownership interest in SRCB from 19.9% to 20%.

204 ANZ Annual Report 2010

DIRECTORS’ DECLARATION

The directors of Australia and New Zealand Banking Group Limited declare that:

a)	in the directors’ opinion, the financial statements and notes of the Company and the consolidated entity have been prepared in accordance with the Corporations Act 2001, including that they:

i)	comply with applicable Australian Accounting Standards, (including the Australian Accounting Interpretations) and the Corporations Regulations 2001; and

ii)	give a true and fair view of the financial position of the Company and of the consolidated entity as at 30 September 2010 and of their performance as represented by the results of their operations and their cash flows, for the year ended on that date; and

iii)	the financial statements and notes of the Company and the consolidated entity comply with International Financial Reporting Standards as described in note 1 (A)(i).

b)	in the directors’ opinion, the remuneration disclosures that are contained on pages 16 to 45 of the Remuneration Report comply with the Corporations Act 2001; and

c)	the directors have received the declarations required by section 295A of the Corporations Act 2001; and

d)	in the directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable; and

e)	the Company and certain of its wholly owned controlled entities (listed in note 44) have executed a Deed of Cross Guarantee enabling them to take advantage of the accounting and audit relief offered by class order 98/1418 (as amended), issued by the Australian Securities and Investments Commission. The nature of the Deed of Cross Guarantee is to guarantee to each creditor payment in full of any debt in accordance with the terms of the Deed of Cross Guarantee. At the date of this declaration, there are reasonable grounds to believe that the Company and its controlled entities which executed the Deed of Cross Guarantee are able, as an economic entity, to meet any obligations or liabilities to which they are, or may become, subject by virtue of the Deed of Cross Guarantee.

Signed in accordance with a resolution of the directors.

John Morschel	Michael R P Smith
Chairman	Director

4 November 2010

Directors’ Declaration 205

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF AUSTRALIA

AND NEW ZEALAND BANKING GROUP LIMITED

REPORT ON THE FINANCIAL REPORT

We have audited the accompanying financial report of Australia and New Zealand Banking Group Limited (the Company), which comprises the balance sheets as at 30 September 2010, and income statements and statements of comprehensive income, statements of changes in equity and cash flow statements for the year ended on that date, a summary or description of significant accounting policies and other explanatory notes 1 to 52 and the directors’ declaration of the Group comprising the Company and the entities it controlled at the year’s end or from time to time during the financial year.

DIRECTORS’ RESPONSIBILITY FOR THE FINANCIAL REPORT

The directors of the Company are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Act 2001. This responsibility includes establishing and maintaining internal control relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In note 1(A)(i), the directors also state, in accordance with Australian Accounting Standard AASB 101 Presentation of Financial Statements, that the financial report, comprising the financial statements and notes, complies with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We performed the procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001 and Australian Accounting Standards (including the Australian Accounting Interpretations), a view which is consistent with our understanding of the Company’s and the Group’s financial position and of their performance.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENCE

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001.

AUDITOR’S OPINION

In our opinion:

(a)	the financial report of Australia and New Zealand Banking Group Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Company’s and the Group’s financial position as at 30 September 2010 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Regulations 2001.

(b)	the financial report also complies with International Financial Reporting Standards as disclosed in note 1(A)(i).

REPORT ON THE REMUNERATION REPORT

We have audited the Remuneration Report included in pages 21 to 45 of the directors’ report for the year ended 30 September 2010. The directors of the Company are responsible for the preparation and presentation of the remuneration report in accordance with Section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with auditing standards.

AUDITOR’S OPINION

In our opinion, the remuneration report of Australia and New Zealand Banking Group Limited for the year ended 30 September 2010, complies with Section 300A of the Corporations Act 2001.

KPMG	Michelle Hinchliffe
Melbourne, Australia	Partner

4 November 2010

206 ANZ Annual Report 2010

SECTION 4

Financial Information	208
Shareholder Information	216
Glossary of Financial Terms	220
Alphabetical Index	224

ANZ Annual Report 2010 207

FINANCIAL INFORMATION

1: Capital Adequacy

Qualifying Capital		2010 $m	2009 $m
Tier 1
Shareholders’ equity and non-controlling interests		34,155	32,429
Prudential adjustments to shareholders’ equity	Table 1	(2,840)	(2,341)

Fundamental Tier 1 capital		31,315	30,088
Non-innovative Tier 1 capital instruments		3,787	1,901
Innovative Tier 1 capital instruments		1,646	2,122

Gross Tier 1 capital		36,748	34,111

Deductions	Table 2	(10,057)	(7,492)

Tier 1 capital		26,691	26,619

Tier 2
Upper Tier 2 capital	Table 3	1,223	1,390
Subordinated notes	Table 4	6,619	9,082
Deductions	Table 2	(3,026)	(2,661)

Tier 2 capital		4,816	7,811

Total qualifying capital		31,507	34,430

Capital adequacy ratios
Core Tier 1		8.0%	9.0%
Tier 1		10.1%	10.6%
Tier 2		1.8%	3.1%
Total		11.9%	13.7%

Risk weighted assets	Table 5	264,242	252,069

208 ANZ Annual Report 2010

FINANCIAL INFORMATION (continued)

1: Capital Adequacy (continued)

	2010	2009
	$m	$m
Table 1: Prudential adjustments to shareholders’ equity
Treasury shares attributable to OnePath (formerly INGA) policyholders	358	—
Reclassification of preference share capital	(871)	(871)
Accumulated retained profits and reserves of insurance, funds management and securitisation entities and associates	(1,312)	(1,010)
Deferred fee revenue including fees deferred as part of loan yields	402	391
Hedging reserve	(11)	90
Available-for-sale reserve	(80)	41
Dividend not provided for	(1,895)	(1,403)
Accrual for Dividend Reinvestment Plans	569	421

Total	(2,840)	(2,341)

Table 2: Deductions from Tier 1 capital
Unamortised goodwill & other intangibles (excluding OnePath (formerly INGA) and ING New Zealand		(2,952)	(3,047)
Intangible component of investment in OnePath (formerly INGA) and ING New Zealand		(2,043)	—
Capitalised software		(1,127)	(849)
Capitalised expenses including loan and lease origination fees, capitalised securitisation establishment costs and costs associated with debt raisings		(655)	(602)
Applicable deferred tax assets (excluding the component relating to the general reserve for impairment of financial assets)		(235)	(325)
Mark-to market impact of own credit spread		(19)	12
Negative available-for-sale reserve		—	(20)

Sub-total		(7,031)	(4,831)
Deductions taken 50% from Tier 1 and 50% from Tier 2	Gross	50%	50%
Investment in ANZ insurance subsidiaries (excluding OnePath (formerly INGA) and ING New Zealand	(396)	(198)	(161)
Investment in ANZ funds management subsidiaries	(72)	(36)	(33)
Investment in OnePath (formerly INGA) and ING New Zealand	(1,690)	(845)	(737)
Investment in other Authorised Deposit Taking Institutions and overseas equivalents	(1,976)	(988)	(976)
Expected losses in excess of eligible provisions[1]	(1,119)	(560)	(506)
Investment in other commercial operations	(42)	(21)	(36)
Other deductions	(756)	(378)	(212)

Sub-total	(6,051)	(3,026)	(2,661)

Total		(10,057)	(7,492)

Table 3: Upper Tier 2 capital
Eligible component of post acquisition earnings and reserves in associates and joint ventures	—	269
Perpetual subordinated notes[2]	943	1,024
General reserve for impairment of financial assets net of attributable deferred tax asset[3]	280	97

Total	1,223	1,390

Table 4: Subordinated notes2

For capital adequacy calculation purposes, subordinated note issues are reduced by 20% of the original amount over the last four years to maturity and are limited to 50% of Tier 1 capital.

1	The gross deduction includes a collective provision component net of tax of $2,019 million, other eligible provisions of $1,417 million less an estimate for regulatory expected loss of $4,555 million.
2	The fair value adjustment is excluded for prudential purposes as the prudential standard only permits inclusion of cash received and makes no allowance for hedging.
3	Under Basel II, this consists of the surplus general reserve for impairment of financial assets net of tax and/or the provisions attributable to the standardised portfolio.

Financial Information 209

FINANCIAL INFORMATION (continued)

1: Capital Adequacy (continued)

	2010	2009
	$m	$m
Table 5: Risk weighted assets
On balance sheet	173,035	170,035
Commitments	39,835	37,704
Contingents	10,084	12,377
Derivatives	10,563	9,695

Total credit risk	233,517	229,811
Market risk – Traded	5,652	3,553
Market risk – IRRBB	7,690	2,465
Operational risk	17,383	16,240

Total risk weighted assets	264,242	252,069

Table 6: Credit risk weighted assets by Basel asset class
Subject to Advanced IRB approach
Corporate	101,940	116,153
Sovereign	2,720	1,408
Bank	6,135	5,592
Residential Mortgage	38,708	36,725
Qualifying revolving retail (credit cards)	7,205	6,852
Other retail	17,899	17,108

Credit risk weighted assets subject to Advanced IRB approach	174,607	183,838

Credit risk specialised lending exposures subject to slotting criteria	26,605	24,272

Subject to Standardised approach
Corporate	21,281	13,163
Residential Mortgage	567	411
Qualifying revolving retail (credit cards)	1,841	—
Other retail	1,113	381

Credit risk weighted assets subject to Standardised approach	24,802	13,955

Credit risk weighted assets relating to securitisation exposures	2,091	2,658
Credit risk weighted assets relating to equity exposures	1,577	1,914
Other assets	3,835	3,174

Total credit risk weighted assets	233,517	229,811

210 ANZ Annual Report 2010

FINANCIAL INFORMATION (continued)

1: Capital Adequacy (continued)

	Collective provision		Regulatory Expected Loss
	2010	2009	2010	2009
	$m	$m	$m	$m
Table 7: Collective provision and Regulatory Expected loss by Region
Australia	2,021	2,001	3,360	3,291
Asia Pacific, Europe & America	520	339	135	214
New Zealand	612	660	1,060	1,024

Total	3,153	3,000	4,555	4,529

	As at Sep 10	As at Sep 09	Movt
	$m	$m	%
Table 8: Expected loss in excess of eligible provisions
Basel expected loss
Defaulted	2,225	2,232	0%
Non-defaulted	2,330	2,297	1%

	4,555	4,529	1%

Less: Qualifying collective provision after tax
Collective provision	(3,153)	(3,000)	5%
Non-qualifying collective provision	234	183	28%
Standardised collective provision	399	138	large
Deferred tax asset	725	804	-10%

	(1,795)	(1,875)	-4%

Less: Qualifying individual provision after tax
Individual provision	(1,875)	(1,526)	23%
Standardised individual provision	458	66	large
Collective provision on advanced defaulted	(224)	(183)	22%

	(1,641)	(1,643)	0%

Gross deduction	1,119	1,011	11%

50/50 deduction	559	506	11%

The measurement of risk weighted assets is based on: a) a credit risk-based approach whereby risk weightings are applied to balance sheet assets and to credit converted off-balance sheet exposures. Categories of risk weights are assigned based upon the nature of the counterparty and the relative liquidity of the assets concerned; and b) the recognition of risk weighted assets attributable to market risk arising from trading and commodity positions. Trading and commodity balance sheet positions do not attract a risk weighting under the credit risk-based approach.

The Basel II Accord principles took effect from 1 January 2008. For calculation of minimum capital requirements under Pillar 1 (Capital Requirements) of the Basel II Accord, ANZ has gained accreditation from APRA for use of Advanced Internal Ratings Based (AIRB) methodology for credit risk weighted assets and Advanced Measurement Approach (AMA) for operational risk weighted asset equivalent.

Financial Information 211

FINANCIAL INFORMATION (continued)

2: Average Balance Sheet and Related Interest

Averages used in the following tables are predominantly daily averages. Interest income figures are presented on a tax-equivalent basis. Impaired loans are included under the interest earning asset category, ‘loans and advances’. Intra-group interest earning assets and interest bearing liabilities are treated as external assets and liabilities for the geographic segments.

	2010			2009
	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %
Interest earning assets

Due from other financial institutions
Australia	2,951	117	4.0	4,501	164	3.6
New Zealand	717	19	2.6	1,346	49	3.6
Asia Pacific, Europe & America	7,509	49	0.7	7,479	100	1.3

Trading and available-for-sale assets
Australia	34,994	1,522	4.3	27,831	1,243	4.5
New Zealand	6,716	329	4.9	2,973	166	5.6
Asia Pacific, Europe & America	10,897	209	1.9	7,379	258	3.5

Loans and advances
Australia	245,315	17,321	7.1	238,521	15,883	6.7
New Zealand	76,816	4,592	6.0	80,202	5,685	7.1
Asia Pacific, Europe & America	22,016	1,095	5.0	21,980	1,089	5.0

Customers’ liability for acceptances
Australia	11,997	907	7.6	14,670	915	6.2
Asia Pacific, Europe & America	370	5	1.4	425	12	2.8

Other assets
Australia	3,654	150	4.1	3,828	204	5.3
New Zealand	3,032	176	5.8	5,472	287	5.2
Asia Pacific, Europe & America	12,293	117	1.0	10,857	231	2.1

Intragroup assets
Australia	5,990	476	7.9	8,314	329	4.0
Asia Pacific, Europe & America	6,717	55	0.8	1,736	69	4.0

	451,984	27,139		437,514	26,683
Intragroup elimination	(12,707)	(531)		(10,050)	(397)

	439,277	26,608	6.1	427,464	26,286	6.1

Non-interest earning assets

Derivatives
Australia	28,580			48,062
New Zealand	7,871			12,063
Asia Pacific, Europe & America	3,049			795

Premises and equipment	2,163			1,844

Investments backing policyholder liabilities	27,081			—

Other assets	22,188			19,303

Provisions for credit impairment
Australia	(3,046)			(2,826)
New Zealand	(1,114)			(701)
Asia Pacific, Europe & America	(679)			(341)

	86,093			78,199

Total average assets	525,370			505,663

Total average assets
Australia	371,330			353,755
New Zealand	98,425			105,509
Asia Pacific, Europe & America	68,322			56,449

	538,077			515,713
Intragroup elimination	(12,707)			(10,050)

	525,370			505,663

% of total average assets attributable to overseas activities	30.5%			31.7%

212 ANZ Annual Report 2010

FINANCIAL INFORMATION (continued)

2: Average Balance Sheet and Related Interest (continued)

	2010			2009
	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %
Interest bearing liabilities

Time deposits
Australia	99,969	4,873	4.9	87,556	4,308	4.9
New Zealand	29,624	1,267	4.3	30,498	1,695	5.6
Asia Pacific, Europe & America	44,351	456	1.0	37,258	640	1.7

Savings deposits
Australia	19,458	660	3.4	18,779	577	3.1
New Zealand	2,094	41	2.0	2,305	62	2.7
Asia Pacific, Europe & America	2,947	15	0.5	640	5	0.8

Other demand deposits
Australia	62,864	2,114	3.4	63,383	1,952	3.1
New Zealand	13,839	343	2.5	16,041	568	3.5
Asia Pacific, Europe & America	3,312	15	0.5	1,860	14	0.8

Due to other financial institutions
Australia	5,399	197	3.6	5,030	171	3.4
New Zealand	1,100	27	2.5	2,439	105	4.3
Asia Pacific, Europe & America	10,087	102	1.0	10,078	155	1.5

Commercial paper
Australia	6,925	288	4.2	7,709	393	5.1
New Zealand	7,020	211	3.0	7,263	337	4.6

Borrowing corporations’ debt
Australia	1,280	80	6.3	5,663	381	6.7
New Zealand	1,101	55	5.0	1,371	91	6.6

Liability for acceptances
Australia	11,997	558	4.7	14,670	635	4.3
Asia Pacific, Europe & America	370	5	1.4	425	11	2.6

Loan capital, bonds and notes
Australia	68,445	3,514	5.1	65,343	3,221	4.9
New Zealand	14,074	657	4.7	12,668	710	5.6
Asia Pacific, Europe & America	—	—	0.0	717	44	6.2

Other liabilities[1]
Australia	3,036	241	n/a	3,875	15	n/a
New Zealand	51	5	n/a	99	265	n/a
Asia Pacific, Europe & America	57	15	n/a	31	43	n/a

Intragroup liabilities
New Zealand	12,707	531	4.2	10,050	397	4.0

	422,107	16,270		405,751	16,795
Intragroup elimination	(12,707)	(531)		(10,050)	(397)

	409,400	15,739	3.8	395,701	16,398	4.1

1	Includes foreign exchange swap costs.

Financial Information 213

FINANCIAL INFORMATION (continued)

2: Average Balance Sheet and Related Interest (continued)

	2010 Average balance $m	2009 Average balance $m
Non-interest bearing liabilities

Deposits
Australia	5,000	4,951
New Zealand	3,586	3,253
Asia Pacific, Europe & America	1,780	1,540

Derivative financial instruments
Australia	25,586	50,399
New Zealand	5,907	11,958
Asia Pacific, Europe & America	(1,830)	(3,147)
Policyholder liabilities	23,855	—
External policyholder liabilities	4,662	—

Other liabilities	14,169	11,944

	82,715	80,898

Total average liabilities	492,115	476,599

Total average liabilities
Australia	348,799	336,219
New Zealand	92,442	99,387
Asia Pacific, Europe & America	63,581	51,043

	504,822	486,649
Intragroup elimination	(12,707)	(10,050)

	492,115	476,599

% of total average assets attributable to overseas activities	29.1%	29.5%

Total average shareholders’ equity
Ordinary share capital[1]	32,385	28,193
Preference share capital	871	871

	33,256	29,064

Total average liabilities and shareholders’ equity	525,370	505,663

1	Includes reserves and retained earnings.

214 ANZ Annual Report 2010

FINANCIAL INFORMATION (continued)

3: Interest Spreads and Net Interest Average Margins

	2010	2009
	$m	$m
Net interest income
Australia	7,968	7,085
New Zealand	1,980	1,957
Asia Pacific, Europe & America	921	846

	10,869	9,888

Average interest earning assets
Australia	304,901	297,665
New Zealand	87,281	89,993
Asia Pacific, Europe & America	59,802	49,856
less intragroup elimination	(12,707)	(10,050)

	439,277	427,464

		%
Gross earnings rate[1]
Australia	6.72	6.30
New Zealand	5.86	6.87
Asia Pacific, Europe & America	2.56	3.53
Group	6.06	6.15

Interest spread and net interest average margin may be analysed as follows:
Australia
Net interest spread	2.23	2.01
Interest attributable to net non-interest bearing items	0.38	0.37

Net interest margin – Australia	2.61	2.38

New Zealand
Net interest spread	2.02	1.77
Interest attributable to net non-interest bearing items	0.25	0.41

Net interest margin – New Zealand	2.27	2.18

Asia Pacific, Europe & America
Net interest spread	1.56	1.74
Interest attributable to net non-interest bearing items	(0.02)	(0.04)

Net interest margin – Asia Pacific, Europe & America	1.54	1.70

Group
Net interest spread	2.21	2.00
Interest attributable to net non-interest bearing items	0.26	0.31

Net interest margin	2.47	2.31

1	Average interest rate received on interest earning assets. Overseas Markets includes intragroup assets.

Financial Information 215

Shareholders Information

Ordinary Shares

At 8 October 2010, the twenty largest holders of ordinary shares held 1,491,400,485 ordinary shares, equal to 58.26% of the total issued ordinary capital.

		Number of
Name		shares	%
1.	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	446,984,331	17.46
2.	J P MORGAN NOMINEES AUSTRALIA LIMITED	371,451,021	14.51
3.	NATIONAL NOMINEES LIMITED	343,611,753	13.42
4.	CITICORP NOMINEES PTY LIMITED	98,249,488	3.84
5.	COGENT NOMINEES PTY LIMITED	42,380,166	1.66
6.	JP MORGAN NOMINEES AUSTRALIA LIMITED <CASH INCOME A/C>	29,710,001	1.16
7.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <PIPOOLED A/C>	29,388,568	1.15
8.	AMP LIFE LIMITED	25,265,475	0.99
9.	CITICORP NOMINEES PTY LIMITED <CFS WSLE GEARED SHR FND A/C>	16,013,808	0.62
10.	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	13,149,540	0.51
11.	QUEENSLAND INVESTMENT CORPORATION	12,642,137	0.49

		Number of
Name		shares	%
12.	ANZEST PTY LTD <DEFERRED SHARE PLAN A/C>	9,451,047	0.37
13.	COGENT NOMINEES PTY LIMITED <SMP ACCOUNTS>	8,626,014	0.34
14.	AUSTRALIAN FOUNDATION INVESTMENT COMPANY LIMITED	6,865,377	0.27
15.	PERPETUAL TRUSTEE COMPANY LIMITED	6,790,350	0.26
16.	AUSTRALIAN REWARD INVESTMENT ALLIANCE	6,639,870	0.26
17.	UBS NOMINEES PTY LTD	6,638,326	0.26
18.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <MLCI A/C>	5,904,807	0.23
19.	ANZEST PTY LTD <ESAP SHARE PLAN A/C>	5,842,797	0.23
20.	CITICORP NOMINEES PTY LIMITED <CFSIL CFS WS AUST SHRE A/C>	5,795,609	0.23

	Total	1,491,400,485	58.26

Distribution of shareholdings

At 8 October 2010 Range of shares	Number of holders	% of holders	Number of shares	% of shares
1 to 1,000	211,496	51.33	87,379,102	3.41
1,001 to 5,000	163,252	39.62	364,005,569	14.22
5,001 to 10,000	23,998	5.82	165,287,732	6.46
10,001 to 100,000	12,832	3.12	261,495,851	10.22
Over 100,000	457	0.11	1,681,549,304	65.69

Total	412,035	100.00	2,559,717,558	100.00

At 8 October 2010:

•	there were no persons with a substantial shareholding in the Company;

•	the average size of holdings of ordinary shares was 6,212 (2009: 6,292) shares; and

•

there were 8,537 holdings (2009: 7,370 holdings) of less than a marketable parcel (less than $500 in value or 21 shares based on the market price of $24.07), which is less than 2.07% of the total holdings of ordinary shares.

Voting rights of ordinary shares

The Constitution provides for votes to be cast as follows:

i)	on show of hands, 1 vote for each shareholder; and

ii)	on a poll, 1 vote for each fully paid ordinary share.

216 ANZ Annual Report 2010

SHAREHOLDERS INFORMATION (continued)

ANZ Convertible Preference Shares (ANZ CPS)

ANZ CPS1

On 30 September 2008 ANZ issued convertible preference shares (ANZ CPS1) which were offered pursuant to a prospectus dated

4 September 2008.

At 8 October 2010, the twenty largest holders of ANZ CPS1 held 2,508,608 securities, equal to 23.20% of the total issued securities.

		Number of
Name		securities	%
1.	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	493,730	4.57
2.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <MLCI A/C>	333,865	3.09
3.	UCA CASH MANAGEMENT FUND LTD	239,791	2.22
4.	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	236,899	2.19
5.	J P MORGAN NOMINEES AUSTRALIA LIMITED	203,560	1.88
6.	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	176,005	1.63
7.	HARMAN NOMINEES PTY LTD <HARMAN FAMILY A/C>	104,794	0.97
8.	NATIONAL NOMINEES LIMITED	102,819	0.95
9.	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	91,738	0.85
10.	COGENT NOMINEES PTY LIMITED	69,468	0.64

		Number of
Name		securities	%
11.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	59,137	0.55
12.	THE AUSTRALIAN NATIONAL UNIVERSITY	57,940	0.53
13.	BALLARD BAY PTY LTD <BALLARD BAY DISCRETIONARY AC>	50,000	0.46
14.	JMB PTY LIMITED	50,000	0.46
15.	SPINETTA PTY LTD	45,000	0.42
16.	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	42,077	0.39
17.	KOLL PTY LTD	40,000	0.37
18.	UBS NOMINEES PTY LTD	38,478	0.36
19.	MUTUAL TRUST PTY LTD	38,307	0.35
20.	RJT FAMILY HOLDINGS PTY LIMITED <THE ROBERT TOPFER FAMILY A/C>	35,000	0.32

	Total	2,508,608	23.20

Distribution of ANZ CPS1 holdings

At 8 October 2010 Range of shares	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	15,571	92.76	4,610,153	42.64
1,001 to 5,000	1,072	6.39	2,279,619	21.09
5,001 to 10,000	84	0.50	686,532	6.35
10,001 to 100,000	51	0.30	1,344,357	12.43
Over 100,000	8	0.05	1,891,463	17.49

Total	16,786	100.00	10,812,124	100.00

At 8 October 2010: There was no holding (2009: 1 holding) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $102.00).

Voting rights of ANZ CPS1

An ANZ CPS1 does not entitle its holder to vote at any general meeting of ANZ except in the following circumstances:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a Redemption of the ANZ CPS1;

ii)	on a proposal that affects the rights attached to the ANZ CPS1;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a Redemption of ANZ CPS1;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a Divided remains unpaid.

On a resolution or proposal on which an ANZ CPS1 holder is entitled to vote, the ANZ CPS1 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS1 held.

Shareholder Information 217

SHAREHOLDERS INFORMATION (continued)

ANZ CPS2

On 17 December 2009 ANZ issued convertible preference shares (ANZ CPS2) which were offered pursuant to a prospectus dated 18 November 2009.

At 8 October 2010, the twenty largest holders of ANZ CPS2 held 3,594,881 securities, equal to 18.26% of the total issued securities.

		Number of
Name		securities	%
1.	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	709,215	3.60
2.	J P MORGAN NOMINEES AUSTRALIA LIMITED	614,657	3.12
3.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <MLCI A/C>	381,225	1.94
4.	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	186,710	0.95
5.	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	180,468	0.92
6.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	167,308	0.85
7.	ANZ NOMINEES LIMITED <CASH INCOME A/C>	142,882	0.73
8.	WINCHELADA PTY LIMITED	137,270	0.70
9.	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	118,369	0.60
10.	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	115,414	0.59

		Number of
Name		securities	%
11.	NATIONAL NOMINEES LIMITED	106,092	0.54
12.	JMB PTY LIMITED	100,600	0.51
13.	AVANTEOS INVESTMENTS LIMITED <SCENIC TOURS P/L INV A/C>	100,000	0.51
14.	RONI HUBAY INVESTMENTS PTY LTD <RONI HUBAY INVESTMENT A/C>	100,000	0.51
15.	M F CUSTODIANS LTD	91,100	0.46
16.	RANDAZZO C & G DEVELOPMENTS PTY LTD	78,500	0.40
17.	ABN AMRO CLEARING SYDNEY NOMINEES PTY LTD <NEXT CUSTODIAN A/C>	73,828	0.37
18.	CITICORP NOMINEES PTY LIMITED <CFSIL CFS WS ENH YIELD A/C>	68,000	0.34
19.	AVANTEOS INVESTMENTS LIMITED <AVANTEOS SUPER FUND NO 2 A/C>	63,243	0.32
20.	W MITCHELL INVESTMENTS PTY LTD <W MITCHELL SUPER FUND>	60,000	0.30

	Total	3,594,881	18.26

Distribution of ANZ CPS2 holdings

At 8 October 2010 Range of shares	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	25,973	91.57	7,808,711	39.66
1,001 to 5,000	2,088	7.36	4,681,982	23.78
5,001 to 10,000	184	0.65	1,466,796	7.45
10,001 to 100,000	106	0.38	2,769,525	14.07
Over 100,000	12	0.04	2,960,210	15.04

Total	28,363	100.00	19,687,224	100.00

At 8 October 2010: There were four holdings of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $104.70, which is less than 0.02% of the holdings of ANZ CPS2).

Voting rights of ANZ CPS2

An ANZ CPS2 does not entitle its holder to vote at any general meeting of ANZ except in the following circumstances:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a Redemption of the ANZ CPS2;

ii)	on a proposal that affects the rights attached to the ANZ CPS2;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a Redemption of ANZ CPS2;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a Divided remains unpaid.

On a resolution or proposal on which an ANZ CPS2 holder is entitled to vote, the ANZ CPS2 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS2 held.

218 ANZ Annual Report 2010

SHAREHOLDERS INFORMATION (continued)

Employee Shareholder Information

At the Annual General Meeting in January 1994, shareholders approved an aggregate limit of 7% of all classes of shares and options, which remain subject to the rules of a relevant incentive plan, being held by employees and directors. At 30 September 2010 participants held 1.27% (2009: 1.30%) of the issued shares and options of ANZ under the following incentive plans:

ANZ Employee Share Acquisition Plan;

ANZ Employee Share Save Scheme;

ANZ Share Option Plan;

ANZ Directors’ Share Plan; and

ANZ Directors’ Retirement Benefit Plan.

Stock Exchange Listings

Australia and New Zealand Banking Group Limited’s ordinary shares are listed on the Australian Securities Exchange and the New Zealand Stock Exchange.

The Group’s other stock exchange listings include:

•

Australian Securities Exchange – ANZ Convertible Preference Shares (ANZ CPS1 and CPS2) [Australia and New Zealand Banking Group Limited]; senior and subordinated debt [Australia and New Zealand Banking Group Limited];

•	Channel Islands Stock Exchange – Senior debt [ANZ Jackson Funding 2 Limited, ANZ Jackson Funding 3 Limited and ANZ Jackson Funding 4 Limited] and subordinated debt [ANZ Jackson Funding PLC];

•

London Stock Exchange – Non-cumulative mandatory convertible stapled securities (UK Stapled Securities) [Australia and New Zealand Banking Group Limited]; senior and subordinated debt [Australia and New Zealand Banking Group Limited]; and senior debt [ANZ National (Int’l) Limited];

•	Luxembourg Stock Exchange – Senior and Subordinated debt [Australia and New Zealand Banking Group Limited]; and non-cumulative Trust Securities (Euro Trust Securities) [ANZ Capital Trust III];

•	New Zealand Stock Exchange – Senior and subordinated debt and perpetual callable subordinated notes [ANZ National Bank Limited]; and

•	Swiss Stock Exchange – Senior debt [Australia and New Zealand Banking Group Limited and ANZ National (Int’l) Limited].

American Depositary Receipts

Australia and New Zealand Banking Group Limited (“ANZ”) has American Depositary Receipts (“ADRs”) representing American Depositary Shares (“ADSs”) that are traded on the over-the counter (“OTC”) securities market on the Pink Sheets electronic platform operated by Pink Sheets LLC in the United States under the ticker symbol: ANZBY and the CUSIP number: 05258304.

With effect from 23 July 2008, the ADR ratio changed from one ADS representing five ANZ ordinary shares to one ADS representing one ANZ ordinary share.

The Bank of New York Mellon Corporation (“BNY Mellon”) is the Depositary for the Company’s ADR program in the United States. Holders of the Company’s ADRs should deal directly with BNY Mellon on all matters relating to their ADR holdings, by telephone on 1-888-269-2377 (for callers within the US), 1-212-815-3700 (for callers outside the US) or by email to shareowners@bankofny.com.

US Trust Securities

In November 2003, ANZ issued 1.1 million Fixed Rate Non-cumulative Trust Securities (“US Trust Securities”) at an issue price of USD1,000 each in two tranches. The USD350 million tranche was issued through ANZ Capital Trust I and the USD750 million tranche was issued through ANZ Capital Trust II (both formed in the State of Delaware). Each US Trust Security is a stapled security comprising a preference share in ANZ and an unsecured note issued by Samson Funding Limited. Prior to a conversion event, the preference share and note components of a US Trust Security cannot be separately traded. On 15 January 2010 ANZ redeemed for cash the USD350 million tranche of US Trust Securities issued through ANZ Capital Trust I . After 15 December 2013, ANZ may redeem the USD750 million tranche of US Trust Securities issued through ANZ Capital Trust II. If ANZ fails to redeem, the remaining US Trust Securities may convert into ANZ ordinary shares at the discretion of the holder. Subject to prior redemption or conversion, the US Trust Securities will mandatorily convert into ANZ ordinary shares on 15 December 2053.

Euro Trust Securities

In December 2004, ANZ issued 500,000 Floating Rate Non-cumulative Trust Securities (“Euro Trust Securities”) at an issue price of €1,000 each through ANZ Capital Trust III (formed in the State of Delaware). Each Euro Trust Security is a stapled security comprising a preference share in ANZ and an unsecured subordinated note issued by ANZ Jackson Funding PLC. The Euro Trust Securities are listed on the Luxembourg Stock Exchange. The unsecured subordinated notes are listed on the Channel Islands Stock Exchange. Prior to a conversion event, the preference share and subordinated note components of a Euro Trust Security cannot be separately traded.

UK Stapled Securities

In June 2007, ANZ issued 9,000 non-cumulative stapled securities (“UK Stapled Securities”) at an issue price of Ł50,000 each. Each UK Stapled Security is a stapled security comprising a preference share in ANZ and an unsecured subordinated note issued by ANZ through its New York branch. The UK Trust Securities are listed on the London Stock Exchange. Prior to a conversion event, the preference share and subordinated note components of the UK Stapled Securities cannot be traded separately. The UK Stapled Securities will mandatorily convert into ANZ ordinary shares on 15 June 2012, however, the mandatory conversion is deferred for five years if the conversion conditions are not satisfied.

ANZ CPS

On 30 September 2008, ANZ issued 10,812,124 Convertible Preference Shares (“ANZ CPS1”) and on 17 December 2009, ANZ issued 19,687,224 Convertible Preference Shares (“ANZ CPS2”, together with ANZ CPS1 the “ANZCPS”) at an issue price of $100 each. ANZ CPS are floating-rate and non-cumulative and will mandatorily convert into ANZ ordinary shares on the relevant Mandatory Conversion Date. However, ANZ may elect for a third party to purchase the ANZ CPS rather than delivering the ANZ ordinary shares issued on conversion to the holder. The ANZ CPS are listed on the Australian Securities Exchange. The Mandatory Conversion Date for ANZ CPS1 is 16 June 2014 and for ANZ CPS2 is 15 December 2016 or each following quarterly dividend payment date provided that all of the mandatory conversion conditions are satisfied.

Shareholder Information 219

GLOSSARY

AAS – Australian Accounting Standards.

AASB – Australian Accounting Standards Board.

AFS – Available-for-sale assets.

AIFRS – Australian Equivalents to International Financial Reporting Standards.

Alt-A – Alternative A-paper, US mortgages underwritten with lower or alternative documentation than a full documentation mortgage loan or with higher loan to valuation ratios than mortgages guaranteed by US Government sponsored enterprises. Alt-A mortgages have a stronger risk profile than sub-prime mortgages.

APRA – Australian Prudential Regulation Authority.

Asia Pacific, Europe & America – Includes the following:

•	Retail which provides retail and small business banking services to customers in the Asia Pacific region.

•

Asia Partnerships which is a portfolio of strategic retail partnerships in Asia. This includes investments in Indonesia with P.T. Panin Bank, in the Philippines with Metrobank, in China with Bank of Tianjin and Shanghai Rural Commercial Bank, in Malaysia with AMMB Holdings Berhad and in Vietnam with Sacombank and Saigon Securities Incorporation.

•

Wealth which includes investment and insurance products and services across Asia Pacific and under the Private Bank banner assisting customers in the Asia Pacific region to manage, grow and preserve their assets.

•	Operations & Support which includes the central support functions for the division.

•	Institutional Asia Pacific, Europe & America matrix reports to the Asia Pacific, Europe & America division and is referred to in the paragraph below entitled “Institutional”.

•	Bangalore which includes operations, technology and shared services support services across all geographic regions.

During the year, ANZ acquired selected Royal Bank of Scotland Group plc businesses in Asia. The acquisition of the business in Philippines, Vietnam and Hong Kong were completed during the March 2010 half, and the acquisition of the business in Taiwan, Singapore and Indonesia during the September 2010 half. The acquisition impacts all business segments within Asia Pacific, Europe & American region.

Australia – Includes the following:

Retail

•

Retail Distribution operates the Australian branch network, Australian call centre, specialist businesses (including specialist mortgage sales staff, mortgage broking and franchisees, direct channels (Mortgage Direct and One Direct)) and distribution services.

•	Retail Products is responsible for delivering a range of products including mortgages, cards, unsecured lending, transaction banking, savings and deposits:
•	Mortgages provide housing finance to consumers in Australia for both owner occupied and investment purposes.

•	Cards and Unsecured Lending provides consumer credit cards, ePayment products, personal loans and ATM facilities in Australia.

•	Deposits provide transaction banking and savings products, such as term deposits and cash management accounts.

Commercial

•	Esanda provides motor vehicle and equipment finance and investment products.

•

Regional Commercial Banking provides a full range of banking services to personal customers and to small business and agribusiness customers in rural and regional Australia and includes the recent acquisition of loans and deposits from Landmark Financial Services.

•	Business Banking provides a full range of banking services, including risk management, to metropolitan based small to medium sized business clients with a turnover of up to A$50 million.

•	Small Business Banking Products provides a full range of banking services for metropolitan-based small businesses in Australia with unsecured loans up to A$100,000.

Institutional

•

A full range of financial services to institutional customers within Australia along the product lines of Transaction Banking, Markets and Specialised Lending. Also includes Balance Sheet Management and Relationship and Infrastructure. Refer detailed description of the Institutional business under the paragraph below entitled “Institutional”.

Wealth

•	Private Bank specialises in assisting high net worth individuals and families to manage, grow and preserve their family assets.

•	Investments and Insurance Products comprises Australia’s Financial Planning, Margin Lending, Insurance distribution and Trustees businesses in addition to ETrade, an online broking business.

•

OnePath Australia Limited “OnePath” (formerly INGA) was a joint venture between ANZ and the ING Group. ANZ owned 49% of INGA and received proportional equity accounted earnings prior to ANZ acquiring the remaining 51% interest to take full ownership. OnePath manufactures and distributes investment and insurance products and services.

Group Centre

•

Group Centre includes the Australian portion of Operations, Technology & Shared Services, Treasury, Group Human Resources, Group Strategy, Group Financial Management, Group Risk Management and Group Items.

220 ANZ Annual Report 2010

GLOSSARY (continued)

Collective provision is the provision for Credit Losses that are inherent in the portfolio but not able to be individually identified; presently unidentified impaired assets. A collective provision may only be recognised when a loss event has already occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Credit equivalent represents the calculation of on-balance sheet equivalents for market related items.

Customer Deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding collateralised loan obligation and securitisation vehicle funding.

IFRS – International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial Assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprises undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprises drawn facilities where the customer’s status is defined as impaired.

Income includes external interest income and other external operating income.

Individual provision charge is the amount of expected credit losses on those financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flow over the lives of those financial instruments.

Institutional division provides a full range of financial services to institutional customers in all geographies. Multinationals, institutions and corporates with sophisticated needs and multiple relationships are served globally. Institutional has a major presence in Australia and New Zealand and also has operations in Asia, Europe and the United States. During the year, the Institutional business has been expanded following the acquisition of selected businesses from Royal Bank of Scotland Group plc. The acquisition impacts all business segments within institutional.

•

Transaction Banking provides working capital solutions including lending and deposit products, cash transaction banking management, trade finance, international payments, clearing and custodian services principally to institutional and corporate customers.

•

Global Markets provides risk management services to corporate and institutional clients globally in relation to foreign exchange, interest rates, credit and commodities. This includes the business providing origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products globally. Markets also manages the Group’s interest rate risk position.

•

Specialised Relationship Lending provides complex financing and advisory services, structured financial products, leasing, project finance, leveraged finance and infrastructure investment products to the Group’s global client set.

•	Relationship and infrastructure includes client relationship teams for global institutional customers and corporate customers in Australia, and central support functions.

Liquid assets are cash and cash equivalent assets. Cash equivalent assets are highly liquid investments with short periods to maturity, are readily convertible to cash at ANZ’s option and are subject to an insignificant risk of changes in value.

Net advances include gross loans and advances and acceptances and capitalised brokerage/mortgage origination fees, less income yet to mature and allowance for credit impairment.

Net interest average margin is net interest income as a percentage of average interest earning assets. Non-assessable interest income is grossed up to the equivalent before tax amount for the purpose of these calculations.

Net interest spread is the average interest rate received on interest earning assets less the average interest rate paid on interest bearing liabilities. Non-assessable interest income is grossed up to the equivalent before tax amount for the purpose of these calculations.

Net non-interest bearing items, which are referred to in the analysis of interest spread and net interest average margin, includes shareholders’ equity, impairment of loans and advances, deposits not bearing interest and other liabilities not bearing interest, offset by premises and equipment and other non-interest earning assets. Non-performing loans are included within interest bearing loans, advances and bills discounted.

Net tangible assets equals share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

New Zealand – includes the following:

New Zealand comprises three customer segments, Retail, Commercial and Institutional, a Wealth segment and an operations and support area which includes Treasury funding:

Retail

•	National Bank Retail, operating under the National Bank brand in New Zealand, provides a full range of banking services to personal and business banking customers.

•	ANZ Retail, operating under the ANZ brand in New Zealand, provides a full range of banking services to personal and business banking customers.

Glossary 221

GLOSSARY (continued)

Commercial

•

Corporate & Commercial Banking incorporates the ANZBGL and ANZ National Bank brands and provides financial solutions through a relationship management model for medium-sized businesses with a turnover of up to NZ$150 million.

•	Rural Banking provides a full range of banking services to rural and agribusiness customers.

•	UDC provides motor vehicle and equipment finance, operating leases and investment products.

Institutional

•

A full range of financial services to institutional customers within New Zealand along the product lines of Transaction Banking, Markets and Specialised Lending. Also includes Relationship and infrastructure. Refer detailed description of the Institutional business under the paragraph below entitled “Institutional”.

Wealth

•	Private Banking includes the private banking operations under the ANZBGL and ANZ National Bank brands and Bonus Bonds.

•

ING New Zealand Limited (“INGNZ”) was a joint venture between ANZ and ING whereby ANZ owned 49% of INGNZ and received proportional equity accounting earnings prior to ANZ acquiring the remaining 51% interest to take full ownership. INGNZ manufactures and distributes investment and insurance products and advice.

•	Operations and Support includes the back-office processing, customer account maintenance, and central support areas including Treasury funding.

Non-core items are disclosed separately in the income statement to remove volatility from the underlying business result, and include significant items, and non-core income arising from the use of derivatives in economic hedges on fair value through profit and loss.

Operating expenses exclude the provision for impairment of loans and advances charge.

Operating income in business segments includes net interest and other operating income.

Operations, Technology & Shared Services comprises the Group’s core support units responsible for operating the Group’s global technology platforms, development and maintenance of business applications, information security, the Group’s payments back-office processing, and the provision of other essential shared services to the Group, including property, people capital operations, procurement and outsourcing.

Overseas includes the results of all operations outside Australia, except if New Zealand is separately shown.

Overseas Markets (also known as Asia Pacific, Europe & America) includes all operations outside of Australia and New Zealand.

Return on asset ratio include net intra group assets.

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

Restructured items are included in impaired assets, and comprise of facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consists of reduction of interest, principal or other payments legally due or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Revenue includes net interest income and other operating income.

Segment assets/liabilities represents total external assets/liabilities excluding deferred tax balances.

Segment result represents profit before income tax expense.

Segment revenue includes net interest income and other operating income.

Significant items are items that have a substantial impact on profit after tax, or the earnings used in the earnings per share calculation. Significant items also do not arise in the normal course of business and are infrequent in nature. Divestments are typically defined as significant items.

Sub-prime represents mortgages granted to borrowers with a poor or limited credit history. Sub-prime loans carry higher interest rates to compensate for potential losses from default.

Sub-standard assets are customers that have demonstrated some operational and financial instability, with variablility and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term.

Total advances include gross loans and advances and acceptances less income yet to mature (for both as at and average volumes). Loans and advances classified as available-for-sale are excluded from total advances.

Underlying profit represents the directors’ assessment of the profit for the ongoing business activities of the Group, and is based on guidelines published by the Australian Institute of Company Directors and the Financial Services Institute of Australasia. ANZ applies this guidance by adjusting statutory profit for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs.

222 ANZ Annual Report 2010

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Financial Report Glossary 223

ALPHABETICAL INDEX

Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets	139
Associates	178
Available-for-sale Assets	117
Average Balance Sheet and Related Interest	212
Balance Sheet	86
Bonds and Notes	128
Business Combinations	202
Capital Adequacy	208
Capital Management	136
Cash Flow Statement	87
Chairman’s Report	6
Chief Executive Officer’s Report	8
Commitments	182
Compensation of Auditors	106
Controlled Entities	177
Corporate Governance Statement	46
Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets	183
Critical Estimates and Judgements Used in Applying Accounting Policies	101
Current Income Tax Expense	107
Deposits and Other Borrowings	126
Derivative Financial Instruments	111
Directors’ Declaration	205
Directors’ Report	10
Dividends	108
Due from Other Financial Institutions	110
Earnings per Ordinary Share	109
Employee Share and Option Plans	192
Events Since the End of the Financial Year	204
Exchange Rates	204
Expenses	105
Fair Value of Financial Assets and Financial Liabilities	165
Fiduciary Activities	181
Financial Information	208
Financial Report	84
Financial Risk Management	140
Five Year Summary	82
Glossary of Financial Terms	220
Goodwill and Other Intangible Assets	124

Impaired Financial Assets	119
Income Statements	84
Income Tax Liabilities	127
Income	104
Independent Auditor’s Report	206
Interest Spreads and Net Interest Average Margins	215
Interests in Joint Venture Entities	179
Key Management Personnel Disclosures	196
Life Insurance Business	197
Liquid Assets	110
Loan Capital	129
Maturity Analysis of Assets and Liabilities	172
Net Loans and Advances	118
Non-controlling Interests	135
Notes to the Cash Flow Statements	175
Notes to the Financial Statements	90
Other Assets	125
Payables and Other Liabilities	127
Premises and Equipment	125
Provision for Credit Impairment	119
Provisions	128
Remuneration Report	15
Reserves and Retained Earnings	134
Review of Operations	65
Securitisations	180
Segment Analysis	173
Share Capital	132
Shareholder Information	216
Shares in Controlled Entities, Associates and Joint Venture Entities	122
Significant Accounting Policies	90
Statement of Changes in Equity	88
Statement of Comprehensive Income	85
Superannuation and Other Post Employment Benefit Schemes	187
Tax Assets	123
Trading Securities	110
Transactions with Other Related Parties	197

224 ANZ Annual Report 2010

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